As filed with the Securities and Exchange Commission on December 9, 2022

File No. 000-56488

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Phillip Street Middle Market Lending Fund LLC

(Exact name of registrant as specified in charter)

Delaware	92-0758632
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

200 West Street New York, New York	10282
(Address of principal executive offices)	(Zip Code)

(312) 655-4419

(Registrant’s telephone number, including area code)

with copies to:

Joshua Wechsler, Esq. Lisa Schneider, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Telephone: (212) 859-8000 Facsimile: (212) 859-4000	Thomas J. Friedmann, Esq. William Bielefeld, Esq. Dechert LLP One International Place 40th Floor 100 Oliver Street Boston, MA 02110 Telephone: (617) 728-7100 Facsimile: (617) 426-6567	Margery K. Neale, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 728-8000 Facsimile: (212) 728-8111

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Limited Liability Company Common Units

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

EXPLANATORY NOTE

Phillip Street Middle Market Lending Fund LLC is filing this registration statement on Form 10 (this “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with its election to be regulated as a business development company (a “BDC”), under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and to provide current information to the investment community while conducting a private offering of securities. In this Registration Statement, the “Company,” “we,” “us,” and “our” refer to Phillip Street Middle Market Lending Fund LLC and “Investment Adviser” refers to Goldman Sachs Asset Management, L.P. (“GSAM”), unless otherwise specified. “Group Inc.” refers to Goldman Sachs Group, Inc. Group Inc., together with Goldman Sachs & Co. LLC, Goldman Sachs International, the Investment Adviser and their respective subsidiaries and affiliates, are referred to collectively herein as “Goldman Sachs.”

Goldman Sachs advises clients in all markets and transactions and purchases, sells, holds and recommends a broad array of investments for its own accounts and for the accounts of clients and of its personnel, through client accounts and the relationships and products it sponsors, manages and advises (such Goldman Sachs or other client accounts (including the Company, Goldman Sachs BDC, Inc., a publicly traded BDC (“GS BDC”), Goldman Sachs Private Middle Market Credit LLC (“PMMC”), a private BDC that commenced operations in the third quarter of 2016, Goldman Sachs Private Middle Market Credit II LLC, a private BDC that commenced operations in the second quarter of 2019 (“PMMC II”), and Goldman Sachs Middle Market Lending Corp. II (“MMLC II”), a private BDC that commenced operations in the fourth quarter of 2021), relationships and products sponsored, managed or advised by the Investment Adviser, collectively, the “Accounts”). The Investment Adviser, through the Private Credit Group of GSAM (the “GSAM Private Credit Group”), manages certain Accounts, including the Company, GS BDC, PMMC, PMMC II and MMLC II, and may manage one or more additional BDCs or other Accounts. The Investment Adviser through the GSAM Private Credit Group may in the future establish additional Accounts, which will pursue strategies similar to ours.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012. As a result, we are eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act of 2002. See “Item 1. Business—Compliance with the JOBS Act.”

Once this Registration Statement is effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Upon effectiveness of this Registration Statement, we will also be subject to the proxy rules in Section 14 of the Exchange Act, and we and our directors, officers and principal unitholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. The U.S. Securities and Exchange Commission (the “SEC”) maintains an Internet Website (http://www.sec.gov) that contains the reports mentioned in this section.

Concurrent with the initial filing of this Registration Statement, we filed an election to be regulated as a BDC under the Investment Company Act and are subject to the Investment Company Act requirements applicable to BDCs. In addition, we intend to elect to be treated, and expect to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Investing in our securities involves a high degree of risk, including the following:

•	The Company’s Units are not currently listed on an exchange, and it is unlikely whether a secondary market will develop;

•	Repurchases of Units by the Company, if any, are expected to be very limited;

•

Investment in the Company is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Company;

•

We intend to invest primarily in privately held companies for which very little public information exists. Such companies are also generally more vulnerable to economic downturns than publicly held companies and may experience substantial variations in operating results;

•	The privately held companies and below-investment-grade securities (“junk” bonds) in which we will invest will be difficult to value and are illiquid;

•

Our distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to us for investment. Any capital returned to Unitholders through distributions will be distributed after payment of fees and expenses; and

•	We have elected to be regulated as a BDC under the 1940 Act, which imposes numerous restrictions on our activities, including restrictions on leverage and on the nature of our investments.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue” or “believe” or the negatives of or other variations on, these terms or comparable terminology. Statements that contain these words should be read carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. The forward-looking statements include information in this Registration Statement regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our Portfolio Companies (as defined below). There may be events in the future, however, that we are not able to predict accurately or control.

The factors listed under “Item 1A. Risk Factors,” along with other cautionary language in this Registration Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in the forward-looking statements contained in this Registration Statement. The occurrence of the events described in these risk factors and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made in this Registration Statement speaks only as of its date. Factors or events that could cause actual results to differ from forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any additional disclosures that we may make directly to them or through reports that we in the future may file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Under Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to the forward-looking statements made in this Registration Statement or in reports we file under the Exchange Act, because we are an investment company.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements in this Registration Statement:

•	our future operating results:

•	the impact of the coronavirus (“COVID-19”) pandemic or any future pandemic or epidemic on our business and our Portfolio Companies, including our and their ability to access capital and liquidity;

•

changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, including the effect of the COVID-19 pandemic or any future pandemic or epidemic;

•	uncertainty surrounding the financial and political stability of the United States, the United Kingdom, the European Union and China, and the war between Russia and Ukraine;

•	our business prospects and the prospects of our prospective Portfolio Companies;

•	the impact of investments that we expect to make;

•	the impact of increased competition;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our prospective Portfolio Companies to achieve their objectives;

•	the relative and absolute performance of the Investment Adviser;

•	the use of borrowed money to finance a portion of our investments;

•	our ability to make distributions;

•	the adequacy of our cash resources and working capital;

•	changes in interest rates, including the decommissioning of London InterBank Offered Rate (“LIBOR”);

•	the timing of cash flows, if any, from the operations of our prospective Portfolio Companies;

•	the impact of future acquisitions and divestitures;

•	the effect of changes in tax laws and regulations and interpretations thereof;

•	our ability to maintain our status as a BDC and qualify and maintain our status as a RIC;

•	actual and potential conflicts of interest with the Investment Adviser and its affiliates;

•	the ability of the Investment Adviser to attract and retain highly talented professionals;

•	the impact on our business from new or amended legislation or regulations;

•	the availability of credit and/or our ability to access the equity and capital markets;

•	currency fluctuations, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	the impact of inflation on our prospective Portfolio Companies;

•	the effect of global climate change on our prospective Portfolio Companies;

•	the impact of interruptions in the supply chain on our prospective Portfolio Companies; and

•	the increased public scrutiny of and regulation related to corporate social responsibility.

ITEM 1.	BUSINESS.

(a) General Development of Business

We were formed as a Delaware limited liability company on July 13, 2022. We are conducting a private offering of common units of our limited liability company interests (the “Units”) to investors in reliance on one or more exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), including Section 4(a)(2) of the Securities Act and Regulation D and Regulation S under the Securities Act. An affiliate of the Investment Adviser made an initial capital contribution to us and was our initial member (the “Initial Member”). On October 31, 2022 (the “Initial Drawdown Date”), we called investor capital and, upon receipt of investor funds, we issued 1.5 million Units. The Company currently has accepted total commitments of $750 million and has issued 1.5 million Units in private placements for an aggregate purchase price of $30.0 million.

From the Initial Drawdown Date through November 30, 2022, we called $30.0 million of capital and made two secured, first-lien debt investments, totaling approximately $20.0 million, in the aggregate, at cost.

We have filed an election to be regulated as a BDC under the Investment Company Act. We also intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, for U.S. federal income tax purposes. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Business—Description of Business—Regulation as a Business Development Company” and “Item 1(c). Business—Certain U.S. Federal Income Tax Considerations.”

(b) Financial Information about Industry Segments

Our operations comprise only a single reportable segment. See “Item 2. Financial Information.”

(c) Description of Business

The Company – Phillip Street Middle Market Lending Fund LLC

We will seek to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche, including last-out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. See “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The securities in which we invest will generally not be rated by any rating agency, and if they were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service and lower than “BBB-” by Fitch Ratings or Standard & Poor’s Ratings Services (“S&P”)). These securities, which may be referred to as “junk bonds,” “high yield bonds” or “leveraged loans,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

“Unitranche” loans are first lien loans that extend deeper in a borrower’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority between different lenders in such loan. In a number of instances, we may find another lender to provide the “first-out” portion of a unitranche loan while we retain the “last-out” portion of such loan, in which case, the “first-out” portion of the loan would generally receive priority with respect to the payment of principal, interest and any other amounts due thereunder as compared to the “last-out” portion that we would continue to hold. In exchange for taking greater risk of loss, the “last-out” portion generally earns a higher interest rate than the “first-out” portion of the loan. The term “mezzanine” refers to debt that ranks senior in right of payment only to a borrower’s equity securities and ranks junior in right of payment to all of such borrower’s other indebtedness. We may make multiple investments in the same portfolio company (each, a “Portfolio Company”).

In addition, we may also originate or invest in “covenant-lite” loans, which are loans with fewer financial maintenance covenants than other obligations, or no financial maintenance covenants. Such covenant-lite loans may not include terms that allow the lender to monitor the performance of the borrower or to declare a default if certain criteria are breached. These flexible covenants (or the absence of covenants) could permit borrowers to experience a significant downturn in their results of operations without triggering any default that would permit holders of their debt (such as us) to accelerate indebtedness or negotiate terms and pricing. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants. Therefore, our Investments may result in an above-average amount of risk and volatility or loss of principal. We also may invest in other assets, including cash equivalents, U.S. government securities and other short-term investments, as described above. These investments entail additional risks that could adversely affect our investment returns.

We expect to invest, under normal circumstances, at least 90% of our net assets (plus any borrowings for investment purposes) in private middle-market credit obligations and related instruments. We define “credit obligations and related instruments” for this purpose as any fixed-income instrument, including loans to, and bonds and preferred stock of, Portfolio Companies and other instruments that provide exposure to such fixed-income instruments. “Middle market” is used to refer to companies with between $5 million and $200 million of annual earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”), adjusted for certain one-time and non-recurring expenses that are outside the ordinary operations of these companies, along with companies that we determine, based on other metrics, including recurring revenue or tower cash flow, are middle market companies. Following such time that the aggregate amount of capital contributions to us made by Unitholders equals or exceeds $450 million, but subject to market conditions and the availability of suitable investment opportunities, we generally expect to target allocations among private middle-market credit obligations and related instruments in the following ratios: (i) 45% to companies with between $5 million and $25 million of EBITDA and (ii) 55% to companies with between $25 million and $75 million of EBITDA, in each case adjusted for certain one-time and non-recurring expenses that are outside the ordinary operations of these companies. Notwithstanding the foregoing, we may invest on an opportunistic basis in credit obligations of private middle-market companies with EBITDA outside of the foregoing ranges, including credit obligations of companies that we believe are middle market companies based on metrics such as recurring revenue and tower cash flow, as opposed to EBITDA. In addition, as a result of fluctuations in the asset value of one asset relative to another asset, private middle-market credit obligations and related instruments may not reflect the foregoing targets or may represent less than 90% of our net assets (plus any borrowings for investment purposes) at any time. However, we may not invest, under normal circumstances, more than 20% of our net assets (plus any borrowings for investment purposes) in securities and other instruments that are not private middle-market credit obligations. In addition, we will be subject to the investment guidelines (as defined and described in “—Investment Criteria—Compliance with Investment Guidelines” below).

We expect to invest in middle-market companies domiciled in the United States. We may from time to time invest opportunistically in large U.S. companies, stressed or distressed debt, structured products, private equity or other opportunities, subject to the investment guidelines and the limits imposed by the Investment Company Act, as disclosed in “—Investment Criteria—Compliance with Investment Guidelines” below, and “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments.”

We will invest in U.S. middle-market companies, predominantly through direct origination. We may also invest in newly issued debt securities that are sold by issuers with an original issue discount (“OID”) to par value that is generally in the range of 1% to 3%. The discounts will be accreted over the life of the securities, as required under U.S. generally accepted accounting principles (“GAAP”). Loan origination fees, OID and market discount or premium are capitalized, and we accrete or amortize such amounts into income over the life of the loan. We record contractual prepayment premiums on loans and debt securities as interest income.

While we expect our investment program to focus primarily on debt investments, our Investments may include equity or equity features, such as a direct investment in the equity or convertible securities of a Portfolio Company or warrants or options to buy a minority interest in a Portfolio Company. Any warrants we may receive with debt securities will generally require only a nominal cost to exercise, so as a Portfolio Company appreciates in value, we may achieve additional investment return from these equity investments. We may structure the warrants to provide provisions protecting our rights as a minority-interest holder, as well as puts, or rights to sell such securities back to the Portfolio Company, upon the occurrence of specified events. In many cases, we may also obtain registration rights in connection with these equity investments, which may include demand and “piggyback” registration rights (which would allow us to have equity securities from an Investment in a Portfolio Company registered for public offering in connection with a planned registration of such equity securities by the Portfolio Company).

We do not currently intend to invest more than 15% of our net assets in entities that rely on the exclusions from the definition of an “investment company” in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act, although we may exceed that level from time to time. However, to the extent we invest in such entities, we undertake to comply with any applicable disclosure requirements related to the fees and expenses indirectly incurred by us as a result of such investments.

Each investment held by us is referred to herein as an “Investment” and collectively as the “Investments.”

The particular strategies that the Investment Adviser will utilize will depend on the specific opportunities that arise during the life of the Company. While it is currently expected that we will target investments in or related to middle-market companies in the United States, subject to investment guidelines, the Investment Adviser will have the flexibility to choose opportunities and strategies as events dictate, and will not be bound by any concentration limits or diversification guidelines relating to asset type, investment or geographic sector or strategy, other than those required under Subchapter M of the Code.

There can be no assurance that our investment objective will be achieved or that the investment strategies employed by the Investment Adviser will be successful.

Because we are a BDC and intend to qualify as a RIC under the Code, our portfolio will be subject to diversification and other requirements. See “Item 1(c). Business—Description of Business—Certain U.S. Federal Income Tax Considerations” below.

Generally, a BDC is permitted to issue multiple classes of indebtedness and one class of equity securities senior to its common shares if its asset coverage, as defined in the Investment Company Act, would equal at least 200% immediately after such issuance; however, legislation enacted in March 2018 has modified the Investment Company Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. The Initial Member and our Board of Directors each approved a proposal that permits us to reduce our asset coverage ratio to 150%. As a result, we are currently subject to an asset coverage ratio of 150%, which represents an approximately 2:1 debt-to-equity ratio. This means that, generally, we can borrow up to $2 for every $1 of investor equity. In addition, except in limited circumstances, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit any distribution to holders of our units (“Unitholders”) or the repurchase of the Units unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of its total assets for temporary purposes without regard to asset coverage. A loan is presumed to be made for temporary purposes if it is repaid within 60 days and is not extended or renewed; otherwise it is presumed to not be for temporary purposes. For a discussion of the risks associated with leverage, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.”

We expect from time to time to borrow funds or otherwise incur leverage for a variety of purposes, subject to the limitations of the Investment Company Act, including to bridge funding for Investments in advance of drawdowns, as part of our investment program, to meet other short-term liquidity needs, including to pay the Management Fee (as defined below). See “Item 2. Financial Information—Leverage.” Sources of leverage may include the issuance of senior securities, including preferred Units (the “Preferred Units”), and other credit facilities (secured by Investments). We will enter into a credit facility secured by Undrawn Commitments (as defined below) only with the prior approval of a majority-in-interest of the Common Unitholders (as defined in the LLC Agreement). Leverage may be incurred by us or by our subsidiaries.

If we form or acquire a wholly owned subsidiary through which we make any investments, we expect such subsidiary would be organized as a corporation or limited liability company, and would not be registered under the Investment Company Act. Such subsidiaries may be formed to enable us to obtain favorable RIC tax treatment with regard to the investments they hold or to obtain financing on favorable terms due to their bankruptcy-remote characteristics. Our board of directors (the “Board of Directors” or the “Board”) has oversight responsibility for our investment activities, including our investment in any subsidiary, and our role as sole stockholder of any subsidiary. To the extent applicable to the investment activities of a subsidiary, the subsidiary would follow the same compliance policies and procedures that we follow. We would “look through” any such subsidiary to determine compliance with our investment policies, and would generally expect to consolidate any such wholly owned subsidiary for purposes of our financial statements and compliance with the Investment Company Act. Furthermore, we intend to comply with the current requirements under the Code and Treasury Regulations (defined below) for income derived from our investment in the subsidiary to be treated as “qualifying income” from which a RIC must derive at least 90% of its annual gross income. See “Item 1(c). Business—Description of Business—Regulation as a Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Considerations.”

For a further description of the Company’s ability to borrow, please see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital. These constraints may hinder our Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.”

The Investment Adviser

GSAM serves as our Investment Adviser. GSAM has been registered as an investment adviser with the SEC since 1990 and is an indirect, wholly owned subsidiary of Group Inc., a bank holding company and an affiliate of Goldman Sachs & Co. LLC. Founded in 1869, Group Inc. is a publicly held financial holding company and a leading global investment banking, securities and investment management firm. Goldman Sachs & Co. LLC, a wholly owned subsidiary of Group Inc., acts as placement agent for us in connection with the offering of our Units (the “Placement Agent”). See “Item 1(c). Business—Description of Business—The Private Offering—Placement Agent.”

Subject to the supervision of the Board of Directors, the Investment Adviser will provide day-to-day advice regarding our portfolio transactions and will be responsible for our business affairs and other administrative matters.

As a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Adviser is required to file a Form ADV with the SEC. Form ADV contains information about assets under management, types of fee arrangements, types of investments, potential conflicts of interest and other relevant information regarding the Investment Adviser. A copy of Part 1 and Part 2A of the Investment Adviser’s Form ADV is available on the SEC’s website (www.adviserinfo.sec.gov).

Goldman Sachs Asset Management

GSAM is an indirect, wholly owned subsidiary of Group Inc., and an affiliate of Goldman Sachs & Co. LLC. Group Inc. is a leading global financial institution that provides a broad range of financial services to a substantial and diversified client base, including companies and high net worth individuals, among others. The firm is headquartered in New York, and maintains offices across the United States and in all major financial centers around the world. Goldman Sachs, with approximately $2.5 trillion in firmwide assets under supervision as of June 30, 2022, provides investment management services to a diverse set of clients worldwide, including private institutions, public entities and individuals.

GSAM Private Credit

The GSAM Private Credit team is dedicated to the direct origination investment strategy of the Company and other Accounts that share a similar investment strategy with us. GSAM Private Credit is comprised of approximately 185 investment professionals across 14 cities and four continents as of June 2022. Within GSAM Private Credit, approximately 87 private credit investment professionals across six offices in the Americas led by Alex Chi and David Miller, our Co-CEOs and Co-Presidents, oversee and lead our day-to-day portfolio management. The GSAM Private Credit team is responsible for identifying investment opportunities, conducting research and due diligence on prospective investments, and negotiating, structuring, monitoring, and servicing our Investments. In addition, the Investment Adviser and Goldman Sachs have risk management, legal, accounting, tax, information technology and compliance personnel, among other personnel, who provide services to us. We benefit from the expertise provided by this personnel in our operations.

The GSAM Private Credit team utilizes a bottom-up, fundamental research approach to lending. The managing directors of this team had an average industry experience of over 19 years coupled with an average tenure at Goldman Sachs of over 11 years as of June 30, 2022.

Investment Criteria

Following such time that the aggregate amount of capital contributions to us made by Unitholders equals or exceeds $450 million, but subject to market conditions and the availability of suitable investment opportunities, in making commitments to Investments, the Investment Adviser will use commercially reasonable efforts to cause the Company to comply with the following guidelines, at the time the relevant Investment is made and to the actual knowledge of the Investment Adviser, and on the bases set out under “—Compliance with Investment Guidelines” below:

We will seek to allocate our Total Commitments (as defined below) among Investments as follows:

•	First lien debt, stretch senior debt and/or Unitranche debt: at least 70%

•	Second lien debt and/or mezzanine debt: no more than 30%

•	Equity and/or payment-in-kind (“PIK”): no more than 10%

Classification of each Investment within the foregoing categories will be determined by the Investment Adviser in its sole discretion based on the relevant Investment’s offering materials and, if so determined by the Investment Adviser in its sole discretion, on other information regarding the Investment that is made available to the Investment Adviser:

•

We will seek to commit to invest in at least 60 Portfolio Companies; provided that, if market conditions reasonably permit, the Investment Adviser will use commercially reasonable efforts to invest in at least 70 Portfolio Companies prior to the expiration of the Commitment Period.

•	We will seek to commit no more than 20% of Total Commitments to a single industry.

•

We will seek to commit no more than (i) 3% of Total Commitments to an initial investment in any one Investment and (ii) 5% of Total Commitments to any one Investment on a cumulative basis (including, for the avoidance of doubt, any Additional Investments (as defined below) in such Investment).

•	We will seek to commit no more than 10% of Total Commitments to investments in Portfolio Companies located outside of the United States.

For purposes of determining compliance with the foregoing, a Portfolio Company will be deemed to be located in the jurisdiction where it is legally domiciled, where it is headquartered, or where the majority of its operations are located, in each case as determined by the Investment Adviser in its sole discretion.

•

Subject to the limitations of the Investment Company Act, we will target Company-level leverage equal to 100% to 130% of our NAV; provided that the amount of Company-level leverage employed by us may be higher or lower than such targets.

For purposes of the foregoing investment guidelines, “Total Commitments” shall mean, at any time, the sum of the aggregate Commitments of all Unitholders.

Compliance with Investment Guidelines

Each of the foregoing investment guidelines will be calculated solely at the time of our initial acquisition of an Investment based on information with respect to Investments provided to the Investment Adviser (which may or may not be current) and, as applicable, on the basis of cost, and calculated at the prevailing currency exchange rate at the time the Investment is made. No violation of any of the foregoing guidelines shall be deemed to have occurred as a result of any changes subsequent to the time an initial Investment is made, including, without limitation, the performance of such Investment or any changes in its value subsequent to the date of initial investment.

In making a determination as to whether a proposed investment would be in compliance with the foregoing investment guidelines, the Investment Adviser shall use its good faith judgment based on actual knowledge gained through standard due diligence procedures, and the Investment Adviser shall not be required to make any additional inquiry or perform additional due diligence in order to comply with such guidelines.

Our compliance with the above investment guidelines may not be achieved over the life or during any particular period, because of (i) the lack of appropriate applicable investment opportunities, (ii) changes in the duration of, including an early termination of, a Commitment Period, (iii) changes in the amount and/or timing of offerings by Portfolio Companies, or (iv) other reasons.

After the first date on which the Company accepts subscriptions for Units, other than from the Initial Member (such date, the “Initial Closing Date”), if the Investment Adviser becomes aware of a breach of any of the foregoing investment guidelines, the Investment Adviser will use commercially reasonable efforts to mitigate such breach promptly (including, potentially, by using commercially reasonable efforts to restructure the relevant Investment, dispose of the Company’s interest in such Investment to a third-party, or exclude the Company from participating in the relevant Investment). For the avoidance of doubt, in no event will the Investment Adviser have any obligation to acquire any Investment or interest therein. Disposition of any such Investment by us may be difficult and may only be possible for a price materially below the cost of such Investment and/or the Investment Adviser’s estimate of its current value and/or potential future realization value.

Compliance with the above investment guidelines will restrict the universe of investments available to us and may prevent the Investment Adviser from making certain Investments that the Investment Adviser would otherwise have made for us. For example, in order to comply with the investment guidelines, the Investment Adviser may determine not to allocate our assets to an Investment that the Investment Adviser believes would be appropriate for us. Furthermore, any measure to comply with the investment guidelines could result in different performance of the Company (in potentially material and negative respects) relative to that which would have been achieved had the Investment Adviser not been subject to the investment guidelines.

The Investment Adviser will make determinations with respect to the matters set forth in “—Investment Criteria” in good faith, and such determinations shall be conclusive and binding upon the Unitholders. Any or all of the above guidelines and targets may be amended or waived in writing by a majority-in-interest of the Unitholders.

The Investment Adviser will determine, in its sole discretion, those opportunities that will be presented to us as prospective Investments. The Investment Adviser gives no warranty as to our performance or profitability or any Investment, and no guarantee that any investment objectives, expectations or targets with respect to us or prospective or actual Investments will be achieved.

The Investment Adviser will ensure that we do not knowingly invest in (as determined in good faith and to the Investment Adviser’s actual knowledge based upon reasonably available information at the time such investment is made):

(a)	issuers that derive 50% or more of revenue from the manufacture or the production of tobacco products (a “Tobacco Producer”);

(b)

instruments issued by or guaranteed by a Tobacco Producer and/or entities classified as being in the tobacco industry according to the Global Industry Classification Standard (GICS) – GICS code 302030 and/or Bloomberg BICS Tobacco Industry Sub-Sector; and

(c)

entities that have any known revenue resulting from the manufacture or production of controversial weapons or, to the knowledge of the Investment Adviser, are involved in the use, stockpiling, acquisition, manufacture or production with a company directly involved in the manufacture or production of controversial weapons. For the purpose of this clause, controversial weapons include:

(i)	cluster bombs (including the production of cluster bombs and munitions, or the essential components of these products);

(ii)	chemical and biological weapons (including the production of chemical and biological weapons, or the essential components of these products);

(iii)	landmines (including the production of anti-personnel landmines, anti-vehicle landmines, or the essential components of these products);

(iv)	depleted uranium weapons (including the production of depleted uranium weapons and armor);

(v)	blinding laser weapons (including the production of weapons utilizing laser technology intended to cause permanent blindness);

(vi)	non-detectable fragments (including the production of weapons that use non-detectable fragments to inflict injury); or

(vii)	incendiary weapons (white phosphorus) (including the production of weapons using white phosphorus) (the investments included in clauses (a), (b) and (c) above, “Restricted Investments”).

Notwithstanding the foregoing, such restrictions shall:

(a)

not apply to passive or incidental investments in any Restricted Investments, which would include a passive investment such as the acquisition of a business that would be a Restricted Investment by an existing Portfolio Company or an incidental investment that would include an investment in a company where a guarantor subsidiary is a Tobacco Producer, but, when considered together with its guarantors on a consolidated basis, the issuer of the securities is not a Restricted Investment; and

(b)

not preclude continued participation in an investment (or commitment in respect thereof) that becomes a Restricted Investment after the date of such investment, provided that we shall not be permitted to engage in follow-on investments in such Restricted Investment (provided, that for the avoidance of doubt, a follow-on investment for purposes of this paragraph shall not include a payment obligation of the Company pursuant to a delayed draw term loan, revolving credit facility or similar contractual agreement where we do not have discretion to refuse to fund a subsequent payment to the Portfolio Company so long as the conditions of the agreement are satisfied (a “delayed draw obligation”)).

If we or the Investment Adviser become aware that we have acquired a Restricted Investment, then we will promptly notify the Unitholders and discuss with Unitholders whether it is practicable to dispose of the asset.

Notwithstanding anything stated or implied to the contrary herein or in the Investment Advisory Agreement, we will not take any action or refrain from taking any action in connection with the LLC Agreement or the Investment Advisory Agreement or any transaction that we reasonably believe could result in non-compliance with, or result in penalties under the laws of the United States, including U.S. laws restricting participation in or compliance with certain foreign boycotts or that we reasonably believe could result in placing us, the Investment Adviser or any of our or its respective affiliates in a position of non-compliance with such laws.

Allocation of Investment Opportunities

Our investment objectives and investment strategies are similar to those of other Accounts, and an investment opportunity appropriate for us may also be appropriate for such other Accounts (which may include proprietary accounts of Goldman Sachs). This creates potential conflicts in allocating investment opportunities among us and such other Accounts, particularly in circumstances where the availability of such investment opportunities is limited, where the liquidity of such investment opportunities is limited or where co-investments by us and such other Accounts are not permitted under applicable law.

To address these and other potential conflicts, a selection of which are outlined below, the Investment Adviser has developed allocation policies and procedures that provide that personnel of the Investment Adviser making portfolio decisions for Accounts will make purchase and sale decisions and allocate investment opportunities among Accounts consistent with its fiduciary obligations. To the extent permitted by applicable law, these policies and procedures may result in the pro rata allocation of limited opportunities across eligible Accounts managed by a particular portfolio management team, but in many other cases, the allocations may reflect numerous other factors as described below. There will be cases where certain Accounts receive an allocation of an investment opportunity when we do not, and vice versa.

In some cases, due to information barriers that may be in place, other Accounts may compete with us for specific investment opportunities without being aware that we are competing against each other. Goldman Sachs has a conflicts system in place, in addition to these information barriers to identify potential conflicts early in the process and determine if an allocation decision needs to be made. If the conflicts system detects a potential conflict with respect to a particular investment opportunity, such investment opportunity will be assessed to determine whether it must be allocated to, or prohibited from being allocated to, a particular Account.

Personnel of the Investment Adviser involved in decision-making for Accounts may make allocation-related decisions in accordance with the Investment Adviser’s allocation policies and procedures for us and for other Accounts by reference to one or more factors, including but not limited to: the strategy, objectives, guidelines and restrictions (including legal and regulatory restrictions) of potentially in-scope Accounts, as well as those Accounts’ current portfolios and investment horizons; strategic fit and other portfolio management considerations, including different desired levels of investment for different strategies; the expected future capacity of the potentially in-scope Accounts; cash and liquidity considerations; and the availability of other appropriate investment opportunities. The Investment Adviser may also consider reputational matters and other factors. The application of these considerations may cause differences in the portfolios and performance of different Accounts that have similar strategies. In addition, in some cases the Investment Adviser may make investment recommendations to Accounts where the Accounts make the investment independently of the Investment Adviser, which may result in a reduction in the availability of the investment opportunity for other Accounts (including us), irrespective of the Investment Adviser’s policies regarding allocation of investments. Additional information about the Investment Adviser’s allocation policies is set forth in Item 6 (“Performance-Based Fees and Side-by-Side Management—Side-By-Side Management of Advisory Accounts; Allocation of Opportunities”) of the Investment Adviser’s Form ADV.

The Investment Adviser, including the GSAM Private Credit team, may develop and implement new trading strategies or seek to participate in new investment opportunities and strategies. These opportunities and strategies may not be employed in all Accounts even if the opportunity or strategy is consistent with the objectives of such Accounts.

During periods of unusual market conditions, the Investment Adviser may deviate from its normal trade allocation practices. For example, this may occur with respect to the management of unlevered and/or long-only Accounts that are typically managed on a side-by-side basis with levered and/or long-short Accounts.

We may or may not receive opportunities referred by Goldman Sachs businesses and affiliates, but in no event do we have any rights with respect to such opportunities. Subject to applicable law, including the Investment Company Act, such opportunities or any portion thereof may be offered to other Accounts, Goldman Sachs, certain of our investors, or such other persons or entities as determined by Goldman Sachs in its sole discretion. We will have no rights and will not receive any compensation related to such opportunities. Certain of such opportunities may be referred to us by employees or other personnel of Goldman Sachs, or by third parties. If we invest in any such opportunities, Goldman Sachs may be entitled, to the extent permitted by applicable law, including the limitations set forth in Section 57(k) of the Investment Company Act, to receive compensation from us or from the borrowers in connection with such Investments. Any compensation we pay in connection with such referrals will be an operating expense and will accordingly be borne by us (and will not serve to offset any Management Fee (as defined below) or Incentive Fee (as defined below) payable to the Investment Adviser).

In connection with certain of our Investments, the Investment Adviser may determine that the appropriate amount to allocate to us and other Accounts may be less than the full amount of the investment opportunity, due to considerations related to, among other things, diversification, portfolio management, leverage management, investment profile, risk tolerance or other exposure guidelines or limitations, cash flow or other considerations. In such situations, “excess amounts” that can be allocated may be offered to other persons or entities. Subject to applicable law, such opportunities may be structured as an investment alongside us or as a purchase of a portion of the investment from us (through a syndication, participation or otherwise).

In all cases, subject to applicable law, the Investment Adviser has broad discretion in determining to whom and in what relative amounts to offer such opportunities, and factors the Investment Adviser may take into account, in its sole discretion, include whether such potential recipient is able to assist or provide a benefit to us in connection with the potential transaction or otherwise, whether the Investment Adviser believes the potential recipient is able to execute a transaction quickly, whether the potential recipient is expected to provide expertise or other advantages in connection with a particular Investment, whether the Investment Adviser is aware of such potential recipient’s expertise or interest in these types of opportunities generally or in a subset of such opportunities or, the potential recipient’s target investment sizing. Recipients of these opportunities may, in accordance with applicable law, include one or more of our investors, one or more investors in other funds managed by GSAM Private Credit, clients or potential clients of Goldman Sachs, or funds or Accounts established for any such persons. These opportunities may give rise to potential conflicts of interest. These opportunities will be offered to the recipients thereof on such terms as the Investment Adviser determines in its sole discretion, subject to applicable law, including on a no-fee basis or at prices higher or lower than those paid by us. As a result of these and other reasons, returns with respect to an opportunity may exceed investors’ returns with respect to our Investment in the same opportunity.

Transactions with affiliates. We are prohibited under the Investment Company Act from participating in certain transactions with our affiliates without the prior approval of our Independent Directors (as defined under Item 5 herein) and, in some cases, of the SEC. Any person that owns, directly or indirectly, five percent or more of our outstanding voting securities will be an affiliate of the Company for purposes of the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into certain “joint” transactions (which could include investments in the same Portfolio Company) with such affiliates, absent the prior approval of the Independent Directors. The Investment Adviser and its affiliates, including persons that control, or are under common control with, the Company or the Investment Adviser, are also considered to be our affiliates under the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into “joint” transactions with, such affiliates without exemptive relief from the SEC.

Co-Investments Alongside Goldman Sachs and Other Accounts, and the Relief. Subject to applicable law, we may invest alongside Goldman Sachs and other Accounts. In certain circumstances, we and such other Accounts (which may include proprietary accounts of Goldman Sachs) can make negotiated co-investments pursuant to an order from the SEC permitting us to do so. On November 16, 2022, the SEC granted to the Investment Adviser, the BDCs advised by the Investment Adviser, and certain other affiliated applicants exemptive relief on which we expect to rely to co-invest alongside certain other Accounts, which may include proprietary accounts of Goldman Sachs, in a manner consistent with our investment objectives and strategies, certain Board-established criteria, the conditions of the exemptive relief, and other pertinent factors (the “Relief”). Additionally, if the Investment Adviser forms other funds in the future, we may co-invest alongside such other affiliates, subject to compliance with the Relief, applicable regulations and regulatory guidance, as well as applicable allocation procedures. Any such co-investments are subject to certain conditions, including that co-investments are made in a manner consistent with our investment objectives and strategies, certain Board-established criteria, and the other applicable conditions of the Relief. Under the terms of the Relief, a “required majority” (as defined in Section 57(o) of the Investment Company Act) of our Independent Directors must reach certain conclusions in connection with a co-investment transaction, including that: (i) the terms of the proposed transaction are reasonable and fair to us and our Unitholders and do not involve overreaching in respect of us or our Unitholders on the part of any person concerned; and (ii) the transaction is consistent with the interests of our Unitholders and is consistent with our then-current investment objectives and strategies.

As a result of the Relief, there could be significant overlap in our investment portfolio and the investment portfolios of other Accounts, including, in some cases, proprietary accounts of Goldman Sachs.

If the Investment Adviser identifies an investment and we are unable to rely on the Relief for that particular opportunity, the Investment Adviser will be required to determine which Accounts should make the investment at the potential exclusion of other Accounts. In such circumstances, the Investment Adviser will adhere to its investment allocation policy in order to determine the Account to which to allocate investment opportunities. Accordingly, it is possible that we may not be given the opportunity to participate in investments made by other Accounts.

We may invest alongside other Accounts advised by the Investment Adviser in certain circumstances where doing so is consistent with applicable law and SEC staff guidance and interpretations. For example, we may invest alongside such Accounts consistent with guidance promulgated by the staff of the SEC permitting us and such other Accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the Investment Adviser, acting on our behalf and on behalf of its other clients, negotiates no term other than price. We may also invest alongside the Investment Adviser’s other clients as otherwise permissible under SEC staff guidance and interpretations, applicable regulations and the allocation policy of the Investment Adviser.

For a further explanation of the allocation of opportunities and other conflicts and the risks related thereto, please see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Potential conflicts of interest with other businesses of Goldman Sachs could impact our investment returns.”

Expenses are generally allocated to Accounts (including to us) based on whose behalf the expenses are incurred. Where we and one or more other Accounts participate in a particular investment or collectively incur other expenses, the Investment Adviser generally allocates investment-related and other expenses in a manner the Investment Adviser determines to be fair and equitable, which may be pro rata or on a different basis.

We and other Accounts may contract for and incur expenses in connection with certain services provided by third parties, including valuation agents, rating agencies, attorneys, accountants and other professional service providers, while other Accounts that did not contract for such services may not incur such expenses even though they directly or indirectly receive benefit from such services. For example, the work of valuation firms retained by the Company at the request of the Board benefit certain Accounts that invest in the same assets as the Company, but because such other Accounts did not request such services, they are not allocated any costs associated therewith. While it is generally expected that the Accounts requesting third-party services will bear the full expense associated therewith, GSAM may in its sole discretion determine to bear the portion of such expenses that would be allocable to the non-requesting Accounts had such Accounts requested the services.

Market Opportunity

GSAM Private Credit believes the market opportunity for direct origination of private credit is significant and attractive. GSAM Private Credit expects the following factors to drive the demand for private credit:

•

Future Senior Secured Debt Maturities. According to LCD News as of December 31, 2021, approximately $1.7 trillion of leveraged loans in North America and Europe outstanding as of December 31, 2021 will mature by 2029, which is expected to drive significant new debt issuance in the coming years. According to Preqin, as of December 31, 2021, the global private credit market represents $1.2 trillion in assets under management and is now on par with the $1.3 trillion market values of the Bloomberg USD HY Corporate Index and the S&P LSTA Leveraged Loan Index.

•

Increasing Financial Sponsor Activity, as Indicated by Amount of Private Equity Capital Raised and “Dry Powder” Available for Investment. Private equity fundraising has increased considerably since the most recent low in 2010 and, as of December 31, 2021, private equity dry powder was at its highest level since the great financial crisis, with, according to Preqin data as of December 2021, over $910 billion of committed buyout private equity capital available to fund new leveraged buyout (“LBO”) transactions (including global buyout fundraising). GSAM Private Credit expects this substantial pool of investment capital to drive strong levels of sponsor-led buyout activity, which, in turn, will fuel demand for private credit, including senior secured debt.

•

Changes in Business Strategy by Banks Further Reducing the Supply of Capital to Private Companies. The trend of consolidation of regional banks into money center banks has reduced the focus of these businesses on private lending. Money center banks traditionally focus on lending and providing other services to large listed corporate clients to whom they can deploy larger amounts of capital more efficiently. GSAM Private Credit believes that this has resulted in fewer banks lending to U.S. private companies and reduced the availability of debt capital to the companies that we expect to target.

•

Advantageous Positioning of Direct Lenders. GSAM Private Credit anticipates additional borrowing needs as LBO and corporate acquisition activity continues. At the same time, GSAM Private Credit expects several factors to limit borrowers’ ability to issue senior secured debt in the syndicated credit markets, including regulatory constraints, the overall health of and outlook for the economy, volatility in end markets exposed to commodity price fluctuations, and idiosyncratic events impacting on specific industry sectors. Each of these factors may contribute to overall credit market volatility and dislocation. As a result, senior secured debt market participants, including banks, may become less willing to provide attractive syndicated loans to borrowers. GSAM Private Credit believes that we are well-positioned to provide financing in response to the next wave of maturities and can provide attractive financing alternatives if banks elect to reduce their exposure to senior secured debt.

•

Increase in Size and Frequency of Private Market Transactions. Large scale private loans continue to grow in both size and number, with several new issues over $2 billion in 2021. According to Direct Lending Deals, as of February 2022, this trend has continued into 2022, demonstrating that borrowers can turn to private financing providers to manage large hold sizes while also providing dry powder for future growth. GSAM Private Credit expects demand will remain robust following a record year of fundraising and continued uncertainty around inflation and COVID-related disruptions, emphasizing the appeal of the private market.

•

Barriers to Entry for New Lending Platforms. While the private market is a very large component of the U.S. economy, it is a highly fragmented space with thousands of companies operating in many different geographies and industries. Typically, companies that need capital find lenders and investors based on pre-existing relationships, referrals and word of mouth. Developing the many relationships and widespread recognition required to become source of capital is a time consuming, highly resource-intensive endeavor. As a result, GSAM Private Credit believes that it is difficult for new lending platforms to successfully enter the private market, thereby providing insulation from rapid shifts in the supply of capital to the private market that might otherwise disrupt pricing of capital.

•

If Interest Rates Rise, Attractiveness of Floating Rate Instruments Increases. In 2022, the U.S. Federal Reserve raised short-term interest rates and has suggested additional rate increases will occur. GSAM Private Credit expects key base interest rates, such as SOFR (as defined below), to fluctuate over time as well. We expect to target investments in cash-paying floating rate instruments and should therefore remain relatively insulated from future increases in interest rates.

Competitive Advantages

Group Inc. is a leading global financial institution that provides a broad range of financial services to a substantial and diversified client base, including companies and high-net-worth individuals, among others. The firm is headquartered in New York, and maintains offices across the United States and in all major financial centers around the world. Goldman Sachs, with approximately $2.5 trillion in firmwide assets under supervision as of June 30, 2022, provides investment management services to a diverse set of clients worldwide, including private institutions, public entities and individuals.

Within GSAM, GSAM Private Credit is the primary center for private credit investing. Since 1996, GSAM Private Credit and its predecessors have invested over $160 billion, leveraging GSAM Private Credit’s deep expertise and long-standing relationships with financial sponsors, companies, investors, entrepreneurs and financial intermediaries globally. GSAM Private Credit invests across senior credit, mezzanine, hybrid capital and asset finance strategies and has significant experience investing in debt instruments across industries, geographic regions, economic cycles and financing structures.

Our investment strategy is consistent with that of the broader GSAM Private Credit platform, with a focus on capital preservation and capital appreciation and includes:

•

Leveraging GSAM Private Credit’s position within GSAM: The GSAM Private Credit team, which is responsible for sourcing, diligencing, negotiating, structuring, monitoring and harvesting investment opportunities for the Company, is able to draw on the broader Goldman Sachs platform, network and relationships across the investment lifecycle to identify potentially attractive opportunities. Goldman Sachs is a leading global financial services firm and one of the world’s most experienced alternatives investors, and we expect to benefit not only from the Goldman Sachs network and relationships to identify potentially attractive opportunities, but also from a broad range of other resources offered by Goldman Sachs, including market insights, structuring capabilities and industry experts whose insights can enhance due diligence, structuring and investment monitoring processes.

•

Direct origination with borrowers: GSAM Private Credit believes that evaluating investment opportunities through direct discussions with borrowers leads to a better understanding of the underlying drivers of performance and business risks. GSAM Private Credit’s direct origination platform has been developed over its more-than-25-year history of private credit investing and includes approximately 185 investment professionals across 14 cities and four continents as of June 2022. GSAM Private Credit’s investment team’s local relationships with companies, private equity sponsors and advisors combined with deep industry expertise provides us with access to a wide range of opportunities and allows us to gain early and direct access to due diligence materials and management teams. We will seek to lead the structuring and negotiation of the loans or securities in which it invests with a collaborative, solutions-oriented approach.

•

Prudent investment selection with intensive due diligence and credit analysis: We believe that GSAM Private Credit’s substantial flow of potential investment opportunities, in combination with diligence practices developed over its 25-plus-year history of private credit investing, will enable us to invest in and selectively develop a diversified portfolio of high-quality companies. GSAM Private Credit’s seasoned team and underwriting approach reflects deep sector expertise and seeks to identify attractive trends and pursue investments accordingly, through its approach to fundamental credit analysis driven by intensive investment research.

•

Provision of large-sized commitments: We believe that GSAM Private Credit’s capability to hold large-sized, directly originated investments drives our ability to source, negotiate and commit capital in attractive opportunities. We intend to invest substantially alongside institutional and retail-focused private credit Accounts, which may include proprietary accounts of Goldman Sachs, which we believe will provide us with access to a wide range of opportunities, and allow us to commit to larger investment across the GSAM platform.

•

Structuring expertise with a focus on risk mitigation: GSAM Private Credit has significant structuring capabilities with a seasoned team of investment professionals, including the Private Credit Investment Committee (as defined below), who have over 20 years of experience on average. We seek to mitigate risk by investing primarily in senior secured debt, which is secured by a collateral package that often results in a higher rate of recovery in the event of default as compared to unsecured and subordinated investments. Senior secured debt has favorable characteristics that typically include a senior ranking in the capital structure of the borrower with priority of repayment, security of collateral and protective contractual rights that may include affirmative and negative covenants that restrict the borrower’s ability to incur additional indebtedness, make restricted payments or execute other transactions or implement changes that may be negative to lenders. In addition, GSAM Private Credit has experience investing across the capital structure, which will enable us to consider different investment structures and expand our opportunity funnel.

•

Rigorous portfolio management: GSAM Private Credit’s active approach to portfolio management centers on team continuity through the lifecycle of an investment, from sourcing and underwriting through investment monitoring and maturity. Investment professionals actively monitor portfolio companies’ activities and financial condition, and senior secured loan agreements typically provide for regular reporting which includes borrower performance, compliance and notification of adverse events. We believe the Goldman Sachs platform adds additional value to our Portfolio Companies through its extensive network, research capabilities and connectivity across the global capital markets.

•

Focus on companies with attractive business fundamentals: Capital preservation is central to our investment strategy. Generally, we will seek to target companies with the following characteristics: (i) strong and defensible market positions, (ii) stable or growing revenues and free cash flow, (iii) attractive business models, (iv) experienced and well-regarded management teams, (v) reputable private equity or private family sponsors, as applicable, (vi) a meaningful amount of equity cushion or junior capital (i.e., any equity or debt in the capital structure that is subordinated to our Investment), and (vii) viable exit strategies. We intend to make investments in companies located primarily in the United States.

Recent Investments

Spotless Brands, LLC

Spotless Brands, LLC (“Spotless”) is a platform of four car-wash brands in seven geographic markets. Spotless has 124 locations across its four brands (Cobblestone, Flagship, Okie and Ultimate Shine). Plans for growth include new car-wash unit locations under each of the brands (focused on express locations) and acquisitions both in existing and new geographic markets. In November 2022, we provided a $9.1 million first-lien term loan and a $0.9 million delayed-draw term loan to Spotless. The foregoing first-lien loans bear interest at a rate of SOFR plus 6.50% (subject to a 1.00% SOFR floor) per year and will mature in 2028.

Onyx CenterSource, Inc.

Onyx CenterSource, Inc. (“Onyx”) is a provider of commission payment processing, reconciliation, and foreign exchange translation services to hotels and travel agents around the world. In December 2022, we provided a $0.7 million revolver, and a $9.3 million first-lien term loan to Onyx. The foregoing first-lien loans bear interest at a rate of SOFR plus 7.75% (subject to a 1.00% SOFR floor) per year and will mature in 2027.

Private Credit Investment Committee

All investment decisions related to directly originated private credit opportunities will be made by the GSAM Private Credit investment committee (the “Private Credit Investment Committee”) or a sub-committee thereof. The Private Credit Investment Committee consists of twelve investment professionals across GSAM and GSAM Private Credit’s leadership as well as representatives from GSAM’s Real Estate and Corporate Equity investing businesses, and representatives from five Goldman Sachs control-side divisions (Controllers, Compliance, Credit Risk, Legal, and Tax).

The Private Credit Investment Committee has an average Goldman Sachs tenure of more than 20 years and has cumulative investing experience of greater than 250 years. Investment professionals on the Private Credit Investment Committee are currently: Julian Salisbury, Rich Friedman, Michael Koester, Greg Olafson, James Reynolds, Kevin Sterling, Alex Chi, David Miller, Beat Cabiallavetta, David Gribble, Gaurav Seth and Nicole Agnew.

Investments with certain middle-market characteristics may be referred to a Private Credit Investment Committee sub-committee, which would comprise, in addition to certain members of Private Credit Investment Committee, other senior investment professionals from the GSAM Private Credit business.

The size, membership, authority and voting rights of members of the Private Credit Investment Committee and its sub-committees are subject to change from time to time without prior notice.

The purpose of our Private Credit Investment Committee and its sub-committees will be to evaluate and approve investments by GSAM Private Credit. The Private Credit Investment Committee process is intended to bring the diverse experience and perspectives of the Private Credit Investment Committee’s members to the analysis and consideration of every Investment. The Private Credit Investment Committee will also serve to provide investment consistency and adherence to the investment objectives and strategies of the Company and other Accounts. The Private Credit Investment Committee will also determine appropriate investment sizing and suggest ongoing monitoring requirements.

Management Services

Pursuant to the terms of the Investment Advisory Agreement, GSAM, subject to the overall supervision of the Board of Directors, will manage our day-to-day operations and provide investment advisory and management services to the Company.

Subject to compliance with applicable law and published SEC guidance, nothing contained in the Investment Advisory Agreement will in any way preclude, restrict or limit the activities of the Investment Adviser or any of its respective subsidiaries or affiliated parties. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Potential conflicts of interest with other businesses of Goldman Sachs could impact our investment returns” and “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Investment Management and Advisory Agreement

The investment management and advisory agreement (the “Investment Advisory Agreement”) between the Company and the Investment Adviser was approved by the Board of Directors, including the independent directors, at a meeting held in person on August 3, 2022 and by the Initial Member on October 6, 2022, and was entered into on October 19, 2022.

Management Fee

Pursuant to the Investment Advisory Agreement, the Company will pay the Investment Adviser a management fee (the “Management Fee”), payable quarterly in arrears, equal to (i) prior to the calendar quarter-end that the aggregate amount of capital contributions to us made by Unitholders equals or exceeds $450 million, 0.325% (i.e., an annual rate of 1.30%), and (ii) on and after such date 0.2375% (i.e., an annual rate of 0.95%), in each case, of our average NAV at the end of the then-current calendar quarter and the prior calendar quarter. For the avoidance of doubt, the Management Fee for our first quarter (i.e., the period beginning on the Initial Drawdown Date and ending on the last day of the quarter in which the Initial Drawdown Date occurred) shall be equal to 0.325% (i.e., an annual rate of 1.30%) of our average NAV at the end of such quarter and zero (i.e., our NAV attributable to third-party investors immediately prior to the Initial Drawdown Date). The Management Fee for any partial quarter will be appropriately prorated.

Management Fees are generally expected to be paid using available funds, in which case these payments will not reduce Unitholders’ Undrawn Commitments (as defined below). However, we may draw down Undrawn Commitments for Management Fees, in which case amounts contributed would reduce Unitholders’ Undrawn Commitments.

Subject to the requirements of Section 852(a) of Subchapter M of the Code, the Management Fee will be reduced by an amount equal to any fees paid to Goldman Sachs in respect of any investment by us in money markets or similar funds sponsored or managed by Goldman Sachs that are borne by us. If the reduction amount exceeds the amount of the Management Fee obligation for any quarter, the excess amount will be carried forward and applied against any Management Fee we owe for succeeding quarters. To the extent any such excess reduction amount remains unapplied upon the termination of the Investment Advisory Agreement, the Investment Adviser will refund us the amount of such unapplied excess as a rebate of Management Fees previously paid (which, for the avoidance of doubt, will be applied as a payment from the Investment Adviser to the Company).

Incentive Fee

Pursuant to the Investment Advisory Agreement, we will pay to the Investment Adviser a quarterly Incentive Fee (the “Incentive Fee”) with respect to pre-incentive fee net investment income (as defined below) as follows:

(a)

First, no Incentive Fee will be payable to the Investment Adviser based on pre-incentive fee net investment income in any calendar quarter in which our pre-incentive fee net investment income does not exceed a hurdle rate of 1.25% of our NAV (5.0% annualized) (“Hurdle Rate”); and

(b)

Thereafter, the Investment Adviser will be entitled to receive 15% of the pre-incentive fee net investment income, if any, that exceeds 1.25% of our NAV in any calendar quarter (5.0% annualized), which reflects that once the Hurdle Rate is reached, 15% of all pre-incentive fee net investment income in excess of the Hurdle Rate is paid to the Investment Adviser.

The Hurdle Rate will be determined on a quarterly basis, and will be calculated by multiplying 1.25% by our NAV at the beginning of each applicable calendar quarter, adjusted for the Company’s subscriptions and distributions during the applicable calendar quarter. The Incentive Fee will be calculated and paid quarterly in arrears. The Incentive Fee is a fee owed by the Company to the Investment Adviser and is not paid out of distributions made to Unitholders.

“Pre-incentive fee net investment income” means interest income, distribution income and any other income accrued during the calendar quarter, minus operating expenses for the quarter, including the base management fee, expenses payable to the Administrator (as defined below) under the Administration Agreement (as defined below), any interest expense and distributions paid on any issued and outstanding Preferred Units, but excluding the Incentive Fee. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as debt instruments with PIK interest and zero-coupon securities), accrued income that we have not yet received in cash. The Investment Adviser is not obligated to return to Unitholders the incentive fee it receives on PIK interest that is later determined to be uncollectible in cash.

If either the Investment Advisory Agreement or the Company is terminated on a date other than the last day of a calendar quarter, the Incentive Fee shall be calculated as if such date were the last day of a calendar quarter.

Duration and Termination

The Investment Advisory Agreement will remain in full force and effect for two years initially and will continue for periods of one year thereafter but only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Independent Directors in accordance with the requirements of the Investment Company Act, and (b) a vote of a majority of the Board of Directors or a majority of our outstanding voting securities, as defined in the Investment Company Act. The Investment Advisory Agreement may, on 60 days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by the Board of Directors or by vote of a majority of our outstanding voting securities, on the one hand, or by the Investment Adviser, on the other hand. The Investment Advisory Agreement also will automatically terminate in the event of its assignment (as defined in the Investment Company Act).

Limited Liability of the Investment Adviser

The Investment Advisory Agreement provides that the Investment Adviser and its officers, directors, partners, managing directors, stockholders, members, other equity holders, employees and controlling persons (if any) will not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which the Investment Advisory Agreement relates, in the absence of actual fraud, willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by the Investment Adviser of its obligations and duties under the Investment Advisory Agreement. Any person, even though also employed by the Investment Adviser, who may be or become an employee of and paid by the Company will be deemed, when acting within the scope of such employment, to be acting in such employment solely for the Company and not as the Investment Adviser’s employee or agent. These protections may lead the Investment Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—The Investment Adviser will be paid the Management Fee even if the value of the Unitholders’ investment declines and the Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of investments.”

The Investment Adviser has not assumed any responsibility to us other than to render the services described in the Investment Advisory Agreement, and it will not be responsible for any action of the Board of Directors in declining to follow the Investment Adviser’s advice or recommendations.

Administration Agreement

We have entered into an administration agreement (the “Administration Agreement”) with State Street Bank and Trust Company (the “Administrator”), under which the Administrator is responsible for providing various accounting and administrative services to us.

The Administration Agreement provides that the Administrator will not be liable to us for any damages or other losses arising out of the performance of its services thereunder, except under certain circumstances, and contains provisions for the indemnification of the Administrator by us against liabilities to other parties arising in connection with the performance of its services to us.

We will pay the Administrator fees for its services as we determine are commercially reasonable in our sole discretion. We will also reimburse the Administrator for all reasonable expenses. To the extent that the Administrator outsources any of its functions, the Administrator will pay any compensation associated with such functions.

We are not be obligated to retain the Administrator. The Administration Agreement is terminable by either party without penalty upon 30 days’ written notice to the other party.

The terms of any administration agreement that we may enter with any subsequent administrator may differ materially from the terms of the Administration Agreement with State Street Bank and Trust Company in effect prior to such retention, including providing for a fee structure that results in our, directly or indirectly, bearing higher fees for similar services and other terms that are potentially less advantageous to us. Unless otherwise agreed to with a Unitholder, a Unitholder will not be entitled to receive prior notice of the engagement of an alternate administrator or of the terms of any agreement that is entered into with such administrator.

Transfer Agent

State Street Bank and Trust Company serves as our transfer agent and disbursing agent.

Organizational and Operating Expenses

Our primary operating expenses will include the payment of the Management Fee and the Incentive Fee to the Investment Adviser, legal and professional fees, interest and other expenses of Financings (as defined below) and other operating and overhead related expenses, but for the avoidance of doubt will exclude costs and expenses incurred by us in connection with the payment of salaries, benefits, health insurance, rent or for information technology hardware and software. The Management Fee and Incentive Fee will compensate the Investment Adviser for its work in identifying, evaluating, negotiating, closing and monitoring the Investments. We bear all other costs and expenses relating to our operations and transactions including: (i) operational, offering and organizational expenses; (ii) fees and expenses, including travel expenses, reasonably incurred by the Investment Adviser or payable to third parties related to the Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses relating to evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments; (iii) interest, fees and other expenses payable on Financings, if any, incurred by us; (iv) fees and expenses incurred by us in connection with membership in investment company organizations; (v) brokers’ commissions; (vi) fees and expenses associated with calculating our NAV (including the costs and expenses of any Independent Valuation Advisor (as defined below)); (vii) legal, auditing or accounting expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of the Administrator, transfer agent and/or sub-transfer agent; (x) the cost of preparing unit certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of the Units; (xi) the expenses of, and fees for, registering or qualifying Units for sale, maintaining our registration and qualifying and registering the Company as a broker or a dealer; (xii) the fees and expenses of our Independent Directors; (xiii) the fees or disbursements of custodians of our assets, including expenses incurred in the performance of any obligations enumerated by the LLC Agreement or our other organizational documents insofar as they govern agreements with any such custodian; (xiv) the cost of preparing and distributing reports, proxy statements and notices to holders of our equity interests, the SEC and other regulatory authorities; (xv) insurance premiums related to the Company or its directors and officers; (xvi) costs of holding Unitholder meetings; and (xvii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with our business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business. In addition, we shall bear the fees and expenses related to the preparation and maintaining of any necessary registrations with regulators in order to market Units in certain jurisdictions and fees and expenses associated with preparation and maintenance of any key information document or similar document required by law or regulation. The Investment Adviser will not be required to pay expenses of activities which are primarily intended to result in sales of Units, including all costs and expenses associated with the preparation and distribution of this Registration Statement, the Subscription Agreements (as defined in “—The Private Offering” below) or any key information document or similar document required by law or regulation.

To the extent that expenses incurred by us are related to us and one or more other Accounts, expenses will be allocated among us and such Accounts as described in “Item 7(a) Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons; Review, Approval or Ratification of Transactions with Related Persons—Other Activities of Goldman Sachs, the Sale of the Units and the Allocation of Investment Opportunities—Allocation of Investment Opportunities and Expenses Among Us and the Accounts.”

We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.

Our initial offering costs (other than the Organizational Expenses, as described below) will be amortized to expense over a twelve-month period on a straight-line basis, beginning on the Initial Drawdown Date. The effect of this accounting treatment is not expected to be material to our financial statements.

“Organizational Expenses” means expenses incurred in respect of legal services pertaining to the organization and formation of the Company, the drafting of the LLC Agreement, any administration, custody and transfer agent agreements, the performance of any research and consultation services in connection with the initial meeting of the Board of Directors, and audit fees relating to the initial registration statement and auditing the initial seed capital statement of financial condition.

Competition

A number of entities, including the Accounts and other entities, compete with us to make the types of investments that we make in middle-market companies. We will compete with other BDCs, commercial and investment banks, commercial financing companies, collateralized loan obligations (“CLOs”), private funds, including hedge funds, and, to the extent they provide an alternative form of financing, private equity funds. Many of our competitors are more experienced, substantially larger and have considerably greater financial, technical and marketing resources than we do. Some competitors may have a lower cost of funds, perpetual fund lives, and/or access to funding sources that are not available to us.

In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we do. Certain of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC and that the Code will impose on us as a RIC.

We will not seek to compete primarily based on the interest rates we offer, and the Investment Adviser believes that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we will offer. Rather, we will compete with our competitors based on our reputation in the market, our existing investment platform, the seasoned investment professionals of the Investment Adviser, our experience and focus on middle-market companies, our disciplined investment philosophy, our extensive industry focus and relationships, and our flexible transaction structuring.

We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, we may make Investments that are on less-favorable terms than what we may have originally anticipated, which may impact our return on these Investments.

Hedging

We generally do not expect to otherwise invest in derivatives for hedging or speculative purposes.

Employees

We do not expect to have any employees. We will depend on the experience, diligence, skill and network of business contacts of GSAM Private Credit, together with other investment professionals that the Investment Adviser currently retains, or may subsequently retain, to identify, evaluate, negotiate, structure, close, monitor and manage our Investments.

The Private Offering

Investors acquiring Units in the private offering will each enter into a subscription agreement (each, a “Subscription Agreement”) pursuant to which the investor will agree to purchase Units for an aggregate purchase price equal to the portion of its requested capital commitment to the Company that is accepted by the Company (its “Commitment”). Pursuant to the Subscription Agreement, a prospective purchaser of Units will agree that, if its subscription to purchase Units is accepted, it will become a “Unitholder” bound by the terms of the Subscription Agreement and the LLC Agreement, including the obligation to contribute a specified amount of capital to the Company upon request. Each Unitholder will be required to make capital contributions (up to the amount of its Undrawn Commitment (as defined below)) to purchase Units in respect of its Commitment each time the Company delivers a drawdown notice, which will be delivered in respect of such Commitment at least ten (10) business days (as defined in Rule 14d-1 of the Exchange Act) (“Business Days”) prior to the required funding date (the “Drawdown Date”). New Units will be issued on each Drawdown Date.

The offering price per Unit at the Initial Drawdown Date was $20. Following the Initial Drawdown Date, Units will be offered on a private placement basis at a price equal to the Company’s then-current NAV per Unit. For purposes of this calculation, the NAV per Unit may be based on the NAV per Unit calculated at the end of the most recent calendar month prior to the date of the applicable drawdown notice or issuance date, subject to adjustments for material changes and to the limitations of the Investment Company Act (which generally prohibit the Company from issuing Units at a price below the then-current NAV of the Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions).

Unitholders are entitled to receive dividends or other distributions declared by the Board of Directors and are entitled to one vote for each Unit held on all matters submitted to a vote of the Unitholders.

Each purchaser of Units is required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of Units sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act, and (ii) is acquiring the Units purchased by it for investment and not with a view to resale or distribution.

Subsequent Closings

We may hold one or more closings subsequent to the Initial Closing Date to accept new or increased commitments from Unitholders (each date on which a subsequent closing is held, a “Subsequent Closing Date”); provided, that the acceptance of any new or increased commitment at any Subsequent Closing Date will require the consent of a majority-in-interest of the Unitholders.

As described below, upon or following the acceptance of an investor’s increased Commitment on any Subsequent Closing Date, such investor will be required to purchase from us, on no less than ten (10) Business Days’ prior notice, a number of Units with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such Units by the investor, such investor’s Net Contributed Capital Percentage (as defined below) will be equal to the Net Contributed Capital Percentage of each prior investor (other than any Defaulting Unitholders or Unitholders who subscribed on prior Subsequent Closing Dates and have not yet funded the Adjusted Purchase Price) (the “Adjusted Purchase Price”). Such Units may be required to be purchased on any date on or following the applicable Subsequent Closing Date and on or prior to the next Drawdown Date (any such date, a “Catch-Up Date”). Any Unitholder increasing its Commitment on any Subsequent Closing Date shall be treated as if it were making a new Commitment to us.

“Net Contributed Capital” means (i) the aggregate amount of capital contributions that have been made to us by all Unitholders in respect of their Units, less (ii) the aggregate amount of distributions categorized as Returned Capital made by us to all Unitholders in respect of their Units. For the avoidance of doubt, Net Contributed Capital will not take into account distributions of our investment income (i.e., proceeds received in respect of interest payments, dividends or fees) to Unitholders. Net Contributed Capital with respect to a Unitholder shall be calculated on the basis of such Unitholder’s capital contributions and distributions made to such Unitholder categorized as Returned Capital.

“Net Contributed Capital Percentage” means, with respect to an investor, the percentage determined by dividing such investor’s Net Contributed Capital by such investor’s Commitment.

Upon or following the acceptance of an investor’s increased Commitment on any Subsequent Closing Date, we shall issue to such investor a number of Units determined by dividing (x) the Adjusted Purchase Price for such investor by (y) the then-current NAV per Unit.

At each Drawdown Date following any Subsequent Closing Date, all Unitholders, including Unitholders who entered into Subscription Agreements on such Subsequent Closing Date, shall purchase Units in accordance with the standard provisions for Drawdown Dates described in “—Drawdown Dates” below, subject to such adjustments as we determine are appropriate in connection with the expiration of the Commitment Periods in respect of certain Commitments.

Drawdown Dates

Investors agree to purchase Units for an aggregate purchase price equal to their respective Undrawn Commitments, payable at such times and in such amounts as required by us following receipt of required notice, as described in “—The Private Offering” above. We and each investor agree that on each Drawdown Date, such investor will purchase from us, and we will issue to such investor, a number of Units equal to the Drawdown Unit Amount (as defined below) at an aggregate price equal to the Drawdown Purchase Price (as defined below); provided, however, that in no circumstance will an investor be required to purchase Units for an amount in excess of its Undrawn Commitment.

“Drawdown Purchase Price” shall mean, for each Drawdown Date with respect to an investor, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Commitments being drawn down by us from all investors on that Drawdown Date, by (ii) a fraction, the numerator of which is the Undrawn Commitment of such investor and the denominator of which is the aggregate Undrawn Commitments of all investors that are not Defaulting Unitholders (as defined in “—Default” below), adjusted by us as appropriate in connection with the acceptance of new or increased Commitments at subsequent closings.

“Drawdown Unit Amount” means, for each Drawdown Date with respect to an investor, a number of Units determined by dividing (i) the Drawdown Purchase Price for that Drawdown Date with respect to such investor by (ii) the applicable then-current NAV per Unit. The NAV per Unit as of the Initial Drawdown Date shall be deemed to be $20.

“Undrawn Commitment” means, with respect to an investor, the amount of such investor’s Commitment as of any date (i) reduced by the aggregate amount of contributions made by that investor at all previous Drawdown Dates and Catch-Up Dates (as defined below), and (ii) increased by the aggregate amount Returned Capital (as defined below) received by such investor; provided that following the Commitment Period, we may not recall a Unitholder’s Returned Capital in an amount in excess of fifteen percent (15%) of such Unitholder’s Total Commitment without such Unitholder’s consent. “Returned Capital” shall mean any portion of distributions made by us to the Unitholder that represents a return of such Unitholder’s capital contributions to us, as determined by the Board.

The obligation of Unitholders to fund Undrawn Commitments is without defense, counterclaim or offset of any kind.

Default

If a Unitholder fails to make a required capital contribution or other required payment to us, in part or in full, and such default remains uncured for a period of ten (10) calendar days, we will be permitted to declare such Unitholder (any such Unitholder, a “Defaulting Unitholder”) to be in default of its obligations and shall be permitted to pursue one or any combination of the following remedies:

(a)	We may prohibit the Defaulting Unitholder from purchasing any additional Units;

(b) Twenty-five percent (25%) of the Units then held by the Defaulting Unitholder may (at our election) be automatically transferred on our books, without any further action being required on our part or the Defaulting Unitholder, to all other Unitholders (except to any other Defaulting Unitholder); pro rata in accordance with their respective number of Units held; provided, however, that no Units shall be transferred to any other Unitholder pursuant to this Section in the event that such transfer would (x) violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to us or such transfer, (y) constitute a non-exempt “prohibited transaction” under Section 406 of The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code or (z) cause all or any portion of our assets to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent the Unitholder from receiving a partial allocation of its pro rata portion of Units); provided further, that any Units that have not been transferred to one or more other Unitholders pursuant to the previous proviso shall be allocated among the other participating Unitholders pro rata in accordance with their respective number of Units held. In lieu of the mechanism described above, we may, in our sole discretion, cancel Units then held by the defaulting Unitholder in an amount sufficient to decrease the NAV of the Units held by such defaulting Unitholder by 25% (which would result in a corresponding increase in the NAV of the Units held by the non-Defaulting Unitholders). The mechanisms described above are intended to operate as liquidated damage provisions, since the damage to other Unitholders resulting from a default by the Defaulting Unitholder is both significant and not easily susceptible to precise quantification. By purchasing Units, each Unitholder agrees to this transfer provision and acknowledges that it constitutes a reasonable liquidated damage remedy for any default in the Unitholder’s obligation of the type described;

(c) We may exercise the defaulting investor’s voting rights in order to cause the defaulting investor’s Units to be voted in the same proportion as the votes or consents cast by non-defaulting Unitholders; and

(d) We may pursue any other remedies against the defaulting Unitholder available to us, subject to applicable law.

Placement Agent

Goldman Sachs & Co. LLC acts as our placement agent in connection with the offering of Units. Neither we nor the Unitholders will be obligated to pay a placement fee to the Placement Agent. Unitholders may be charged additional fees other than those disclosed in this Registration Statement by their financial intermediaries in connection with their investments in the Units. We will be responsible for all expenses of the offering of Units, including (i) the fees, disbursements and expenses of counsel to the Company, (ii) expenses of preparing, reproducing, mailing and/or delivering offering and sales materials, and (iii) such other fees and expenses that the Placement Agent and the Company mutually agree are payable by the Company. The Placement Agent, from time to time in its sole discretion, may enter into sub-placement agreements with affiliates and unaffiliated third parties, and the Company may engage one or more affiliated or unaffiliated successors or additional placement agents or distributors, in each case including Goldman Sachs and unaffiliated banks, registered broker-dealers and trust companies and others, on such terms as the Investment Adviser or the Placement Agent may determine.

The Company will indemnify and hold harmless the Placement Agent, its affiliates and any agents under certain circumstances and to the extent permitted by the Investment Company Act.

Preferred Units

Under the terms of the LLC Agreement, the Board of Directors, with the consent of a majority-in-interest of the Unitholders, is authorized to create or issue any class or series of Preferred Units. Prior to the issuance of Preferred Units, the Board of Directors is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Investment Company Act limits our flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and Preferred Units as described in “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Leverage.” and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units.

Commitment Period

We may draw all or any portion of a Unitholder’s Commitment at any time for any permitted purpose prior to the third anniversary of the Initial Drawdown Date with respect to such Commitment (such three-year period, the “Commitment Period”).

Following the end of the Commitment Period with respect to a Unitholder’s Commitment, we will have the right to issue drawdowns with respect to such Commitment only (i) to pay, and/or establish reserves for, actual or anticipated expenses, liabilities, including the payment or repayment of Financings (as defined below) or other obligations, contingent or otherwise (including the Management Fee), whether incurred before or after the end of such Commitment Period, (ii) to fulfill investment commitments made or approved by the Private Credit Investment Committee prior to the expiration of such Commitment Period, or (iii) to make additional investments in existing Portfolio Companies (each, an “Additional Investment”); provided that drawdowns with respect to such Commitment used to make Additional Investments will not exceed in the aggregate 15% of such Unitholder’s Commitment without such Unitholder’s consent.

“Financings” are indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit.

Term

We shall continue in existence until dissolved (i) pursuant to the Investment Adviser’s recommendation with the consent of both the Board of Directors and a majority-in-interest of the Unitholders, (ii) pursuant to the Investment Adviser’s recommendation with the approval of the Board of Directors, (iii) if there are no Unitholders, unless our business is continued in accordance with the LLC Agreement or applicable law, or (iv) upon the entry of a decree of judicial dissolution under applicable law.

Regulation as a Business Development Company

Concurrent with the filing of this Registration Statement, we filed an election to be regulated as a BDC under the Investment Company Act. As with other companies regulated by the Investment Company Act, a BDC must adhere to certain substantive regulatory requirements. The Investment Company Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the Investment Company Act. In addition, the Investment Company Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of the outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the Investment Company Act as the vote: (i) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy or (ii) of more than 50% of the outstanding voting securities of such company, whichever is less. Any issuance of preferred securities must comply with the requirements of the Investment Company Act. Additionally, the Investment Company Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to the Units and before any purchase of Units is made, such preferred securities together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of preferred securities, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred securities are in arrears by two full years or more. Certain other matters under the Investment Company Act require a separate class vote of the holders of any issued and outstanding preferred securities. For example, holders of preferred securities would be entitled to vote separately as a class from the holders of Units on a proposal involving a plan of reorganization adversely affecting such preferred securities.

We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed a “principal underwriter” as that term is defined under the Securities Act. We may purchase or otherwise receive warrants that offer an opportunity (not a requirement) to purchase common stock of a Portfolio Company in connection with an acquisition financing or other investments. Similarly, we may acquire rights that obligate an issuer of acquired securities or their affiliates to repurchase the securities at certain times, under certain circumstances.

We do not intend to acquire securities issued by any investment company whereby our Investment would exceed the limits imposed by the Investment Company Act. Under these limits, we generally cannot (1) acquire more than 3% of the total outstanding voting stock of any registered investment company or BDC, (2) invest more than 5% of the value of our total assets in the securities of one registered investment company or BDC, or (3) invest more than 10% of the value of our total assets in the securities of registered investment companies and BDCs in general. These limitations do not apply where we acquire interests in a money market fund as long as it does not pay a sales charge or service fee in connection with the purchase. With respect to the portion of our portfolio invested in securities issued by other investment companies, it should be noted that such Investments might subject Unitholders to additional expenses. None of the policies described above are fundamental and each such policy may be changed without Unitholder approval, subject to any limitations imposed by the Investment Company Act.

Private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the Investment Company Act and certain other unregistered investment companies are also subject to certain of the limits under the Investment Company Act noted above. Specifically, unless an exemption is available, such private funds and other unregistered funds generally may not acquire directly or through a controlled entity more than 3% of our total outstanding Units (measured at the time of the acquisition). Investment companies registered under the Investment Company Act and BDCs are also subject to the restriction as well as other limitations under the Investment Company Act that would restrict the amount that they are able to invest in the Company’s securities. As a result, certain investors would be required to hold a smaller position in the Units than if they were not subject to such restrictions.

We will generally not be able to issue and sell the Units at a price below the then-current net asset value per Unit. We may, however, sell the Units at a price below the then-current net asset value per Unit if the Board of Directors determines that such sale is in our best interests and the best interests of the Unitholders, and the Unitholders approve such sale.

Qualifying Assets

Under the Investment Company Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the Investment Company Act, which are referred to herein as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets (not including certain assets specified in the Investment Company Act) represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

(1)

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding thirteen months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules and regulations as may be prescribed by the SEC. An eligible portfolio company is defined in the Investment Company Act as any issuer that:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)

is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the Investment Company Act; and

(c)	satisfies any of the following:

•

does not have any class of securities listed on a national securities exchange or has a class of securities listed on a national securities exchange but has an aggregate market value of outstanding common equity of less than $250 million;

•	is controlled by a BDC or a group of companies including a BDC, and the BDC has an affiliated person who is a director of the eligible portfolio company; or

•	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2)	Securities of any eligible portfolio company that we control.

(3)

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own at least 60% of the outstanding equity of the eligible portfolio company.

(5)

Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of options, warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

A BDC must be organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) under “—Qualifying Assets” above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must also either control the issuer of the securities or offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance (as long as the BDC does not make available significant managerial assistance solely in this fashion). Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

As a BDC, pending investment in other types of “qualifying assets,” as described above, our Investments may consist of cash, cash items (such as money market funds), U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which are referred to, collectively, as “temporary investments”, so that 70% of our assets are qualifying assets. We may invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as the Company, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our total assets constitute repurchase agreements from a single counterparty, it would not meet the asset diversification requirements in order to qualify as a RIC for U.S. federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. The Investment Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Cash and Short-Term Investments

Subject to the tax and regulatory restrictions described in this Registration Statement, the Investment Adviser may cause us to hold cash or invest our cash balances in cash equivalents and short-term investments, pending allocation of such capital to one or more investments in Portfolio Companies, in order to meet operational needs or expenses, or otherwise in the discretion of the Investment Adviser. These investments may include money market instruments and other short-term debt obligations, and shares of money market mutual funds. To the extent permitted by applicable law and the LLC Agreement, we will, among other potential cash-equivalent or short-term investments, invest our cash balances in money markets or similar funds sponsored or managed by Goldman Sachs. Fees accruing to Goldman Sachs in respect of such investment will offset the Management Fee, as provided in “—Management and Advisory Agreement—Management Fee.”

Indebtedness and Senior Securities

Generally, a BDC is permitted to issue multiple classes of indebtedness and one class of equity securities senior to its units if its asset coverage, as defined in the Investment Company Act, would equal at least 200% immediately after such issuance; however, legislation enacted in March 2018 has modified the Investment Company Act by allowing a BDC to increase the maximum amount of leverage it may occur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. The Initial Member and our Board of Directors each approved a proposal that permits us to have an asset coverage ratio of 150%. As a result, we are currently subject to an asset coverage ratio of 150%, which represents an approximately 2:1 debt-to-equity ratio. This means that, generally, we can borrow up to $2 for every $1 of investor equity. In addition, except in limited circumstances, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit any distribution to Unitholders or the repurchase of the Units unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of its total assets for temporary purposes without regard to asset coverage. A loan is presumed to be made for temporary purposes if it is repaid within 60 days and is not extended or renewed; otherwise it is presumed to not be for temporary purposes. For a discussion of the risks associated with leverage, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.”

Code of Ethics

We have adopted a Code of Ethics (“Code of Ethics”) pursuant to Rule 17j-1 under the Investment Company Act. The Investment Adviser has adopted a Code of Ethics in accordance with Rule 17j-1 and Rule 204A-1 under the Advisers Act. These codes of ethics will establish, among other things, procedures for personal investments and restrict certain personal securities transactions, including transactions in securities that are held by us. Personnel subject to each code may invest in securities for their personal investment accounts, so long as such investments are made in accordance with the code’s requirements.

Proxy Voting Policies and Procedures

We have delegated the voting of portfolio securities to the Investment Adviser. For Accounts for which the Investment Adviser has voting discretion, it has adopted policies and procedures (the “Proxy Voting Policy”) for the voting of proxies. Under the Proxy Voting Policy, the Investment Adviser’s guiding principles in performing proxy voting are to make decisions that favor proposals that tend to maximize a company’s shareholder value and are not influenced by conflicts of interest. To implement these guiding principles for investments in publicly traded equities, the Investment Adviser has developed customized proxy voting guidelines (the “Guidelines”) that it generally applies when voting on behalf of Accounts. Attached as Annex A is a summary of the Guidelines. These Guidelines address a wide variety of individual topics, including, among other matters, shareholder voting rights, anti-takeover defenses, board structures, the election of directors, executive and director compensation, reorganizations, mergers, issues of corporate social responsibility and various shareholder proposals.

The Proxy Voting Policy, including the Guidelines, is reviewed periodically to assure that it continues to be consistent with the Investment Adviser’s guiding principles. The Guidelines embody the positions and factors the Investment Adviser generally considers important in casting proxy votes.

The Investment Adviser has retained a third-party proxy voting service (the “Proxy Service”), currently Institutional Shareholder Services, to assist in the implementation and administration of certain proxy voting-related functions including, operational, recordkeeping, and reporting services. The Proxy Service also prepares a written analysis and recommendation (a “Recommendation”) of each proxy vote that reflects the Proxy Service’s application of the Guidelines to particular proxy issues. While it is the Investment Adviser’s policy generally to follow the Guidelines and Recommendations from the Proxy Service, the Investment Adviser’s portfolio management teams (“Portfolio Management Teams”) may on certain proxy votes seek approval to diverge from the Guidelines or a Recommendation by following an “override” process.

Such decisions are subject to a review and approval process, including a determination that the decision is not influenced by any conflict of interest. A Portfolio Management Team that receives approval through the override process to cast a proxy vote that diverges from the Guidelines and/or a Recommendation may vote differently than other Portfolio Management Teams that did not seek to override the vote. In forming their views on particular matters, the Portfolio Management Teams are also permitted to consider applicable regional rules and practices, including codes of conduct and other guides, regarding proxy voting, in addition to the Guidelines and Recommendations. The Investment Adviser may hire other service providers to replace or supplement the Proxy Service with respect to any of the services the Investment Adviser currently receives from the Proxy Service.

From time to time, the Investment Adviser may face regulatory, compliance, legal or logistical limits with respect to voting securities that it may purchase or hold for Accounts which can affect the Investment Adviser’s ability to vote such proxies, as well as the desirability of voting such proxies. Among other limits, federal, state and foreign regulatory restrictions or company specific ownership limits, as well as legal matters related to consolidated groups, may restrict the total percentage of an issuer’s voting securities that the Investment Adviser can hold for clients and the nature of the Investment Adviser’s voting in such securities. The Investment Adviser’s ability to vote proxies may also be affected by, among other things: (i) late receipt of meeting notices; (ii) requirements to vote proxies in person; (iii) restrictions on a foreigner’s ability to exercise votes; (iv) potential difficulties in translating the proxy; (v) requirements to provide local agents with unrestricted powers of attorney to facilitate voting instructions; and (vi) requirements that investors who exercise their voting rights surrender the right to dispose of their holdings for some specified period in proximity to the shareholder meeting.

The Investment Adviser conducts periodic due diligence meetings with the Proxy Service which include a review of the Proxy Service’s general organizational structure, new developments with respect to research and technology, work flow improvements and internal due diligence with respect to conflicts of interest.

The Investment Adviser has adopted policies and procedures designed to prevent conflicts of interest from influencing the proxy voting decisions that the Investment Adviser makes on behalf of a client Account and to help assure that such decisions are made in accordance with the Investment Adviser’s fiduciary obligations to its clients. These policies and procedures include the Investment Adviser’s use of the Guidelines and Recommendations from the Proxy Service, the override approval process previously discussed, and the establishment of information barriers between the Investment Adviser and other Goldman Sachs’s businesses. Notwithstanding such proxy voting policies and procedures, actual proxy voting decision of the Investment Adviser may have the effect of benefitting the interest of other clients or businesses of other divisions or units of Goldman Sachs and/or its affiliates, provided that the Investment Adviser believes such voting decisions to be in accordance with its fiduciary obligations. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Voting decisions with respect to fixed income securities and the securities of privately held issuers generally will be made by the Investment Adviser based on its assessment of the particular transactions or other matters at issue.

Unitholders may obtain information about how we voted proxies by making a written request for proxy voting information to State Street Bank and Trust Company, our Administrator. Requests should be addressed to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

100 Huntington Avenue

Copley Place Tower 2, Floor 3

Boston, MA 02116

With a copy to:

State Street Bank and Trust Company

Legal Division—Global Services Americas

One Lincoln Street, 21st Floor

Boston, MA 02111

Attn: Senior Vice President and Senior Managing Counsel

Privacy Principles

The following information is provided to help investors understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

We may collect nonpublic personal information regarding investors from sources such as Subscription Agreements, investor questionnaires and other forms; individual investors’ Account histories; and correspondence between us and individual investors. We may share information that we collect regarding an investor with our affiliates and the employees of such affiliates for everyday business purposes, for example, to service the investor’s Accounts and, unless an investor opts out, provide the investor with information about other products and services offered by us or our affiliates that may be of interest to the investor. In addition, we may disclose information that we collect regarding investors to third parties who are not affiliated with us (i) as authorized by the investors in investor subscription agreements or our organizational documents; (ii) as required by applicable law or in connection with a properly authorized legal or regulatory investigation, subpoena or summons, or to respond to judicial process or government regulatory authorities having property jurisdiction; (iii) as required to fulfill investor instructions; or (iv) as otherwise permitted by applicable law to perform support services for investor Accounts or process investor transactions with us or our affiliates.

Any party not affiliated with us that receives nonpublic personal information relating to investors from us is required to adhere to confidentiality agreements and to maintain appropriate safeguards to protect investor information. Additionally, for our officers, employees and agents and our affiliates, access to such information is restricted to those who need such access to provide services to us and investors. We maintain physical, electronic and procedural safeguards to seek to guard investor nonpublic personal information.

Other

We may also be prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without the prior approval of the members of the Board of Directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the Investment Company Act prohibition on transactions with affiliates to prohibit certain “joint” transactions among entities that share a common investment adviser or are under common control with the investment adviser. The staff of the SEC has granted no-action relief permitting purchases of a single class of privately placed securities; provided that the adviser negotiates no term other than price and certain other conditions are met. In certain circumstances, we can make negotiated co-investments pursuant to an order from the SEC permitting us to do so. On November 16, 2022, the SEC granted the Relief to the Investment Adviser, the BDCs advised by the Investment Adviser and certain other affiliated applicants on which we expect to rely to co-invest alongside certain other Accounts, which may include proprietary accounts of Goldman Sachs. Additionally, if the Investment Adviser forms other funds in the future, we may co-invest alongside such other affiliates, subject to compliance with the Relief, applicable regulations and regulatory guidance, as well as applicable allocation procedures. As a result of the Relief, there could be significant overlap in our investment portfolio and the investment portfolios of other Accounts including, in some cases, proprietary accounts of Goldman Sachs.

If the Investment Adviser identifies an investment and we are unable to rely on the Relief for that particular opportunity, the Investment Adviser will be required to determine which Accounts should make the investment at the potential exclusion of other Accounts. In such circumstances, the Investment Adviser will adhere to its investment allocation policy in order to determine the Accounts to which to allocate the opportunity. Accordingly, it is possible that the Company may not be given the opportunity to participate in investments made by other Accounts.

As a BDC, the SEC will periodically examine the Company for compliance with the Investment Company Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company in order to protect against larceny and embezzlement, covering each of our officers and employees, who may singly, or jointly with others, have access to our securities or funds. Furthermore, as a BDC, we are prohibited from protecting any director, officer, Investment Adviser or underwriter against any liability to us or the Unitholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We and our Investment Adviser are each required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

Compliance with the Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), imposes a wide variety of regulatory requirements on publicly held companies and their insiders. Once this Registration Statement becomes effective, we will be subject to many of the Sarbanes-Oxley Act requirements. The Sarbanes-Oxley Act requires us to review our policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Compliance with the JOBS Act

We are and expect to remain, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, as it may be amended from time to time (the “JOBS Act”), signed into law in April 2012 until the earliest of:

•	the last day of the fiscal year in which the Company’s total annual gross revenues are $1.235 billion or more;

•	the date on which the Company has, during the prior three-year period, issued more than $1.0 billion in non-convertible debt;

•

the last day of a fiscal year in which we have (1) an aggregate worldwide market value of Units held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of our most recently completed second fiscal quarter, and (2) been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act); or

•

the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities under an effective Securities Act registration statement as an emerging growth company.

Under the JOBS Act, we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

In addition, Section 13(a) of the Exchange Act, as amended by Section 102(b) of the JOBS Act, provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. However, pursuant to Section 107 of the JOBS Act, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Compliance with the Bank Holding Company Act

Group Inc. is a bank holding company (a “BHC”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and is therefore subject to supervision and regulation by the Federal Reserve Board (the “Federal Reserve”). In addition, Group Inc. is a financial holding company (an “FHC”) under the BHCA, which is a status available to BHCs that meet certain criteria. FHCs may engage in a broader range of activities than BHCs that are not FHCs. However, the activities of FHCs and their affiliates remain subject to certain restrictions imposed by the BHCA and related regulations. Because Group Inc. may be deemed to “control” us within the meaning of the BHCA, these restrictions could apply to us as well. Accordingly, the BHCA and other applicable banking laws, rules, regulations and guidelines, and their interpretation and administration by the appropriate regulatory agencies, including the Federal Reserve, may restrict our Investments, transactions and operations and may restrict the transactions and relationships between the Investment Adviser, Group Inc. and their affiliates, on the one hand, and us on the other hand. For example, the BHCA regulations applicable to Group Inc. and to us may, among other things, restrict our ability to make certain investments or the size of certain investments, impose a maximum holding period on some or all of the Investments and restrict our and the Investment Adviser’s ability to participate in the management and operations of the companies in which we invest. In addition, certain BHCA regulations may require aggregation of the positions owned, held or controlled by related entities. Thus, in certain circumstances, positions held by Group Inc. and its affiliates (including the Investment Adviser) for client and proprietary accounts may need to be aggregated with positions held by us. In this case, where BHCA regulations impose a cap on the amount of a position that may be held, Group Inc. may utilize available capacity to make investments for its proprietary accounts or for the accounts of other clients, which may require us to limit and/or liquidate certain Investments. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.” Additionally, Goldman Sachs may in the future, in its sole discretion and without notice to investors, engage in activities that have an impact on us and/or the Investment Adviser in order to comply with the BHCA or other legal requirements applicable to, or reduce or eliminate the impact or applicability of any bank regulatory or other restrictions on, Goldman Sachs, us, or other accounts managed by our Investment Adviser and its affiliates. In addition, Group Inc. may cease in the future to qualify as a FHC, which may subject us to additional restrictions. Moreover, there can be no assurance that the bank regulatory requirements applicable to Group Inc. and to us, or the interpretation thereof, will not change, or that any such change will not have a material adverse effect on us. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Our activities may be limited as a result of potentially being deemed to be controlled by Group Inc., a bank holding company.”

U.S. Investment Advisers Act of 1940

The Investment Adviser is registered as an investment adviser with the SEC pursuant to the Advisers Act.

Reporting Obligations

In order to be regulated as a BDC under the Investment Company Act, we have filed this Registration Statement for our Units with the SEC under the Exchange Act. Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

GOLDMAN SACHS DOES NOT PROVIDE LEGAL, TAX OR ACCOUNTING ADVICE. EACH PROSPECTIVE INVESTOR SHOULD OBTAIN INDEPENDENT TAX ADVICE BASED ON ITS PARTICULAR SITUATION.

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to us and an investment in Units by a Non-U.S. Unitholder (as defined below). This discussion is based on the Code, the United States Treasury Regulations promulgated thereunder (the “Regulations”), the legislative history of the Code, current administrative interpretations and practices of the U.S. Internal Revenue Service (the “IRS”) including administrative interpretations and practices of the IRS expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers that requested and received those rulings, and judicial decisions each as of the date of this Registration Statement, and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. Subsequent developments and changes in the tax laws of the United States and any countries in which we directly or indirectly invest, including changes in or differing interpretations of the foregoing authorities, which may be applied retroactively, could have a material effect on the tax consequences to Unitholders, us, and/or any intermediate vehicle through which we invest.

Neither we nor the Investment Adviser undertakes any obligation to supplement or update the discussion contained in this summary if any applicable laws change after the date hereof. We have not sought and will not seek any ruling from the IRS or any other U.S. federal, state, local, or non-U.S. taxing authority with respect to any of the tax issues affecting us or Unitholders or regarding any other matter discussed in this summary, and this summary is not binding on the IRS or any other taxing authority. Accordingly, there can be no assurance that the IRS or any other taxing authority will not assert, and a court will not sustain a position contrary to any of the tax considerations discussed in this summary.

This summary is necessarily general, does not constitute tax advice and does not purport to be a complete description of all the tax aspects affecting us or the beneficial owners of our Units. For example, this summary does not describe all of the U.S. federal income tax consequences and other considerations that may be relevant a particular Unitholder or to certain types of Unitholders subject to special treatment under U.S. federal income tax laws, including, but not limited to, insurance companies, persons holding the Units in connection with a hedging, straddle, conversion or other integrated transaction, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, banks, pension plans, charitable remainder trusts, private foundations and financial institutions. This summary assumes that each Unitholder holds its Units as a capital asset for U.S. federal income tax purposes (generally, assets held for investment). Accordingly, each prospective Unitholder should consult with its tax advisor with respect to the specific U.S. federal, state, local, and non-U.S. tax consequences to it of the ownership and disposition of the Units in light of its particular circumstances. This summary does not discuss any aspects of U.S. estate or gift taxation, U.S. state or local taxation or non-U.S. taxation. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax exempt securities or certain other investment assets.

This summary only addresses the U.S. federal income tax considerations applicable to an investment in Units by a Non-U.S. Unitholder. For purposes of this summary, a “Non-U.S. Unitholder” is a beneficial owner of Units that is not a “U.S. Person,” none of whose beneficial owners is a U.S. Person or an entity or arrangement treated as a partnership for U.S. federal income tax purposes. For this purpose, a “U.S. Person” is a beneficial owner of Units that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantive decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

In the case of Unitholders that are treated as partnerships for U.S. federal income tax purposes, the tax consequences described below, as well as the other tax considerations described herein, will also generally apply to investors who indirectly invest in us through such Unitholders. Any Unitholder that is treated as a partnership for U.S. federal income tax purposes should consult its tax advisor regarding the tax consequences of an investment in us to it and its owners.

Tax matters are very complicated and the tax consequences to each Unitholder of the ownership and disposition of Units will depend on the facts of his, her or its particular situation. Unitholders should consult their own tax adviser regarding the specific tax consequences of the ownership and disposition of Units, including tax reporting requirements, the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

We have elected to be treated as a corporation for U.S. federal income tax purposes, and expect to qualify annually, as a RIC under Subchapter M of the Code, in each case, commencing with the beginning of the taxable year that includes the Initial Drawdown Date. We did not make investments or recognize income and did not make distributions during the period prior to the Initial Drawdown Date.

As a RIC, we generally will not be required to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to Unitholders as dividends. Rather, dividends we distribute generally will be taxable to Unitholders, and any net operating losses, foreign tax credits and other of its tax attributes generally will not pass through to Unitholders, subject to special rules for certain items such as net capital gains and qualified dividend income we recognize. See “—Taxation of Non-U.S. Unitholders” below.

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify as a RIC, we must timely distribute to the Unitholders at least 90% of our investment company taxable income (determined without regard to the dividends paid deduction), which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, and our net tax-exempt interest income (which is the excess of gross tax-exempt interest income over certain disallowed deductions) for each taxable year (the “Annual Distribution Requirement”). If, prior to the date we elect to be treated as a RIC, we are treated for U.S. federal income tax purposes as a corporation that does not have RIC status (a “C corporation”) we will be subject to corporate-level U.S. federal income taxes on all of our income until the effective date of our election to be treated as a RIC. We are not expected to be treated as a C corporation and, if we are treated as a C corporation, we are not expected to have significant investments or income or to make distributions during the period prior to our election to be treated as a RIC. Our conversion from C corporation status to RIC status by election, if applicable, would also include a deemed-sale election with respect to any net unrealized gain existing at the time of conversion, causing any overall net unrealized gain in our assets at such time to be treated as realized for tax purposes, effective on the last day of our status as a C corporation. Such realization of unrealized capital gain, if any, will be taxable to us as of the last day of C corporation status and we will be subject to federal income tax of 21% of such amounts, plus state and local income taxes.

Taxation as a RIC

Each year, if we qualify as a RIC and satisfy the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (generally, realized net long-term capital gain in excess of realized net short-term capital loss) that we timely distribute (or are deemed to timely distribute) to Unitholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to Unitholders.

We generally will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income for a calendar year unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for each calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one-year period ending October 31 in that calendar year, and (3) any net ordinary income and capital gains in excess of capital losses recognized, but not distributed, in preceding years (the “Excise Tax Avoidance Requirement”). We will not be subject to the U.S. federal excise tax on amounts on which we are required to pay U.S. federal income tax (such as retained net capital gains). Depending on the level of taxable income and net capital gain earned in a year, we may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	qualify and have in effect an election to be treated as a BDC under the Investment Company Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code), or other income derived with respect to our business of investing in such stock or securities or foreign currencies (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of our assets is invested in (a) the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or (b) the securities of one or more qualified publicly traded partnerships (the “Diversification Tests”).

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (such as debt instruments with PIK (as defined below) interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also be required to include in our taxable income other amounts that we have not yet received or will not receive in cash, such as accruals on a contingent payment debt instrument, accruals of interest income and/or original issue discount on defaulted debt or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Moreover, we generally will be required to take certain amounts in income no later than the time such amounts are reflected on our financial statements. Because such original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make distributions to Unitholders in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Avoidance Requirement, even though we will not have received any corresponding cash payments. Accordingly, to enable us to make distributions to Unitholders that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to (1) sell some of our assets at times and/or at prices that we would not consider advantageous, (2) raise additional equity or debt capital, and/or (3) forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to its business). If we are unable to obtain cash in the amount required for us to make, or if we are restricted from making, sufficient distributions to our Unitholders to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).

Because we expect to use debt financing, we may be prevented by covenants contained in our debt financing agreements from making distributions to Unitholders in certain circumstances. In addition, under the Investment Company Act, we are generally not permitted to make distributions to Unitholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “—Indebtedness and Senior Securities” above. Limits on our distributions to Unitholders may prevent us from satisfying the Annual Distribution Requirement and, therefore, may jeopardize our qualification for taxation as a RIC, or subject us to the 4% U.S. federal excise tax.

Although we do not presently expect to do so, we may borrow funds and sell assets in order to make distributions to Unitholders that are sufficient for us to satisfy the Annual Distribution Requirement. However, our ability to dispose of assets may be limited by (1) the illiquid nature of our portfolio, and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times and/or values that, from an investment standpoint, are not advantageous. Alternatively, although we currently do not intend to do so, to satisfy the Annual Distribution Requirement, we may declare a taxable dividend payable in Units or cash at the election of each Unitholder. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in Units will generally be equal to the amount of cash that could have been received instead of Units.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our expenses in a given year exceed our investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years and such net operating losses do not pass through to its Unitholders. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such losses, and use them to offset future capital gains, indefinitely. As a result of these limits on the deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to Unitholders even if such income is greater than the aggregate net income we actually earned during those years. In addition, if future capital gains are offset by carried forward capital losses, such future capital gains are not subject to any corporate-level U.S. federal income tax, regardless of whether they are distributed to Unitholders. Accordingly, we do not expect to distribute any such offsetting capital gains.

Distributions we make to Unitholders may be made from our cash assets or by liquidation of our Investments, if necessary. We may recognize gains or losses from such liquidations. In the event we recognize net capital gains from such transactions, Unitholders may receive a larger capital gain distribution than they would have received in the absence of such transactions.

Failure to Qualify as a RIC

If we failed to satisfy the 90% Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code applied (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If we failed to qualify for treatment as a RIC and such relief provisions did not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to Unitholders. We would not be able to deduct distributions to Unitholders, nor would distributions to Unitholders be required to be made for U.S. federal income tax purposes. Any distributions we make to our Non-U.S. Unitholders would be treated as dividends to the extent of our current or accumulated earnings and profits and would not be eligible for the exemptions from withholding of U.S. federal income tax that are generally available for dividends paid by a RIC. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital that would reduce the Unitholder’s adjusted tax basis in its Units (and correspondingly increase such Unitholder’s gain, or reduce such Unitholder’s loss, on disposition of such Units), and any remaining distributions in excess of the Unitholder’s adjusted basis would be treated as a capital gain.

Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the five-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular year would be in our best interests.

Investments—General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

A Portfolio Company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our Investment in the Portfolio Company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in us receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the diversification requirements.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Unitholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to Unitholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make a QEF election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of this election. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. See “— Taxation as a RIC” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to its Investments, income recognized in a work-out or restructuring of a portfolio Investment, or income recognized from an equity investment in an operating partnership, may not be qualifying income for purposes of the 90% Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to Unitholders on such fees and income.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of Non-U.S. Unitholders

Whether an investment in Units is appropriate for a Non-U.S. Unitholder will depend upon that Unitholder’s particular circumstances. An investment in Units by a Non-U.S. Unitholder may have adverse tax consequences to such Non-U.S. Unitholder. Non-U.S. Unitholders should consult their own tax advisers before investing in us.

Distributions; Dispositions

Subject to the discussion below, distributions by us of investment company taxable income to a Non-U.S. Unitholder that are not effectively connected with the Non-U.S. Unitholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits.

Certain properly reported distributions are generally exempt from withholding of U.S. federal income tax where they are paid in respect of our (1) “qualified net interest income” (generally, U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the Non-U.S. Unitholder are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (2) “qualified short-term capital gains” (generally, the excess of net short-term capital gain over net long-term capital loss for such taxable year), and certain other requirements are satisfied. No assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be reported as such by us. In particular, this exemption will not apply to distributions paid in respect of non-U.S. source interest income or dividend income (or any other type of income other than generally non-contingent U.S.-source interest income received from unrelated obligors and qualified short-term capital gains). In the case of Units held through an intermediary, the intermediary may withhold U.S. federal income tax even if we designate the payment as qualified net interest income or qualified short-term capital gain.

Distributions by us of investment company taxable income to a Non-U.S. Unitholder that are effectively connected with the Non-U.S. Unitholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Unitholder), generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. Unitholder complies with applicable certification and disclosure requirements, although the distributions (to the extent of our current or accumulated earnings and profits) will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. Persons generally.

Actual or deemed distributions by us of net capital gains to a Non-U.S. Unitholder, and gains realized by a Non-U.S. Unitholder upon the sale of Units, will not be subject to U.S. federal income tax or any withholding of such tax, unless (1) the distributions or gains, as the case may be, are effectively connected with the Non-U.S. Unitholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Unitholder), in which case the distributions or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. Persons generally or (2) the Non-U.S. Unitholder is an individual who has been present in the United States for 183 days or more during the taxable year and satisfies certain other conditions, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gains, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Unitholder is not considered a resident alien under the Code.

If we distribute net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Unitholder will be entitled to a U.S. federal income tax credit or tax refund equal to the Unitholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the credit or refund, the Non-U.S. Unitholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. Unitholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate Non-U.S. Unitholder, both distributions (actual or deemed) and gains realized upon the sale of Units that are effectively connected with the Non-U.S. Unitholder’s conduct of a trade or business within the United States may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).

Although we currently do not intend to do so, we have the ability to declare a large portion of a distribution in Units. We are not subject to restrictions on the circumstances in which we may declare a portion of a distribution in Units, but would generally anticipate doing so only in unusual situations, such as, for example, if we did not have sufficient cash to meet our RIC distribution requirements under the Code. Generally, were we to declare such a distribution, we would allow Unitholders to elect payment in cash and/or Units of equivalent value. Under published IRS guidance, the entire distribution will generally be treated as a taxable distribution for U.S. federal income tax purposes, and count towards our RIC distribution requirements under the Code, if certain conditions are satisfied. Among other things, the aggregate amount of cash available to be distributed to all Unitholders is required to be at least 20% of the aggregate declared distribution. If too many Unitholders elect to receive cash, the cash available for distribution is required to be allocated among the Unitholders electing to receive cash (with the balance of the distribution paid in Units) under a formula provided in the applicable IRS guidance. Each Unitholder electing to receive cash would be entitled to receive cash in an amount equal to at least the lesser of (i) the portion of the distribution such Unitholder elected to receive in cash and (ii) such Unitholder’s entire distribution multiplied by the percentage limitation on cash available for distribution. The number of Units distributed would thus depend on the applicable percentage limitation on cash available for distribution, the Unitholders’ individual elections to receive cash or Units, and the value of the Units. Each Non-U.S. Unitholder generally would be treated as having received a taxable distribution (including for purposes of the application of the withholding tax rules discussed above) on the date the distribution is received in an amount equal to the cash that such Non-U.S. Unitholder would have received if the entire distribution had been paid in cash, even if such Non-U.S. Unitholder received all or most of the distribution in Units. In such a circumstance, all or substantially all of the cash that would otherwise be distributed to a Non-U.S. Unitholder may be withheld or Units may be withheld and sold to fund the applicable withholding.

As described in more detail in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matter—Distribution Reinvestment Plan,” we have adopted an “opt out” distribution reinvestment plan (the “DRIP”). Pursuant to the DRIP, if we declare a distribution, each Unitholder will have its distributions automatically reinvested by the plan administrator (as agent for the Unitholder in administering the DRIP), in additional Units of the same class of Units to which the distribution relates, unless the Unitholder specifically “opts out” of the DRIP and elects to receive distributions in cash. The number of Units to be issued to a Unitholder is determined by dividing the total dollar amount of the distribution payable to such Unitholder, net of any applicable withholding tax, by the then-current NAV per Unit. A Unitholder who elects to have its distributions reinvested in additional Units is generally subject to the same U.S. federal, state and local tax consequences as if it had received a distribution in cash. If the distribution is subject to withholding tax as described above, only the net after-tax amount will be reinvested in additional Units. A Unitholder’s basis for U.S. federal income tax purposes in the Units received from us pursuant to the DRIP will generally be equal to the amount of cash that would have been received if the Unitholder had received the distribution in case. Any Units received in a distribution will have a new holding period for tax purposes commencing on the day following the day on which such Units are credited to the Unitholder’s account.

Each Non-U.S. Unitholder in us should consult its tax advisor with respect to its tax and filing obligations.

Jurisdiction of Tax Residence

The tax treatment of a Non-U.S. Unitholder in its jurisdiction of tax residence will depend entirely on the laws of such jurisdiction, and may vary considerably from jurisdiction to jurisdiction. Depending on (i) the laws of such Non-U.S. Unitholder’s jurisdiction of tax residence, (ii) how we, our Investments and/or any other investment vehicles through which we directly or indirectly invest are treated in such jurisdiction, and (iii) the activities of any such entities, an investment in us could result in such Non-U.S. Unitholder recognizing adverse tax consequences in its jurisdiction of tax residence, including (a) with respect to any generally required or additional tax filings and/or additional disclosure required in such filings in relation to the treatment for tax purposes in the relevant jurisdiction of an interest in us, our Investments and/or any other investment vehicles through which we directly or indirectly invests and/or of distributions from such entities and any uncertainties arising in that respect (those entities not being established under the laws of the relevant jurisdiction), (b) the possibility of taxable income significantly in excess of cash distributed to a Non-U.S. Unitholder, and possibly in excess of our actual economic income, (c) the possibilities of losing deductions or the ability to utilize tax basis and of sums invested being returned in the form of taxable income or gains, and (d) the possibility of being subject to tax at unfavorable tax rates.

A Non-U.S. Unitholder may also be subject to restrictions on the use of its share of our deductions and losses in its jurisdiction of tax residence. Each prospective investor is urged to consult its own tax advisors with respect to the tax and tax filing consequences, if any, in its jurisdiction of tax residence of an investment in us, as well as any other jurisdiction in which such prospective investor is subject to taxation.

Backup Withholding

A Non-U.S. Unitholder generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on taxable distributions unless the Non-U.S. Unitholder provides the applicable withholding agent with an IRS Form W-8 BEN or W-8BEN-E or an acceptable substitute form or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the Non-U.S. Unitholder’s U.S. federal income tax liability (which may entitle the Non-U.S. Unitholder to a refund), provided that proper information is timely provided to the IRS.

FATCA Withholding and Information Reporting on Foreign Financial Accounts

Under the Code and applicable Treasury regulations, the applicable withholding agent generally will be required to withhold 30% of (a) any dividends on Units and (b) the gross proceeds from a sale of Units, in each case, paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Proposed Treasury regulations that may be relied on pending finalization provide that the withholding tax on gross proceeds will be eliminated and, consequently, withholding on gross proceeds is not currently expected to apply. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. If payment of this withholding tax is made, Non-U.S. Unitholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld under FATCA.

We generally intend to provide our Unitholders with certain annual financial information regarding our operations. The information provided by us to a Unitholder may not be timely and, also may not be sufficient for such Unitholder to comply with its tax filing obligations. Each Unitholder will be responsible for the preparation and filing of such Unitholder’s own income tax returns, and each Unitholder should be prepared to obtain any available extensions of the filing date for its income tax returns.

Non-U.S. unitholders should consult their own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our Units.

Change in Tax Laws

Each prospective investor should be aware that tax laws and regulations are changing on an ongoing basis, and such laws and/or regulations may be changed with retroactive effect. Moreover, the interpretation and/or application of tax laws and regulations by certain tax authorities may not be clear, consistent or transparent. Uncertainty in the tax law may require us to accrue potential tax liabilities even in situations in which we and/or our Unitholders do not expect to be ultimately subject to such tax liabilities. In that regard, accounting standards and/or related tax reporting obligations may change, giving rise to additional accrual and/or other obligations.

Developments in the tax laws of the United States or other jurisdictions could have a material effect on the tax consequences to the Unitholders, us, and/or our direct and indirect subsidiaries, and Unitholders may be required to provide certain additional information to us (which may be provided to the IRS or other taxing authorities) and may be subject to other adverse consequences as a result of such change in tax laws. In the event of any such change in tax law, each Unitholder is urged to consult its own advisors.

Certain ERISA Considerations

ERISA and the Code impose certain requirements on employee benefit plans to which Title I of ERISA applies, certain other plans and accounts (such as Keogh plans and individual retirement accounts) that, although not subject to ERISA, are subject to certain similar rules under Section 4975 of the Code, and entities whose assets are treated as “plan assets” of any such plans or accounts under ERISA (such plans, accounts and entities, collectively, “Benefit Plan Investors”). ERISA also imposes certain requirements on those persons who are fiduciaries with respect to Benefit Plan Investors (“Fiduciaries”).

In accordance with ERISA’s general fiduciary standards, before investing in us, a Fiduciary should determine whether such an investment is permitted under the instruments governing the Benefit Plan Investor and is appropriate for the Benefit Plan Investor in view of its overall investment policy and the composition and diversification of its portfolio. Thus, a Fiduciary considering an investment in us should consult with its own legal counsel concerning all the legal implications of investing in us, especially the issues discussed in the following paragraphs.

Unless a statutory or administrative exemption is available, Section 406 of ERISA and Section 4975 of the Code prohibit a broad range of transactions involving “plan assets” and persons who have certain specified relationships to a Benefit Plan Investor (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Code) and impose additional prohibitions on parties in interest and disqualified persons who are Fiduciaries. Certain Benefit Plan Investors may currently maintain relationships with the Investment Adviser or other entities that are affiliated with us, and, as a result, one or more of such entities may be deemed to be a “party in interest” or “disqualified person” with respect to (including a fiduciary of) any such Benefit Plan Investor. A party in interest or disqualified person that engages in a non-exempt prohibited transaction could be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Each Benefit Plan Investor that acquires Units is responsible for determining the extent, if any, to which the purchase and holding of Units will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, and otherwise for determining compliance with ERISA and Section 4975 of the Code.

A direct or indirect investment in us by a Benefit Plan Investor might result in our assets being deemed to constitute “plan assets,” which in turn would mean (among other things) that such assets would be subject to the reporting and disclosure rules of Title I of ERISA, might mean that the Fiduciary who decided to invest in us had improperly delegated asset management responsibility to certain providers of fiduciary or other services to us and would mean that our operation would be subject to the prohibited transaction rules and certain other requirements of Title I of ERISA and Section 4975 of the Code (including rules governing the investment of the assets of the Benefit Plan Investor and the ability of the Benefit Plan Investor to engage in transactions with parties in interest or disqualified persons).

The U.S. Department of Labor has issued a regulation (29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”)) that describes when a direct or indirect investment by a Benefit Plan Investor in an investment vehicle (such as us) might result in the assets of the vehicle being deemed to constitute “plan assets” within the meaning of ERISA. Under the Plan Assets Regulation, when a Benefit Plan Investor acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the assets of the Benefit Plan Investor include not only such equity interest, but also an undivided interest in each of the underlying assets of the entity, unless it is established that (i) Benefit Plan Investors own less than 25% of the total value of each class of equity interest in the entity, determined on the date of the most recent acquisition or disposition of any equity interest in the entity (the “25% Test”), or (ii) the entity is an “operating company” (including a “venture capital operating company” or “real estate operating company”), as such terms are defined in the Plan Assets Regulation.

For purposes of the 25% Test, any equity interests held by any person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the entity or any person who provides investment advice for a fee with respect to the entity’s assets, or any affiliate of such a person (each, a “Controlling Person”) are disregarded. In addition, an entity in which Benefit Plan Investors exceed the 25% Test is considered to hold “plan assets,” but only to the extent of the percentage of the equity interests in the entity held by Benefit Plan Investors.

In addition, the Plan Assets Regulation generally defines the term “publicly-offered security” as a security that is freely transferrable, part of a class of securities that is widely held and sold pursuant to certain types of registered offerings enumerated in the Plan Assets Regulation. A security is considered “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely-held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Plan Assets Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances.

It is expected that, based on assurances received from investors, Benefit Plan Investors will represent less than 25% of the value of each class of our equity interests (disregarding certain interests held by the Investment Adviser and its affiliates).

In order to prevent our underlying assets from being treated as “plan assets” for purposes of ERISA, we reserve the right to exclude one or more Benefit Plan Investors from, or limit or reduce the size of new or existing investments by such investors in, us (including by rejecting subscriptions for Units by, or transfers of Units to, any such investors or by requiring any such investors to reduce or terminate their interests in us in whole or in part at any time) if the Investment Adviser determines, in its sole discretion, that participation or continued participation by any such investors causes or could cause our assets to continue to be treated as “plan assets” subject to Title I of ERISA or Section 4975 of the Code, or for any other reason, in its discretion (including, without limitation, to maintain the interests of Benefit Plan Investors below a percentage limit as determined by the Investment Adviser in its discretion). In the event that a registration or public offering of Units would be sufficient to cause the Units to constitute a “publicly-offered security” for purposes of ERISA, it is expected that our underlying assets would not be considered to be plan assets, as discussed above.

Employee benefit plans that are not subject to the requirements of ERISA or the Code discussed above (including, for example, governmental plans as defined in Section 3(32) of ERISA) may be subject to materially similar provisions of other applicable U.S. federal, state or non-U.S. law or may be subject to other legal restrictions on their ability to invest in us. Accordingly, any such plans and the fiduciaries of such plans should consult with their own legal counsel concerning all the legal implications of investing in us.

Any sale of Units to Benefit Plan Investors and other employee benefit plans not subject to Title I of ERISA or Section 4975 of the Code is in no respect a representation or warranty by us, the Investment Adviser or any of their affiliates, successors or assigns (including Goldman Sachs & Co. LLC), or by any other person associated with the sale of the Units, that the investment in us by such investors meets all relevant legal requirements applicable to such investors generally or to any particular investor, or that such investment is otherwise appropriate for such investors generally or for any particular investor.

ITEM 1A.	RISK FACTORS.

The following list of risk factors does not purport to be a complete enumeration or explanation of the risks involved in an investment in the Units. Prospective investors should read this Registration Statement and the LLC Agreement and consult with their own advisors before deciding whether to invest in the Units. Prospective investors should also carefully consider these risk factors, together with all of the other information included in this Registration Statement, before deciding whether to make an investment in the Units. The risks set forth below are not the only risks we face, and we may face other risks that we have not yet identified, which we do not currently deem material or which are not yet predictable. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the NAV of our securities could decline, and you may lose all or part of your investment. In addition, as our investment program develops and changes over time, an investment in the Units may be subject to additional and different risk factors.

Summary Risk Factors

Investing in our securities involves a high degree of risk. The following is a summary of certain of the principal risks that should be carefully considered before investing in our securities:

Risks Relating to Our Business and Structure

•	We are a new company and have no operating history.

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As a new company with no Investments, our initial closing is for interests in a “blind pool.” Investors will not have the opportunity to evaluate historical data or assess any of our Investments prior to participating in this initial closing.

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Our operation as a BDC will impose numerous constraints on us and significantly reduce our operating flexibility. In addition, if we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company, which would subject us to additional regulatory restrictions.

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We will be subject to corporate-level U.S. federal income tax on all of our income if we are unable to qualify for tax treatment as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance.

•	We are dependent upon management personnel of the Investment Adviser for our future success.

•	The Investment Adviser, its principals, investment professionals and employees and the members of its Private Credit Investment Committee have certain conflicts of interest.

•	Goldman Sachs’s financial and other interests may incentivize the Investment Adviser to favor other Accounts.

•	Global economic, political and market conditions may adversely affect our business, financial condition and results of operations, including our revenue growth and profitability.

•	Political, social and economic uncertainty, including uncertainty related to the COVID-19 pandemic and Russia’s military invasion of Ukraine, create and exacerbate risks.

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The capital markets are currently in a period of disruption and economic uncertainty. Such market conditions have materially and adversely affected debt and equity capital markets, which have had, and may continue to have, a negative impact on our business and operations.

•	Our financial condition and results of operations will depend on the Investment Adviser’s ability to manage our future growth effectively.

•	Our ability to grow depends on our access to adequate capital.

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Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital. These constraints may hinder our Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.

•	We borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

•	Our ability to enter into transactions involving derivatives and financial commitment transactions may be limited.

•	We operate in a highly competitive market for investment opportunities.

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The Investment Adviser will be paid the Management Fee even if the value of the Unitholders’ investment declines and the Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of investments.

•	Beneficial owners of our equity securities may be subject to certain regulatory requirements based on their ownership percentages.

•	Investors may fail to pay their Undrawn Commitments.

•	We are subject to risks related to corporate social responsibility.

•	We will incur significant costs as a result of being subject to the reporting requirements under the Exchange Act.

•	Efforts to comply with Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and noncompliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us.

•	Potential conflicts of interest with other businesses of Goldman Sachs could impact our investment returns.

•	Subject to the terms of the LLC Agreement, the Board of Directors may change our investment objective, operating policies and strategies without prior notice or Unitholder approval.

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Changes in laws or regulations governing our operations or the operations of our Portfolio Companies, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact us or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.

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The Investment Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

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The Investment Adviser’s responsibilities and its liability to us are limited under the Investment Advisory Agreement, which may lead the Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

•	Our ability to enter into transactions with our affiliates will be restricted.

•	The Incentive Fee is based on pre-incentive fee net investment income.

•	We may experience fluctuations in our quarterly results.

•	We will be exposed to risks associated with changes in interest rates, including the current rising interest rate environment.

•	Our activities may be limited as a result of potentially being deemed to be controlled by Group Inc., a bank holding company.

•	We may fail to limit participation in the Company by investors that are subject to ERISA.

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We are dependent on information systems, and systems failures, as well as operating failures, could significantly disrupt our business, which could, in turn, negatively affect our liquidity, financial condition or results of operations.

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Cybersecurity risks and cyber incidents may adversely affect our business or the businesses of our Portfolio Companies by causing a disruption to our operations or the operations of our Portfolio Companies, a compromise or corruption of our confidential information or the confidential information of our Portfolio Companies and/or damage to our business relationships or the business relationships of our Portfolio Companies, all of which could negatively impact our business, financial condition and operating results or of our Portfolio Companies.

•	We cannot predict how new tax legislation will affect us, our Investments, or Unitholders, and any such legislation could adversely affect our business.

Risks Relating to Our Portfolio Company Investments

•	Our Investments are very risky and highly speculative.

•	Investing in middle-market companies involves a number of significant risks.

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Many of our portfolio securities will not have a readily available market price, and we will value these securities at fair value as determined in good faith under procedures adopted by the Investment Adviser, as Valuation Designee (as defined below), which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the Investment.

•	The lack of liquidity in our Investments may adversely affect our business.

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Our portfolio may be focused in a limited number of Portfolio Companies, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.

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We will generally not be in a position to exercise control over our Portfolio Companies or to prevent decisions by management of our Portfolio Companies that could decrease the value of our Investments.

•	We may be subject to risks associated with investments in real estate loans.

•	Our failure or inability to make follow-on investments in our Portfolio Companies could impair the value of our portfolio.

•	The Portfolio Companies may prepay loans, which may reduce stated yields in the future if the capital returned cannot be invested in transactions with equal or greater expected yields.

•	Investments in common and preferred equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

•	By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

•	We may be exposed to special risks associated with bankruptcy cases.

•	We will have broad discretion over the use of proceeds of the funds we raise from investors and will use proceeds in part to satisfy operating expenses.

•	Declines in market prices and liquidity in the corporate debt markets can result in significant net unrealized depreciation of our portfolio, which in turn would affect our results of operations.

•	Economic recessions or downturns could impair our Portfolio Companies and harm our operating results.

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Our Portfolio Companies may have incurred or issued, or may in the future incur or issue, debt or equity securities that rank equally with, or senior to, our Investments in such Portfolio Companies, which could have an adverse effect on us in any liquidation of the Portfolio Company.

•	Our Portfolio Companies may be highly leveraged.

•	We may form one or more CLOs, which may subject us to certain structured financing risks.

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We may initially invest a significant portion of the net proceeds from an offering of Units in short-term investments, which will generate lower rates of return than those expected from the interest generated from implementation of our intended investment program.

•	The effect of global climate change may impact the operations of the Portfolio Companies.

•	Inflation may adversely affect the business, results of operations and financial condition of Portfolio Companies.

Risks Relating to the Units and to any Offering of the Units

•	The Units are limited in their transferability; we may repurchase or force a sale of a Unitholder’s Units.

•	An investor may be subject to the short-swing profits rules under the Exchange Act as a result of its investment in the Units.

•	We may in the future determine to issue Preferred Units, which could adversely affect the market value of the Units.

•	Investing in Units involves an above-average degree of risk.

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We may not be able to pay Unitholders distributions on their Units, our distributions to Unitholders may not grow over time and a portion of our distributions to Unitholders may be a return of capital for U.S. federal income tax purposes.

•	Certain investors will be limited in their ability to make significant investments in the Units.

•	Unitholders may be subject to filing requirements under the Exchange Act as a result of their investment in the Units.

•	The tax treatment of a Non-U.S. Unitholder in its jurisdiction of tax residence will depend entirely on the laws of such jurisdiction, and may vary considerably from jurisdiction to jurisdiction.

•	We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.

•	Unitholders may receive Units as distributions, which could result in adverse tax consequences to them.

•	Non-U.S. Unitholders may be subject to withholding of U.S. federal income tax on dividends paid by us.

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To the extent OID and PIK interest will constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income.

The risks of an investment in the Units arise both from the risks associated with our investment strategy and from the risks attendant to our ability to achieve our investment objectives. These risks include those discussed below.

Risks Relating to Our Business and Structure

We are a new company and have no operating history.

We have not commenced operations. We have no operating history, and as a result, we have no financial information on which investors can evaluate an investment in us or our prior performance. Investors must rely on us to implement our investment policies, to evaluate all of our investment opportunities and to structure the terms of our Investments rather than evaluating our Investments in advance of purchasing Units. Because investors are not able to thoroughly evaluate our Investments in advance of purchasing Units, investment in the Units may entail more risk than other types of investments. This additional risk may hinder the ability of our investors to achieve their own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives. Additionally, the results of any other Accounts that have or have had an investment program which is similar to, or different from, our investment program are not indicative of the results that we may achieve. We expect to have a different investment portfolio from other Accounts. Accordingly, our results may differ from and are independent of the results obtained by such other Accounts. Moreover, past performance is no assurance of future returns.

We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of investors’ investments could decline substantially or that investors’ investments could become worthless. We anticipate, based on the amount of proceeds raised in the initial or subsequent closings, that it could take some time to invest substantially all of the capital we expect to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable Investments in middle-market companies. In order to comply with the RIC diversification requirements during the startup period, we may invest proceeds in temporary Investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which we expect will earn yields substantially lower than the interest, dividend or other income that we seek to receive in respect of suitable Investments. We may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions we expect to pay when our portfolio is fully invested. We will pay a Management Fee to the Investment Adviser throughout this interim period irrespective of our performance. If the Management Fee and our other expenses exceed the return on the temporary investments, our equity capital will be eroded.

As a new company with no Investments, our initial closing is for interests in a “blind pool.” Investors will not have the opportunity to evaluate historical data or assess any of our Investments prior to participating in this initial closing.

We currently own no Investments, and the Investment Adviser has not identified, made or contracted to make investments on our behalf with the proceeds from the initial closing. As a result, investors will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our Investments, including Investments we make using the proceeds from the initial closing, prior to making a decision to invest in Units. Investors must rely on us to implement its investment policies, to evaluate all of its investment opportunities and to structure the terms of its Investments rather than evaluating our Investments in advance of purchasing Units. Because investors are not able to evaluate our Investments in advance of purchasing Units, the offering of Units may entail more risk than other types of offerings. This additional risk may hinder investors’ ability to achieve their own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

Our operation as a BDC will impose numerous constraints on us and significantly reduce our operating flexibility. In addition, if we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company, which would subject us to additional regulatory restrictions.

The Investment Company Act imposes numerous constraints on the operations of BDCs. For example, BDCs generally are required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private companies or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment. These constraints may hinder the Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective. Furthermore, any failure to comply with the requirements imposed on BDCs by the Investment Company Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants.

We may be precluded from investing in what the Investment Adviser believes are attractive investments if such investments are not qualifying assets for purposes of the Investment Company Act. If we do not invest a sufficient portion of its assets in qualifying assets, we will be prohibited from making any additional investment that is not a qualifying asset and could be forced to forgo attractive investment opportunities. Similarly, these rules could prevent us from making follow-on investments in existing Portfolio Companies (which could result in the dilution of our position).

If we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company that is required to register under the Investment Company Act, which would subject us to additional regulatory restrictions and significantly decrease our operating flexibility. In addition, any such failure could cause an event of default under any outstanding indebtedness we might have, which could have a material adverse effect on our business, financial condition or results of operations.

We will be subject to corporate-level U.S. federal income tax on all of our income if we are unable to qualify for tax treatment as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance.

Although we intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with the Initial Drawdown Date, there can be no assurances that we will be able to qualify for and maintain RIC status. To obtain and maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to Unitholders, we must meet the annual distribution, source-of-income and asset diversification requirements described below.

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The annual distribution requirement for a RIC will generally be satisfied if we distribute to Unitholders on an annual basis at least 90% of our investment company taxable income (generally, our net ordinary income plus the excess of our realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) for each taxable year. Because we expect to use debt financing, we expect to be subject to an asset coverage ratio requirement under the Investment Company Act, and we expect to be subject to certain covenants contained in our credit agreements and other debt financing agreements. This asset coverage ratio requirement and these covenants could, under certain circumstances, restrict us from making distributions to Unitholders that are necessary for us to satisfy the distribution requirement. If we are unable to obtain cash in the amount required for us to make, or if we are restricted from making, sufficient distributions to Unitholders, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes).

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The source-of-income requirement will be satisfied if at least 90% of our gross income for each year is derived from dividends, interest, gains from the sale of stock or securities or foreign currencies, payments with respect to loans of certain securities, net income derived from an interest in a “qualified publicly traded partnership” or other income derived with respect to our business of investing in such stock or securities or foreign currencies.

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The asset diversification requirement will be satisfied if, at the end of each quarter of our taxable year, at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other acceptable securities, and no more than 25% of the value of our assets is invested in the securities (other than U.S. government securities or securities of other RICs) of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain Investments quickly in order to prevent the loss of RIC status. Because most of our Investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we fail to qualify for or maintain our RIC status for any reason, and we do not qualify for certain relief provisions under the Code, we would be subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). In this event, the resulting taxes and any resulting penalties could substantially reduce our net assets, the amount of our income available for distribution and the amount of our distributions to Unitholders, which would have a material adverse effect on our financial performance. For additional discussion regarding the tax implications of RIC status, see “Item 1(c). Business—Description of Business—Certain U.S. Federal Income Tax Considerations.”

We are dependent upon management personnel of the Investment Adviser for our future success.

We do not have any employees. We depend on the experience, diligence, skill and network of business contacts of GSAM Private Credit, together with other investment professionals that the Investment Adviser currently retains, or may subsequently retain, to identify, evaluate, negotiate, structure, close, monitor and manage our Investments. Our future success will depend to a significant extent on the continued service and coordination of the Investment Adviser’s senior investment professionals. The departure of any of the Investment Adviser’s key personnel, including members of the Private Credit Investment Committee, or of a significant number of the investment professionals of the Investment Adviser, could have a material adverse effect on our business, financial condition or results of operations.

In addition, we cannot assure investors that the Investment Adviser will remain our investment adviser or that we will continue to have access to the Investment Adviser or its investment professionals. See “—The Investment Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.”

The Investment Adviser, its principals, investment professionals and employees and the members of its Private Credit Investment Committee have certain conflicts of interest.

The Investment Adviser, its principals, affiliates, investment professionals and employees and the members of the Private Credit Investment Committee and our officers and directors serve or may serve now or in the future as investment advisers, officers, directors, principals of, or in other capacities with respect to, public or private entities (including other BDCs and other investment funds) that operate in the same or a related line of business as us. Certain of these individuals could have obligations to investors in other Accounts, the fulfillment of which is not in our best interests or the best interests of Unitholders, and we expect that investment opportunities will satisfy the investment criteria for both us and such other Accounts. In addition, the Investment Adviser and its affiliates also manage other Accounts, and expect to manage other vehicles or Accounts in the future that have investment mandates that are similar, in whole or in part, to ours and, accordingly, may invest in asset classes similar to those targeted by us. As a result, the Investment Adviser and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. The fact that our investment advisory fees may be lower than those of certain other funds advised by the Investment Adviser could result in this conflict of interest affecting us adversely relative to such other funds.

Subject to applicable law, we may invest alongside Goldman Sachs and other Accounts. In certain circumstances, negotiated co-investments by us and other Accounts may be made only pursuant to the Relief permitting us to do so. Under the terms of the Relief, a “required majority” (as defined in Section 57(o) of the Investment Company Act) of our Independent Directors must make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction are reasonable and fair to us and our Unitholders and do not involve overreaching of us or our Unitholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our Unitholders and is consistent with our Board of Directors approved criteria. See “Legal and Regulatory—Our ability to enter into transactions with our affiliates will be restricted.”

As a result of the Relief, there could be significant overlap in our investment portfolio and the investment portfolios of other Accounts, including, in some cases, proprietary accounts of Goldman Sachs. In such circumstances, the Investment Adviser will adhere to its investment allocation policy in order to determine the Accounts to which to allocate investment opportunities. If we are unable to rely on the Relief for a particular opportunity, when the Investment Adviser identifies certain investments, the Investment Adviser will be required to determine which Accounts should make the investment at the potential exclusion of other Accounts. The policy currently provides that our Investment Adviser allocate opportunities through a rotation system or in such other manner as our Investment Adviser determines to be equitable. Accordingly, it is possible that we may not be given the opportunity to participate in investments made by other Accounts.

Goldman Sachs’s financial and other interests may incentivize the Investment Adviser to favor other Accounts.

The Investment Adviser will receive performance-based compensation in respect of its investment management activities on our behalf based on pre-incentive fee net investment income. As a result, the Investment Adviser may make investments for us that present a greater potential for return but also a greater risk of loss or that are more speculative than would be the case in the absence of performance-based compensation. In addition, the Investment Adviser may simultaneously manage other Accounts for which the Investment Adviser may be entitled to receive greater fees or other compensation (as a percentage of performance or otherwise) than it receives in respect of us.

In addition, subject to applicable law, Goldman Sachs may invest in other Accounts, and such investments may constitute substantial percentages of such other Accounts’ outstanding equity interests. Therefore, the Investment Adviser may have an incentive to favor such other Accounts over us. To address these types of conflicts, the Investment Adviser has adopted policies and procedures under which investment opportunities will be allocated in a manner that it believes is consistent with its obligations as an investment adviser. However, the amount, timing, structuring or terms of an investment by us may differ from, and performance may be different than, the investments and performance of other Accounts.

Global economic, political and market conditions may adversely affect our business, financial condition and results of operations, including our revenue growth and profitability.

Our business is directly influenced by the economic cycle, and could be negatively impacted by a downturn in economic activity in the U.S. as well as globally. Fiscal and monetary actions taken by U.S. and non-U.S. government and regulatory authorities could have a material adverse impact on our business. To the extent uncertainty regarding the U.S. or global economy negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be adversely affected. Moreover, Federal Reserve policy, including with respect to certain interest rates, along with the general policies of the current presidential administration, may also adversely affect the value, volatility and liquidity of dividend- and interest-paying securities. These conditions, government actions and future developments may cause interest rates and borrowing costs to rise, which may adversely affect our ability to access debt financing on favorable terms and may increase the interest costs of our borrowers, hampering their ability to repay us. Continued or future adverse economic conditions could have a material adverse effect on our business, financial condition and results of operations.

If key economic indicators, such as the unemployment rate or inflation, do not progress at a rate consistent with the Federal Reserve’s objectives, the target range for the federal funds rate may increase and cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms and may also increase the costs of our borrowers, hampering their ability to repay us. In addition, in 2022, the U.S. Federal Reserve has raised short-term interest rates and has suggested that additional interest rate increases during the remainder of 2022 are likely.

Legislation may be adopted that could significantly affect the regulation of U.S. financial markets. Areas subject to potential change, amendment or repeal include the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the authority of the Federal Reserve and the Financial Stability Oversight Council. These or other regulatory changes could result in greater competition from banks and other lenders with which we compete for lending and other investment opportunities. The United States may also potentially withdraw from or renegotiate various trade agreements and take other actions that would change current trade policies of the United States. We cannot predict which, if any, of these actions will be taken or, if taken, their effect on the financial stability of the United States. Such actions could have a material adverse effect on our business, financial condition and results of operations.

Political, social and economic uncertainty, including uncertainty related to the COVID-19 pandemic and Russia’s military invasion of Ukraine, create and exacerbate risks.

The COVID-19 pandemic has created disruptions in supply chains and economic activity, contributed to labor difficulties and is having a particularly adverse impact on transportation, hospitality, tourism, entertainment and other industries, which may in the future adversely affect our financial condition, liquidity and results of operations. The extent to which the COVID-19 pandemic will negatively affect our financial condition, liquidity and results of operations will depend on future developments, including the emergence of new variants of COVID-19 and the effectiveness of vaccines and treatments over the long term and against new variants, which are highly uncertain and cannot be predicted.

While financial markets have rebounded from the significant declines that occurred early in the pandemic and global economic conditions generally improved, certain of the circumstances that arose or became more pronounced after the onset of the COVID-19 pandemic have persisted, including (i) relatively weak consumer confidence; (ii) low levels of the federal funds rate and yields on U.S. Treasury securities which, at times, were near zero; (iii) ongoing heightened credit risk with regard to industries that have been most severely impacted by the pandemic, including, at times, oil and gas, gaming and lodging, and airlines; (iv) higher cyber security, information security and operational risks; and (v) interruptions in the supply chain that have adversely affected many businesses and have contributed to higher rates of inflation.

Depending on the duration and severity of the pandemic going forward, as well as the effects of the pandemic on consumer and corporate confidence, the conditions noted above could continue for an extended period and other adverse developments may occur or reoccur, including (i) the decline in our value and performance and the value and performance of the Portfolio Companies, (ii) the ability of our borrowers to continue to meet loan covenants or repay loans provided by us on a timely basis or at all, which may require us to restructure our Investments or write down their value, (iii) our ability to comply with the covenants and other terms of our debt obligations and to repay such obligations, on a timely basis or at all, (iv) our ability to comply with certain regulatory requirements, such as asset coverage requirements under the Investment Company Act, (v) our ability to maintain our distributions at their current level or to pay them at all or (vi) our ability to source, manage and divest Investments and achieve its investment objectives, all of which could result in significant losses to us. We will also be negatively affected if the operations and effectiveness of any of our Portfolio Companies (or any of the key personnel or service providers of the foregoing) is compromised or if necessary or beneficial systems and processes are disrupted. See “—The capital markets are currently in a period of disruption and economic uncertainty. Such market conditions have materially and adversely affected debt and equity capital markets, which have had, and may continue to have, a negative impact on our business and operations.”

Governmental authorities worldwide have taken measures to stabilize the markets and support economic growth. The continued success of these measures is unknown, and they may not be sufficient to address future market dislocations or avert severe and prolonged reductions in economic activity.

In addition, disruptions in the capital markets caused by the COVID-19 pandemic have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. These and future market disruptions and/or illiquidity can be expected to have an adverse effect on our business, financial condition, results of operations and cash flows. Unfavorable economic conditions also would be expected to increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could limit our Investment originations, limit our ability to grow and have a material negative impact on our operating results or the operating results of our Portfolio Companies, and on the fair values of our debt and equity Investments.

In addition, Russia’s invasion of Ukraine in February 2022 and corresponding events have had, and could continue to have, severe adverse effects on regional and global economic markets. Following Russia’s actions, various governments, including the United States, have issued broad-ranging economic sanctions against Russia, including, among other actions, a prohibition on doing business with certain Russian companies, large financial institutions, officials and oligarchs; a commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, the electronic banking network that connects banks globally; and restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. The duration of hostilities and the vast array of sanctions and related events (including cyberattacks and espionage) cannot be predicted. Those events present material uncertainty and risk with respect to markets globally, which will pose potential adverse risks to us and the performance of our Investments and operations. Any such market disruptions could affect operations of the Portfolio Companies and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

The capital markets are currently in a period of disruption and economic uncertainty. Such market conditions have materially and adversely affected debt and equity capital markets, which have had, and may continue to have, a negative impact on our business and operations.

The U.S. capital markets have experienced extreme disruption since the global outbreak of COVID-19. Such disruptions have been evidenced by volatility in global stock markets as a result of uncertainty regarding the COVID-19 pandemic, the fluctuating price of commodities such as oil, and Russia’s military invasion of Ukraine. Despite actions of the U.S. federal government and foreign governments, these events have contributed to worsening general economic conditions that are materially and adversely impacting broader financial and credit markets and reducing the availability of debt and equity capital for the market as a whole. These conditions could continue for a prolonged period of time or worsen in the future.

Significant changes or volatility in the capital markets may negatively affect the valuations of our Investments. While most of our Investments are not likely to be publicly traded, applicable accounting standards require us to assume as part of our valuation process that Investments are sold in a principal market to market participants (even if we plan to hold an Investment to maturity). Our valuations, and particularly valuations of private investments and private companies, are inherently uncertain, fluctuate over short periods of time and are often based on estimates, comparisons and qualitative evaluations of private information that may not reflect the full impact of the COVID-19 pandemic, Russia’s military invasion of Ukraine and measures taken in response thereto. Any public health emergency, including the COVID-19 pandemic or an outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us and the fair value of our Investments and Portfolio Companies.

Significant changes in the capital markets, such as disruptions in economic activity caused by the COVID-19 pandemic and Russia’s military invasion of Ukraine could limit our investment originations, limit our ability to grow and have a material negative impact on our and our Portfolio Companies’ operating results and the fair values of our debt and equity investments. Additionally, the recent disruption in economic activity caused by the COVID-19 pandemic and Russia’s military invasion of Ukraine could have a negative effect on the potential for liquidity events involving our Investments. The illiquidity of our Investments may make it difficult for us to sell such investments to access capital if required. As a result, we could realize significantly less than the value at which we recorded investments if we were required to sell them to increase our liquidity. An inability on our part to raise incremental capital, and any required sale of all or a portion of our Investments as a result, could have a material adverse effect on our business, financial condition or results of operations.

Further, current market conditions may make it difficult to raise equity capital, extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms and any failure to do so could have a material adverse effect on our business. The debt capital available to us in the future, if available at all, may need to be incurred in a rising interest rate environment. If we are unable to raise new debt or refinance existing debt, then our equity investors will not benefit from the potential for increased returns on equity resulting from leverage, and we may be unable to make new commitments or to fund existing commitments to its Portfolio Companies. Any inability to extend the maturity of or refinance our existing debt, or to obtain new debt, could have a material adverse effect on our business, financial condition or results of operations.

Our financial condition and results of operations will depend on the Investment Adviser’s ability to manage our future growth effectively.

Our ability to achieve its investment objective will depend on the Investment Adviser’s ability to identify, invest in and monitor companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis is largely a function of the structuring of our investment process and the ability of the Investment Adviser to provide competent, attentive and efficient services to us. Our executive officers and the members of the Private Credit Investment Committee have substantial responsibilities in connection with their roles at the Investment Adviser with the Accounts, and other clients of the Investment Adviser, as well as responsibilities under the Investment Advisory Agreement. We may also be called upon to provide significant managerial assistance to certain of our Portfolio Companies. These demands on their time, which will increase as the number of Investments grow, may distract them or slow the rate of investment. In order to grow, the Investment Adviser may need to hire, train, supervise, manage and retain new employees. However, we cannot assure Unitholders that we will be able to do so effectively. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our ability to grow depends on our access to adequate capital.

If we do not have adequate capital available for investment, our performance could be adversely affected. In addition, we intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with Initial Drawdown Date. To qualify, and maintain our status as a RIC, among other requirements, we will be required to timely distribute to Unitholders at least 90% of our investment company taxable income (determined without regard to the dividends paid deduction), which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each taxable year. Consequently, such distributions will not be available to fund new Investments.

Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital. These constraints may hinder our Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.

Regulations governing our operation as a BDC affect our ability to raise additional capital, and the ways in which it can do so. Raising additional capital may expose us to risks, including the typical risks associated with leverage, and may result in dilution to current Unitholders. The Investment Company Act limits our ability to borrow amounts or issue debt securities or Preferred Units, which are collectively referred to herein as “senior securities,” to amounts such that our asset coverage, as defined under the Investment Company Act, equals at least 150% immediately after such borrowing or issuance if certain requirements are met, rather than 200%, as previously required and described below. Consequently, if the value of our assets declines, we may be required to sell a portion of our Investments and, depending on the nature of our leverage, repay a portion of our indebtedness at a time when this may be disadvantageous to us and, as a result, to the Unitholders. The Small Business Credit Availability Act modified the applicable provisions of the Investment Company Act to reduce the required asset coverage ratio applicable to BDCs to 150%, subject to certain approval and disclosure requirements. The Initial Member and our Board of Directors each approved a proposal that permits us to have an asset coverage ratio of 150%. As a result, we are currently subject to an asset coverage ratio of 150% which represents an approximately 2:1 debt-to-equity ratio. This means that, generally, we can borrow up to $2 for every $1 of investor equity.

We borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

As part of our business strategy, we will borrow from, and may issue senior debt securities to, banks, insurance companies and other lenders or investors. Holders of these senior securities or other credit facilities will have claims on our assets that are superior to the claims of Unitholders. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have if we did not employ leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions to Unitholders. Our ability to service any debt that it incurs will depend largely on its financial performance and will be subject to prevailing economic conditions and competitive pressures. Additionally, we will be able to incur additional leverage if we are able to obtain exemptive relief from the SEC to exclude the debt of any small business investment company subsidiary we may form in the future from the leverage requirements otherwise applicable to BDCs.

Also, if we have senior debt securities or other credit facilities, any obligations to such creditors may be secured by a pledge of and security interest in some or all of our assets, including our portfolio of Investments, our cash and/or our right to call Undrawn Commitments from the Unitholders. If we enter into a subscription credit facility, the lenders (or their agent) may have the right on our behalf directly to call Undrawn Commitments and enforce remedies against the Unitholders. In the case of a liquidation event, those lenders would receive proceeds to the extent of their security interest before any distributions are made to Unitholders. Any credit agreement or other debt financing agreement into which we may enter may impose financial and operating covenants, remedies on default, and similar matters.

We may, to the extent permitted by applicable law including the Investment Company Act, become co-liable (as a joint borrower, guarantor, or otherwise) for borrowings or other types of leverage of its subsidiaries or other entities in which we have an interest, including joint ventures.

In addition, we may be unable to obtain our desired leverage, which would, in turn, affect an investor’s return on investment.

We currently do not intend to enter into any collateral and asset reuse arrangements, but may decide to enter into such an arrangement in the future.

Our ability to enter into transactions involving derivatives and financial commitment transactions may be limited.

We are subject to SEC rules regarding the ability of a BDC (or a registered investment company) to use derivatives and other transactions that create future payment or delivery obligations (including reverse repurchase agreements and similar financing transactions). Under the rule, BDCs that use derivatives are subject to a value-at-risk leverage limit, a derivatives risk management program, testing requirements, and requirements related to board reporting. These new requirements apply unless the BDC qualifies as a “limited derivatives user,” as defined in the rule. Under the new rules, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a Portfolio Company, if the BDC has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Under the final rule, when we trade reverse repurchase agreements or similar financing transactions, including certain tender option bonds, we need to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness (e.g., bank borrowings, if applicable) when calculating our asset coverage ratio. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts.

We operate in a highly competitive market for investment opportunities.

A number of entities, including the Accounts and other entities, compete with us to make the types of investments that we make in middle-market companies. We compete with other BDCs, commercial and investment banks, commercial financing companies, CLOs, private funds, including hedge funds, and, to the extent they provide an alternative form of financing, private equity funds. Many of our competitors are more experienced, substantially larger and have considerably greater financial, technical and marketing resources than we do. Some competitors may have a lower cost of funds, perpetual fund lives and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Certain of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC and that the Code will impose on us as a RIC. Additionally, an investment opportunity may be appropriate for one or more of us and the other Accounts or any other entities managed by the Investment Adviser, and co-investment may not be possible. In these instances the Investment Adviser will adhere to its investment allocation policy in order to determine the Accounts to which to allocate investment opportunities. Also, as a result of this competition, we may not be able to secure attractive investment opportunities from time to time.

We will not seek to compete primarily based on the interest rates we offer, and the Investment Adviser believes that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we will offer. Rather, we will compete with our competitors based on our reputation in the market, our existing investment platform, the seasoned investment professionals of the Investment Adviser, our experience and focus on middle-market companies, our disciplined investment philosophy, our extensive industry focus and relationships and our flexible transaction structuring. For a more detailed discussion of these competitive advantages, see “Item 1(c). Business—Description of Business—Competitive Advantages.”

We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, we may make Investments that are on less favorable terms than what we may have originally anticipated, which may impact our return on these Investments. We cannot assure Unitholders that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

The Investment Adviser will be paid the Management Fee even if the value of the Unitholders’ investment declines and the Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of investments.

The Management Fee is payable even in the event the value of Unitholders’ investments declines.

In addition, the Incentive Fee payable by us to the Investment Adviser may create an incentive for the Investment Adviser to invest on our behalf in instruments that have a deferred interest feature. Under these Investments, we accrue the interest over the life of the Investment but do not receive the cash income from the Investment until the end of the term. Our net investment income used to calculate the income portion of the Incentive Fee, however, includes accrued interest. Thus, a portion of this Incentive Fee is based on income that we have not yet received in cash. This risk could be increased because the Investment Adviser is not obligated to reimburse us for any Incentive Fees received even if we subsequently incur losses or never receive in cash the accrued income (including accrued income with respect to original issue discount, PIK interest and zero coupon securities). Furthermore, in the event of an exchange listing, if any, the Investment Adviser will be able to earn a higher Incentive Fee.

Beneficial owners of our equity securities may be subject to certain regulatory requirements based on their ownership percentages.

A beneficial owner, either directly or indirectly, of more than 25% of our voting securities is presumed to control us under the Investment Company Act. Control of us would also arise under the Investment Company Act if a person has the power to exercise a controlling influence over our management or policies, unless that power is solely the result of an official position with us. In the event an investor is or becomes a person that controls us, such investor and certain of its affiliated persons will be subject to, among other things, prohibitions or restrictions on engaging in certain transactions with us and certain of our affiliated persons. A beneficial owner of a large number of our equity securities may also become subject to public reporting obligations when we become a public reporting company under the Exchange Act.

Investors may fail to pay their Undrawn Commitments.

The obligation of Unitholders to fund Undrawn Commitments is without defense, counterclaim or offset of any kind. However, to the extent that a Unitholder fails to pay any amount of its Commitment when called or at all, there could be a material adverse effect on our business, financial condition and results of operations.

As a result, we may make fewer Investments and be less diversified than if such Unitholder had paid its contribution. Additionally, we may be forced to obtain substitute sources of liquidity by selling Investments (to the extent permitted by the LLC Agreement) to meet our funding obligations. Such forced sales of investment assets by us may be at disadvantageous prices. In addition, if we are not able to obtain substitute sources of liquidity, we may default on our funding obligations.

We are subject to risks related to corporate social responsibility.

Our business will face increasing public scrutiny related to environmental, social and governance (“ESG”) activities, which are increasingly considered to contribute to the long-term sustainability of a business entity’s performance. A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions.

Our brand and reputation may be negatively impacted if it fails to act responsibly in a number of areas, such as considering ESG factors, in its investment processes. Adverse incidents with respect to ESG activities could impact the value of our brand and its relationships with investors, which could adversely affect our business and results of operations.

Additionally, new regulatory initiatives related to ESG could adversely affect our business. For example, in May 2018, the European Commission adopted an “action plan on financing sustainable growth.” The action plan is, among other things, designed to define and reorient investment toward sustainability. The action plan contemplates: establishing EU labels for green financial products; increasing disclosure requirements in the financial services sector around ESG, and strengthening the transparency of companies on their ESG policies and introducing a ‘green supporting factor’ in the EU prudential rules for banks and insurance companies to incorporate climate risks into banks’ and insurance companies’ risk management policies. For example, in March 2022, the SEC proposed rules that, if adopted, will require registrants, including BDCs, to disclose climate-related data in their financial statements. In addition, in May 2022, the SEC released two rule proposals relating to ESG investment practices by open- and closed-end registered investment companies and BDCs. The May 2022 proposed rules, if adopted, will require that affected funds provide additional information regarding their ESG investment practices in their registration statements and annual reports.

In particular, one of the May 2022 proposals would amend Rule 35d-1 (the “Names Rule”) under the Investment Company Act in an effort to ensure that a fund’s name accurately reflects its investments and related risks. The amendment would eliminate the exemption from the Names Rule for funds whose names include words that describe an investment strategy. There is a risk that a significant reorientation in the market following the implementation of these and further measures could be adverse to the Portfolio Companies if they are perceived to be less valuable as a consequence of, e.g., their carbon footprint or “greenwashing” (i.e., the holding out of a product as having green or sustainable characteristics where this is not, in fact, the case). We and our Portfolio Companies are subject to the risk that similar measures might be introduced in other jurisdictions in the future. At this time, there is uncertainty regarding the scope of such proposals or when and in what form they would become effective (if at all). Compliance with any new laws or regulations increases our regulatory burden and could make compliance more difficult and expensive, affect the manner in which we or our Portfolio Companies conduct our businesses and adversely affect our profitability or the profitability of our Portfolio Companies.

We will incur significant costs as a result of being subject to the reporting requirements under the Exchange Act.

We will incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act, and other rules implemented by the SEC once the Units are registered under the Exchange Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting, which requires significant resources and management oversight. See “Item 1(c). Business—Description of Business—Compliance with the Sarbanes-Oxley Act.” We will implement procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant annual expenses related to these steps and directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to the Administrator to compensate it for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses associated with being subject to these reporting requirements.

The systems and resources necessary to comply with public company reporting requirements will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public reporting companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Efforts to comply with Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and noncompliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us.

While we will not be required to comply with certain requirements of the Sarbanes-Oxley Act until we have been subject to the reporting requirements of the Exchange Act for a specified period of time or cease to be classified as an emerging growth company, under current SEC rules we will be required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act starting with our first full fiscal year after it becomes subject to the reporting requirements of the Exchange Act. Thereafter, we will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. Accordingly, our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. We will establish formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date it is no longer an classified as an emerging growth company under the JOBS Act. Because we do not currently have comprehensive documentation of our internal control and have not yet tested our internal control in accordance with Section 404 of the Sarbanes-Oxley Act, we cannot conclude, as required by Section 404 of the Sarbanes-Oxley Act, that we do not have a material weakness in our internal control or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal control.

As a public reporting company under the Exchange Act, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting its internal control may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC.

Potential conflicts of interest with other businesses of Goldman Sachs could impact our investment returns.

There are significant potential conflicts of interest that could negatively impact our investment returns. A number of these potential conflicts of interest with affiliates of the Investment Adviser and Group Inc. are discussed in more detail elsewhere in this Registration Statement.

Group Inc. is a publicly held FHC and a leading global financial institution that provides investment banking, securities and investment management services to a diversified client base, including companies and high net worth individuals, among others. As such, it acts as an investor, investment banker, research provider, investment manager, financier, adviser, market maker, trader, prime broker, derivatives dealer, lender, counterparty, agent and principal. In those and other capacities, Goldman Sachs and its affiliates advise clients in all markets and transactions and purchase, sell, hold and recommend a broad array of investments, including securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own accounts or for the accounts of their customers, and have other direct and indirect interests, in the global fixed income, currency, commodity, equity, bank loans and other markets in which we invest or may invest. Such additional businesses and interests will likely give rise to potential conflicts of interest and may restrict the way we operate our business. For example, (1) we may not be able to conduct transactions relating to investments in Portfolio Companies because the Investment Adviser is not permitted to obtain or use material nonpublic information in effecting purchases and sales in public securities transactions for us, or (2) Goldman Sachs, the clients it advises, and its personnel may engage (or consider engaging) in commercial arrangements or transactions with us (subject to any limitations under the law), and/or may compete for commercial arrangements or transactions in the same types of companies, assets, securities or other assets or instruments as us. Transactions by, advice to and activities of such accounts (including potentially Goldman Sachs acting on a proprietary basis), may involve the same or related companies, securities or other assets or instruments as those in which we invest and may negatively affect us (including our ability to engage in a transaction or other activities) or the prices or terms at which our transactions or other activities may be effected. For example, Goldman Sachs may be engaged to provide advice to an account that is considering entering into a transaction with us, and Goldman Sachs may advise the account not to pursue the transaction with us, or otherwise in connection with a potential transaction provide advice to the account that would be adverse to us. See “—The Investment Adviser, its principals, investment professionals and employees and the members of its Private Credit Investment Committee have certain conflicts of interest” and “—Our ability to enter into transactions with our affiliates will be restricted.”

In addition, Goldman Sachs & Co. LLC (including its predecessor, “GS & Co.”) may, to the extent permitted by applicable law, including the limitations set forth in Section 57(k) of the Investment Company Act, receive compensation from us or from the borrowers if we make any investments based on opportunities that such employees or personnel of GS & Co. have referred to us. Such compensation might incentivize GS & Co. or its employees or personnel to refer opportunities or to recommend investments that might otherwise be unsuitable for us. Further, any such compensation paid by us, or paid by the borrower (to which we would otherwise have been entitled) in connection with such investments, may negatively impact our returns.

Furthermore, Goldman Sachs is currently, and in the future expects to be, raising capital for new public and private investment vehicles that have, or when formed will have, the primary purpose of middle-market direct lending. These investment vehicles, as well as existing investment vehicles (including other Accounts), will compete with us for investments. Although the Investment Adviser will endeavor to allocate investment opportunities among its clients, including us, in a fair and equitable manner and consistent with applicable allocation procedures, it is expected that, in the future, we may not be given the opportunity to participate in investments made by other Accounts or that we may participate in such investments to a lesser extent due to participation by such other Accounts.

In addition, subject to applicable law, Goldman Sachs or another investment account or vehicle managed or controlled by Goldman Sachs or another client of the Investment Adviser may hold securities, loans or other instruments of a Portfolio Company in a different class or a different part of the capital structure than securities, loans or other instruments of such Portfolio Company held by us. As a result, Goldman Sachs or such other investment account or vehicle or such other client of the Investment Adviser may pursue or enforce rights or activities, or refrain from pursuing or enforcing rights or activities, on behalf of its own account, that could have an adverse effect on us. In addition, to the extent Goldman Sachs has invested in a Portfolio Company for its own account, Goldman Sachs may limit the transactions we are engaged in with respect to such Portfolio Company or issuer for reputational, legal, regulatory or other reasons.

Unitholders should note the matters discussed in “Item 7(a). Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons; Review, Approval or Ratification of Transactions with Related Persons Limitation of Liability—Potential Categories of Conflicts—General Categories of Conflicts Associated with the Company” section and the remaining sections in “Item 7.” and “—Our ability to enter into transactions with our affiliates will be restricted.”

Subject to the terms of the LLC Agreement, the Board of Directors may change our investment objective, operating policies and strategies without prior notice or Unitholder approval.

The Board of Directors has the authority to modify or waive certain of our operating policies and strategies without prior notice (except as required by the Investment Company Act or other applicable laws) and without Unitholder approval, except as otherwise provided in the LLC Agreement. However, absent Unitholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of the Units. Nevertheless, the effects may adversely affect our business and impact our ability to make distributions or make payments with respect to our indebtedness.

Changes in laws or regulations governing our operations or the operations of our Portfolio Companies, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact us or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.

We and our Portfolio Companies are subject to regulation at the local, state, federal and, in some cases, foreign levels. These laws and regulations, as well as their interpretation, are likely to change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact our or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of its Portfolio Companies. In addition to the legal, tax and regulatory changes that are expected to occur, there may be unanticipated changes and uncertainty regarding any such changes. The legal, tax and regulatory environment for BDCs, investment advisers and the instruments that they utilize (including derivative instruments) is continuously evolving. In addition, there is significant uncertainty regarding certain legislation (and the regulations that have been adopted and future regulations that will need to be adopted pursuant to such legislation) and, consequently, the full impact that such legislation will ultimately have on us and the markets in which we trade and invest is not fully known. Such uncertainty and any resulting confusion may itself be detrimental to the efficient functioning of the markets and the success of certain investment strategies.

Legislative and regulatory proposals directed at the financial services industry that are proposed or pending in the U.S. Congress, may negatively impact the operations, cash flows or financial condition of us and our Portfolio Companies, impose additional costs on us and our Portfolio Companies, intensify the regulatory supervision of us and our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.

Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.

We may be materially affected by market, economic and political conditions globally and in the jurisdictions and sectors in which we invest or operate, including economic outlook, factors affecting interest rates, the availability of credit, currency exchange rates and trade barriers. Recent populist and anti-globalization movements, particularly in the United States, may result in material changes in economic trade and immigration policies, all of which could lead to significant disruption of global markets and could have adverse consequences on our Investments.

The Investment Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

The Investment Adviser has the right, under the Investment Advisory Agreement, to resign at any time upon 60 days’ written notice, regardless of whether we have found a replacement. If the Investment Adviser resigns, we may not be able to find a new external investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption and our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected, and the value of the Units may decline.

The Investment Adviser’s responsibilities and its liability to us are limited under the Investment Advisory Agreement, which may lead the Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

The Investment Adviser and its officers, directors, partners, managing directors, stockholders, members, other equity holders, employees and controlling persons (if any) will not be liable for any error of judgment or mistake of law or for any loss we suffer in connection with the matters to which the Investment Advisory Agreement relates except a loss resulting from actual fraud, willful misfeasance, bad faith or gross negligence on the Investment Adviser’s part in the performance of its duties or from reckless disregard by the Investment Adviser of its obligations and duties under the Investment Advisory Agreement. Any person, even though also employed by the Investment Adviser, who may be or become an employee of and be paid by us shall be deemed, when acting within the scope of his or her employment by us, to be acting in such employment solely for us and not as the Investment Adviser’s employee or agent. These protections may lead the Investment Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “—Risks Relating to Our Business and Structure—The Investment Adviser will be paid the Management Fee even if the value of the Unitholders’ investments declines and the Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of investments.”

Our ability to enter into transactions with our affiliates will be restricted.

As a BDC, we are prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without the prior approval of a majority of the Independent Directors who have no financial interest in the transaction or, in some cases, the prior approval of the SEC. For example, any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is deemed to be an affiliate for purposes of the Investment Company Act. If this is the only reason such person is an affiliate, we are generally prohibited from buying any asset from or selling any asset (other than the Units) to such affiliate, absent the prior approval of such directors. The Investment Company Act also prohibits “joint” transactions with an affiliate, which could include joint investments in the same Portfolio Company, without approval of the Independent Directors or in some cases the prior approval of the SEC. Moreover, except in certain limited circumstances, we are prohibited from buying any asset from or selling any asset to a holder of more than 25% of its voting securities, absent prior approval of the SEC. The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing.

In certain circumstances, we can make negotiated co-investments pursuant to an order from the SEC permitting us to do so. On November 16, 2022, the SEC granted the Relief to the Investment Adviser, the BDCs advised by the Investment Adviser, and certain other affiliated applicants. Additionally, if the Investment Adviser forms other funds in the future, we may co-invest alongside such other affiliates, subject to compliance with the Relief, applicable regulations and regulatory guidance, as well as applicable allocation procedures. As a result of the Relief, there could be significant overlap in our investment portfolio and the investment portfolios of the Accounts, including, in some cases, proprietary accounts of Goldman Sachs.

The Incentive Fee is based on pre-incentive fee net investment income.

The Incentive Fee based on income will be determined and paid quarterly in arrears at the end of each calendar quarter by reference to our pre-incentive fee net investment income from the calendar quarter then ending. If market interest rates rise, we may be able to invest our funds in debt instruments that provide for a higher return, which would increase our pre-incentive fee net investment income and make it easier for the Investment Adviser to surpass the Hurdle Rate and receive an incentive fee on such net investment income. PIK interest and OID will also increase our pre-incentive fee net investment income and make it easier to surpass the Hurdle Rate. The pre-incentive fee net investment income is also included in the amount of our total assets (including assets purchased with borrowed amounts) used to calculate the base management fee.

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including interest rates payable on debt Investments we make, default rates on such Investments, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in certain markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods or the full fiscal year.

We will be exposed to risks associated with changes in interest rates, including the current rising interest rate environment.

Debt Investments that we make may be based on floating rates, such as SOFR (as defined below), LIBOR, the Euro Interbank Offered Rate, the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our Investments, the value of our securities and our rate of return on invested capital. It is unclear how increased regulatory oversight and the future of LIBOR may affect market liquidity and the value of the financial obligations to be held by or issued to us that are linked to LIBOR, or how such changes could affect our Investments and transactions and financial condition or results of operations.

Central banks and regulators in a number of major jurisdictions (for example, the United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates. On March 5, 2021, the Financial Conduct Authority and ICE Benchmark Authority announced that the publication of all EUR and CHF LIBOR settings, the Spot Next/Overnight, 1 week, 2 month and 12 month JPY and GBP LIBOR settings, and the 1 week and 2 months U.S. dollar (“USD”) LIBOR settings ceased to published as of December 31, 2021, while the publication of the overnight, 1 month, 3 month, 6 month, and 12 months USD LIBOR settings will cease after June 30, 2023. In addition, while USD LIBOR (other than 1 week and 2 months) will continue to be published until June 30, 2023, banks cannot use USD LIBOR in new contracts after December 31, 2021 (nor in extensions of existing contracts) and therefore USD LIBOR will be limited to those investments that were in existence prior to December 31, 2021.

To identify a successor rate for USD LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by the U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. On December 6, 2021, the ARRC released a statement selecting and recommending forms of SOFR, along with associated spread adjustments and conforming changes, to replace references to 1-week and 2-month USD LIBOR. We expect that a substantial portion of our future floating rate Investments will be linked to SOFR. At this time, it is not possible to predict the effect of the transition to SOFR.

Because we intend to borrow money, and may issue Preferred Units to finance Investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds or pay distributions on Preferred Units and the rate that our Investments yield. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

A reduction in the interest rates on new Investments relative to interest rates on current Investments could also have an adverse impact on our net interest income. However, an increase in interest rates could decrease the value of any Investments we hold which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase our interest expense, thereby decreasing our net income. Also, an increase in interest rates available to investors could make an investment in the Units less attractive if we are not able to increase our dividend rate, which could reduce the value of Units. Further, rising interest rates could also adversely affect our performance if such increases cause our borrowing costs to rise at a rate in excess of the rate that our investments yield.

In 2022, the U.S. Federal Reserve raised interest short term rates and has suggested additional interest rate increases may come. Changing interest rates may have unpredictable effects on markets, may result in heightened market volatility and may detract from our performance to the extent we are exposed to such interest rates and/or volatility. In periods of rising interest rates, such as the current interest-rate environment, to the extent we borrow money subject to a floating interest rate, our cost of funds would increase, which could reduce net investment income. Further, rising interest rates could also adversely affect our performance if such increases causes our borrowing costs to rise at a rate in excess of the rate that its Investments yield. Further, rising interest rates could also adversely affect our performance if it holds Investments with floating interest rates, subject to specified minimum interest rates (such as a LIBOR or SOFR floor, as applicable), while at the same time engaging in borrowings subject to floating interest rates not subject to such minimums. In such a scenario, rising interest rates may increase our interest expense, even though our interest income from Investments is not increasing in a corresponding manner as a result of such minimum interest rates.

If general interest rates rise, there is a risk that the Portfolio Companies in which we hold floating rate securities will be unable to pay escalating interest amounts, which could result in a default under their loan documents with us. Rising interest rates could also cause Portfolio Companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, rising interest rates may increase pressure on us to provide fixed rate loans to its Portfolio Companies, which could adversely affect our net investment income, as increases in our cost of borrowed funds would not be accompanied by increased interest income from such fixed-rate Investments.

A change in the general level of interest rates can be expected to lead to a change in the interest rate we receive on many of our debt Investments. Accordingly, a change in the interest rate could make it easier for us to meet or exceed the performance threshold in the Investment Advisory Agreement and may result in a substantial increase in the amount of incentive fees payable to the Investment Adviser with respect to the portion of the Incentive Fee based on income.

Our activities may be limited as a result of potentially being deemed to be controlled by Group Inc., a bank holding company.

Group Inc. is a BHC under the BHCA and is therefore subject to supervision and regulation by the Federal Reserve. In addition, Group Inc. is a FHC under the BHCA, which is a status available to BHCs that meet certain criteria. FHCs may engage in a broader range of activities than BHCs that are not FHCs. However, the activities of FHCs and their affiliates remain subject to certain restrictions imposed by the BHCA and related regulations. Because Group Inc. may be deemed to “control” us within the meaning of the BHCA, these restrictions could apply to us as well. Accordingly, the BHCA and other applicable banking laws, rules, regulations and guidelines, and their interpretation and administration by the appropriate regulatory agencies, including the Federal Reserve, may restrict our Investments, transactions and operations and may restrict the transactions and relationships between the Investment Adviser, Group Inc. and their affiliates, on the one hand, and us on the other hand. For example, the BHCA regulations applicable to Group Inc. and us may, among other things, restrict our ability to make certain investments or the size of certain investments, impose a maximum holding period on some or all of our Investments and restrict our and the Investment Adviser’s ability to participate in the management and operations of the companies in which we invest.

In addition, certain BHCA regulations may require aggregation of the positions owned, held or controlled by related entities. Thus, in certain circumstances, positions held by Group Inc. and its affiliates (including the Investment Adviser) for client and proprietary accounts may need to be aggregated with positions held by us. In this case, where BHCA regulations impose a cap on the amount of a position that may be held, Group Inc. may utilize available capacity to make investments for its proprietary accounts or for the accounts of other clients, which may require us to limit and/or liquidate certain Investments.

These restrictions may materially adversely affect us by, among other things, affecting the Investment Adviser’s ability to pursue certain strategies within our investment program or trade in certain securities. In addition, Group Inc. may cease in the future to qualify as an FHC, which may subject us to additional restrictions. Moreover, we can offer no assurance that the bank regulatory requirements applicable to Group Inc. and us, or the interpretation thereof, will not change, or that any such change will not have a material adverse effect on us.

Group Inc. may in the future, in its sole discretion and without notice to investors, engage in activities impacting us and/or the Investment Adviser in order to comply with the BHCA or other legal requirements applicable to, or reduce or eliminate the impact or applicability of any bank regulations or other restrictions on, Group Inc., us or other Accounts managed by the Investment Adviser and its affiliates. Group Inc. may seek to accomplish this result by causing the Investment Adviser to resign as the Investment Adviser, voting for changes to the Board of Directors, causing Group Inc. personnel to resign from the Board of Directors, reducing the amount of Group Inc.’s investment in us (if any), revoking our right to use the Goldman Sachs name or any combination of the foregoing, or by such other means as it determines in its sole discretion. Any replacement investment adviser appointed by us may be unaffiliated with Goldman Sachs See “Item 7(a). Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons; Review, Approval or Ratification of Transactions with Related Persons Limitation of Liability—Potential Categories of Conflicts—General Categories of Conflicts Associated with the Company” section and the remaining sections in “Item 7.”

We may fail to limit participation in the Company by investors that are subject to ERISA.

We do not intend to permit Benefit Plan Investors to hold twenty-five percent (25%) (or such other percentage as may be specified in regulations promulgated by the United States Department of Labor) or more of the value of any class of our equity interests, unless a registration or public offering of Units would be sufficient to cause the Units to constitute a “publicly-offered security” for purposes of ERISA. Accordingly, we expect that our assets will not be treated as “plan assets” subject to Title I of ERISA or Section 4975 of the Code, as amended, though there is no assurance that this will be the case. Were our assets to be treated as “plan assets” (that is, if 25% or more of the value of any class of equity interests is held by Benefit Plan Investors and the Units do not constitute a “publicly-offered security” for purposes of ERISA), we could, among other things, be subject to certain restrictions on our ability to carry out our activities as described herein, including, without limitation, that we may be prohibited from trading with and through Goldman Sachs and its affiliates in respect of Investments made for us and may be restricted from acquiring or disposing of our Investments at optimal times or, in some cases, at all. Moreover, in such a case, we may require Benefit Plan Investors or other employee benefit plans not subject to Title I of ERISA or Section 4975 of the Code to reduce or terminate their interests in us in whole or in part notwithstanding that other investors may not be permitted to redeem or transfer their interests in us at such time. See “Item 1(c). Business—Description of Business—Certain U.S. Federal Income Tax Considerations—Certain ERISA Considerations”.

We are dependent on information systems, and systems failures, as well as operating failures, could significantly disrupt our business, which could, in turn, negatively affect our liquidity, financial condition or results of operations.

Our business is dependent on the Investment Adviser’s and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of the Investment Advisory Agreement or an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond its control and adversely affect our business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts and acts of war; and/or

•	cyber incidents.

In addition to our dependence on information systems, poor operating performance by our service providers could adversely impact us.

These events, in turn, could have a material adverse effect on our operating results and negatively affect the value of Units and our ability to pay distributions to Unitholders.

Future terrorist activities, military or security operations, global health emergencies or natural disasters could further weaken the domestic/global economies and create additional uncertainties, which may negatively impact the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results and financial condition. Losses from terrorist attacks, global health emergencies and natural disasters are generally uninsurable.

Cybersecurity risks and cyber incidents may adversely affect our business or the businesses of our Portfolio Companies by causing a disruption to our operations or the operations of our Portfolio Companies, a compromise or corruption of our confidential information or the confidential information of our Portfolio Companies and/or damage to our business relationships or the business relationships of our Portfolio Companies, all of which could negatively impact our business, financial condition and operating results or of our Portfolio Companies.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources or those of our Portfolio Companies. These incidents may be an intentional attack or an unintentional event and could involve a third party or our own personnel gaining unauthorized access to our information systems or the information systems of our Portfolio Companies for purposes of obtaining ransom payments, misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for loss or misappropriation of data, stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our reputation or business relationships. As reliance by us and by our Portfolio Companies on technology has increased, so have the risks posed to its information systems, both internal and those provided by Goldman Sachs and third-party service providers, and the information systems of our Portfolio Companies. The measures implemented by Goldman Sachs and these third-party service providers to help mitigate cybersecurity risks and cyber intrusions do not guarantee that a cyber incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident.

The LLC Agreement includes exclusive forum and jury-trial-waiver provisions that could limit a Unitholder’s ability to bring a claim, make it more expensive or inconvenient for a Unitholder to bring a claim, or, if such provisions are deemed inapplicable or unenforceable by a court, cause us to incur additional costs associated with such action.

Our LLC Agreement provides that, to the fullest extent permitted by applicable law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any legal action or proceeding with respect to the LLC Agreement by a Unitholder seeking any relief whatsoever against us shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware). By execution and delivery of the LLC Agreement, a Unitholder (i) irrevocably accepts the non-exclusive jurisdiction of the Delaware courts and irrevocably waives any claim that such courts lack personal jurisdiction over such Unitholder; (ii) irrevocably waives any objection that the Unitholder have to the laying of venue of any action or proceeding arising out of or in connection with the LLC Agreement brought in the aforesaid courts; and (iii) irrevocably waives his or her rights to plead or claim, and agrees not to plead or claim in any such court, that any such action or proceeding brought in any such court has been brought in an inconvenient forum. As a result, there is a risk that Unitholders may find it inconvenient or expensive to bring a claim against us or our officers or other agents. However, these exclusive forum provisions do not apply to claims arising under the federal securities laws.

The LLC Agreement also includes an irrevocable and unconditional waiver of the right to trial by jury in any claim or cause of action directly based upon or arising out of the LLC Agreement. Each Unitholder shall be deemed to have notice of and to have consented to these provisions of our LLC Agreement. These provisions may limit a Unitholder’s ability to bring a claim in a judicial forum or in a manner that it finds favorable for disputes with us or our officers, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provision or the jury trial waiver provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions or in other manners, which could have a material adverse effect on our business, financial condition and results of operations.

Notwithstanding any of the foregoing, neither we nor any Unitholder is permitted to waive compliance with any provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

We cannot predict how new tax legislation will affect us, our Investments, or Unitholders, and any such legislation could adversely affect our business.

Legislative or other actions relating to taxes could have a negative effect on us. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. The Biden Administration has enacted significant changes to the existing U.S. tax rules that include, among others, a minimum tax on book income and profits of certain multinational corporations, and there are a number of proposals in the U.S. Congress that would similarly modify the existing U.S. tax rules. The likelihood of any new legislation being enacted is uncertain, but new legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences to us and its Unitholders of such qualification and could have other adverse consequences. Unitholders are urged to consult with their tax advisors regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in the Units.

Risks Relating to Our Portfolio Company Investments

Our Investments are very risky and highly speculative.

We will invest primarily through direct originations of secured debt, including first lien, unitranche, and last out portions of such loans, second lien debt, and unsecured debt, including mezzanine debt, as well as select equity Investments. The securities in which we will invest generally are not rated by any rating agency, and if they were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service and lower than “BBB-” by Fitch Ratings or S&P). These securities, which may be referred to as “junk bonds,” “high yield bonds” or “leveraged loans,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Item 1(c). Business—Description of Business—The Company—Phillip Street Middle Market Lending Fund LLC.”

In addition, some of the loans in which we may invest may be “covenant-lite” loans, which are loans with fewer financial maintenance covenants than other obligations, or no financial maintenance covenants. Such covenant-lite loans may not include terms that allow the lender to monitor the performance of the borrower or to declare a default if certain criteria are breached. These flexible covenants (or the absence of covenants) could permit borrowers to experience a significant downturn in their results of operations without triggering any default that would permit holders of their debt (such as us) to accelerate indebtedness or negotiate terms and pricing. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants. Therefore, our Investments may result in an above-average amount of risk and volatility or loss of principal. We also may invest in other assets, including cash equivalents, U.S. government securities and other short-term investments, as described above. These investments entail additional risks that could adversely affect our investment returns.

Secured Debt. When we make a secured debt investment, it generally takes a security interest in the available assets of the Portfolio Company, including the equity interests of any subsidiaries, which we expect to help mitigate the risk that it will not be repaid. However, there is a risk that the collateral securing our debt investment may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the Portfolio Company to raise additional capital. In some circumstances, our lien could be subordinated to claims of other creditors, such as trade creditors. In addition, deterioration in a Portfolio Company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the debt investment. Consequently, the fact that our debt is secured does not guarantee that it will receive principal and interest payments according to the debt investment’s terms, or at all, or that it will be able to collect on the loan, in full or at all, should we enforce its remedies.

Unsecured Debt, including Mezzanine Debt. Our unsecured debt investments, including mezzanine debt investments, generally will be subordinated to senior debt in the event of an insolvency. This may result in an above-average amount of risk and loss of principal.

Equity Investments. When we invest in secured debt or unsecured debt, including mezzanine debt, we may acquire equity securities from the company in which we make the investment. In addition, we may invest in the equity securities of Portfolio Companies independent of any debt investment. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we hold may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

Investing in middle-market companies involves a number of significant risks.

Investing in middle-market companies involves a number of significant risks, including:

•

such companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees we may have obtained in connection with an Investment;

•

such companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•

such companies are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the Portfolio Company and, in turn, on us;

•

such companies generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•

there is generally little public information about these companies, they and their financial information are not subject to the reporting requirements of the Exchange Act and other regulations that govern public companies and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed investment decision and cause us to lose money on our Investments;

•	our executive officers, directors and Investment Adviser may, in the ordinary course of business, be named as defendants in litigation arising from its Investments in the Portfolio Companies; and

•

such companies may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness, including any debt securities held by us, upon maturity.

Many of our portfolio securities will not have a readily available market price, and we will value these securities at fair value as determined in good faith under procedures adopted by the Investment Adviser, as Valuation Designee, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the Investment.

The majority of our Investments are expected to be in debt instruments that do not have readily ascertainable market prices. The fair value of assets that are not publicly traded or whose market prices are not readily available will be determined in good faith under procedures adopted by the Investment Adviser, as Valuation Designee. Our Board of Directors has designated our Investment Adviser as the valuation designee primarily responsible for the valuation of our assets in accordance with Rule 2a-5 under the Investment Company Act. As the valuation designee, our Investment Adviser utilizes the services of independent third-party valuation firms (“Independent Valuation Advisors”) in determining the fair value of a portion of the securities in our portfolio. The investment professionals of the Investment Adviser responsible for valuations will also recommend Portfolio Company valuations using sources and/or proprietary models depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy. The participation of the Investment Adviser in the valuation process could result in a conflict of interest, as the Management Fee is based in part on our net assets and also because the Investment Adviser will receive the Incentive Fee, which is based on performance.

In addition, the Investment Adviser may value an identical asset differently than Goldman Sachs, another division or unit within Goldman Sachs, or another Account values the asset, including because Goldman Sachs, or such other division, or unit, or Account has information or uses valuation techniques and models that it does not share with, or that are different from those of the Investment Adviser or from us. These valuation differences for the same asset can result in significant differences in the treatment of such asset by the Investment Adviser, Goldman Sachs, and other divisions or units of Goldman Sachs, and/or among Accounts (e.g., with respect to an asset that is a loan, there can be differences when it is determined that such loan is deemed to be on nonaccrual status and/or in default).

Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, it may be more difficult for investors to value accurately our Investments and could lead to undervaluation or overvaluation of the Units. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.

Our NAV as of a particular date may be materially greater than or less than the value that would be realized if its assets were to be liquidated as of such date. For example, if we were required to sell a certain asset or all or a substantial portion of our assets on a particular date, the actual price that we would realize upon the disposition of such asset or assets could be materially less than the value of such asset or assets as reflected in our NAV. Volatile market conditions could also cause reduced liquidity in the market for certain assets, which could result in liquidation values that are materially less than the values of such assets as reflected in our NAV.

The lack of liquidity in our Investments may adversely affect our business.

Various restrictions will render our Investments relatively illiquid, which may adversely affect our business. As we will generally make investments in private companies, substantially all of these Investments are subject to legal and other restrictions on resale or are otherwise less liquid than publicly traded securities. The Investment Adviser is not permitted to obtain or use material non-public information in effecting purchases and sales in public securities transactions for us, which could create an additional limitation on the liquidity of our Investments. The illiquidity of our Investments may make it difficult for it to sell such Investments if the need arises. Therefore, if we are required to or desire to liquidate all or a portion of our portfolio quickly, we could realize significantly less than the value at which we have recorded our Investments, or could be unable to dispose of our Investments in a timely manner or at such times as we deem advisable.

Our portfolio may be focused in a limited number of Portfolio Companies, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.

We will be classified as a non-diversified investment company within the meaning of the Investment Company Act, which means that we are not limited by the Investment Company Act with respect to the proportion of our assets that we may invest in securities of a single issuer, excluding limitations on investments in certain other financial and investment companies. To the extent that we assume large positions in the securities of a small number of issuers or industries, our NAV may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. In addition, the aggregate returns we realize may be significantly adversely affected if a small number of Investments perform poorly or if it needs to write down the value of any one Investment. Additionally, a downturn in any particular industry in which we are invested could significantly affect our aggregate returns. Further, any industry in which we are meaningfully concentrated at any given time could be subject to significant risks that could adversely impact our aggregate returns.

We will generally not be in a position to exercise control over our Portfolio Companies or to prevent decisions by management of our Portfolio Companies that could decrease the value of our Investments.

We will not generally hold controlling equity positions in our Portfolio Companies. While we are obligated as a BDC to offer to make managerial assistance available to our Portfolio Companies, there can be no assurance that management personnel of our Portfolio Companies will accept or rely on such assistance. To the extent that we do not hold a controlling equity interest in a Portfolio Company, we are subject to the risk that such Portfolio Company may make business decisions with which we disagree, and the stockholders and management of such Portfolio Company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity for the debt and equity Investments that we may hold in our Portfolio Companies, we may not be able to dispose of our Investments in the event we disagree with the actions of a Portfolio Company, and may therefore suffer a decrease in the value of our Investments.

In addition, we may not be in a position to control any Portfolio Company by investing in its debt securities. As a result, we are subject to the risk that a Portfolio Company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors.

We may be subject to risks associated with investments in real estate loans.

The Investment Adviser, on our behalf, may periodically invest in loans related to real estate and real-estate-related assets, and such investments will be subject to the risks inherent to investment in real estate-related assets generally. These risks include, but are not limited to, regional, national and international economic conditions, the supply and demand for properties, the financial resources of tenants, buyers and sellers of properties, changes in building, environmental, zoning and other laws and regulations, changes in real property tax rates, changes in interest rates and the availability of financing, which may render the sale or refinancing of properties difficult or impracticable, environmental liabilities, uninsured losses, acts of God, natural disasters, terrorist attacks, acts of war (declared and undeclared), strikes and other factors which are beyond our control and beyond the control of the Investment Adviser.

Our failure or inability to make follow-on investments in our Portfolio Companies could impair the value of our portfolio.

Following an initial investment in a Portfolio Company, we may make Additional Investments as “follow-on” investments, in order to:

•	increase or maintain in whole or in part our equity ownership percentage or debt participation;

•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

•	attempt to preserve or enhance the value of our Investment.

We may elect not to, or be unable to, make follow on investments or may lack sufficient funds to make those investments.

We will have the discretion to make any follow-on investments, subject to the availability of capital resources and the limitations set forth in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Recycling” and “Item 1(c). Business—Description of Business—Commitment Period.” The failure to make, or inability to make, follow-on investments may, in some circumstances, jeopardize the continued viability of a Portfolio Company and the initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities or because we are inhibited by compliance with BDC requirements or compliance with the requirements for maintenance of our RIC status.

The Portfolio Companies may prepay loans, which may reduce stated yields in the future if the capital returned cannot be invested in transactions with equal or greater expected yields.

Certain of the loans we make will be prepayable at any time, with some prepayable at no premium to par (i.e., payable at the face value amount, without any premium to the market price). We cannot predict when such loans may be prepaid. Whether a loan is prepaid will depend both on the continued positive performance of the Portfolio Company and the existence of favorable financing market conditions that permit such Portfolio Company to replace existing financing with less expensive capital. In periods of rising interest rates, the risk of prepayment of floating rate loans may increase if other financing sources are available. As market conditions change frequently, it is unknown when, and if, this may be possible for each Portfolio Company. In the case of some of these loans, having the loan prepaid early may reduce the achievable yield for us in the future below the current yield disclosed for our portfolio if the capital returned cannot be invested in transactions with equal or greater expected yields.

Investments in common and preferred equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

Although common stock has historically generated higher average total returns than fixed income securities over the long term, common stock also has experienced significantly more volatility in those returns. Our equity investments may fail to appreciate and may decline in value or become worthless, and our ability to recover our Investment will depend on a Portfolio Company’s success. Investments in equity securities involve a number of significant risks, including:

•

any equity investment we make in a Portfolio Company could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the Portfolio Company requires additional capital and is unable to obtain it, we may not recover our Investment; and

•

in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our Investment, as well as to recover our Investment, will be dependent on the success of the Portfolio Company.

Even if a Portfolio Company is successful, our ability to realize the value of our Investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the Portfolio Company. It is likely to take a significant amount of time before a liquidity event occurs or we can otherwise sell our Investment. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

There are special risks associated with investing in preferred securities, including:

•

preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for tax purposes before it receives such distributions;

•	preferred securities are subordinated to debt in terms of priority to income and liquidation payments, and therefore will be subject to greater credit risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common stock or U.S. government securities; and

•	generally, preferred security holders have no voting rights with respect to the issuing company, subject to limited exceptions.

Additionally, when we invest in debt securities, we may acquire warrants or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

We may invest, to the extent permitted by law, in the equity securities of investment funds that are operating pursuant to certain exceptions to the Investment Company Act and, to the extent we so invest, will bear our ratable share of any such company’s expenses, including management and performance fees. We will also remain obligated to pay the Management Fee and Incentive Fee to the Investment Adviser with respect to the assets invested in the securities and instruments of such companies. With respect to each of these investments, the Unitholders will bear their pro rata share of the Management Fee and Incentive Fee due to the Investment Adviser as well as indirectly bearing the management and performance fees and other expenses of any such investment funds or advisers.

By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

As part of our lending activities, we may originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to us, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. There is no assurance that we will correctly evaluate the value of the assets collateralizing our loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that we fund, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by us to the borrower.

We may be exposed to special risks associated with bankruptcy cases.

Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there can be no assurance that a bankruptcy court would not approve actions that may be contrary to our interests. Furthermore, there are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower; it is subject to unpredictable and lengthy delays; and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest its capital adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender’s liability claim, if the borrower requests significant managerial assistance from us and we provide such assistance as contemplated by the Investment Company Act.

We will have broad discretion over the use of proceeds of the funds we raise from investors and will use proceeds in part to satisfy operating expenses.

There can be no assurance that we will be able to locate a sufficient number of suitable investment opportunities to allow us to successfully deploy capital that we raise from investors in a timeframe that will permit investors to earn above-market returns. To the extent we are unable to invest substantially all of the capital we raise within our contemplated timeframe, our investment income, and in turn our results of operations, will likely be materially adversely affected. Additionally, there could be a significant lag in time between any Drawdown Date and funding of Investments. See “—Risks Relating to our Business and Structure—We are a new company and have no operating history.”

We intend to use substantially all of the proceeds from funds received on a Drawdown Date, net of expenses, to make Investments in accordance with our investment objectives and using the strategies described in this Registration Statement. We anticipate that the remainder will be used for working capital and general corporate purposes, including the payment of operating expenses.

However, subject to the restrictions of applicable law and regulations, including the Investment Company Act and the Code, we will have significant flexibility in applying the proceeds of the funds we raise from investors and may use the net proceeds in ways with which Unitholders may not agree, or for purposes other than those contemplated at the time of the capital raising. We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from net proceeds. Our ability to achieve our investment objective may be limited to the extent that net proceeds of the funds we raise from investors, pending full investment by us in Portfolio Companies, are used to pay operating expenses.

Declines in market prices and liquidity in the corporate debt markets can result in significant net unrealized depreciation of our portfolio, which in turn would affect our results of operations.

As a BDC, we will be required to carry our Investments at market value or, if no market value is ascertainable, at fair value as determined in good faith under procedures adopted by the Investment Adviser, as Valuation Designee. We may take into account the following types of factors, if relevant, in determining the fair value of our Investments: the enterprise value of a Portfolio Company (the entire value of the Portfolio Company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the Portfolio Company’s ability to make payments and its earnings and discounted cash flow (taking into consideration current market interest rates and credit spreads), the markets in which the Portfolio Company does business, a comparison of the Portfolio Company’s securities to similar publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate its valuation.

While most of our Investments are not likely to be publicly traded, applicable accounting standards require us to assume, as part of our valuation process, that our Investments are sold in a principal market to market participants (even if we plan on holding an Investment through its maturity). As a result, volatility in the capital markets can also adversely affect our investment valuations. Decreases in the market values or fair values of our Investments are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our NAV by increasing net unrealized depreciation in its portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized losses, which could have a material adverse impact on our business, financial condition and results of operations.

Economic recessions or downturns could impair our Portfolio Companies and harm our operating results.

Our Portfolio Companies may be susceptible to economic downturns or recessions and a Portfolio Company may be unable to repay our loans during these periods. Therefore, during these periods our non-performing assets may increase and the value of our portfolio may decrease if we are required to write down the values of our Investments. Adverse economic conditions may also decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A Portfolio Company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on the Portfolio Company’s assets representing collateral for its obligations. This could trigger cross defaults under other agreements and jeopardize our Portfolio Company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. In addition, we may also originate “covenant-lite” loans, which are loans with fewer financial maintenance covenants than other obligations, or no financial maintenance covenants. Such covenant-lite loans may not include terms that allow the lender to monitor the performance of the borrower or to declare a default if certain criteria are breached. These flexible covenants (or the absence of covenants) could permit borrowers to experience a significant downturn in their results of operations without triggering any default that would permit holders of their debt (such as us) to accelerate indebtedness or negotiate terms and pricing. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such Investments as compared to Investments in or exposure to loans with financial maintenance covenants. Therefore, our Investments may result in an above-average amount of risk and volatility or loss of principal. We also may invest in other assets, including cash equivalents, U.S. government securities and other short-term investments, as described above. These investments entail additional risks that could adversely affect our investment returns. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting Portfolio Company. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting Portfolio Company.

Our Portfolio Companies may have incurred or issued, or may in the future incur or issue, debt or equity securities that rank equally with, or senior to, our Investments in such Portfolio Companies, which could have an adverse effect on us in any liquidation of the Portfolio Company.

Our Portfolio Companies may have, or may be permitted to incur, other debt, or issue other equity securities that rank equally with, or senior to, our Investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our Investments. These debt instruments would usually prohibit the Portfolio Companies from paying interest on or repaying our Investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a Portfolio Company, holders of securities ranking senior to our Investment in that Portfolio Company typically are entitled to receive payment in full before we receive any distribution in respect of our Investment.

After repaying such holders, the Portfolio Company may not have any remaining assets to use for repaying its obligation to us.

In the case of securities ranking equally with our Investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant Portfolio Company.

Additionally, certain loans that we make to Portfolio Companies may be secured on a second priority basis by the same collateral securing senior secured debt, which will be secured on a first priority basis. The first priority liens on the collateral will secure the Portfolio Company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the Portfolio Company under the agreements governing the loans. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before repaying us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We can offer no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens. If such proceeds are not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the Portfolio Company’s remaining assets, if any.

The rights we may have with respect to the collateral securing any junior priority loans we make to our Portfolio Companies may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, we may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. We may not have the ability to control or direct such actions, even if its rights as junior lenders are adversely affected. In addition, a bankruptcy court may choose not to enforce an intercreditor agreement or other arrangement with creditors. Similar risks to the foregoing may apply where we hold the last out piece of a unitranche loan.

We may also make unsecured loans to Portfolio Companies, meaning that such loans will not benefit from any interest in collateral of such Portfolio Companies. Liens on such Portfolio Companies’ collateral, if any, will secure the Portfolio Company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the Portfolio Company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before repaying us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We can offer no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all secured loan obligations. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then the unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the Portfolio Company’s remaining assets, if any.

Our Portfolio Companies may be highly leveraged.

Some of our Portfolio Companies may be highly leveraged, which may have adverse consequences to these Portfolio Companies and to us as an investor. These Portfolio Companies may be subject to restrictive financial and operating covenants and the leverage may impair these Portfolio Companies’ ability to finance their future operations and capital needs. As a result, these Portfolio Companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

We may form one or more CLOs, which may subject us to certain structured financing risks.

To the extent permissible under risk retention rules adopted pursuant to Section 941 of the Dodd-Frank Act and applicable provisions of the Investment Company Act, to finance investments, we may securitize certain of our Investments, including through the formation of one or more CLOs, while retaining all or most of the exposure to the performance of these Investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers. Any interest in any such CLO held by us may be considered a “non-qualifying asset” for purposes of Section 55 of the Investment Company Act.

If we create a CLO, we will depend on distributions from the CLO’s assets out of its earnings and cash flows to enable us to make distributions to Unitholders. The ability of a CLO to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. For example, tests (based on interest coverage or other financial ratios or other criteria) may restrict our ability, as holder of a CLO’s equity interests, to receive cash flow from these Investments. There is no assurance any such performance tests will be satisfied. Also, a CLO may take actions that delay distributions in order to preserve ratings and to keep the cost of present and future financings lower or the CLO may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of the CLO’s debt. As a result, there may be a lag, which could be significant, between the repayment or other realization on a loan or other assets in, and the distribution of cash out of, a CLO, or cash flow may be completely restricted for the life of the CLO. If we do not receive cash flow from any such CLO that is necessary to satisfy the annual distribution requirement for maintaining RIC status, and we are unable to obtain cash from other sources necessary to satisfy this requirement, we could fail to maintain our status as a RIC, which would have a material adverse effect on our financial performance.

In addition, a decline in the credit quality of loans in a CLO due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force a CLO to sell certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to us for distribution to Unitholders.

To the extent that any losses are incurred by the CLO in respect of any collateral, such losses will be borne first by us as owner of equity interests. Finally, any equity interests that we retain in a CLO will not be secured by the assets of the CLO, and we will rank behind all creditors of the CLO.

We may initially invest a significant portion of the net proceeds from an offering of Units in short-term investments, which will generate lower rates of return than those expected from the interest generated from implementation of our intended investment program.

We may initially invest a portion of the net proceeds from an offering of Units in cash equivalents, U.S. government securities and other short-term investments. These securities may earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not be able to achieve our investment objective and/or pay any dividends during this period or, if we are able to do so, such dividends may be substantially lower than the dividends that we expect to pay when our portfolio is fully invested in accordance with our investment objectives. If we do not realize yields in excess of our expenses, we may incur operating losses.

The effect of global climate change may impact the operations of the Portfolio Companies.

There may be evidence of global climate change. Climate change creates physical and financial risk and some Portfolio Companies may be adversely affected by climate change. For example, the needs of customers of energy companies vary with weather conditions, primarily temperature and humidity. To the extent weather conditions are affected by climate change, energy use could increase or decrease depending on the duration and magnitude of any changes. Increases in the cost of energy could adversely affect the cost of operations of Portfolio Companies if the use of energy products or services is material to their business. A decrease in energy use due to weather changes may affect some Portfolio Companies’ financial condition through, for example, decreased revenues. Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions.

Inflation may adversely affect the business, results of operations and financial condition of Portfolio Companies.

Certain Portfolio Companies may be impacted by inflation, such as current inflation related to global supply-chain disruptions. Recent inflationary pressures have increased the cost of energy and raw materials and may adversely affect consumer spending, economic growth and operations of the Portfolio Companies. If the Portfolio Companies are unable to pass any increases in their costs along to their customers, it could adversely affect their results and impact their ability to pay interest and principal on our loans. In addition, any projected future decreases in Portfolio Companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our Investments could result in future unrealized losses and therefore reduce our net assets resulting from operations.

Risks Relating to the Units and to any Offering of the Units

The Units are limited in their transferability; we may repurchase or force a sale of a Unitholder’s Units.

Unitholders will not be permitted to transfer their Units, including a transfer of solely an economic interest, without our prior written consent. While we expect not to unreasonably withhold our prior written consent to transfers by Unitholders, we expect to withhold our consent if any such transfer would (i) be prohibited by or trigger a prepayment under our debt or other credit facilities, (ii) result in a violation of applicable securities law, (iii) result in our no longer being eligible to be treated as a RIC, (iv) result in our being subject to additional regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act, or (v) result in all or any portion of our assets becoming “plan assets” of any ERISA Unitholder within the meaning of the Plan Assets Regulation (the regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA). Finally, Units may be transferred only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions, and therefore investors will be subject to restrictions on resale and transfer associated with securities sold pursuant to Regulation D, Regulation S and/or other exemptions from registration under the Securities Act.

Any transfer of Units in violation of these provisions will be void, and any intended recipient of the Units will acquire no rights in such Units and will not be treated as a Unitholder for any purpose. Prospective investors in the Units should not invest in the Units unless they are prepared to retain their Units until the Company liquidates.

Under the terms of the LLC Agreement, in the event any person is or becomes the owner of Units, and such ownership would result in a violation of any of the above provisions, we may, and each Unitholder has agreed and acknowledged that we shall have the power to, cause us to repurchase the Units of such person, or require such person to transfer their Units to another person; provided, any such repurchase will be conducted in accordance with the terms of the LLC Agreement and Section 23 of the Investment Company Act and applicable rules thereunder.

An investor may be subject to the short-swing profits rules under the Exchange Act as a result of its investment in the Units.

When the Units become registered under the Exchange Act, persons with the right to appoint a director or who beneficially own more than 10% of the Units may be subject to Section 16(b) of the Exchange Act, which recaptures for our benefit profits from the purchase and sale of registered Units within a six-month period.

Investing in Units involves an above-average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. The Investments in Portfolio Companies may be highly speculative and aggressive, and therefore an investment in Units may not be suitable for someone with lower risk tolerance.

We may in the future determine to issue Preferred Units, which could adversely affect the market value of the Units.

The issuance of Preferred Units with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of Preferred Units could make an investment in the Units less attractive. In addition, the dividends on any Preferred Units we issue must be cumulative. Payment of dividends and repayment of the liquidation preference of Preferred Units must take preference over any distributions or other payments to Unitholders, and holders of Preferred Units are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference (other than convertible Preferred Units that converts into Units). In addition, under the Investment Company Act, Preferred Units would constitute a “senior security” for purposes of the 150% asset coverage test.

We may not be able to pay Unitholders distributions on their Units, our distributions to Unitholders may not grow over time and a portion of our distributions to Unitholders may be a return of capital for U.S. federal income tax purposes.

Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any indebtedness or Preferred Units, we intend to (i) distribute quarterly investment income (i.e. proceeds received in respect of interest payments, dividends or fees as opposed to proceeds received in connection with the disposition or repayment of an Investment), and (ii) distribute substantially all of our investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code, except that we may retain certain net capital gains for reinvestment and, carry forward taxable income for distribution in the following year and pay any applicable tax. All distributions will be paid at the discretion of the Board of Directors and will depend on such factors as the Board determines to be relevant from time to time, including our earnings, financial condition and compliance with any debt covenants we may be subject to. Accordingly, we may not pay distributions to Unitholders.

The distributions we pay to Unitholders in a year may exceed our taxable income for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes that would reduce a holder’s adjusted tax basis in its Units and correspondingly increase such holder’s gain, or reduce such holder’s loss, on disposition of such Units. Distributions in excess of a holder’s adjusted tax basis in its Units will constitute capital gains to such holder. Unitholders who periodically receive the payment of a distribution from a RIC consisting of a return of capital for U.S. federal income tax purposes may be under the impression that they are receiving a distribution of RIC’s net ordinary income or capital gains when they are not. Accordingly, Unitholders should read carefully any written disclosure accompanying a distribution from us and the information about the specific tax characteristics of our distributions provided to Unitholders after the end of each calendar year, and should not assume that the source of any distribution is our net ordinary income or capital gains.

Certain investors will be limited in their ability to make significant investments in the Units.

Private funds that are excluded from the definition of “investment company” either pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act and certain other unregistered investment companies are restricted from acquiring directly or through a controlled entity more than 3% of our total outstanding voting equity (measured at the time of the acquisition), absent an available exemption. Investment companies registered under the Investment Company Act and BDCs are also subject to this restriction as well as other limitations under the Investment Company Act that would restrict the amount that they are able to invest in our securities. As a result, certain investors may be precluded from acquiring additional Units at a time that they might desire to do so.

Unitholders may be subject to filing requirements under the Exchange Act as a result of their investment in the Units.

When the Units become registered under the Exchange Act, ownership information for any person or group that beneficially owns more than 5% of the Units will have to be disclosed in a Schedule 13D/G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide in our quarterly statements the amount of outstanding Units, the responsibility for determining the filing obligation and preparing the filing remains with the investor. In addition, beneficial owners of 10% or more of the Units will be subject to reporting obligations under Section 16(a) of the Exchange Act.

The tax treatment of a Non-U.S. Unitholder in its jurisdiction of tax residence will depend entirely on the laws of such jurisdiction, and may vary considerably from jurisdiction to jurisdiction.

Depending on (i) the laws of such Non-U.S. Unitholder’s jurisdiction of tax residence, (ii) how we, our Investments and/or any other investment vehicles through which we directly or indirectly invest are the Investments and/or any other investment vehicles through which we directly or indirectly invest are treated in such jurisdiction, and (iii) the activities of any such entities, an investment in Units could result in such non-U.S. Unitholder recognizing adverse tax consequences in its jurisdiction of tax residence, including (a) with respect to any generally required or additional tax filings and/or additional disclosure required in such filings in relation to the treatment for tax purposes in the relevant jurisdiction of an interest in us, the Investments and/or any other investment vehicles through which we directly or indirectly invest and/or of distributions from such entities and any uncertainties arising in that respect (those entities not being established under the laws of the relevant jurisdiction), (b) the possibility of taxable income significantly in excess of cash distributed to a non-U.S.

Unitholder, and possibly in excess of our actual economic income, (c) the possibilities of losing deductions or the ability to utilize tax basis and of sums invested being returned in the form of taxable income or gains, and (d) the possibility of being subject to tax at unfavorable tax rates. A Non-U.S. Unitholder may also be subject to restrictions on the use of its share of our deductions and losses in its jurisdiction of tax residence. Each prospective investor is urged to consult its own tax advisors with respect to the tax and tax filing consequences, if any, in its jurisdiction of tax residence of an investment in the Units, as well as any other jurisdiction in which such prospective investor is subject to taxation.

We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash, such as OID or accruals on a contingent payment debt instrument, which may occur if we receive warrants in connection with the origination of a loan or possibly in other circumstances or contracted PIK interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Such OID, which could be significant relative to our overall investment assets, and increases in loan balances as a result of PIK interest will be included in our taxable income before we receive any corresponding cash payments. We also may be required to include in our taxable income certain other amounts that we have not yet received or will not receive in cash, such as accruals on a contingent payment debt instrument, accruals of interest income and/or OID on defaulted debt, or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Moreover, we generally will be required to take certain amounts into income no later than the time such amounts are reflected on our financial statements. The credit risk associated with the collectability of deferred payments may be increased as and when a Portfolio Company increases the amount of interest on which it is deferring cash payment through deferred interest features. Our Investments with a deferred interest feature may represent a higher credit risk than loans for which interest must be paid in full in cash on a regular basis. For example, even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is scheduled to occur upon maturity of the obligation.

Because in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty making distributions to Unitholders that will be sufficient to enable us to meet the annual distribution requirement necessary for us to qualify as a RIC. Accordingly, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business) to enable us to make distributions to Unitholders that will be sufficient to enable us to meet the annual distribution requirement. If we are unable to obtain cash in the amount required for us to make, or if we are restricted from making, sufficient distributions to Unitholders to meet the annual distribution requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). For additional discussion regarding the tax implications of a RIC, see “Item 1(c). Business—Description of Business—Certain U.S. Federal Income Tax Considerations.”

Unitholders may receive Units as distributions, which could result in adverse tax consequences to them.

In order to satisfy the annual distribution requirement applicable to RICs, we will have the ability to declare a large portion of a distribution in Units instead of in cash. We are not subject to restrictions on the circumstances in which we may declare a portion of a distribution in Units but would generally anticipate doing so only in unusual situations, such as, for example, if we do not have sufficient cash to meet our RIC distribution requirements under the Code. Generally, were we to declare such a distribution, we would allow Unitholders to elect payment in cash and/or Units of equivalent value, with a percentage limitation on the portion of the total distribution available to be received in cash. Under published IRS guidance the entire distribution will generally be treated as a taxable distribution for U.S. federal income tax purposes, and count towards our RIC distribution requirements under the Code, if certain conditions are satisfied. Among other things, the aggregate amount of cash available to be distributed to all Unitholders is required to be at least 20% of the aggregate declared distribution. If too many Unitholders elect to receive cash, the cash available for distribution is required to be allocated among the Unitholders electing to receive cash (with the balance of the distribution paid in Units) under a formula provided in the applicable IRS guidance.

The number of Units declared would thus depend on the applicable percentage limitation on cash available for distribution, the Unitholders’ individual elections to receive cash or Units, and the value of the Units. Each Unitholder generally would be treated as having received a taxable distribution (including for purposes of the withholding tax rules applicable to a Non-U.S. Unitholder) on the date the distribution is received in an amount equal to the cash that such Unitholder would have received if the entire distribution had been paid in cash, even if the Unitholder received all or most of the distribution in Units. We currently do not intend to pay distributions in Units, but there can be no assurance we will not do so in the future.

Non-U.S. Unitholders may be subject to withholding of U.S. federal income tax on dividends paid by us.

Distributions of our “investment company taxable income” to a Non-U.S. Unitholder that are not effectively connected with the Non-U.S. Unitholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits.

Certain properly reported distributions are generally exempt from withholding of U.S. federal income tax where they are paid in respect of our (i) “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the Non-U.S. Unitholder are at least a 10% equity holder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our net long-term capital loss for such taxable year), and certain other requirements are satisfied.

NO ASSURANCE CAN BE GIVEN AS TO WHETHER ANY OF OUR DISTRIBUTIONS WILL BE ELIGIBLE FOR THIS EXEMPTION FROM WITHHOLDING OF U.S. FEDERAL INCOME TAX. IN PARTICULAR, THIS EXEMPTION WILL NOT APPLY TO OUR DISTRIBUTIONS PAID IN RESPECT OF OUR NON-U.S. SOURCE INTEREST INCOME OR OUR DIVIDEND INCOME (OR ANY OTHER TYPE OF INCOME OTHER THAN GENERALLY OUR NON-CONTINGENT U.S.-SOURCE INTEREST INCOME RECEIVED FROM UNRELATED OBLIGORS AND OUR QUALIFIED SHORT-TERM CAPITAL GAINS). IN THE CASE OF UNITS HELD THROUGH AN INTERMEDIARY, THE INTERMEDIARY MAY WITHHOLD U.S. FEDERAL INCOME TAX EVEN IF WE DESIGNATE THE PAYMENT AS QUALIFIED NET INTEREST INCOME OR QUALIFIED SHORT-TERM CAPITAL GAIN. SEE “ITEM 1(c). BUSINESS—DESCRIPTION OF BUSINESS—CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS—TAXATION OF NON-U.S. UNITHOLDERS.” BECAUSE THE UNITS WILL BE SUBJECT TO SIGNIFICANT TRANSFER RESTRICTIONS, AND AN INVESTMENT IN UNITS WILL GENERALLY BE ILLIQUID, NON-U.S. UNITHOLDERS WHOSE DISTRIBUTIONS ON UNITS ARE SUBJECT TO WITHHOLDING OF U.S. FEDERAL INCOME TAX MAY NOT BE ABLE TO TRANSFER THEIR UNITS EASILY OR QUICKLY OR AT ALL.

To the extent OID and PIK interest will constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income.

Our Investments may include OID instruments and PIK interest arrangements, which represents contractual interest added to a loan balance and due at the end of such loan’s term. To the extent OID or PIK interest will constitute a portion of our income, it will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash, including the following:

•

The higher interest rates of OID and PIK instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID and PIK instruments generally represent a significantly higher credit risk than coupon loans.

•	Even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation.

•

OID and PIK instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. OID and PIK income may also create uncertainty about the source of our cash distributions.

For accounting purposes, any cash distributions to Unitholders representing OID and PIK income are not treated as coming from paid-in capital, even if the cash to pay them comes from offering proceeds. As a result, despite the fact that a distribution representing OID and PIK income could be paid out of amounts invested by our Unitholders, the Investment Company Act does not require that Unitholders be given notice of this fact by reporting it as a return of capital.

ITEM 2.	FINANCIAL INFORMATION.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

The Company was formed as a Delaware limited liability company on July 13, 2022. The Company will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

We did not commence commercial activities prior to the Initial Drawdown Date. On October 6, 2022, the Initial Member made an initial capital contribution to the Company of $10,000, and was the sole owner of our membership interests until the Initial Drawdown Date. We did not raise additional capital prior to the Initial Drawdown Date, at which point we raised capital from the issuance and sale of privately offered Units.

We filed an election to be regulated as a BDC under the Investment Company Act, prior to the Initial Drawdown Date. In addition, we intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, for U.S. federal income tax purposes, commencing with the Initial Drawdown Date.

As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Business—Description of Business—Regulation as a Business Development Company” and “Item 1(c). Business—Description of Business—Certain U.S. Federal Income Tax Considerations.”

For a discussion of the competitive landscape we face, please see “Item 1(c). Business—Description of Business—Competitive Advantages” and “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We will operate in a highly competitive market for investment opportunities.”

Investments

Concurrent with the initial filing of this Registration Statement, we filed an election to be regulated as a BDC under the Investment Company Act. We expect our level of investment activity to vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment, the amount of capital we have available to us and the competitive environment for the type of investments we make.

As a BDC, we generally will be prohibited from acquiring assets other than qualifying assets unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the Investment Company Act and the rules thereunder, “eligible portfolio companies” include (i) private U.S. operating companies, (ii) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange) or registered under the Exchange Act, and (iii) public U.S. operating companies having a market capitalization of less than $250 million. Public U.S. operating companies whose securities are quoted on the over-the-counter bulletin board and through OTC Markets Group Inc. are not listed on a national securities exchange and therefore are eligible portfolio companies. See “Item 1(c). Business—Description of Business—Regulation as a Business Development Company.”

We expect to invest, under normal circumstances, at least 90% of our net assets (plus any borrowings for investment purposes) in private middle-market credit obligations and related instruments. We define “credit obligations and related instruments” for this purpose as any fixed-income instrument, including loans to, and bonds and preferred stock of, Portfolio Companies and other instruments that provide exposure to such fixed-income instruments. “Middle market” is used to refer to companies with between $5 million and $200 million of annual EBITDA, adjusted for certain one-time and non-recurring expenses that are outside the ordinary operations of these companies, along with companies that we determine, based on other metrics, including recurring revenue or tower cash flow, are middle market companies. Following such time that the aggregate amount of capital contributions to us made by Unitholders equals or exceeds $450 million, but subject to market conditions and the availability of suitable investment opportunities, we generally expect to target allocations among private middle-market credit obligations and related instruments in the following ratios: (i) 45% to companies with between $5 million and $25 million of EBITDA, and (ii) 55% to companies with between $25 million and $75 million of EBITDA, in each case adjusted for certain one-time and non-recurring expenses that are outside the ordinary operations of these companies. Notwithstanding the foregoing, we may invest on an opportunistic basis in credit obligations of private middle-market companies with EBITDA outside of the foregoing ranges, including credit obligations of companies that we believe are middle market companies based on metrics such as recurring revenue and tower cash flow, as opposed to EBITDA. In addition, as a result of fluctuations in the asset value of one asset relative to another asset, private middle-market credit obligations and related instruments may not reflect the foregoing targets or may represent less than 90% of our net assets (plus any borrowings for investment purposes) at any time. However, we may not invest, under normal circumstances, more than 20% of our net assets (plus any borrowings for investment purposes) in securities and other instruments that are not private middle-market credit obligations. In addition, we will be subject to the investment guidelines (as defined and described in “Item 1(c). Business—Description of Business—Investment Criteria—Compliance with Investment Guidelines”).

We expect to invest in middle-market companies domiciled in the United States. We may from time to time invest opportunistically in large U.S. companies, stressed or distressed debt, structured products, private equity or other opportunities, subject to the investment guidelines and the limits imposed by the Investment Company Act, as disclosed in “Item 1(c). Business—Description of Business—Investment Criteria—Compliance with Investment Guidelines.”

While we expect our investment program to focus primarily on debt investments, our Investments may include equity or equity features, such as a direct investment in the equity or convertible securities of a Portfolio Company or warrants or options to buy a minority interest in a Portfolio Company. Any warrants we may receive with debt securities will generally require only a nominal cost to exercise, so as a Portfolio Company appreciates in value, we may achieve additional investment return from these equity investments. We may structure the warrants to provide provisions protecting our rights as a minority-interest holder, as well as puts, or rights to sell such securities back to the Portfolio Company, upon the occurrence of specified events. In many cases, we may also obtain registration rights in connection with these equity investments, which may include demand and “piggyback” registration rights (which would allow us to have equity securities from an Investment in a Portfolio Company registered for public offering in connection with a planned registration of such equity securities by the Portfolio Company).

Revenues

We will seek to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche, including last-out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. “Unitranche” loans are first lien loans that extend deeper in a borrower’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority between different lenders in such loan. In a number of instances, we may find another lender to provide the “first-out” portion of a unitranche loan while we retain the “last-out” portion of such loan, in which case, the “first-out” portion of the loan would generally receive priority with respect to the payment of principal, interest and any other amounts due thereunder as compared to the “last-out” portion that we would continue to hold. In exchange for taking greater risk of loss, the “last-out” portion generally earns a higher interest rate than the “first-out” portion of the loan. The term “mezzanine” refers to debt that ranks senior in right of payment only to a borrower’s equity securities and ranks junior in right of payment to all of such borrower’s other indebtedness. We may make multiple Investments in the same Portfolio Company.

In addition, we may generate revenue in the form of commitment, origination, structuring or diligence fees, fees for providing managerial assistance and consulting fees.

Expenses

We expect our primary operating expenses to include the payment of the Management Fee and the Incentive Fee to the Investment Adviser, legal and professional fees, interest and other expenses of Financings and other operating and overhead related expenses, but for the avoidance of doubt will exclude costs and expenses incurred by us in connection with the payment of salaries, benefits, health insurance, rent or for information technology hardware and software. The Management Fee and Incentive Fee will compensate the Investment Adviser for its work in identifying, evaluating, negotiating, closing and monitoring our Investments. We bear all other costs and expenses relating to our operations and transactions including: (i) our operational, offering and organizational expenses; (ii) our fees and expenses, including travel expenses, reasonably incurred by the Investment Adviser or payable to third parties related to our Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses relating to evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments; (iii) interest, fees and other expenses payable on Financings, if any, incurred by us; (iv) fees and expenses incurred by us in connection with membership in investment company organizations; (v) brokers’ commissions; (vi) fees and expenses associated with calculating our NAV (including the costs and expenses of any Independent Valuation Advisor); (vii) legal, auditing or accounting expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of our Administrator, transfer agent and/or sub-transfer agent; (x) the cost of preparing unit certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of the Units; (xi) the expenses of, and fees for, registering or qualifying Units for sale, maintaining our registration and qualifying and registering as a broker or a dealer; (xii) the fees and expenses of our Independent Directors (as defined below); (xiii) the fees or disbursements of custodians of our assets, including expenses incurred in the performance of any obligations enumerated by the LLC Agreement or our other organizational documents insofar as they govern agreements with any such custodian; (xiv) the cost of preparing and distributing reports, proxy statements and notices to holders of our equity interests, the SEC and other regulatory authorities; (xv) insurance premiums related to us or our directors and officers; (xvi) costs of holding Unitholder meetings; and (xvii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with our business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business. In addition, we shall bear the fees and expenses related to the preparation and maintaining of any necessary registrations with regulators in order to market Units in certain jurisdictions and fees and expenses associated with preparation and maintenance of any key information document or similar document required by law or regulation. The Investment Adviser will not be required to pay expenses of activities which are primarily intended to result in sales of Units, including all costs and expenses associated with the preparation and distribution of this Registration Statement, the Subscription Agreements or any key information document or similar document required by law or regulation.

We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.

Our initial offering costs (other than the Organizational Expenses) will be amortized to expense over a twelve-month period on a straight-line basis, beginning on the Initial Drawdown Date. The effect of this accounting treatment is not expected to be material to our financial statements.

“Organizational Expenses” shall mean expenses incurred in respect of legal services pertaining to the organization and formation of the Company, the drafting of the LLC Agreement, any administration, custody and transfer agent agreements, the performance of any research and consultation services in connection with the initial meeting of the Board of Directors, and audit fees relating to the initial registration statement and auditing the initial seed capital statement of financial condition.

Leverage

We expect from time to time to borrow funds or otherwise incur leverage for a variety of purposes, subject to the limitations of the Investment Company Act, including to bridge fundings for Investments in advance of drawdowns, as part of our investment program, or to meet other short-term liquidity needs, including to pay the Management Fee. Sources of leverage may include the issuance of senior securities (including Preferred Units) and other credit facilities (secured by Investments). We will enter into a credit facility secured by Undrawn Commitments only with the prior approval of a majority-in-interest of the Unitholders. Leverage may be incurred by us directly or through our subsidiaries.

The above borrowing of funds is known as “leverage” and could increase or decrease returns to Unitholders. The use of leverage involves significant risks. Generally, we are permitted to issue multiple classes of indebtedness and one class of equity securities senior to the Units if our asset coverage, as defined in the Investment Company Act, equals at least 150% immediately after each such issuance as further described in “Item 1(c). Business—Description of Business—Indebtedness and Senior Securities”. Asset coverage of 150% means that for every $1 of net assets we hold, we may raise $2 from borrowing and/or issuing senior securities. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Changes in laws or regulations governing our operations or the operations of our Portfolio Companies, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact us or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.”

Certain trading practices and investments may be considered borrowings or involve leverage and thus may be subject to Investment Company Act restrictions. Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. Practices and investments that may involve leverage but are not considered borrowings are not subject to the Investment Company Act’s asset coverage requirement. The amount of leverage that we employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Additionally, we will be able to incur additional leverage if it is able to obtain exemptive relief from the SEC to exclude the debt of any subsidiary it may form in the future from the leverage requirements otherwise applicable to BDCs. We can offer no assurances as to whether or when we will be able to form such a subsidiary or obtain such exemptive relief.

In connection with obtaining leverage, we may, with the consent of the applicable Unitholder(s), assign and/or pledge to the provider of such leverage such Unitholders’ Undrawn Commitments (including our right to make drawdowns and to enforce such Unitholders’ funding obligations). If we pledge Undrawn Commitments to the provider of leverage, and the amount of such Undrawn Commitments decreases as drawdowns are made by us, we may be required to make additional drawdowns, use distributable proceeds or otherwise reduce our outstanding borrowings. In addition, the use of borrowed funds will result in our paying interest as well as financing, transaction and other fees and costs to the lender, which will reduce the actual cash returns realized by the Unitholders as compared to situations in which there was no borrowing or in which the borrowed funds were repaid at an earlier date. Gains made with borrowed funds generally will increase the returns realized by Unitholders. However, losses incurred with borrowed funds will magnify the losses realized by Unitholders. For the avoidance of doubt, we may exclude from such pledge all or a portion of the Undrawn Commitment of any investors that are officers, directors or certain of our significant investors, and certain other persons, to the extent restricted under, or considered by the Board to be necessary or desirable to facilitate compliance with, applicable laws or regulations, including ERISA, the Investment Company Act and the Sarbanes-Oxley Act.

We are subject to SEC rules regarding the ability of a BDC (or a registered investment company) to use derivatives and other transactions that create future payment or delivery obligations (including reverse repurchase agreements and similar financing transactions). Under the rules, BDCs that use derivatives are subject to a value-at-risk leverage limit, a derivatives risk management program, testing requirements, and requirements related to board reporting. These new requirements apply unless the BDC qualifies as a “limited derivatives user,” as defined in the rule. Under the new rules, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a Portfolio Company, if the BDC has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Under the final rule, when we trade reverse repurchase agreements or similar financing transactions, including certain tender option bonds, we need to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness (e.g., bank borrowings, if applicable) when calculating our asset coverage ratio. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts.

For a description of risks associated with our ability to borrow, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.”

Hedging

We generally do not expect to otherwise invest in derivatives for hedging or speculative purposes.

Financial Condition, Liquidity and Capital Resources

From the Initial Drawdown Date through November 30, 2022, we called $30.0 million of capital and made two secured, first-lien debt investments, totaling approximately $20.0 million, in the aggregate, at cost.

The primary use of existing funds and any funds raised in the future is expected to be for our Investments in Portfolio Companies, cash distributions to our Unitholders or for other general corporate purposes, including paying for operating expenses or debt service to the extent we borrow or issue senior securities.

We expect to raise equity capital by selling our Units in the initial closing and subsequent closings.

Subject to the terms of the LLC Agreement, to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities, we may enter into one or more credit facilities, including revolving credit facilities, or issue senior securities if the market for debt financing presents attractively priced debt financing opportunities, or if our Board of Directors otherwise determines that leveraging our portfolio would be in our best interest and the best interests of our Unitholders. Subject to the terms of the LLC Agreement, we would expect any such credit facilities may be secured by certain of our assets and may contain advance rates based upon pledged collateral. The pricing and other terms of any such facilities would depend upon market conditions when we enter into any such facilities as well as the performance of our business, among other factors.

In addition, subject to the terms of the LLC Agreement, we may raise capital by securitizing certain of our Investments, including through the formation of one or more CLOs, while retaining all or most of the exposure to the performance of these Investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers. Any interest in any such CLO held by us may be considered a “non-qualifying asset” for purposes of Section 55 of the Investment Company Act.

We will generate cash primarily from the net proceeds of the offering and any future offerings of securities and cash flows from operations, including interest earned from the temporary investment of cash in U.S. government securities and other high-quality debt investments that mature in one year or less.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to financial market risks, most significantly changes in interest rates. Interest rate sensitivity refers to the change in our earnings that may result from changes in the level of interest rates. Because we expect to fund a portion of our Investments with borrowings, our net investment income is expected to be affected by the difference between the rate at which we invest and the rate at which we borrow. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

We regularly measure our exposure to interest rate risk. We assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate sensitive assets to our interest rate sensitive liabilities.

ITEM 3.	PROPERTIES.

We do not own any real estate or other properties materially important to our operations. Our executive offices are located at 200 West Street, New York, New York 10282 and our telephone number is (312) 655-4419. We believe that our office facilities will be suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Ownership of Membership Interests

We did not commence commercial activities prior to the Initial Drawdown date. We did not raise additional capital prior to the Initial Drawdown Date, at which point we raised capital from the issuance and sale of privately offered Units. Our Units are offered and sold in transactions exempt from registration under the Securities Act.

The following table sets forth, as of November 30, 2022, certain ownership information with respect to the Units for those persons who directly or indirectly own, control or hold with the power to vote, five percent or more of our outstanding Units and all executive officers and directors, on an individual and group basis. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power over such common stock.

Name and Address	Number of Units Owned	Percentage
Interested Director
Katherine (“Kaysie”) Uniacke	—	—
Independent Directors
Jaime Ardila	—	—
Ross J. Kari	—	—
Susan B. McGee	—	—
Executive Officers
Justin Betzen	—	—
Alex Chi	—	—
Tucker Greene	—	—
David Miller	—	—
David Pessah	—	—
Caroline Kraus	—	—
Gabriella N. Skirnick	—	—
Greg Watts	—	—
Jennifer Yang	—	—
Julien Yoo	—	—
All executive officers and directors as a group (14 persons)(1)	—	—

(1)	The address for each of our directors and executive officers is c/o Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

Our business and affairs are managed under the direction of our Board of Directors. The Board of Directors consists of four directors, three of whom are Independent Directors. “Independent Directors” are directors who (1) are not deemed to be “interested persons,” of ours (as defined in the Investment Company Act), (2) meet the definition of “independent directors” under the corporate governance standards of the New York Stock Exchange and (3) meet the independence requirements of Section 10A(m)(3) of the Exchange Act. The Board of Directors elects our officers, who serve at the discretion of the Board of Directors. The responsibilities of the Board of Directors include the quarterly valuation of our assets, corporate governance activities, oversight of our financing arrangements and oversight of our investment activities.

The Board’s role in the management of the Company is one of oversight. Oversight of our investment activities extends to oversight of the risk management processes employed by the Investment Adviser as part of its day-to-day management of our investment activities. The Board of Directors reviews risk management processes at both regular and special Board meetings throughout the year, consulting with appropriate representatives of the Investment Adviser as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. The Board’s oversight function cannot, however, eliminate all risks or ensure that particular events do not adversely affect the value of the Investments held by us. Pursuant to Rule 2a-5 under the Investment Company Act, the Board of Directors designated the Investment Adviser as the valuation designee (the “Valuation Designee”) primarily responsible for the valuation of our assets, subject to the oversight of the Board of Directors.

The Board of Directors has established an Audit Committee (the “Audit Committee”), Governance and Nominating Committee (the “Governance and Nominating Committee”), Compliance Committee (the “Compliance Committee”) and Contract Review Committee (the “Contract Review Committee”). The scope of each committee’s responsibilities is discussed in greater detail below.

Jaime Ardila, an Independent Director, serves as Chair (“Chair”) of the Board of Directors. The Board of Directors believes that it is in the best interests of Unitholders for Mr. Ardila to lead the Board of Directors because of his broad corporate background and experience with financial and investment matters, as described below. The Chair will generally act as a liaison between the management, officers and attorneys between meetings of the Board of Directors and presides over all executive sessions of the Independent Directors without management. The Board of Directors believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. The Board of Directors also believes that its size creates an efficient corporate governance structure that provides opportunity for direct communication and interaction between management and the Board of Directors.

Board of Directors and Executive Officers

The current directors were appointed to their positions in August 2022, and each director will hold office until his or her death, resignation, removal or disqualification. In addition, the Board of Directors has adopted policies which provide that (a) no director shall hold office for more than fifteen (15) years and (b) a director shall retire as of December 31st of the calendar year in which he or she reaches his or her 74th birthday, unless a waiver of such requirement has been adopted by a majority of the other directors. Such policies may be changed by the directors without a Unitholder vote.

Directors

Information regarding the initial members of the Board of Directors is as follows:

Name and Age	Term of Office	Principal Occupation(s) During Past 5 Years	Other Directorships
Independent Directors

Jaime Ardila (66)	Chairman of the Board since August 2022

Mr. Ardila is retired. He is Director, Accenture plc (2013– Present); and Director, Nexa Resources (2019 – Present). Formerly, he was Director, Ecopetrol (2016 – 2019); and held senior management positions with General Motors Company (an automobile manufacturer) (1984–1996 and 1998–2016), most recently as Executive Vice President, and President of General Motors’ South America region (2010–2016).

Chairman of the Board of Directors—the Company; GS BDC; PMMC and PMMC II.

Accenture plc (a management consulting services company); Nexa Resources (a mining company); GS BDC; PMMC; PMMC II

Ross J. Kari (63)	Director since August 2022

Mr. Kari is retired. Formerly, he was Director, Summit Bank (2014-2022); Executive Vice President and Chief Financial Officer, Federal Home Loan Mortgage Corporation (Freddie Mac) (2009–2013); and was a Member of the Board of Directors of KKR Financial Holdings, LLC (2007–2014).

Director—the Company; GS BDC; PMMC and PMMC II.

GS BDC; PMMC; PMMC II

Name and Age	Term of Office	Principal Occupation(s) During Past 5 Years	Other Directorships

Susan B. McGee (63)	Director since August 2022

Ms. McGee is retired. She is Director, ETTL Engineers and Consultants (2018-Present); Director, Nobul Corporation (2019-Present); and Director, HIVE Blockchain Technologies Ltd (2021-Present). She formerly held senior management positions with U.S. Global Investors, Inc. (an investment management firm), including Chief Compliance Officer (2016–2018), President (1998–2018) and General Counsel (1997–2018). She was also formerly Vice President of the U.S. Global Investors Funds (2016–2018).

Director—the Company; GS BDC; PMMC and PMMC II

ETTL Engineers and Consultants; Nobul Corporation (a digital real estate company); HIVE Blockchain Technologies Ltd; GS BDC; PMMC; PMMC II

Interested Director*

Katherine (“Kaysie”) Uniacke (61)	Director since August 2022

Ms. Uniacke is Chair of the Board—Goldman Sachs Asset Management International (2013–Present); Director—Goldman Sachs Dublin and Luxembourg family of funds (2013–Present); and Advisory Director—Goldman Sachs (2013–Present). Formerly, she was Global Chief Operating Officer— GSAM (2007–2012); Partner, Goldman Sachs (2002–2012); and Managing Director— Goldman Sachs (1997–2002).

Director— the Company; GS BDC; PMMC; PMMC II and MMLC II

Goldman Sachs Asset Management International; Goldman Sachs Dublin and Luxembourg family of funds; GS BDC; PMMC; PMMC II; MMLC II

*

Ms. Uniacke is considered to be an “Interested Director” because she holds positions with Goldman Sachs and owns securities issued by Group Inc. Ms. Uniacke holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.

Executive Officers

Information regarding our executive officers who are not directors is as follows:

Name	Age	Position(s)

Alex Chi	49	Co-Chief Executive Officer and Co-President

David Miller	52	Co-Chief Executive Officer and Co-President

Gabriella N. Skirnick	44	Chief Operating Officer

David Pessah	37	Chief Financial Officer, Treasurer and Principal Accounting Officer

Julien Yoo	51	Chief Compliance Officer

Caroline Kraus	45	Chief Legal Officer

Justin Betzen	42	Vice President

Greg Watts	46	Vice President

Tucker Greene	47	Vice President

Jennifer Yang	38	Vice President

The address for each director and executive officer is c/o Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282. Each officer holds office at the pleasure of the Board until the next election of officers or until his or her successor is duly elected and qualifies.

Biographical Information

Directors

Independent Directors:

Jaime Ardila. Mr. Ardila is retired. Mr. Ardila has served on the Board of Directors of the Company since August 2022. He serves as a member and Chairman of the Board of Directors of GS BDC, PMMC and PMMC II. Mr. Ardila is a member of the Board of Directors of Accenture plc, a management consulting services company, where he serves as Chair of the Finance Committee and a member of the Audit Committee, and a member of the Board of Directors of Nexa Resources S.A., a mining company. Previously, he was a member of the Board of Directors of Ecopetrol, an integrated oil company, where he served as Chair of the Audit Committee and a member of the Business Committee and the Corporate Governance and Sustainability Committee, from 2016 to 2019. Mr. Ardila also worked for 29 years at General Motors Company, an automobile manufacturer, where he held several senior management positions, most recently as Executive Vice President of the company and President of General Motors’ South America region. Mr. Ardila joined General Motors in 1984. From 1996 to 1998, Mr. Ardila served as the managing director, Colombian Operations, of N M Rothschild & Sons Ltd, before rejoining General Motors in 1998. Based on the foregoing, Mr. Ardila is experienced with financial and investment matters.

Ross J. Kari. Mr. Kari is retired. Mr. Kari has served on the Board of Directors of the Company since August 2022. He serves on the Board of Directors of GS BDC, PMMC and PMMC II. Previously, Mr. Kari was Executive Vice President and Chief Financial Officer of Federal Home Loan Mortgage Corporation (Freddie Mac), where he worked for four years. Previously, he held senior management positions at SAFECO Corporation, a personal insurance company, Federal Home Loan Bank of San Francisco, and Wells Fargo & Company, where he began his career and worked for 19 years. Mr. Kari also served as a Director and a member of the Audit Committee and ALCO Chairman of Summit Bank. Based on the foregoing, Mr. Kari is experienced with financial and investment matters.

Susan B. McGee. Ms. McGee is retired. Ms. McGee has served on the Board of Directors of the Company since August 2022. She serves on the Board of Directors of GS BDC, PMMC and PMMC II. Ms. McGee also serves on the Board of Directors for ETTL Engineers and Consultants, Nobul Corporation (a digital real estate company), and HIVE Blockchain Technologies Ltd. Ms. McGee worked for 26 years at U.S. Global Investors, Inc., an investment management firm, until June 2018, during which time she held several senior management positions, including President, General Counsel and Chief Compliance Officer. She has also been involved in the governance of the U.S. Global Investors Funds, serving as Vice President until June 2018. In addition, Ms. McGee serves on the Board of Governors of the Investment Company Institute and as Chairperson of the Investment Company Institute Small Funds Committee. She is also a member of the Board of Directors of the San Antonio Sports Foundation, a not-for-profit organization. Based on the foregoing, Ms. McGee is experienced with financial and investment matters.

Interested Directors:

Kaysie Uniacke. Ms. Uniacke is the sole interested director on the Board and has served in such capacity since August 2022.

Ms. Uniacke is the chair of the board of Goldman Sachs Asset Management International, serves on the boards of the Goldman Sachs Luxembourg and Dublin family of funds, several GSAM-managed pooled vehicles organized in the Cayman Islands, GS BDC, PMMC, PMMC II and MMLC II; and is an advisory director to Group Inc. Previously, she was global chief operating officer of GSAM’s portfolio management business until 2012 and served on the Investment Management Division Client and Business Standards Committee. Prior to this, she was president of Goldman Sachs Trust, the GS mutual fund family, and was head of the Fiduciary Management business within Global Manager Strategies, responsible for business development and client service globally. Earlier in her career, Ms. Uniacke managed GSAM’s U.S. and Canadian Distribution groups. In that capacity, she was responsible for overseeing all North American institutional and third-party sales channels, marketing and client service functions, for which client assets exceeded $200 billion. Before that, Ms. Uniacke was head of GSAM’s Global Cash Services business, where she was responsible for overseeing the management of assets exceeding $100 billion. Ms. Uniacke worked at Goldman Sachs from 1983 to 2012, where she was named managing director in 1997 and partner in 2002. Ms. Uniacke serves on the board of Person-to-Person, a non-profit organization that supports the working poor in lower Fairfield County, Connecticut. Based on the foregoing, Ms. Uniacke’s depth of experience in financial and investment matters will give the Board of Directors valuable industry-specific knowledge and expertise on these and other matters.

Executive Officers who are not Directors:

Alex Chi. Mr. Chi is the co-chief executive officer and co-president of the Company and has served in such capacity since August 2022. Mr. Chi is also the co-chief executive officer and co-president of GS BDC, PMMC, PMMC II and MMLC II. Mr. Chi is co-head of GSAM Private Credit in the Americas. Before assuming his current role, Mr. Chi spent 25 years in Goldman Sachs’s Investment Banking Division. Mr. Chi worked in the Financial and Strategic Investors Group from 2006 to 2019, managing Goldman Sachs’s relationships with private equity and related portfolio company clients. Prior to that, Mr. Chi worked in Leveraged Finance, where he spent six years structuring and executing leveraged loan and high yield debt financings for corporate and private equity clients across industries. He also spent three years in Asia focused on mergers and acquisitions and corporate finance transactions. Mr. Chi was named managing director in 2006 and partner in 2012.

David Miller. Mr. Miller is the co-chief executive officer and co-president of the Company and has served in such capacity since August 2022. Mr. Miller is also the co-chief executive officer and co-president of GS BDC, PMMC, PMMC II and MMLC II. Mr. Miller is co-head of GSAM Private Credit in the Americas. He has spent his nearly 30-year career as an investor in middle market companies and has originated billions of dollars in commitments across all industries to companies in various stages of the lifecycle. In 2004, he co-founded Goldman Sachs’s middle market origination effort investing primarily firm capital and has led that business since 2013. Prior to joining Goldman Sachs in 2004, Mr. Miller was senior vice president of originations for GE Capital, where he was responsible for structuring and originating loans in the media and telecommunications sectors. Previously, Mr. Miller was a director at SunTrust Bank, responsible for originating and managing a portfolio of middle market loans. Mr. Miller was named managing director in 2012 and partner in 2014.

Gabriella N. Skirnick. Ms. Skirnick is the chief operating officer of the Company and has served in such capacity since August 2022. Ms. Skirnick also is the chief operating officer of GS BDC, PMMC, PMMC II and MMLC II. Ms. Skirnick is also global chief operating officer of GSAM Private Credit. Prior to joining the Merchant Banking Division as global chief operating officer of the Private Credit investing platform in 2017, she spent six years in the Investment Banking Division in the Technology, Media and Telecom Group, where she focused on technology mergers and acquisitions, as well as in the Americas Financing Group. Ms. Skirnick joined Goldman Sachs as an analyst in the Communications, Media and Entertainment Group within the Investment Banking Division in 2000 and rejoined the firm in 2010. Before re-joining Goldman Sachs, Ms. Skirnick worked in distressed investing at Aurelius Capital Management and Perella Weinberg Partners. She was named managing director of Goldman Sachs in 2017.

David Pessah. Mr. Pessah is the chief financial officer, treasurer and principal accounting officer of the Company and has served in such capacity since August 2022. Mr. Pessah is also the chief financial officer, treasurer and principal accounting officer of GS BDC, PMMC, PMMC II and MMLC II. Mr. Pessah is a Vice President in GSAM Private Credit. Mr. Pessah is responsible for fund accounting and financial reporting oversight as well as the continuous improvement of internal control over financial reporting. Prior to joining Goldman Sachs in September 2010, he worked in the audit practice at Ernst & Young LLP.

Caroline Kraus. Ms. Kraus is the chief legal officer of the Company and has served in such capacity since August 2022. Ms. Kraus is also a Managing Director and Senior Counsel at GSAM and the chief legal officer and secretary of GS BDC, PMMC, PMMC II and MMLC II as well as various other Goldman Sachs funds. Ms. Kraus joined Goldman Sachs in 2006. Prior to joining Goldman Sachs, she was an associate at Weil, Gotshal & Manges, LLP.

Julien Yoo. Ms. Yoo is the chief compliance officer of the Company and has served in such capacity since August 2022. Ms. Yoo is also the Managing Director of GSAM Compliance, Head of the U.S. Regulatory Compliance team with GSAM Compliance, and Chief Compliance Officer of GS BDC, PMMC, PMMC II and MMLC II. Ms. Yoo joined Goldman Sachs in 2013. Prior to joining Goldman Sachs, Ms. Yoo was a Vice President in the legal department of Morgan Stanley Investment Management. Prior to joining Morgan Stanley, she was an associate at Shearman & Sterling, LLP and at Swidler Berlin Shereff Friedman, LLP.

Justin Betzen. Mr. Betzen is a vice president of the Company and has served in such capacity since August 2022. He is also a managing director and senior underwriter in GSAM Private Credit, focused on middle market lending in the Americas. He is a member of the BDC Investment Committee and the Private Credit Investment Subcommittee, which focuses on middle market lending primarily via the Goldman Sachs balance sheet. Justin initially joined Goldman Sachs in 2006 as an associate and rejoined the firm as a vice president in 2013. He was named managing director in 2019. Prior to rejoining the firm, Mr. Betzen worked at Newstone Capital Partners, focused on second lien, mezzanine and minority equity investing. Prior to initially joining Goldman Sachs, he worked at JPMorgan Chase in the Technology Corporate Banking Group, focused on software, services and payments companies.

Greg Watts. Mr. Watts is a vice president of the Company and has served in such capacity since August 2022. He also serves as head of underwriting and portfolio management for GSAM Private Credit in the Americas. He has spent greater than 20 years as a credit investor in middle market companies and has overseen billions of dollars of investments from origination to exit as well as a significant amount of experience in workouts and restructurings. Mr. Watts is a member of the BDC Investment Committee and the Private Credit Investment Subcommittee, which focuses on middle market lending primarily via the Goldman Sachs balance sheet. Mr. Watts joined Goldman Sachs in 2007 and was named managing director in 2015. Prior to joining Goldman Sachs, Mr. Watts spent five years with GE Capital’s Technology, Media and Telecom Finance Group as a senior vice president and risk team leader in underwriting and portfolio management. Before working at GE Capital, Mr. Watts was an associate at Investcorp International after beginning his career as an investment banking analyst in Salomon Smith Barney’s Mergers and Acquisitions Group.

Tucker Greene. Mr. Greene is a vice president of the Company and has served in such capacity since August 2022. He is also a managing director in GSAM Private Credit. He is focused on the firm’s middle market credit investing strategies, including sourcing, structuring and managing senior credit facilities. Mr. Greene joined GSAM in 2004 in the Specialty Lending Group and was named managing director in 2021. Prior to joining GSAM, Mr. Greene worked at GE Capital. Previously, he was an associate in underwriting and portfolio management for two years within GE Capital’s Media and Communications Group.

Jennifer Yang. Ms. Yang is a vice president of the Company and has served in such capacity since August 2022. She is also a managing director in Credit Alternatives within GSAM, with oversight of Healthcare. She is responsible for leading and managing the healthcare investment strategy and portfolio. Ms. Yang joined Goldman Sachs in 2018 as a vice president and was named managing director in 2021. Prior to joining Goldman Sachs, Jennifer was an executive director at Varagon Capital Partners, where she was responsible for structuring, executing and managing credit investments in the healthcare sector. Previously, she was a vice president at Fifth Street Asset Management, focused on healthcare deal execution.

Committees of the Board of Directors

Audit Committee. Each of the members of the Audit Committee will be an Independent Director and meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and none will be an “interested person” of the Company (as defined in Section 2(a)(19) of the Investment Company Act.) The Board of Directors and the Audit Committee will include an “audit committee financial expert,” as defined in Item 407 of Regulation S-K under the Exchange Act. The Audit Committee is responsible for overseeing matters relating to the appointment and activities of our auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by our independent public accountants.

Governance and Nominating Committee. Each of the members of the Governance and Nominating Committee will be an Independent Director. The Governance and Nominating Committee is responsible for identifying, researching and nominating Independent Directors for selection by the Board (and election by the Preferred Unitholders, if applicable), when necessary, selecting nominees to fill vacancies on the Board of Directors or any committee thereof, developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of the Board of Directors and our management.

Compliance Committee. Each of the members of the Compliance Committee will be an Independent Director. The Compliance Committee is responsible for overseeing our compliance processes, and insofar as they relate to services provided to us, the compliance processes of the Investment Adviser, the Placement Agent (as defined below), the Administrator (as defined below) and the transfer agent, except that compliance processes relating to the accounting and financial reporting processes and certain related matters are overseen by the Audit Committee. In addition, the Compliance Committee provides assistance to the full Board of Directors with respect to compliance matters.

Contract Review Committee. Each of the members of the Contract Review Committee will be an Independent Director. The Contract Review Committee is responsible for overseeing the processes of the Board of Directors for reviewing and monitoring performance under the Investment Advisory Agreement (as defined below) and our placement agency, transfer agency and certain other agreements with the Investment Adviser and its affiliates. The Contract Review Committee also provides appropriate assistance to the Board of Directors in connection with the Board of Directors’ approval, oversight and review of our other service providers, including its custodian/accounting agent, sub-transfer agents, professional (legal and accounting) firms and printing firms.

ITEM 6.	EXECUTIVE COMPENSATION.

Compensation of Executive Officers

None of our executive officers are currently compensated by us. We do not currently have any employees. Our day-to-day operations are managed by the Investment Adviser.

Compensation of Directors

Each Independent Director will be compensated with a $30,000 (or $60,000 if our total called capital exceeds $375,000,000) annual fee for his or her services as a director. In addition, the Chair of the Board will be compensated with an annual fee of $10,000 (or $20,000 if the total called capital exceeds $375,000,000), and the director designated as “audit committee financial expert” will be compensated with an additional $4,000 (or $8,000 if our total called capital exceeds $375,000,000) for their additional services in such capacities. The Independent Directors will also be reimbursed for travel and other expenses incurred in connection with attending Board and committee meetings. We may also pay the incidental costs of a director to attend training or other types of conferences relating to the BDC industry. In addition, we will purchase directors’ and officers’ liability insurance on behalf of the directors. No compensation will be paid to directors who are “interested persons,” as that term is defined in the Investment Company Act.

	Expected Total Compensation From the Company (1)	Total Compensation From the Goldman Sachs Fund Complex (2)
	For Fiscal Year 2022	For Fiscal Year 2021
Interested Director
Kaysie Uniacke (3)	—	—
Independent Directors
Jaime Ardila (4)	$16,548	$341,000
Ross J. Kari (5)	$14,066	$275,000
Susan B. McGee	$12,411	$255,000

(1)	We do not have a profit-sharing plan, and directors do not receive any pension or retirement benefits from us.
(2)	Reflects compensation earned during the year ended December 31, 2021. For purposes of the table, the Goldman Sachs Fund Complex includes GS BDC, PMMC and PMMC II.
(3)	Kaysie Uniacke is an interested director and, as such, receives no compensation from the Company or the Goldman Sachs Fund Complex for her service as director or trustee.
(4)	Includes compensation as Chair of the Board.
(5)	Includes compensation as “audit committee financial expert”.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

(a)	Transactions with Related Persons; Review, Approval or Ratification of Transactions with Related Persons

Investment Management and Advisory Agreement

GSAM serves as our Investment Adviser. GSAM has been registered as an investment adviser with the SEC since 1990 and is an indirect, wholly owned subsidiary of Group Inc., a bank holding company and an affiliate of Goldman Sachs & Co. LLC, our Placement Agent.

Subject to the supervision of the Board of Directors, the Investment Adviser will provide day-to-day advice regarding the Company’s portfolio transactions and will be responsible for our business affairs and other administrative matters.

The Investment Advisory Agreement between the Company and the Investment Adviser was approved by the Board of Directors, including the independent directors, at a meeting held in person on August 3, 2022 and by the Initial Member on October 6, 2022, and was entered into on or prior to the Initial Closing Date.

Potential Categories of Conflicts

General Categories of Conflicts Associated with the Company

Goldman Sachs (which, for purposes of this “General Categories of Conflicts Associated with the Company” section and the remaining sections in this “Item 7. Certain Relationships and Related Transactions, and Director Independence,” means, collectively, Group Inc., the Investment Adviser and their affiliates, directors, partners, Directors, managers, members, officers and employees) is a global, full-service investment banking, broker-dealer, asset management and financial services organization and a major participant in global financial markets. As such, it provides a wide range of financial services to a diversified client base. In those and other capacities, Goldman Sachs advises clients in all markets and transactions and purchases, sells, holds and recommends a broad array of investments for its own accounts and for the accounts of clients and of its personnel, through client accounts and the relationships and products it sponsors, manages and advises. Goldman Sachs has direct and indirect interests in the global fixed income, currency, commodity, equities, bank loan and other markets, and the securities and issuers, in which our may directly and indirectly invest. As a result, Goldman Sachs’s activities and dealings, including on behalf of us, may affect us in ways that may disadvantage or restrict us and/or benefit Goldman Sachs or other Accounts. In managing conflicts of interest that may arise as a result of the foregoing, GSAM generally will be subject to fiduciary requirements.

The following are descriptions of certain conflicts and potential conflicts of interest that may be associated with the financial or other interests that the Investment Adviser and Goldman Sachs may have in transactions effected by, with or on behalf of us. The conflicts herein do not purport to be a complete list or explanation of the conflicts or potential conflicts associated with the financial or other interests we or Goldman Sachs may have now or in the future. Additional information about potential conflicts of interest regarding the Investment Adviser and Goldman Sachs is set forth in the Investment Adviser’s Form ADV. A copy of Part 1 and Part 2A of the Investment Adviser’s Form ADV is available on the SEC’s website (www.adviserinfo.sec.gov). A copy of Part 2 of the Investment Adviser’s Form ADV will be provided to investors or prospective investors upon request.

Other Activities of Goldman Sachs, the Sale of the Units and the Allocation of Investment Opportunities

Sales Incentives and Related Conflicts Arising from Goldman Sachs’s Financial and Other Relationships with Intermediaries

Goldman Sachs and its personnel, including employees of the Investment Adviser, may receive benefits and earn fees and compensation for services provided to Accounts (including us). Moreover, Goldman Sachs and its personnel, including employees of the Investment Adviser, may have relationships (both involving and not involving us, and including without limitation placement, brokerage, advisory and board relationships) with distributors, consultants and others who recommend, or engage in transactions with or for, us. Such distributors, consultants and other parties may receive compensation from Goldman Sachs or us in connection with such relationships. As a result of these relationships, distributors, consultants and other parties may have conflicts that create incentives for them to promote us.

Allocation of Investment Opportunities and Expenses Among Us and other Accounts

Our investment objectives and investment strategies are similar to those of other Accounts, and an investment appropriate for us may also be appropriate for such other Accounts (which may include proprietary accounts of Goldman Sachs). This creates potential conflicts in allocating investment opportunities among us and such other Accounts, particularly in circumstances where the availability of such investment opportunities is limited, where the liquidity of such investment opportunities is limited or where co-investments by us and such other Accounts are not permitted under applicable law. To address these and other potential conflicts, a selection of which are outlined below, the Investment Adviser has developed allocation policies and procedures that provide that personnel of the Investment Adviser making portfolio decisions for Accounts will make purchase and sale decisions and allocate investment opportunities among Accounts consistent with its fiduciary obligations. To the extent permitted by applicable law, these policies and procedures may result in the pro rata allocation of limited opportunities across eligible Accounts managed by a particular portfolio management team, but in many other cases the allocations may reflect numerous other factors as described below. There will be cases where certain Accounts receive an allocation of an investment opportunity when we do not, and vice versa.

In some cases, due to information barriers that may be in place, other Accounts may compete with us for specific investment opportunities without being aware that they are competing against each other. Goldman Sachs has a conflicts system in place in addition to these information barriers to identify potential conflicts early in the process and determine if an allocation decision needs to be made. If the conflicts system detects a potential conflict with respect to a particular investment opportunity, such investment opportunity will be assessed to determine whether it must be allocated to, or prohibited from being allocated to, a particular Account.

Personnel of the Investment Adviser involved in decision-making for Accounts may make allocation related decisions in accordance with the Investment Adviser’s allocation policies and procedures for us and other Accounts by reference to one or more factors, including but not limited to: the strategy, objectives, guidelines and restrictions (including legal and regulatory restrictions) of potentially in-scope Accounts, as well as those Accounts’ current portfolios and investment horizons; strategic fit and other portfolio management considerations, including different desired levels of investment for different strategies; the expected future capacity of the potentially in-scope Accounts; cash and liquidity considerations; and the availability of other appropriate investment opportunities. The Investment Adviser may also consider reputational matters and other considerations. The application of these considerations may cause differences in the portfolios and performance of different Accounts that have similar strategies. In addition, in some cases the Investment Adviser may make investment recommendations to Accounts where the Accounts make the investment independently of the Investment Adviser, which may result in a reduction in the availability of the investment opportunity for other Accounts (including us), irrespective of the Investment Adviser’s policies regarding allocation of investments. Additional information about the Investment Adviser’s allocation policies is set forth in Item 6. (“Performance-Based Fees and Side-By-Side Management—Side-by-Side Management of Advisory Accounts; Allocation of Opportunities”) of the Investment Adviser’s Form ADV.

The Investment Adviser, including GSAM Private Credit, may develop and implement new trading strategies or seek to participate in new investment opportunities and strategies. These opportunities and strategies may not be employed in all Accounts even if the opportunity or strategy is consistent with the objectives of such Accounts.

During periods of unusual market conditions, the Investment Adviser may deviate from its normal trade allocation practices. For example, this may occur with respect to the management of unlevered Accounts that are typically managed on a side-by-side basis with levered Accounts.

We may or may not receive opportunities referred by Goldman Sachs businesses and affiliates, but in no event do we have any rights with respect to such opportunities. Subject to applicable law, including the Investment Company Act, such opportunities or any portion thereof may be offered to other Accounts, Goldman Sachs, certain investors in the Units, or such other persons or entities as determined by Goldman Sachs in its sole discretion. We will have no rights and will not receive any compensation related to such opportunities.

Certain of such opportunities may be referred to us by employees or other personnel of Goldman Sachs, or by third parties. If we invest in any such opportunities, Goldman Sachs may be entitled, to the extent permitted by applicable law, including the limitations set forth in Section 57(k) of the Investment Company Act, to receive compensation from us or from the borrowers in connection with such investments. Any compensation we pay in connection with such referrals will be an operating expense and will accordingly be borne by us (and will not serve to offset any Management Fee or Incentive Fee payable to the Investment Adviser).

In connection with certain Investments, the Investment Adviser may determine that the appropriate amount to allocate to us and other Accounts may be less than the full amount of the investment opportunity, due to considerations related to, among other things, diversification, portfolio management, leverage management, investment profile, risk tolerance or other exposure guidelines or limitations, cash flow or other considerations. In such situations, “excess amounts” that can be allocated may be offered to other persons or entities. Subject to applicable law, such opportunities may be structured as an investment alongside us or as a purchase of a portion of the investment from us (through a syndication, participation or otherwise).

In all cases, subject to applicable law, the Investment Adviser has broad discretion in determining to whom and in what relative amounts to offer such opportunities, and factors the Investment Adviser may take into account, in its sole discretion, include whether such potential recipient is able to assist or provide a benefit to us in connection with the potential transaction or otherwise, whether the Investment Adviser believes the potential recipient is able to execute a transaction quickly, whether the potential recipient is expected to provide expertise or other advantages in connection with a particular Fund investment, whether the Investment Adviser is aware of such potential recipient’s expertise or interest in these types of opportunities generally or in a subset of such opportunities or, the potential recipient’s target investment sizing. Recipients of these opportunities may, in accordance with applicable law, include one or more investors in the Units, one or more investors in other funds managed by GSAM Private Credit, clients or potential clients of Goldman Sachs, or funds or Accounts established for any such persons. These opportunities may give rise to potential conflicts of interest. These opportunities will be offered to the recipients thereof on such terms as the Investment Adviser determines in its sole discretion, subject to applicable law, including on a no-fee basis or at prices higher or lower than those paid by us. As a result of these and other reasons, returns with respect to an opportunity may exceed investors’ returns with respect to our Investment in the same opportunity.

Transactions with affiliates. We are prohibited under the Investment Company Act from participating in certain transactions with its affiliates without the prior approval of the Independent Directors and, in some cases, of the SEC. Any person that owns, directly or indirectly, five percent or more of our outstanding voting securities will be an affiliate of ours for purposes of the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into, certain “joint” transactions (which could include investments in the same Portfolio Company) with such affiliates, absent the prior approval of the Independent Directors. The Investment Adviser and its affiliates, including persons that control, or are under common control with, us or the Investment Adviser, are also considered to be our affiliates under the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into “joint” transactions with, such affiliates without exemptive relief from the SEC.

Co-Investments Alongside Goldman Sachs and Other Accounts, and the Relief. Subject to applicable law, we may invest alongside Goldman Sachs and other Accounts. In certain circumstances, we and other GSAM-advised Accounts (which may include proprietary accounts of Goldman Sachs) can make negotiated co-investments pursuant to the Relief permitting us to do so. Additionally, if the Investment Adviser forms other funds in the future, co-investments may be made alongside those other affiliates, subject to compliance with the Relief, applicable regulations and regulatory guidance, as well as applicable allocation procedures. Any such co-investments are subject to certain conditions, including that co-investments are made in a manner consistent with our investment objectives and strategies, certain Board-established criteria, and other applicable conditions of the Relief. Under the terms of the Relief, a “required majority” (as defined in Section 57(o) of the Investment Company Act) of our Independent Directors must make certain conclusions in connection with a co-investment transaction, including that (i) the terms of the proposed transaction are reasonable and fair to us and our Unitholders and do not involve overreaching in respect of us or our Unitholders on the part of any person concerned, and (ii) the transaction is consistent with the interests of our Unitholders and is consistent with our then-current investment objectives and strategies. As a result of the Relief, there could be significant overlap in our investment portfolio and the investment portfolios of other Accounts, including, in some cases, proprietary accounts of Goldman Sachs.

If the Investment Adviser identifies an investment and we are unable to rely on the Relief for that particular opportunity, the Investment Adviser will be required to determine which Accounts should make the investment at the potential exclusion of other Accounts. In such circumstances, the Investment Adviser will adhere to its investment allocation policy in order to determine the Account to which to allocate investment opportunities. Accordingly, it is possible that we may not be given the opportunity to participate in investments made by other Accounts.

We may invest alongside other Accounts advised by the Investment Adviser in certain circumstances where doing so is consistent with applicable law and SEC staff guidance and interpretations. For example, we may invest alongside such Accounts consistent with guidance promulgated by the staff of the SEC permitting us and such other Accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the Investment Adviser, acting on our behalf and on behalf of its other clients, negotiates no term other than price. We may also invest alongside the Investment Adviser’s other clients as otherwise permissible under SEC staff guidance and interpretations, applicable regulations and the allocation policy of the Investment Adviser.

For a further explanation of the allocation of opportunities and other conflicts and the risks related thereto, please see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Potential conflicts of interest with other businesses of Goldman Sachs could impact our investment returns.”

Expenses are generally allocated to Accounts (including to us) based on whose behalf the expenses are incurred. Where we and one or more other Accounts participate in a particular investment or collectively incur other expenses, the Investment Adviser generally allocates investment-related and other expenses in a manner the Investment Adviser determines to be fair and equitable, which may be pro rata or on a different basis.

We and other Accounts may contract for and incur expenses in connection with certain services provided by third parties, including valuation agents, rating agencies, attorneys, accountants and other professional service providers, while other Accounts that did not contract for such services may not incur such expenses even though they directly or indirectly receive benefit from such services. For example, the work of valuation firms retained by us at the request of the Board benefit certain Accounts that invest in the same assets as we do, but because such other Accounts did not request such services, they are not allocated any costs associated therewith. While it is generally expected that the Accounts requesting third party services will bear the full expense associated therewith, GSAM may in its sole discretion determine to bear the portion of such expenses that would be allocable to the non-requesting Accounts had such Accounts requested the services.

Allocation of Personnel, Services and/or Resources.

Conflicts of interest may arise in allocating time, personnel and/or resources of the Investment Adviser among the investment activities of multiple Accounts. The Investment Adviser and other Goldman Sachs personnel who play key roles in managing the Accounts may spend a portion of their time on matters other than or only tangentially related to any particular Account or may leave the Investment Adviser for another investment group of Goldman Sachs (or may leave Goldman Sachs entirely). Time may be spent on other Goldman Sachs investment activities, including without limitation, investments made on behalf of Goldman Sachs. As a result, the other obligations of these individuals could conflict with their responsibilities to us. Further, the Investment Adviser may devote less time, services or resources to sourcing for investments of insufficient size to be expected to be shared with other Accounts, even where such investment opportunities may be appropriate for us.

Goldman Sachs’s Financial and Other Interests May Incentivize Goldman Sachs to Promote the Sale of the Units or Favor Other Accounts.

The Investment Adviser receives performance-based compensation with respect to pre-incentive fee net investment income. As a result, the Investment Adviser may make investments for us that present a greater potential for return but also a greater risk of loss or that are more speculative than would be the case in the absence of performance-based compensation. In addition, the Investment Adviser may simultaneously manage other Accounts for which the Investment Adviser may be entitled to receive greater fees or other compensation (as a percentage of performance or otherwise) than it receives in respect of the Company. In addition, subject to applicable law, Goldman Sachs may invest in other Accounts, and such investments may constitute all or substantial percentages of such other Accounts’ outstanding equity interests. Therefore, the Investment Adviser may have an incentive to favor such other Accounts over us. To address these types of conflicts, the Investment Adviser has adopted policies and procedures under which investment opportunities will be allocated in a manner that it believes is consistent with its obligations as an investment adviser. However, the amount, timing, structuring or terms of an investment by us may differ from, and performance may be different than, the investments and performance of other Accounts.

Management of Us by the Investment Adviser

Considerations Relating to Information Held by Goldman Sachs

Goldman Sachs has established certain information barriers and other policies to address the sharing of information between different businesses within Goldman Sachs. As a result of information barriers, the Investment Adviser generally will not have access, or will have limited access, to information and personnel in other areas of Goldman Sachs, and generally will not be able to manage the Company with the benefit of information held by such other areas. Such other areas will have broad access to detailed information that is not available to the Investment Adviser, including information in respect of markets and investments, which, if known to the Investment Adviser, might cause the Investment Adviser to seek to dispose of, retain or increase interests in the Investments or acquire certain positions on our behalf, or take other actions. Goldman Sachs will be under no obligation or fiduciary or other duty to make any such information available to the Investment Adviser or personnel of the Investment Adviser involved in decision-making for us. There may be circumstances in which, as a result of information held by certain of the Investment Adviser’s portfolio management teams, the Investment Adviser limits an activity or a transaction for us, including if the team holding such information is not managing the Investments. In addition, regardless of the existence of information barriers, Goldman Sachs will not have any obligation or other duty to make available any information regarding its trading activities, strategies or views, or the activities, strategies or views used for other Accounts, for our benefit. Different areas of the Investment Adviser and Goldman Sachs may take views, and make decisions or recommendations, that are different than those of other areas of the Investment Adviser and Goldman Sachs. Different portfolio management teams within the Investment Adviser may make decisions based on information or take (or refrain from taking) actions with respect to Accounts they advise in a manner that may be different than with respect, or adverse, to us. Such teams may not share information with our portfolio management team, including as a result of certain information barriers and other policies and will not have any obligation to do so.

Valuation and Accounting Treatment of our Investments

The Investment Adviser serves as the Board-appointed valuation designee and in that capacity performs certain valuation services related to securities and assets held by us. The Investment Adviser, as valuation designee, and subject to the supervision of the Board, values our securities and assets according to valuation procedures adopted by it and approved by the Board, which procedures comply with the requirements of Section 2(a)(41) of the Investment Company Act and Rule 2a-5 thereunder. In its role as valuation designee, the Investment Adviser may value an identical asset differently from how Goldman Sachs, another division or unit within Goldman Sachs, or another Account values the asset, including because such other division or unit or Account has information or uses valuation techniques and models that it does not share with, or that are different from those of, the Investment Adviser. This is particularly the case in respect of difficult-to-value assets. The Investment Adviser may face a conflict with respect to valuations generally because of their effect on the Investment Adviser’s fees and other compensation.

These valuation differences for the same asset can result in significant differences in the treatment of such asset by the Investment Adviser, Goldman Sachs, and other divisions or units of Goldman Sachs, and/or among Accounts (e.g., with respect to an asset that is a loan, there can be differences when it is determined that such loan is deemed to be on nonaccrual status and/or in default).

Goldman Sachs’s and the Investment Adviser’s Activities on Behalf of Other Accounts

The Investment Adviser’s decisions and actions on our behalf may differ from those taken on behalf of other Accounts (which may include proprietary accounts of Goldman Sachs). Advice given to, or investment or voting decisions made for, one or more Accounts, may compete with, affect, differ from, conflict with, or involve timing different from, advice given to or investment or voting decisions made for us.

Goldman Sachs engages in a variety of activities in the global financial markets. The extent of Goldman Sachs’s activities in the global financial markets, including without limitation in its capacity as an investment banker, market maker, financier, lender, investor, prime broker, derivatives dealer, adviser, counterparty, agent, principal and research provider, may have potential adverse effects on us. Goldman Sachs, the clients it advises, and its personnel have interests in and advise accounts which have investment objectives or portfolios similar to, related to or opposed to ours.

Goldman Sachs (including GSAM), the clients it advises, and its personnel have interests in and advise client accounts that have investment objectives or portfolios similar to, related to or opposed to ours. Goldman Sachs may receive greater fees or other compensation (including performance-based fees) from such accounts than it does from us. In addition, Goldman Sachs (including GSAM), the clients it advises, and its personnel may engage (or consider engaging) in commercial arrangements or transactions with accounts, and/or may compete for commercial arrangements or transactions in the same types of companies, assets, securities and other instruments, as us. Decisions and actions of the Investment Adviser on our behalf may differ from those by Goldman Sachs (including the Investment Adviser) on behalf of other accounts. Advice given to, or investment or voting decisions made for, us may compete with, affect, differ from, conflict with, or involve timing different from, advice given to, or investment or voting decisions made for, other accounts. Transactions by, advice to and activities of such accounts may involve the same or related companies, securities or other assets or instruments as those in which we invest, and such accounts may engage in a strategy while we are undertaking the same or a differing strategy, any of which could directly or indirectly disadvantage us (including its ability to engage in a transaction or other activities) or the prices or terms at which our transactions or other activities may be effected. For example, Goldman Sachs may be engaged to provide advice to an account that is considering entering into a transaction with us, and Goldman Sachs may advise the account not to pursue the transaction with us, or otherwise in connection with a potential transaction provide advice to the account that would be adverse to us. Additionally, we may buy a security and Goldman Sachs may establish a short position in that same security or in similar securities. This short position may result in the impairment of the price of the security that we hold or may be designed to profit from a decline in the price of the security. We could similarly be adversely impacted if it establishes a short position, following which Goldman Sachs takes a long position in the same security or in similar securities. To the extent we engage in transactions in the same or similar types of securities or other investments as other accounts, we and other accounts may compete for such transactions or investments, and transactions or investments by such other accounts may negatively affect our Investments (including our ability to engage in such a transaction or investment or other activities), or the price or terms at which our transactions or investments or other activities may be effected. Moreover, Goldman Sachs or accounts, on the one hand, and we, on the other hand, may vote differently on or take or refrain from taking different actions with respect to the same security, which may be disadvantageous to us.

Goldman Sachs (including, as applicable, the Investment Adviser) and its personnel, when acting as an investment banker, market maker, financier, lender, investor, prime broker, derivatives dealer, adviser, counterparty, agent, principal or research provider, or in other capacities, may advise on transactions, may make investment decisions or recommendations, provide differing investment views or have views with respect to research or valuations that are inconsistent with, or adverse to, our interests and activities. Unitholders may be offered access to advisory services through several different Goldman Sachs advisory businesses (including GS & Co. and GSAM). Different advisory businesses within Goldman Sachs manage client accounts according to different strategies and may also apply different criteria to the same or similar strategies and may have differing investment views in respect of an issuer or a security or other investment. Similarly, within the Investment Adviser, certain portfolio management teams may have differing or opposite investment views in respect of an issuer or a security, and the actions our portfolio management team takes in respect of our Investments may be inconsistent with, or adversely affected by, the interests and activities of the Accounts advised by other portfolio management teams of the Investment Adviser.

Research analyses or viewpoints may be available to clients or potential clients at different times. Goldman Sachs will not have any obligation or other duty to make available to us any research or analysis prior to its public dissemination. The Investment Adviser is responsible for making investment decisions on our behalf, and such investment decisions can differ from investment decisions or recommendations by Goldman Sachs on behalf of other client accounts. Goldman Sachs may, on behalf of other client accounts and in accordance with its management of such accounts, implement an investment decision or strategy ahead of, or contemporaneously with, or behind similar investment decisions or strategies made for us. The relative timing for the implementation of investment decisions or strategies among other accounts and we may disadvantage us. Certain factors, for example, market impact, liquidity constraints, or other circumstances, could result in our less favorable trading results or incurring increased costs associated with implementing such investment decisions or strategies, or being otherwise disadvantaged.

Subject to applicable law, the Investment Adviser may cause us to invest in securities, loans or other obligations of companies affiliated with Goldman Sachs or in which Goldman Sachs or client accounts have an equity, debt or other interest, or to engage in investment transactions that may result in other accounts being relieved of obligations or otherwise divesting of investments, which may enhance the profitability of Goldman Sachs’s or other accounts’ investments in and activities with respect to such companies.

Goldman Sachs may, in its discretion, recommend that we have ongoing business dealings, arrangements or agreements with persons who are former employees of Goldman Sachs. We may bear, directly or indirectly, the costs of such dealings, arrangements or agreements. These recommendations and recommendations relating to continuing any such dealings, arrangements or agreements may pose conflicts of interest.

Potential Conflicts Relating to Follow-On Investments

To the extent permitted by law, from time to time, the Investment Adviser may provide opportunities to Accounts (including potentially to us) to make investments in companies in which certain Accounts and/or Goldman Sachs have already invested. Such follow-on investments can create conflicts of interest, such as the determination of the terms of the new investment and the allocation of such opportunities among Accounts (including us). Subject to applicable law and the conditions of the Relief, follow-on investment opportunities may be available to us notwithstanding that we have no existing investment in the issuer, resulting in our assets potentially providing value to, or otherwise supporting the investments of, other Accounts and/or Goldman Sachs. Accounts (including us) may also participate in releveraging, recapitalization, and similar transactions involving companies in which other Accounts and/or Goldman Sachs have invested or will invest (subject to applicable law). Conflicts of interest in these and other transactions may arise between Accounts (including us) with existing investments in a company and Accounts making subsequent investments in the company, which may have opposing interests regarding pricing and other terms. The subsequent investments may dilute or otherwise adversely affect the interests of the previously-invested Accounts (including us).

Selection of Service Providers

We expect to engage service providers (including attorneys and consultants) that may also provide services to other Goldman Sachs affiliates. The Investment Adviser intends to select and recommend these service providers to the Board based on a number of factors, including expertise and experience, knowledge of related or similar products, quality of service, reputation in the marketplace, relationships with the Investment Adviser, Goldman Sachs or others, and price. These service providers may have business, financial, or other relationships with Goldman Sachs, which may or may not influence the Investment Adviser’s selection of these service providers for us. In such circumstances, there may be a conflict of interest between Goldman Sachs (acting on our behalf) and us, if we determine not to engage or continue to engage these service providers. Notwithstanding the foregoing, the selection of service providers for us will be conducted in accordance with the Investment Adviser’s fiduciary obligations to us. The service providers selected by the Investment Adviser may charge different rates to different recipients based on the specific services provided, the personnel providing the services, or other factors. As a result, the rates paid to these service providers by us, on the one hand, may be more or less favorable than the rates paid by Goldman Sachs or other Accounts, on the other hand. Goldman Sachs (including GSAM) may hold investments in companies that provide services to entities in which we invest generally, and, subject to applicable law, GSAM may refer or introduce such companies’ services to entities that have issued securities held by us.

Goldman Sachs May In-Source or Outsource

Subject to applicable law, Goldman Sachs, including the Investment Adviser, may from time to time and without notice to investors in-source or outsource certain processes or functions in connection with a variety of services that it provides to us in its administrative or other capacities. Such in-sourcing or outsourcing may give rise to additional conflicts of interest.

Goldman Sachs May Act in a Capacity Other Than Investment Adviser to Us

Investments in Different Parts of an Issuer’s Capital Structure

When permitted by applicable law, Goldman Sachs or other Accounts, on the one hand, and we, on the other hand, may invest in or extend credit to different classes of securities or different parts of the capital structure of a single issuer. As a result, Goldman Sachs (including GSAM) or other Accounts may take actions that adversely affect us. In addition, when permitted by applicable law, GSAM may advise other Accounts with respect to different parts of the capital structure of the same issuer, or classes of securities that are subordinate or senior to securities, in which we invest. Goldman Sachs (including GSAM) may pursue rights, provide advice or engage in other activities, or refrain from pursuing rights, providing advice or engaging in other activities, on behalf of itself or other Accounts with respect to an issuer in which we have invested, and such actions (or refraining from action) may have a material adverse effect on us.

For example, in the event that Goldman Sachs (including GSAM) or another Account holds loans, securities or other positions in the capital structure of an issuer that ranks senior in preference to our holdings in the same issuer, and the issuer experiences financial or operational challenges, Goldman Sachs (including GSAM), acting on behalf of itself or the Account, may seek a liquidation, reorganization or restructuring of the issuer, or terms in connection with the foregoing, that may have an adverse effect on or otherwise conflict with the interests of our holdings in the issuer. In connection with any such liquidation, reorganization or restructuring, our holdings in the issuer may be extinguished or substantially diluted, while Goldman Sachs (including GSAM) or another Account may receive a recovery of some or all of the amounts due to them. In addition, in connection with any lending arrangements involving the issuer in which Goldman Sachs (including GSAM) or an Account participates, Goldman Sachs (including GSAM) or the Account may seek to exercise its rights under the applicable loan agreement or other document, which may be detrimental to us. Alternatively, in situations in which we hold a more senior position in the capital structure of an issuer experiencing financial or other difficulties as compared to positions held by other Accounts (which may include those of Goldman Sachs, including GSAM), the Investment Adviser may determine not to pursue actions and remedies that may be available to us or particular terms that might be unfavorable to the Accounts holding the less senior position. In addition, in the event that Goldman Sachs (including GSAM) or other Accounts hold voting securities of an issuer in which we hold loans, bonds or other credit-related assets or securities, Goldman Sachs (including GSAM) or other Accounts may vote on certain matters in a manner that has an adverse effect on the positions held by us. Conversely, Accounts may hold voting securities of an issuer in which Goldman Sachs (including GSAM) or other Accounts hold credit-related assets or securities, and the Investment Adviser may determine on behalf of the Accounts not to vote in a manner adverse to Goldman Sachs (including GSAM) or the Accounts. These potential issues are examples of conflicts that Goldman Sachs (including GSAM) will face in situations in which we and Goldman Sachs (including GSAM) or other Accounts invest in or extend credit to different parts of the capital structure of a single issuer. Goldman Sachs (including GSAM) addresses these issues based on the circumstances of particular situations. For example, Goldman Sachs (including GSAM) may determine to rely on information barriers between different Goldman Sachs (including GSAM) business units or portfolio management teams. Also, in connection with a conflicted situation regarding us, or an Account other than us or our own account, Goldman Sachs may determine to rely on the actions of similarly situated holders of loans or securities rather than, or in connection with, taking such actions itself on behalf of the Account. As a result of the various conflicts and related issues described in this paragraph, we could sustain losses during periods in which Goldman Sachs and other Accounts achieve profits generally or with respect to particular holdings, or could achieve lower profits or higher losses than would have been the case had the conflicts described above not existed. The negative effects described above may be more pronounced in connection with transactions in, or our use of, small capitalization, emerging market, distressed or less liquid strategies.

Cross Transactions

When permitted by applicable law and the Investment Adviser’s and our policies, the Investment Adviser, acting on our behalf, may enter into transactions in securities and other instruments with or through Goldman Sachs or in Accounts managed by the Investment Adviser or its affiliates, and may (but is under no obligation or other duty to) cause us to engage in transactions in which the Investment Adviser, advises both sides of a transaction (cross transactions) and acts as broker for, and receives a commission from, us on one side of a transaction and a brokerage account on the other side of the transaction (agency cross transactions). There may be potential conflicts of interest or regulatory restrictions relating to these transactions which could limit the Investment Adviser’s decision to engage in these transactions for us. Goldman Sachs will have potentially conflicting division of loyalties and responsibilities to the parties in such transactions, including with respect to a decision to enter into such transactions as well as with respect to valuation, pricing and other terms. The Investment Adviser has developed policies and procedures in relation to such transactions and conflicts. However, we can offer no assurance that such transactions will be effected, or that such transactions will be effected in the manner that is most favorable to us as a party to any such transaction. Cross transactions may disproportionately benefit some Accounts relative to other Accounts, including us, due to the relative amount of market savings obtained by the Accounts. Cross or agency cross transactions will be effected in accordance with fiduciary requirements and applicable law.

Goldman Sachs May Act in Multiple Commercial Capacities

To the extent permitted by applicable law, Goldman Sachs may act as broker, dealer, agent, lender or advisor or in other commercial capacities for us or issuers of debt instruments held by us. Goldman Sachs may be entitled to compensation in connection with the provision of such services, and we will not be entitled to any such compensation. Goldman Sachs will have an interest in obtaining fees and other compensation in connection with such services that are favorable to Goldman Sachs, and may take commercial steps in its own interests, or may advise the parties to which it is providing such services to take steps or engage in transactions, that negatively affect us. For example, Goldman Sachs may require repayment of all or part of a loan at any time and from time to time or declare a default under an agreement with us or our Portfolio Company, liquidate our assets or redeem positions more rapidly (and at significantly lower prices) than might otherwise be desirable. In addition, due to its access to and knowledge of funds, markets and securities based on its other businesses, Goldman Sachs may make decisions based on information or take (or refrain from taking) actions with respect to interests in investments of the kind held directly or indirectly by us in a manner that may be adverse to us. Goldman Sachs may also derive benefits from providing services to us, which may enhance Goldman Sachs’s relationships with various parties, facilitate additional business development and enable Goldman Sachs to obtain additional business and generate additional revenue.

Goldman Sachs has acted in the past, and is expected to act in the future, as an underwriter, placement agent, dealer or in other capacities in connection with fundraising by us. Goldman Sachs has been compensated by us for such activities in the past and would be compensated by us for any such activities undertaken in the future.

Goldman Sachs is frequently engaged as a financial advisor or financing provider to corporations and other entities and their management teams in connection with the sale of those companies or some or all of their assets, and Goldman Sachs’ compensation in connection with these engagements may be substantial. Goldman Sachs’ compensation for those engagements is usually based upon sales proceeds and is contingent, in substantial part, upon a sale. As a result, because sellers generally require Goldman Sachs to act exclusively on their behalf, we will be precluded in many instances from attempting to acquire securities of, or providing financing to, the business being sold or otherwise participate as a buyer in the transaction. Goldman Sachs’ decision to take on seller engagements is based upon a number of factors, including the likelihood in any particular situation that the successful buyer will be a financial purchaser rather than a strategic purchaser, the likelihood that any Account will be involved in the financing of that transaction and the compensation Goldman Sachs might receive by representing the seller. On occasion, Goldman Sachs may be given a choice by a seller of acting as its agent, as a potential purchaser of securities or assets, or as a buyer’s source of financing through us or other Accounts. Goldman Sachs reserves the right to act as the seller’s agent in those circumstances, even where this choice may preclude us from acquiring the relevant securities or assets. Goldman Sachs also represents potential buyers of businesses, including private equity sponsors, and Goldman Sachs’ compensation in connection with these representations may be substantial. In these cases, Goldman Sachs’ compensation is usually a flat fee that is contingent, in substantial part, upon a purchase.

Accordingly, Goldman Sachs may have an incentive to direct an acquisition opportunity to one of these parties rather than to us or other Accounts or to form a consortium with one or more of these parties to bid for the acquisition opportunity, thereby eliminating or reducing the investment opportunity available to us. Furthermore, Goldman Sachs may seek to provide acquisition financing to one or more other bidders in these auctions, including in situations where we and/or other Accounts is bidding for the asset. Moreover, Goldman Sachs may provide financing to us in situations where it is also offering financing to one or more other bidders. When Goldman Sachs represents a buyer seeking to acquire a particular business or provides financing to a buyer in connection with an acquisition, we may be precluded from participating in the financing of the acquisition of that business. Goldman Sachs’ buyer and financing assignments may include representation of clients who would not permit either Goldman Sachs or affiliates thereof, potentially including us, to invest in the acquired company. In this case, none of the Investment Adviser or its affiliates, including us, would be allowed to participate as an investor. In some cases, a buyer represented by Goldman Sachs may invite the Investment Adviser and certain Accounts to participate in the investment. Alternatively, the Investment Adviser and certain Accounts may be invited to provide financing for this type of purchase. Each of these situations is likely to present difficult competing considerations involving conflicts of interest. In addition, Goldman Sachs may accept buyer advisory assignments in respect of a company in which we and/or other Accounts have an investment. We may be precluded from selling our Investment during the assignment. Goldman Sachs evaluates potential buyer assignments in light of factors similar to those that will be considered in engaging in seller assignments.

Goldman Sachs’ activities on behalf of its clients may also restrict investment opportunities that may be available to us. For example, Goldman Sachs is often engaged by companies as a financial advisor, or to provide financing or other services, in connection with commercial transactions that may be potential investment opportunities for us. There may be circumstances in which we are precluded from participating in such transactions as a result of Goldman Sachs’s engagement by such companies. Goldman Sachs reserves the right to act for these companies in such circumstances, notwithstanding the potential adverse effect on us. Goldman Sachs may also represent creditor or debtor companies in proceedings under Chapter 11 of the U.S. Bankruptcy Code (and equivalent non-U.S. bankruptcy laws) or prior to these proceedings. From time to time, Goldman Sachs may serve on creditor or equity committees. These actions, for which Goldman Sachs may be compensated, may limit or preclude the flexibility that we may otherwise have to buy or sell securities issued by those companies, as well as certain other assets. Please also refer to “—Management of Us by the Investment Adviser—Considerations Relating to Information Held by Goldman Sachs” above and “—Potential Limitations and Restrictions on Investment Opportunities and Activities of the Investment Adviser and the Company” below.

Subject to applicable law, Goldman Sachs or other Accounts may invest in Units and such investments may constitute all or substantial percentages of our outstanding equity interests.

To the extent permitted by applicable law, Goldman Sachs may create, write, sell, issue, invest in or act as placement agent or distributor of derivative instruments related to us, or with respect to our underlying securities or assets, or which may be otherwise based on or seek to replicate or hedge our performance. Such derivative transactions, and any associated hedging activity, may differ from and be adverse to our interests.

Goldman Sachs may make loans or enter into margin, asset-based or other credit facilities or similar transactions that may be secured by a client’s assets or interests, including our equity interests in an Account or assets in which we or another Account has an interest. Some of these borrowers may be public or private companies, or founders, officers or stockholders in companies in which we (directly or indirectly) invest, and such loans may be secured by securities of such companies, which may be the same as, pari passu with, or more senior or junior to, interests held (directly or indirectly) by us. In connection with its rights as lender, Goldman Sachs may take actions that adversely affect the Account and which may in turn adversely affect us (e.g., if we hold the same type of security that is providing the credit support to the borrower Account, such holding may be disadvantaged when the borrower Account liquidates assets in response to an action taken by Goldman Sachs).

Code of Ethics and Personal Trading

Each of us, GSAM, as our investment adviser, and GS & Co. and Goldman Sachs International, as principal underwriters (if applicable), has adopted a Code of Ethics in compliance with Section 17(j) of the Investment Company Act designed to provide that our directors, personnel of the Investment Adviser, and certain additional Goldman Sachs personnel who support the Investment Adviser, comply with applicable federal securities laws and place the interests of clients first in conducting personal securities transactions. The Code of Ethics imposes certain restrictions on securities transactions in the personal accounts of covered persons to help avoid conflicts of interest.

Subject to the limitations of the Code of Ethics, covered persons may buy and sell securities or other investments for their personal accounts, including investments in the Company, and may also take positions that are the same as, different from, or made at different times than, positions taken by us. Additionally, Goldman Sachs personnel, including personnel of the Investment Adviser, are subject to firm-wide policies and procedures regarding confidential and proprietary information, information barriers, private investments, outside business activities and personal trading.

Related Party Transaction Review Policy

We shall use commercially reasonable efforts to ensure that all related party transactions undertaken by us are undertaken in compliance with our code of business conduct or Code of Ethics (as defined in Item 1(c). Business—Description of Business—Code of Ethics), if and to the extent applicable. The Audit Committee will review any potential related party transactions brought to its attention and, during these reviews, will consider any conflicts of interest brought to its attention pursuant to our Code of Ethics. Subject to applicable laws (including the Investment Company Act), as part of its quarterly review, the Audit Committee shall also consider and determine reasonably and in good faith whether or not any remedies should be imposed in respect of related party transactions undertaken. Subject to applicable laws (including the Investment Company Act), we, and each of our directors and officers, shall also act reasonably and in good faith to implement and/or abide by, as applicable, any remedy imposed by the Audit Committee, and any other remedies required by law (including the Investment Company Act). Each of our directors and executive officers completes a questionnaire on an annual basis designed to elicit information about any potential related party transactions.

Proxy Voting by the Investment Adviser

The Investment Adviser has implemented processes designed to prevent conflicts of interest from influencing proxy voting decisions that it makes on behalf of advisory clients, including us, and to help ensure that such decisions are made in accordance with its fiduciary obligations to its clients. Notwithstanding such proxy voting processes, proxy voting decisions made by the Investment Adviser with respect to securities held by us may benefit the interests of Goldman Sachs and Accounts other than us.

Potential Limitations and Restrictions on Investment Opportunities and Activities of the Investment Adviser and the Company

The Investment Adviser may restrict its investment decisions and activities on our behalf in various circumstances, including as a result of applicable regulatory requirements, information held by Goldman Sachs, Goldman Sachs’s roles in connection with other clients and in the capital markets (including in connection with advice it may give to such clients or commercial arrangements or transactions that may be undertaken by such clients or by Goldman Sachs), Goldman Sachs’s internal policies and/or potential reputational risk or disadvantage to Accounts, including us, and Goldman Sachs. The Investment Adviser might not engage in transactions or other activities for, or enforce certain rights in favor of, us due to Goldman Sachs’s activities outside services provided to us and regulatory requirements, policies and reputational risk assessments.

In addition, the Investment Adviser may restrict or limit the amount of our Investments, or restrict the type of governance or voting rights it acquires or exercises, where we (potentially together with Goldman Sachs and other Accounts) exceed a certain ownership interest, or possess certain degrees of voting or control or have other interests. For example, such limitations may exist if a position or transaction could require a filing or license or other regulatory or corporate consent, which could, among other things, result in additional costs and disclosure obligations for, or impose regulatory restrictions on, Goldman Sachs, including GSAM, or on other Accounts, or where exceeding a threshold is prohibited or may result in regulatory or other restrictions. In certain cases, restrictions and limitations will be applied to avoid approaching such threshold. Circumstances in which such restrictions or limitations may arise include, without limitation: (i) a strict prohibition against owning more than a certain percentage of an issuer’s securities; (ii) a “poison pill” that would have a material dilutive impact on our holdings in the issuer should a threshold be exceeded; (iii) provisions that would cause Goldman Sachs to be considered an “interested stockholder” of an issuer should a threshold be exceeded; (iv) provisions that may cause Goldman Sachs to be considered an “affiliate” or “control person” of the issuer; and (v) the imposition by an issuer (through charter amendment, contract or otherwise) or governmental, regulatory or self-regulatory organization (through law, rule, regulation, interpretation or other guidance) of other restrictions or limitations.

When faced with the foregoing limitations, Goldman Sachs will generally avoid exceeding the threshold because exceeding the threshold could have an adverse impact on the ability of Goldman Sachs to conduct its business activities. The Investment Adviser may also reduce our interest in, or restrict us from participating in, an investment opportunity that has limited availability or where Goldman Sachs has determined to cap its aggregate investment in consideration of certain regulatory or other requirements so that other Accounts that pursue similar investment strategies may be able to acquire an interest in the investment opportunity. The Investment Adviser may determine not to engage in certain transactions or activities which may be beneficial to us because engaging in such transactions or activities in compliance with applicable law would result in significant cost to, or administrative burden on, the Investment Adviser or create the potential risk of trade or other errors. In circumstances in which we and one or more registered investment funds are permitted under applicable law to make side-by-side investments, Goldman Sachs, acting on our behalf, may be limited in the terms of the transactions that it may negotiate under applicable law. This may have the effect of limiting our ability to participate in certain transactions or result in terms to us that are less favorable than would have otherwise been the case.

The Investment Adviser is not permitted to use material non-public information in effecting purchases and sales in public securities transactions for us. The Investment Adviser may limit an activity or transaction (such as a purchase or sale transaction) which might otherwise be engaged in by us, including as a result of information held by Goldman Sachs (including information held by a portfolio management team in GSAM other than the team managing us). For example, directors, officers and employees of Goldman Sachs may take seats on the boards of directors of, or have board of directors observer rights with respect to, companies in which the Investment Adviser invests on our behalf. To the extent a director, officer or employee of Goldman Sachs were to take a seat on the board of directors of, or have board of directors observer rights with respect to, a public company, the Investment Adviser (or certain of its investment teams) would be limited and/or restricted in its or their ability to trade in the securities of the company.

The Investment Adviser may also limit the activities and transactions engaged in by us, and may limit its exercise of rights on our behalf or in respect of the Company, for reputational or other reasons, including where Goldman Sachs is providing (or may provide) advice or services to an entity involved in such activity or transaction, where Goldman Sachs or another Account is or may be engaged in the same or a related activity or transaction to that being considered on our behalf, where Goldman Sachs or another Account has an interest in an entity involved in such activity or transaction, or where such activity or transaction or the exercise of such rights on our behalf or in respect of the Company could affect Goldman Sachs, the Investment Adviser or their activities.

Furthermore, GSAM operates a program reasonably designed to ensure compliance generally with economic and trade sanctions-related obligations applicable directly to its activities (although such obligations are not necessarily the same obligations that we may be subject to). Such economic and trade sanctions prohibit, among other things, transactions with and the provision of services to, directly or indirectly, certain countries, territories, entities and individuals. These economic and trade sanctions, and the application by GSAM of its compliance program in respect thereof, may significantly restrict or limit our intended investment activities.

In light of the BHCA and the Volcker Rule, the Investment Adviser may be required to, or may choose to, dispose of certain investments on our behalf earlier or at a different time than the Investment Adviser would otherwise have determined to do so (or earlier or at a different time than may be the case for Accounts that are not pooled investment vehicles).

In order to engage in certain transactions on our behalf, the Investment Adviser will also be subject to (or cause us to become subject to) the rules, terms and/or conditions of any venues through which it trades securities, derivatives or other instruments. This includes, but is not limited to, where the Investment Adviser and/or we may be required to comply with the rules of certain exchanges, execution platforms, trading facilities, clearinghouses and other venues, or may be required to consent to the jurisdiction of any such venues. The rules, terms and/or conditions of any such venue may result in the Investment Adviser and/or our being subject to, among other things, margin requirements, additional fees and other charges, disciplinary procedures, reporting and recordkeeping, position limits and other restrictions on trading, settlement risks and other related conditions on trading set out by such venues.

From time to time, we, the Investment Adviser or its affiliates and/or their service providers or agents may be required, or may determine that it is advisable, to disclose certain information about us, including, but not limited to, Investments held by us, and the names and percentage interest of beneficial owners thereof, to third parties, including local governmental authorities, regulatory organizations, taxing authorities, markets, exchanges, clearing facilities, custodians, brokers and trading counterparties of, or service providers to, the Investment Adviser or us. The Investment Adviser generally expects to comply with requests to disclose such information as it so determines, including through electronic delivery platforms; however, the Investment Adviser may determine to cause the sale of certain assets for us rather than make certain required disclosures, and such sale may be at a time that is inopportune from a pricing or other standpoint.

Pursuant to the BHCA, for so long as GSAM acts as our Investment Adviser or in certain other capacities, the periods during which certain investments may be held are limited. As a result, we may be required to dispose of investments at an earlier date than would otherwise have been the case had the BHCA not been applicable. In addition, under the Volcker Rule, the size of Goldman Sachs’s and Goldman Sachs’s personnel’s ownership interest in certain types of funds is limited, and as a result, Goldman Sachs and Goldman Sachs’s personnel may be required to dispose of all or a portion of its investment in us, if applicable, including at times that other investors in us may not have the opportunity to dispose of their investments in us. Any such disposition of our interests by Goldman Sachs and Goldman Sachs’s personnel could reduce the alignment of interest of Goldman Sachs with other investors in the Units.

Goldman Sachs may become subject to additional restrictions on its business activities that could have an impact on our activities. In addition, to the extent permitted by law, the Investment Adviser may restrict its investment decisions and activities on our behalf and not other Accounts.

Brokerage Transactions

The Investment Adviser may select broker-dealers (including affiliates of the Investment Adviser) that furnish the Investment Adviser, us, their affiliates and other Goldman Sachs personnel with proprietary or third-party brokerage and research services (collectively, “Brokerage and Research Services”) that provide, in the Investment Adviser’s view, appropriate assistance to the Investment Adviser in the investment decision-making process. Subject to applicable law, the Investment Adviser may pay for such Brokerage and Research Services with “soft” or commission dollars. The Investment Adviser will utilize commission revenue only for products or services that it believes will fall within the safe harbor provided to investment advisers pursuant to Section 28(e) of the Exchange Act.

Subject to applicable law, Brokerage and Research Services may be used to service us and any or all other Accounts, including Accounts that do not pay commissions to the broker-dealer relating to the Brokerage and Research Services arrangements. As a result, the Brokerage and Research Services (including soft dollar benefits) may disproportionately benefit other Accounts relative to us based on the amount of commissions paid by us in comparison to such other Accounts. The Investment Adviser does not attempt to allocate soft dollar benefits proportionately among clients or to track the benefits of Brokerage and Research Services to the commissions associated with a particular Account or group of Accounts.

Since we will generally acquire and dispose of investments in privately negotiated transactions, we will infrequently use brokers in the normal course of our business. Subject to policies established by the Board, the Investment Adviser will be primarily responsible for the execution of the publicly traded securities portion of its portfolio transactions and the allocation of brokerage commissions. The Investment Adviser does not expect to execute transactions through any particular broker or dealer, but will seek to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While the Investment Adviser generally will seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon Brokerage and Research Services provided to the Investment Adviser and us and any other Accounts. In return for such services, we may pay a higher commission than other brokers would charge if the Investment Adviser determines in good faith that such commission is reasonable in relation to the services provided.

Aggregation of Trades by the Investment Adviser

The Investment Adviser follows policies and procedures pursuant to which, subject to applicable law, it may combine or aggregate purchase or sale orders for the same security or other instrument for multiple clients (sometimes referred to as “bunching”) (including Accounts that are proprietary to Goldman Sachs), so that the orders can be executed at the same time and block trade treatment of any such orders can be elected when available. The Investment Adviser aggregates orders, when subject to applicable law, the Investment Adviser considers doing so appropriate and in the interests of its clients generally and may elect block trade treatment when available. In addition, under certain circumstances and subject to applicable law, trades for us may be aggregated with Accounts that contain Goldman Sachs assets.

When a bunched order or block trade is completely filled, or, if the order is only partially filled, at the end of the day, the Investment Adviser generally will allocate the securities or other instruments purchased or the proceeds of any sale pro rata among the participating Accounts, based on our relative size order. If an order is filled at several different prices, through multiple trades (whether at a particular broker-dealer or among multiple broker-dealers), generally all participating Accounts will receive the average price and pay the average commission. However, this may not always be the case (due to, e.g., odd lots, rounding, market practice or constraints applicable to particular Accounts).

Although it may do so in certain circumstances, the Investment Adviser does not always bunch or aggregate orders for different Accounts, elect block trade treatment or net buy and sell orders for the same Account, if portfolio management decisions relating to the orders are made separately, or if bunching, aggregating, electing block trade treatment or netting is not appropriate or practicable from the Investment Adviser’s operational or other perspective. The Investment Adviser may be able to negotiate a better price and lower commission rate on aggregated trades than on trades that are not aggregated and incur lower transaction costs on netted trades than trades that are not netted. Where transactions for an Account are not aggregated with other orders, or not netted against orders for us or other Accounts, we may not benefit from a better price and lower commission rate or lower transaction cost. Aggregation and netting of trades may disproportionately benefit some Accounts relative to other Accounts, including us, due to the relative amount of market savings obtained by the Accounts.

Other present and future activities of Goldman Sachs may give rise to additional conflicts of interest.

Certain Business Relationships

Certain of our current directors and officers are directors or officers of affiliated Goldman Sachs entities.

Indebtedness of Management

None.

(b)	Promoters and Certain Control Persons

The Investment Adviser may be deemed a promoter of us. We have entered into the Investment Advisory Agreement with the Investment Adviser. The Investment Adviser, for its services to us, will be entitled to receive Management Fees and Incentive Fees. In addition, under the Investment Advisory Agreement, we expect, to the extent permitted by applicable law and in the discretion of our Board of Directors, to indemnify the Investment Adviser and certain of its affiliates. See “Item 1(c). Description of Business—Investment Advisory Agreement.”

(c)	Director Independence

For information regarding the independence of our directors, see “Item 5. Directors and Executive Officers.”

ITEM 8.	LEGAL PROCEEDINGS.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our Portfolio Companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED UNITHOLDER MATTERS.

Market Information

Our Units are offered and sold in transactions exempt from registration under the Securities Act under Regulation D and Regulation S. Each purchaser will be required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of Units sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act, and (ii) acquiring the Units purchased by it for investment and not with a view to resale or distribution.

Because the Units are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Units may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the sale, transfer, assignment, pledge or other disposal of Units is registered under applicable securities laws or specifically exempted from registration (in which case the Unitholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Units until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of Units may be made except by registration of the transfer on our books. Each transferee will be required to execute the LLC Agreement of the Company pursuant to which they will agree to be bound by these restrictions and the other restrictions imposed on the Units.

There is currently no public market for the Units, and we do not expect one to develop in the future.

Unitholders

See “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the Unitholders. On October 6, 2022, the Initial Member made an initial capital contribution to the Company of $10,000, and was the sole owner of our membership interests until the Initial Drawdown Date. We did not raise additional capital prior to the Initial Drawdown Date, at which point we raised capital from the issuance of privately offered Units. On the Initial Drawdown Date, we called investor capital and, upon receipt of investor funds, we issued 1.5 million Units. See “Item 10. Recent Sales of Unregistered Securities.”

Valuation of Portfolio Investments

As a BDC, we conduct the valuation of our assets, pursuant to which our NAV is determined, at all times consistent with GAAP and the Investment Company Act. Pursuant to Rule 2a-5 under the Investment Company Act, our Board of Directors has designated the Investment Adviser as the Valuation Designee primarily responsible for the valuation of our assets, subject to the oversight of the Board of Directors. The Investment Adviser, through its Asset Management Valuation Committee (the “Asset Management Valuation Committee”), determines the fair value of our assets on at least a quarterly basis, in accordance with such rule and the terms of Financial Accounting Standards Board ASC Codification Topic 820, Fair Value Measurement and Disclosures (“ASC 820”), subject to the oversight of the Board of Directors. Our valuation procedures are described in more detail below.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same – to estimate the price when an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).

ASC 820 establishes a hierarchal disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instruments and their specific characteristics. Financial instruments with readily available quoted prices, or for which fair value can be measured from observable prices in active markets, generally will have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value. The levels used for classifying investments are not necessarily an indication of the risk associated with investing in these securities.

The three-level hierarchy for fair value measurement is defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices available in active markets for identical instruments as of the reporting date. The types of financial instruments included in Level 1 include unrestricted securities, including equities and derivatives, listed in active markets.

Level 2 – inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. The types of financial instruments in this category include less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

Level 3 – inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in this category include investments in privately held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the financial instrument.

We expect the majority of our Investments to fall within Level 3 of the fair value hierarchy. We do not expect that there will be readily available market values for most of the Investments that will be in our portfolio, and we value such Investments at fair value as determined in good faith by or under the direction of the Valuation Designee using a documented valuation policy, described below, and a consistently applied valuation process. The factors that may be taken into account in pricing our Investments at fair value include, as relevant, the nature and realizable value of any collateral, the Portfolio Company’s ability to make payments and its earnings and discounted cash flow, and the markets in which the Portfolio Company does business, comparison to publicly traded securities and other relevant factors. Available current market data are considered such as applicable market yields and multiples of publicly traded securities, comparison of financial ratios of peer companies, and changes in the interest rate environment and the credit markets that may affect the price at which similar investments would trade in their principal market, and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Valuation Designee will consider the pricing indicated by the external event to corroborate or revise its valuation.

With respect to Investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, the valuation procedures approved by our Board of Directors and adopted by the Valuation Designee, contemplate a multi-step valuation process conducted by the Valuation Designee each quarter and more frequently as needed. The Valuation Designee is primarily responsible for the valuation of our assets, subject to the oversight of the Board of Directors, as described below:

(1)

Our valuation process will begin with each Portfolio Company or Investment being initially valued by the investment professionals of our Investment Adviser responsible for the valuation of the Portfolio Company or Investment.

(2)

The Valuation Designee will also engage Independent Valuation Advisors to provide independent valuations of the Investments for which market quotations are not readily available, or are readily available but deemed not reflective of the fair value of an Investment. The Independent Valuation Advisors will independently value such Investments using quantitative and qualitative information provided by the investment professionals of the Investment Adviser responsible for valuations and the Portfolio Companies, as well as any market quotations obtained from independent pricing services, brokers, dealers or market dealers. The Independent Valuation Advisors will also provide analyses to support their valuation methodology and calculations. The Independent Valuation Advisors provide an opinion on a final range of values on such Investments to the Valuation Designee. The Independent Valuation Advisors will define fair value in accordance with ASC 820 and utilize valuation approaches, including the market approach, the income approach or both. A portion of the portfolio will be reviewed on a quarterly basis, and all Investments in the portfolio for which market quotations are not readily available, or are readily available, but deemed not reflective of the fair value of an Investment, will be reviewed at least annually by an Independent Valuation Advisor.

(3)

The Independent Valuation Advisors’ preliminary valuations will be reviewed by the Valuation Designee and the Valuation Oversight Group (“VOG”), a team that is part of the Controllers Division of Goldman Sachs. The Independent Valuation Advisors’ valuation ranges will be compared to the valuations prepared by the investment professionals of the Investment Adviser to ensure that such investment professionals’ valuations are reasonable. VOG will present the valuations to the Asset Management Private Investment Valuation and Side Pocket Working Group of the Asset Management Valuation Committee, (the “Asset Management Private Investment Valuation and Side Pocket Working Group”), which is composed of representatives from different functions and areas of expertise related to GSAM’s business and controls who are independent of the investment decision-making process.

(4)

The Asset Management Private Investment Valuation and Side Pocket Working Group will review and preliminarily approve the fair valuations of the Investments and make fair valuation recommendations to the Asset Management Valuation Committee.

(5)

The Asset Management Valuation Committee will review the valuation information provided by the Asset Management Private Investment Valuation and Side Pocket Working Group, the VOG, the investment professionals of the Investment Adviser responsible for valuations and the Independent Valuation Advisors. The Asset Management Valuation Committee then will assess such valuation recommendations.

(6)

Through the Asset Management Valuation Committee, the Valuation Designee will discuss the valuations, provide management reporting, and, within the meaning of the Investment Company Act, determine the fair value of the Investments in good faith, based on the inputs of the Asset Management Valuation Committee, the Asset Management Private Investment Valuation and Side Pocket Working Group, the VOG, the investment professionals of the Investment Adviser responsible for valuations and the Independent Valuation Advisors.

We expect that Units will not be issued at a purchase price below the then-current NAV per Unit except as permitted by the Investment Company Act.

When our NAV is determined other than on a quarter-end (such as in connection with issuances of Units on dates occurring mid-quarter), it is determined by our Investment Adviser, as Valuation Designee, acting under delegated authority from, and subject to the supervision of, our Board of Directors and in accordance with procedures adopted by our Board of Directors. See “Item 1A. Risk Factors—Risks Relating to Our Portfolio Company Investments—Many of our portfolio securities will not have a readily available market price, and we will value these securities at fair value as determined in good faith under procedures adopted by the Investment Adviser, as Valuation Designee, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the Investment.”

Distributions

Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any indebtedness or Preferred Units, we intend to (i) distribute quarterly investment income (i.e., proceeds received in respect of interest payments, dividends or fees as opposed to proceeds received in connection with the disposition or repayment of an Investment), and (ii) distribute substantially all of our investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code, for any such taxable year.

Depending on the level of taxable income and net capital gain earned in a year, we may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax. Distributions will generally be made among Unitholders pro rata on a per Unit basis (subject to adjustments for withholding tax). However, no distribution shall be made to a Unitholder to the extent not permitted under applicable law.

Upon liquidation of the Company, after payment or provision for payment of the Company’s debts and other liabilities and subject to the prior rights of any outstanding Preferred Units, the Company’s remaining net assets will be distributed among Unitholders equally on a per Unit basis (subject to the payment of the Incentive Fee and other Company expenses).

Distribution Reinvestment Plan

We have adopted an “opt out” DRIP. As a result, if we declare a distribution in accordance with “—Distributions” above, the Unitholders will have their distributions automatically reinvested by the plan administrator, as agent for the Unitholders in administering the DRIP, in additional Units of the same class of Units to which the distribution relates unless a Unitholder specifically “opts out” of the DRIP and elects to receive distributions in cash.

Participation in the DRIP is completely voluntary. A Unitholder may “opt out” of the DRIP and elect to receive distributions in cash at any time by notifying the plan administrator in writing so that such notice is received by the plan administrator no later than ten (10) calendar days prior to the record date for the distribution, otherwise the election will be effective only with respect to any subsequent distribution. The plan administrator will set up an account for each Unitholder who does not “opt out” of the DRIP in order to acquire Units in non-certificated form through the plan. Unitholders who hold Units through a broker or other financial intermediary may opt out of the DRIP by notifying their broker or other financial intermediary of their election.

We will use newly issued Units to implement the DRIP. The number of Units to be issued to a Unitholder is determined by dividing the total dollar amount of the distribution payable to such Unitholder, net of any applicable withholding tax, by the then-current NAV per Unit. For purposes of this calculation, the NAV per Unit may be based on the NAV per Unit calculated at the end of the most recent calendar month prior to the date of the applicable distribution, subject to adjustments for material changes and to the limitations of the Investment Company Act (which generally prohibit us from issuing Units at a price below the then-current NAV of the Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). The number of Units to be outstanding after giving effect to payment of a distribution cannot be established until the value per Unit at which additional Units will be issued has been determined and the elections of the Unitholders have been tabulated.

There will be no brokerage or other charges to unitholders who participate in the plan. The DRIP administrator’s fees under the plan will be paid by us.

Unitholders who elect to have their distributions reinvested in additional Units are generally subject to the same U.S. federal, state and local tax consequences as if they have received the distributions in cash. However, since a participating Unitholder’s cash distributions would be reinvested in Units, such Unitholder will not receive cash with which to pay applicable taxes on reinvested distributions. A Unitholder’s basis for U.S. federal income tax purposes in the Units received from us pursuant to the DRIP will generally be equal to the amount of cash that would have been received if the Unitholder had received the distribution in cash. Any Units received in a distribution will have a new holding period for tax purposes commencing on the day following the day on which such Units are credited to the Unitholder’s account. Further, in the event that following the Commitment Period, a majority-in-interest of the Unitholders indicates their desire to elect to cause us to suspend the reinvestment of proceeds in new Investments (other than Additional Investments), the DRIP shall be terminated automatically on the 60th day following receipt of such notice.

We may terminate the DRIP upon notice in writing mailed to each participant at least 60 days prior to any record date for the payment of any distribution by us.

Recycling

Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any indebtedness or Preferred Units (as defined below), proceeds realized by us from the sale or repayment of any Investment (as opposed to investment income) may be retained and reinvested by us at any time during our life; provided that, following the Commitment Period, upon sixty at least (60) days’ written notice from a majority-in-interest of Unitholders indicating their desire to elect to cause us to suspend such reinvestment of proceeds in new Investments (other than Additional Investments), we shall suspend such reinvestment of proceeds until such date as a majority-in-interest of Unitholders provides written notice electing to begin reinvesting again. Any amounts so reinvested will not reduce a Unitholder’s Undrawn Commitment.

To the extent that we retain net capital gains for reinvestment or carry forward taxable income for distribution in the following year, there may be certain tax consequences to us and the Unitholders. See “Item 1(c). Business—Description of Business—Certain U.S. Federal Income Tax Considerations.”

Reports to Unitholders

In order to be regulated as a BDC under the Investment Company Act, we have filed this Registration Statement for our Units with the SEC under the Exchange Act. Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

The Initial Member, an affiliate of the Investment Adviser, was the sole owner of our membership interests, which were acquired for an initial capital contribution of $10,000 on October 6, 2022 in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act. On the Initial Drawdown Date, we issued 1.5 million Units for an aggregate purchase price of $30.0 million. These Units were issued pursuant to investor subscription agreements providing for the private placement of our Units in transactions exempt from registration under the Securities Act, including Section 4(a)(2) of the Securities Act, and Regulation D and Regulation S under the Securities Act.

Each purchaser of Units is required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of Units sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act, and (ii) acquiring the Units purchased by it for investment and not with a view to resale or distribution.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Limited Liability Company Units

Unitholders are entitled to one vote for each Unit held on all matters submitted to a vote of Unitholders and do not have cumulative voting rights. Unitholders are entitled to receive proportionately any dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding Preferred Units. Upon our liquidation, dissolution or winding up, the Unitholders will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of Unitholders are subject to the rights of the holders of Preferred Units that we may designate and issue in the future.

Preferred Units

Under the terms of the LLC Agreement, the Board of Directors is authorized to issue Preferred Units with the consent of a majority-in-interest of the Unitholders. Prior to the issuance of Preferred Units, the Board of Directors is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Investment Company Act limits our flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and Preferred Units as described in “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Leverage”; and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units.

Transfer and Resale Restrictions; Required Transfers

The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction. Accordingly, the Company and the Placement Agent may offer the Units only to purchasers of Units who represent that they are (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of Units sold outside the United States, are not a “U.S. person” in accordance with Regulation S under the Securities Act and (ii) acquiring the Units purchased by them for investment and not with a view to resale or distribution.

Each purchaser of Units will be required to complete and deliver to the Placement Agent and the Company, prior to the acceptance of any order, a Subscription Agreement substantiating the purchaser’s investor status and including other limitations on resales and transfers of the Units.

Purchasers of Units will not be permitted to transfer their Units, including a transfer of solely an economic interest, without our prior written consent. While we expect not to unreasonably withhold our prior written consent to transfers by Unitholders, we expect to withhold our consent if any such transfer would (i) be prohibited by or trigger a prepayment under its debt or other credit facilities, (ii) result in a violation of applicable securities law, (iii) result in our no longer being eligible to be treated as a RIC, (iv) result in us being subject to additional regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act or (v) result in all or any portion of our assets becoming “plan assets” of any ERISA Unitholder within the meaning of the Plan Assets Regulation. Finally, Units may be transferred only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions, and therefore investors will be subject to restrictions on resale and transfer associated with securities sold pursuant to Regulation D, Regulation S and other exemptions from registration under the Securities Act.

Any transfer of Units in violation of these provisions will be void, and any intended recipient of the Units will acquire no rights in such Units and will not be treated as a Unitholder for any purpose. Prospective investors in the Units should not invest in the Units unless they are prepared to retain their Units until the Company liquidates.

Under the terms of the LLC Agreement, in the event any person is or becomes the owner of Units, and such ownership would result in a violation of any of the above provisions, we may, and each of the Unitholders has agreed and acknowledged that we will have the power to repurchase the Units of such person, or require such person to transfer their Units to another person.

Voting

Any Units held by a Unitholder that is a “feeder fund” subject to Section 12(d)(1)(E) of the Investment Company Act will be voted either (i) in proportion to the voting instructions received from the security holders of such Unitholder (i.e., on a “pass-through basis”) or (ii) in the same proportion as the votes or consents of all other Unitholders that voted on such matters (i.e. “mirror voting”), in each case in accordance with the requirements of Section 12(d)(1)(E) of the Investment Company Act.

Each Unitholder that is a “feeder fund” will be required to agree to the foregoing in its Subscription Agreement. To the extent Units are voted on a pass-through basis as described above and the Unitholder in question does not receive specific instructions from any of its security holders on the vote in question, then the Unitholder will vote the corresponding pro rata share of Units of those security holders in the same manner and proportion as the Units of those security holders for which it has received specific instructions on the vote in question.

Separate Agreements with Unitholders

Subject to applicable law, each of the Investment Adviser and/or the Company has the right, in its sole discretion, and without notice to or the approval of any Unitholder, to enter into direct contractual arrangements with a Unitholder (including in respect of Goldman Sachs or any affiliate thereof) that reflect terms privately agreed between the Investment Adviser and/or the Company, on the one hand, and the relevant Unitholder on the other hand that may have the effect of altering or supplementing certain of a Unitholder’s rights and/or obligations with respect to such Unitholder’s investment in the Company.

Limited Liability of the Members

No Unitholder or former Unitholder, in its capacity as such, will be liable for any of the debts, liabilities or obligations of the Company except as provided hereunder and to the extent otherwise required by law. Each Unitholder will be required to pay to us (a) any Commitments that they have agreed to make to us, (b) the amount of any distribution that it is required to return to us (including any Returned Capital) pursuant to the LLC Agreement or applicable law, and (c) the unpaid balance of any other payments that it is expressly required to make to us pursuant to the LLC Agreement or pursuant to its Subscription Agreement, as the case may be.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

The Company was formed as a Delaware limited liability company on July 13, 2022. The Company will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, the Company is permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by us is agreeing to be admitted as a member of the Company and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each Unitholder and each person who acquires Units from a Unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the Board of Directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Capital Call Mechanics

From time to time in its discretion, the Company may issue drawdowns on all or any portion of the Unitholders’ Undrawn Commitments. The Undrawn Commitments will equal total Commitments minus amounts that Unitholders have contributed to purchase Units on previous Drawdown Dates or Catch-Up Dates, plus any Returned Capital, subject to the limitations described in Item 1(c). Business—Description of Business—Drawdown Dates.

Drawdown notices will be issued at least ten (10) Business Days prior to the Drawdown Date or Catch-Up date, as applicable, and will require investors to purchase Units in an amount not to exceed their Undrawn Commitments. Purchases will generally be made pro rata in accordance with the investors’ Commitments, at a per-Unit price equal to the then-current NAV per Unit. For purposes of this calculation, the NAV per Unit may be based on the NAV per Unit calculated at the end of the most recent calendar month prior to the date of the applicable drawdown notice or issuance date, subject to adjustments for material changes and to the limitations of the Investment Company Act (which generally prohibits the Company from issuing Units at a price below the then-current NAV of the Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). The obligation of Unitholders to fund Undrawn Commitments is without defense, counterclaim or offset of any kind.

We may draw all or any portion of a Unitholder’s Commitment at any time for any permitted purpose prior to the expiration of the Commitment Period with respect to such Commitment. Following the end of the Commitment Period with respect to a Unitholder’s Commitment, we will have the right to issue drawdowns with respect to such Commitment only (i) to pay, and/or establish reserves for, actual or our anticipated expenses, liabilities, including the payment or repayment of Financings (as defined below) or other obligations, contingent or otherwise (including the Management Fee), whether incurred before or after the end of such Commitment Period, (ii) to fulfill investment commitments made or approved by the Private Credit Investment Committee prior to the expiration of such Commitment Period, or (iii) to make Additional Investments; provided that drawdowns with respect to such Commitment used to make Additional Investments will not exceed in the aggregate 15% of such Unitholder’s Commitment without such Unitholder’s consent.

“Financings” are indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit.

Resignation and Removal of Directors; Procedures for Vacancies

A director may resign from the Board of Directors at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chair of the Board of Directors, the chief executive officer of the Company or the Secretary. The resignation will take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation will not be necessary to make it effective unless otherwise expressly provided in the resignation. Any or all of the directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Units entitled to vote thereon, voting together as a single class.

Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled exclusively by the affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship will hold office until his or her death, resignation, retirement, disqualification or removal.

Action by Unitholders

Under the LLC Agreement, Unitholder action can be taken only at a meeting of Unitholders or by written consent in lieu of a meeting by Unitholders representing at least the number of Units required to approve the matter in question.

Only the Board of Directors, the Chair of the Board or the Company’s Chief Executive Officer may call a meeting of Unitholders. In addition, our secretary shall call a special meeting of Unitholders with respect to any matter that is or would be the subject of a Unitholder vote upon receipt of a written request for such a meeting submitted on behalf of owners of at least 25% of our Units. Only business specified in the Company’s notice of meeting (or supplement thereto) may be conducted at a meeting of Unitholders.

Amendment of the Limited Liability Company Agreement; No Approval by Unitholders

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Company, with the prior written consent of:

(a)	If no Preferred Units have been issued and are outstanding, a majority in interest of the Unitholders; and

(b)

If Preferred Units have been issued and are outstanding, (i) in the case of an amendment not affecting the rights of Preferred Unitholders, a majority in interest of the Unitholders, (ii) in the case of an amendment not affecting the rights of the Unitholders (including rights or protections with respect to tax consequences to Unitholders), a majority in interest of the Preferred Unitholders, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Unitholders) of both the Unitholders and the Preferred Unitholders, a majority in interest of the Unitholders and a majority in interest of the Preferred Unitholders.

Notwithstanding clause (a) or (b) above, no amendment may be made to the terms and provisions of the LLC Agreement that would have a material adverse effect on a Unitholder without the prior written consent of such Unitholder.

Notwithstanding the foregoing, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board of Directors and without the need to seek the consent of any Unitholder or Preferred Unitholder.

Submission to Jurisdiction; Venue; Waiver of Jury Trial

Our LLC Agreement provides that, to the fullest extent permitted by applicable law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any legal action or proceeding with respect to the LLC Agreement by a Unitholder seeking any relief whatsoever against us shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware). By execution and delivery of the LLC Agreement, a Unitholder (i) irrevocably accepts the non-exclusive jurisdiction of the Delaware courts and irrevocably waives any claim that such courts lack personal jurisdiction over such Unitholder; (ii) irrevocably waives any objection that the Unitholder have to the laying of venue of any action or proceeding arising out of or in connection with the LLC Agreement brought in the aforesaid courts; and (iii) irrevocably waives his or her rights to plead or claim, and agrees not to plead or claim in any such court, that any such action or proceeding brought in any such court has been brought in an inconvenient forum. As a result, there is a risk that Unitholders may find it inconvenient or expensive to bring a claim against us or our officers or other agents. However, these exclusive forum provisions do not apply to claims arising under the federal securities laws.

Each party to the LLC Agreement irrevocably and unconditionally waives any right to a trial by jury for any claim or cause of action such party may have that is directly or indirectly based upon, or arises out of, the LLC Agreement.

Our Term

The term of the Company is as described under “Item 1(c). Business—Description of Business—Term.”

Books and Reports

The Company is required to keep appropriate books of its business at its principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP. For financial reporting purposes, the Company’s fiscal year is a calendar year ending December 31.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The LLC Agreement provides that, to the fullest extent permitted by applicable law, none of the Company’s officers, directors or employees (each, an “Indemnified Person”) will be liable to the Company or to any Unitholder for any act or omission performed or omitted by any such Indemnified Person (including any acts or omissions of or by another Indemnified Person), in the absence of willful misfeasance, gross negligence, bad faith, reckless disregard of the duties involved in the conduct of such Indemnified Person’s respective position or criminal wrongdoing on its part (“Disabling Conduct”).

The Company will indemnify each Indemnified Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Company, including the operations of the Company and the offering of Units, except for losses incurred by an Indemnified Person arising from the Indemnified Person’s own Disabling Conduct.

Under the indemnification provision of the LLC Agreement, expenses (including attorneys’ fees) incurred by each Indemnified Person in defending any action, suit or proceeding for which they may be entitled to indemnification will be paid in advance of the final disposition of the action, suit or proceeding. However, any such indemnification or payment or reimbursement of expenses will be subject to the applicable requirements of the Investment Company Act.

So long as the Company is regulated under the Investment Company Act, the above indemnification and limitation of liability is limited by the Investment Company Act or by any valid rule, regulation or order of the SEC thereunder. The Investment Company Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct. In addition, the Company has obtained liability insurance for its officers and directors.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Set forth below is a list of our audited financial statements included in this Registration Statement.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	List separately all financial statements filed

The financial statements included in this Registration Statement are listed in Item 13 and commence on page F-1.

(b)	Exhibits

Exhibit Index

3.1	Certificate of Formation.+

3.2	Amended and Restated Limited Liability Company Agreement, dated as of October 19, 2022, between the Company and Goldman Sachs Asset Management, L.P. +

10.1	Investment Management and Advisory Agreement, dated as of October 19, 2022, between the Company and Goldman Sachs Asset Management, L.P. +

10.2	Administration Agreement, dated as of October 6, 2022, between the Company and State Street Bank and Trust Company. +

10.3*	Custodian Contract, dated as of October 6, 2022, between the Company and State Street Bank and Trust Company. +

10.4	Distribution Reinvestment Plan.+

*

Certain schedules, exhibits or addenda have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule, exhibit or addendum to the SEC upon its request.

+	Previously filed on October 21, 2022, as an exhibit to this Registration Statement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

By:	/s/ David Pessah
David Pessah
Chief Financial Officer and Treasurer

Date: December 9, 2022

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Initial Member of Phillip Street Middle Market Lending Fund LLC

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of Phillip Street Middle Market Lending Fund LLC (the “Company”) as of October 7, 2022, and the related statement of operations for the period from October 6, 2022 (commencement of operations) to October 7, 2022, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 7, 2022 and the results of its operations for the period from October 6, 2022 (commencement of operations) to October 7, 2022 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 21, 2022

We have served as the auditor of one or more investment companies in the following group of business development companies since 2012;

Goldman Sachs BDC, Inc.,

Goldman Sachs Private Middle Market Credit LLC,

Goldman Sachs Private Middle Market Credit II LLC,

Goldman Sachs Middle Market Lending LLC II, and

Phillip Street Middle Market Lending Fund LLC

Phillip Street Middle Market Lending Fund LLC

Statement of Financial Condition

As of October 7, 2022
Assets
Cash	$10,000
Deferred directors’ and officers’ liability insurance	301,516
Deferred offering costs	698,319

Total Assets	$1,009,835

Liabilities
Accrued directors’ and officers’ liability insurance	$302,345
Accrued deferred offering costs	702,166
Directors’ fees payable	18,805
Accrued organization costs	385,177

Total liabilities	$1,408,493

Commitments and Contingencies (Note 4)
Member’s capital
Preferred units (no units issued and outstanding)	$—
Common units (500 units issued and outstanding)	10,000
Accumulated investment loss	(408,658)

Total member’s capital (deficit)	$(398,658)

Total liabilities and member’s capital (deficit)	$1,009,835

Net asset value per unit	$(797)

The accompanying notes are part of these financial statements.

Phillip Street Middle Market Lending Fund LLC

Statement of Operations

For the period from October 6, 2022 (commencement of operations) to October 7, 2022
Revenue	$—
Expenses
Organization costs	385,177
Directors’ fees	18,805
Directors’ and officers’ liability insurance	828
Offering costs	3,848

Total expenses	$408,658

Net Loss	$(408,658)

Weighted average units outstanding	500
Loss per unit (basic and diluted)	$(817)

The accompanying notes are part of these financial statements.

Phillip Street Middle Market Lending Fund LLC

Notes to Financial Statements

1.	ORGANIZATION

Phillip Street Middle Market Lending Fund LLC (the “Company”) is a Delaware limited liability company formed on July 13, 2022. The Company intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”). In addition, the Company intends to elect to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company’s investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments.

Goldman Sachs Asset Management, L.P. (“GSAM”), a Delaware limited partnership and an affiliate of Goldman Sachs & Co. LLC (including its predecessors, “GS & Co.”), is the investment adviser (the “Investment Adviser”) of the Company. The term “Goldman Sachs” refers to The Goldman Sachs Group, Inc. (“Group Inc.”), together with GS & Co., GSAM and its other subsidiaries.

The Company is conducting an offering pursuant to which investors will make a capital commitment (a “Commitment”) to purchase common units of the Company’s limited liability interest (“Units”) pursuant to a subscription agreement entered into with the Company pursuant to which the investor will agree to purchase common units for an aggregate purchase price equal to its Commitment. Each investor will be required to purchase the Company’s common units each time the Company delivers a drawdown notice at least ten business days prior to the required funding date (the “Drawdown Date”). The offering and sale of common units will be exempt from registration pursuant to Regulation D and Regulation S promulgated under the U.S. Securities Act of 1933, as amended, for offers and sales of securities that do not involve a public offering and for offers and sale of securities outside of the United States.

On October 6, 2022, the Company received a capital commitment of $10,000 from an affiliate of the Investment Adviser (the “Initial Member”). The Initial Member will be the sole owner of the Company’s interests until the Initial Drawdown Date.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to Regulation S-X. This requires the Company’s management to make estimates and assumptions that may affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

As an investment company, the Company applies the accounting and reporting guidance in Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies (“ASC 946”) issued by the Financial Accounting Standards Board (“FASB”).

Cash

Cash consists of deposits held at a custodian bank. As of October 7, 2022, the Company held $10,000 in cash.

Income Taxes

As of October 7, 2022, the Company is a single member limited liability company, which is a disregarded entity for U.S. tax purposes. As such the Company has adopted an accounting policy of not recording a tax provision.

The Company intends to elect to be treated as a RIC under the Code. So long as the Company maintains its status as a RIC, it generally will not be required to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its unitholders as dividends. As a result, any U.S. federal income tax liability related to income earned by the Company represents obligations of the Company’s unitholders and will not be reflected in the financial statements of the Company.

Offering Costs

Offering costs consist primarily of fees incurred in connection with the continuous offering of common Units, including legal, printing and other costs, as well as costs associated with the preparation of the Company’s registration statement on Form 10. Offering costs are recognized as a deferred charge and are amortized on a straight line basis over 12 months beginning on the date of commencement of operations.

Organization Costs

Organization costs include costs relating to the formation and organization of the Company. These costs are expensed as incurred. Upon the Initial Drawdown Date, the Company’s unitholders will bear such cost. The Company’s unitholders that make capital commitments after the Initial Drawdown Date will bear a pro rata portion of such cost at the time of their first investment in the Company.

Directors’ and Officers’ Liability Insurance

The Company has obtained liability insurance for its directors and officers. These costs are recognized as a deferred charge and will be amortized using the straight-line method over the term of the insurance policy, beginning on the date the Company enters into the insurance policy agreement. Deferred costs related to the Directors’ and Officers’ Liability Insurance are presented separately on the Company’s Statement of Financial Condition.

New Accounting Pronouncements

Management does not believe any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

3.	SIGNIFICANT AGREEMENTS AND RELATED PARTIES

Investment Management Agreement

The Company will enter into an investment management agreement (the “Investment Management Agreement”) with the Investment Adviser, pursuant to which the Investment Adviser manages the Company’s investment program and related activities.

Under the terms of the Investment Management Agreement, the Company will pay the Investment Adviser a base management fee and may also pay an incentive fee. The cost of both the management fee and the incentive fee will ultimately be borne by the Company’s unitholders.

Administration and Custodian Fees

The Company has entered into an administration agreement with State Street Bank and Trust Company (the “Administrator”) under which the Administrator provides various accounting and administrative services to the Company. The Company will pay the Administrator fees for its services as it determines are commercially reasonable in its sole discretion. The Company will also reimburse the Administrator for all reasonable expenses. To the extent that the Administrator outsources any of its functions, the Administrator pays any compensation associated with such functions. The Administrator also serves as the Company’s custodian (the “Custodian”).

There were no administration and custodian fees incurred for the period from October 6, 2022 (commencement of operations) to October 7, 2022.

Transfer Agent Fees

The Company has entered into a transfer agency agreement (the “Transfer Agency Agreement”), with State Street Bank and Trust Company pursuant to which State Street Bank and Trust Company serves as the Company’s transfer agent (“Transfer Agent”), registrar and disbursing agent.

There were no transfer agent fees incurred for the period from October 6, 2022 (commencement of operations) to October 7, 2022.

Director Fees

As of October 7, 2022, the Company owed its independent directors $18,805 in director fees. Each of the Company’s independent directors is compensated with a unitary annual fee of $30,000 (or $60,000 if the total called capital of the Fund exceed $375,000,000) for his or her services as one of the Company’s directors and as a member of the Audit Committee and Governance and Nominating Committee. The Chairperson receives an additional $10,000 (or $20,000 if the total called capital of the Fund exceed $375,000,000) for his services in such capacity and the director designated as “audit committee financial expert” receives an additional $4,000 (or $8,000 if the total called capital of the Fund exceed $375,000,000) for his services in such capacity.

4.	COMMITMENTS AND CONTINGENCIES

Contingencies

In the normal course of business, the Company enters into contracts that provide a variety of general indemnifications. Any exposure to the Company under these arrangements could involve future claims that may be made against the Company. Currently, no such claims exist or are expected to arise and, accordingly, the Company has not accrued any liability in connection with such indemnifications.

5.	SUBSEQUENT EVENTS

Subsequent events after the date of the Statement of Financial Condition have been evaluated through October 21, 2022, the date the financial statements were available to be issued. Other than the items discussed below, the Company has concluded that there are no items requiring adjustments or disclosure in the financial statements.

The Company entered into an Investment Management Agreement effective as of October 19, 2022 with the Investment Adviser.

On October 19, 2022, the Company entered into subscription agreements with investors providing capital commitments of $750.00 million.

On October 19, 2022, the Company delivered its first capital drawdown notice for an aggregate amount of $30.00 million in exchange for 1.50 million of the Company’s common units. The units are expected to be issued on or around November 2, 2022.

Annex A

3. Compensation	A-53

4. Shareholder Rights and Defenses	A-53

5. Strategic Transactions and Capital Structures	A-53

6. Environmental and Social Issues	A-55

GOLDMAN SACHS ASSET MANAGEMENT’S PROXY VOTING GUIDELINES SUMMARY

The following is a summary of the material Proxy Voting Guidelines (the “Guidelines”), which form the substantive basis of our Policy and Procedures on Proxy Voting for Investment Advisory Clients (the “Policy”). As described in the main body of the Policy, one or more Portfolio Management Teams and/or the Global Stewardship Team may diverge from the Guidelines and a related Recommendation on any particular proxy vote or in connection with any individual investment decision in accordance with the Policy.

Region: Americas

The following section is a summary of the Guidelines, which form the substantive basis of the Policy with respect to North, Central and South American public equity investments of operating and/or holding companies Applying these guidelines is subject to certain regional and country-specific exceptions and modifications and is not inclusive of all considerations in each market.

1.	Business Items

•	Auditor Ratification

Vote FOR proposals to ratify auditors, unless any of the following apply within the last year:

An auditor has a financial interest in or association with the company, and is therefore not independent;

There is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position;

Poor accounting practices are identified that rise to a serious level of concern, such as: fraud; misapplication of GAAP; or material weaknesses identified in Section 404 disclosures; or

Fees for non-audit services are excessive (generally over 50% or more of the audit fees).

Vote CASE-BY-CASE on shareholder proposals asking companies to prohibit or limit their auditors from engaging in non-audit services or asking for audit firm rotation.

•	Reincorporation Proposals

•

We may support management proposals to reincorporate as long as the reincorporation would not substantially diminish shareholder rights. We may not support shareholder proposals for reincorporation unless the current state of incorporation is substantially less shareholder friendly than the proposed reincorporation, there is a strong economic case to reincorporate or the company has a history of making decisions that are not shareholder friendly.

•	Exclusive Venue for Shareholder Lawsuits

Generally vote FOR on exclusive venue proposals, taking into account:

Whether the company has been materially harmed by shareholder litigation outside its jurisdiction of incorporation, based on disclosure in the company’s proxy statement;

Whether the company has the following good governance features:

•	Majority independent board;

•	Independent key committees;

•	An annually elected board;

•	A majority vote standard in uncontested director elections;

•	The absence of a poison pill, unless the pill was approved by shareholders; and/or

•	Separate Chairman CEO role or, if combined, an independent chairman with clearly delineated duties.

Virtual Meetings

Generally vote FOR proposals allowing for the convening of hybrid* shareholder meetings if it is clear that it is not the intention to hold virtual-only AGMs. Generally vote AGAINST proposals allowing for the convening of virtual-only* shareholder meetings.

*

The phrase “virtual-only shareholder meeting” refers to a meeting of shareholders that is held exclusively through the use of online technology without a corresponding in-person meeting. The term “hybrid shareholder meeting” refers to an in-person, or physical, meeting in which shareholders are permitted to participate online.

Public Benefit Corporation Proposals

Generally vote FOR management proposals and CASE-BY-CASE on shareholder proposals related to the conversion of the company into a public benefit corporation.

Transact Other Business

Vote AGAINST other business when it appears as a voting item.

Administrative Requests

•	Generally vote FOR non-contentious administrative management requests.

2.	Board of Directors

The board of directors should promote the interests of shareholders by acting in an oversight and/or advisory role; should consist of a majority of independent directors and/or meet local best practice expectations; and should be held accountable for actions and results related to their responsibilities. Vote on director nominees should be determined on a CASE-BY-CASE basis.

•	Voting on Director Nominees in Uncontested Elections

•	Board Composition

We generally believe diverse teams have the potential to outperform and we expect the companies that we invest in to focus on the importance of diversity. When evaluating board composition, we believe a diversity of ethnicity, gender and experience is an important consideration. We encourage companies to disclose the composition of their board in the proxy statement and may vote against members of the board without disclosure. See below how we execute our vote at companies that do not meet our diversity expectations.

Vote AGAINST or WITHHOLD from members of the Nominating Committee:

•	At companies incorporated in the US if the board does not have at least 10% women directors and at least one other diverse board director;

•	At companies within the S&P 500, if, in addition to our gender expectations, the board does not have at least one diverse director from an underrepresented ethnic group;

•

At companies not incorporated in the US, if the board does not have at least 10% women directors or does not meet the requirements of local listing rules or corporate governance codes or national targets

Vote AGAINST or WITHHOLD from the full board at companies incorporated in the US that do not have at least one woman director.

Vote AGAINST or WITHHOLD from individual directors who:

Sit on more than five public company boards;

Are CEOs of public companies who sit on the boards of more than two public companies besides their own—withhold only at their outside boards.

Vote AGAINST or WITHHOLD from members of the Nominating Committee if the average board tenure exceeds 15 years, and there has not been a new nominee in the past 5 years.

•	Director Independence

•

At companies incorporated in the US, where applicable, the New York Stock Exchange or NASDAQ Listing Standards definition is to be used to classify directors as inside directors, affiliated outside directors, or independent outside directors.

Additionally, we will consider compensation committee interlocking directors to be affiliated (defined as CEOs who sit on each other’s compensation committees).

Vote AGAINST or WITHHOLD from inside directors and affiliated outside directors (as described above) when:

The inside director or affiliated outside director serves on the Audit, Compensation or Nominating Committees; and

The company lacks an Audit, Compensation or Nominating Committee so that the full board functions as such committees and inside directors or affiliated outside directors are participating in voting on matters that independent committees should be voting on.

•	Director Accountability

Vote AGAINST or WITHHOLD from individual directors who attend less than 75% of the board and committee meetings without a disclosed valid excuse.

Generally, vote FOR the bundled election of management nominees, unless adequate disclosures of the nominees have not been provided in a timely manner or if one or more of the nominees does not meet the expectation of our policy.

Other items considered for an AGAINST vote include specific concerns about the individual or the company, such as criminal wrongdoing or breach of fiduciary responsibilities, sanctions from government or authority, violations of laws and regulations, the presence of inappropriate related party transactions, or other issues related to improper business practices Vote AGAINST or WITHHOLD from members of the full board or appropriate committee (or only the independent chairman or lead director as may be appropriate in situations such as where there is a classified board and members of the appropriate committee are not up for re-election or the appropriate committee is comprised of the entire board) for the below reasons. New nominees will be considered on a case-by-case basis. Extreme cases may warrant a vote against the entire board.

•	Material failures of governance, stewardship, or fiduciary responsibilities at the company,

•

including but not limited to violations of the United Nations Global Compact principles and/or other significant global standards and failure to disclose material environmental, social and governance information;

•

Egregious actions related to the director(s)’ service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company;

•

The board failed to act on a shareholder proposal that received approval of the majority of shares cast for the previous two consecutive years (a management proposal with other than a FOR recommendation by management will not be considered as sufficient action taken); an adopted proposal that is substantially similar to the original shareholder proposal will be deemed sufficient; (vote against members of the committee of the board that is responsible for the issue under consideration). If we did not support the shareholder proposal in both years, we will still vote against the committee member(s).

•

The company’s poison pill has a dead-hand or modified dead-hand feature for two or more years. Vote against/withhold every year until this feature is removed; however, vote against the poison pill if there is one on the ballot with this feature rather than the director;

•

The board adopts or renews a poison pill without shareholder approval, does not commit to putting it to shareholder vote within 12 months of adoption (or in the case of a newly public company, does not commit to put the pill to a shareholder vote within 12 months following the IPO), or reneges on a commitment to put the pill to a vote, and has not yet received a withhold/against recommendation for this issue;

•	The board failed to act on takeover offers where the majority of the shareholders tendered their shares;

•

The company does not disclose various components of current emissions, a proxy for a company’s dependency on fossil fuels and other sources of greenhouse gasses (Scope 1, Scope 2, Scope 3 emissions), material to the company’s business

•	If in an extreme situation the board lacks accountability and oversight, coupled with sustained poor performance relative to peers.

Committee Responsibilities and Expectations

Companies should establish committees to oversee areas such as audit, executive and non-executive compensation, director nominations and ESG oversight. The responsibilities of the committees should be publicly disclosed.

•	Audit Committee

Vote AGAINST or WITHHOLD from the members of the Audit Committee if:

•	The non-audit fees paid to the auditor are excessive (generally over 50% or more of the audit fees);

•	The company receives an adverse opinion on the company’s financial statements from its auditor and there is not clear evidence that the situation has been remedied;

•	There is excessive pledging or hedging of stock by executives;

•

There is persuasive evidence that the Audit Committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm; or

•	No members of the Audit Committee hold sufficient financial expertise.

Vote CASE-BY-CASE on members of the Audit Committee and/or the full board if poor accounting practices, which rise to a level of serious concern are identified, such as fraud, misapplication of GAAP and material weaknesses identified in Section 404 disclosures.

Examine the severity, breadth, chronological sequence and duration, as well as the company’s efforts at remediation or corrective actions, in determining whether negative vote recommendations are warranted against the members of the Audit Committee who are responsible for the poor accounting practices, or the entire board.

•	Compensation Committee

See section 3 on Executive and Non-Executive compensation for reasons to withhold from members of the Compensation Committee.

•	Nominating/Governance Committee

Vote AGAINST or WITHHOLD from the members of the Nominating/Governance Committee if:

•	The company has opted into, or failed to opt out of, state laws requiring a classified board structure;

•

At the previous board election, any director received more than 50% withhold/against votes of the shares cast and the company has failed to address the underlying issue(s) that caused the high withhold/against vote;

•	The board does not meet our diversity expectations;

•	The board amends the company’s bylaws or charter without shareholder approval in a manner that materially diminishes shareholders’ rights or could adversely impact shareholders.

•	Voting on Director Nominees in Contested Elections

Vote on a CASE-BY-CASE basis in contested elections of directors, e.g., the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.

The analysis will generally be based on, but not limited to, the following major decision factors:

Company performance relative to its peers;

Strategy of the incumbents versus the dissidents;

Independence of board candidates;

Experience and skills of board candidates;

Governance profile of the company;

Evidence of management entrenchment;

Responsiveness to shareholders;

Whether a takeover offer has been rebuffed; and

Whether minority or majority representation is being sought.

•	Proxy Access

Vote CASE-BY-CASE on shareholder or management proposals asking for proxy access.

We may support proxy access as an important right for shareholders and as an alternative to costly proxy contests and as a method for us to vote for directors on an individual basis, as appropriate, rather than voting on one slate or the other. While this could be an important shareholder right, the following factors will be taken into account when evaluating the shareholder proposals:

The ownership thresholds, percentage and duration proposed (we generally will not support if the ownership threshold is less than 3%);

The maximum proportion of directors that shareholders may nominate each year (we generally will not support if the proportion of directors is greater than 25%); and

Other restricting factors that when taken in combination could serve to materially limit the proxy access provision.

We will take the above factors into account when evaluating proposals proactively adopted by the company or in response to a shareholder proposal to adopt or amend the right. A vote against governance committee members could result if provisions exist that materially limit the right to proxy access.

•	Reimbursing Proxy Solicitation Expenses

Vote CASE-BY-CASE on proposals to reimburse proxy solicitation expenses. When voting in conjunction with support of a dissident slate, vote FOR the reimbursement of all appropriate proxy solicitation expenses associated with the election.

Other Board Related Proposals (Management and Shareholder)

Independent Board Chair (for applicable markets)

We will generally vote AGAINST shareholder proposals requiring that the chairman’s position be filled by an independent director, if the company satisfies 3 of the 4 following criteria:

•	Two-thirds independent board, or majority in countries where employee representation is common practice;

•	A designated, or a rotating, lead director, elected by and from the independent board members with clearly delineated and comprehensive duties;

•	Fully independent key committees; and/or

•	Established, publicly disclosed, governance guidelines and director biographies/profiles.

Shareholder Proposals Regarding Board Declassification

We will generally vote FOR proposals requesting that the board adopt a declassified board structure.

Majority Vote Shareholder Proposals

We will vote FOR proposals requesting that the board adopt majority voting in the election of directors provided it does not conflict with the state law where the company is incorporated. We also look for companies to adopt a post-election policy outlining how the company will address the situation of a holdover director.

Cumulative Vote Shareholder Proposals

We will generally vote FOR shareholder proposals to restore or provide cumulative unless:

•

The company has adopted (i) majority vote standard with a carve-out for plurality voting in situations where there are more nominees than seats and (ii) a director resignation policy to address failed elections.

3.	Executive and Non- Executive Compensation

Pay Practices

•

Good pay practices should align management’s interests with long-term shareholder value creation. Detailed disclosure of compensation criteria is preferred; proof that companies follow the criteria should be evident and retroactive performance target changes without proper disclosure is not viewed favorably.

Compensation practices should allow a company to attract and retain proven talent. Some examples of poor pay practices include: abnormally large bonus payouts without justifiable performance linkage or proper disclosure, egregious employment contracts, excessive severance and/or change in control provisions, repricing or replacing of underwater stock options/stock appreciation rights without prior shareholder approval, and excessive perquisites. A company should also have an appropriate balance of short-term vs. long-term metrics and the metrics should be aligned with business goals and objectives.

•	If the company maintains problematic or poor pay practices, generally vote:

•	AGAINST Management Say on Pay (MSOP) Proposals; or

•	AGAINST an equity-based incentive plan proposal if excessive non-performance-based equity awards are the major contributor to a pay-for-performance misalignment.

•	If no MSOP or equity-based incentive plan proposal item is on the ballot, vote AGAINST/WITHHOLD from compensation committee members.

•	Equity Compensation Plans

Vote CASE-BY-CASE on equity-based compensation plans. Evaluation takes into account potential plan cost, plan features and grant practices. While a negative combination of these factors could cause a vote AGAINST, other reasons to vote AGAINST the equity plan could include the following factors:

•	The plan permits the repricing of stock options/stock appreciation rights (SARs) without prior shareholder approval; or

•	There is more than one problematic material feature of the plan, which could include one of the following: unfavorable change-in-control features, presence of gross ups and options reload.

•	Advisory Vote on Executive Compensation (Say-on-Pay, MSOP) Management Proposals

Vote FOR annual frequency and AGAINST all proposals asking for any frequency less than annual.

Vote CASE-BY-CASE on management proposals for an advisory vote on executive compensation considering the following factors in the context of each company’s specific circumstances and the board’s disclosed rationale for its practices.

Factors Considered Include:

•	Pay for Performance Disconnect;

•

We will consider there to be a disconnect based on a quantitative assessment of the following: CEO pay vs. TSR (“Total Shareholder Return”) and peers, CEO pay as a percentage of the median peer group or CEO pay vs. shareholder return over time.

•	Long-term equity-based compensation is 100% time-based;

•	Board’s responsiveness if company received 70% or less shareholder support in the previous year’s MSOP vote;

•	Abnormally large bonus payouts without justifiable performance linkage or proper disclosure;

•	Egregious employment contracts;

•	Excessive perquisites or excessive severance and/or change in control provisions;

•	Repricing or replacing of underwater stock options without prior shareholder approval;

•	Egregious pension/SERP (supplemental executive retirement plan) payouts;

•	Extraordinary relocation benefits;

•	Internal pay disparity; and

•	Lack of transparent disclosure of compensation philosophy and goals and targets, including details on short-term and long-term performance incentives.

Other Compensation Proposals and Policies

Employee Stock Purchase Plans — Non-Qualified Plans

Vote CASE-BY-CASE on nonqualified employee stock purchase plans taking into account the following factors:

•	Broad-based participation;

•	Limits on employee contributions;

•	Company matching contributions; and

•	Presence of a discount on the stock price on the date of purchase.

Option Exchange Programs/Repricing Options

Vote CASE-BY-CASE on management proposals seeking approval to exchange/reprice options, taking into consideration:

•	Historic trading patterns—the stock price should not be so volatile that the options are likely to be back “in-the-money” over the near term;

•	Rationale for the re-pricing;

•	If it is a value-for-value exchange;

•	If surrendered stock options are added back to the plan reserve;

•	Option vesting;

•	Term of the option—the term should remain the same as that of the replaced option;

•	Exercise price—should be set at fair market or a premium to market;

•	Participants—executive officers and directors should be excluded.

Vote FOR shareholder proposals to put option repricings to a shareholder vote.

Stock Retention Holding Period

Vote FOR shareholder proposals asking for a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs if the policy requests retention for two years or less following the termination of their employment (through retirement or otherwise) and a holding threshold percentage of 50% or less.

Also consider whether the company has any holding period, retention ratio, or officer ownership requirements in place and the terms/provisions of awards already granted.

Elimination of Accelerated Vesting in the Event of a Change in Control

Vote AGAINST shareholder proposals seeking a policy eliminating the accelerated vesting of time-based equity awards in the event of a change-in-control.

Performance-based Equity Awards and Pay-for-Superior-Performance Proposals

Generally vote FOR unless there is sufficient evidence that the current compensation structure is already substantially performance-based. We consider performance-based awards to include awards that are tied to shareholder return or other metrics that are relevant to the business.

Say on Supplemental Executive Retirement Plans (SERP)

Generally vote AGAINST proposals asking for shareholder votes on SERP.

•	Compensation Committee

Vote AGAINST or WITHHOLD from the members of the Compensation Committee if:

•	We voted against the company’s MSOP in the previous year, the company’s previous MSOP received significant opposition of votes cast and we are voting against this year’s MSOP;

•	The board implements a MSOP on a less frequent basis than the frequency that received the plurality of votes cast

4.	Shareholders Rights and Defenses

Shareholder Ability to Act by Written Consent

Generally vote FOR shareholder proposals that provide shareholders with the ability to act by written consent, unless:

•	The company already gives shareholders the right to call special meetings at a threshold of 25% or lower; and

•	The company has a history of strong governance practices.

•	Special Meetings Arrangements

Generally vote FOR management proposals that provide shareholders with the ability to call special meetings.

Generally vote FOR shareholder proposals that provide shareholders with the ability to call special meetings at a threshold of 25% or lower if the company currently does not give shareholders the right to call special meetings. However, if a company already gives shareholders the right to call special meetings at a threshold of at least 25%, vote AGAINST shareholder proposals to further reduce the threshold.

Generally vote AGAINST management proposals seeking shareholder approval for the company to hold special meetings with 14 days’ notice unless the company offers shareholders the ability to vote by electronic means and a proposal to reduce the period of notice to not less than 14 days has received majority support.

•	Advance Notice Requirements for Shareholder Proposals/Nominations

Vote CASE-BY-CASE on advance notice proposals, giving support to proposals that allow shareholders to submit proposals/nominations reasonably close to the meeting date and within the broadest window possible, recognizing the need to allow sufficient notice for company, regulatory and shareholder review.

•	Shareholder Voting Requirements

Vote AGAINST proposals to require a supermajority shareholder vote. Generally vote FOR management and shareholder proposals to reduce supermajority vote requirements.

•	Poison Pills

Vote FOR shareholder proposals requesting that the company submit its poison pill to a shareholder vote or redeem it, unless the company has:

•	a shareholder-approved poison pill in place; or

•	adopted a policy concerning the adoption of a pill in the future specifying certain shareholder friendly provisions.

Vote FOR shareholder proposals calling for poison pills to be put to a vote within a time period of less than one year after adoption.

Vote CASE-BY-CASE on management proposals on poison pill ratification, focusing on the features of the shareholder rights plan.

In addition, the rationale for adopting the pill should be thoroughly explained by the company. In examining the request for the pill, take into consideration the company’s existing governance structure, including: board independence, existing takeover defenses, and any problematic governance concerns.

5.	Strategic Transactions and Capital Structures

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

•	Mergers and Acquisitions

Vote CASE-BY-CASE on mergers and acquisitions taking into account the following based on publicly available information:

•	Valuation;

•	Market reaction;

•	Strategic rationale;

•	Management’s track record of successful integration of historical acquisitions;

•	Presence of conflicts of interest; and

•	Governance profile of the combined company.

•	Dual Class Structures

Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.

Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional super voting shares.

Share Issuance Requests

General Issuances:

Vote FOR issuance requests with preemptive rights to a maximum of 100% over currently issued capital or any stricter limit set in local best practice recommendations or law.

Vote FOR issuance requests without preemptive rights to a maximum of 20% of currently issued capital or any stricter limit set in local best practice recommendations or law.

Specific Issuances:

Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital

Vote FOR non-specific proposals to increase authorized capital up to 100% over the current authorization unless the increase would leave the company with less than 30% of its new authorization outstanding, or any stricter limit set in local best practice recommendations or law.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

•	The specific purpose of the increase (such as a share-based acquisition or merger) does not meet guidelines for the purpose being proposed; or

•

The increase would leave the company with less than 30% of its new authorization outstanding after adjusting for all proposed issuances or any stricter limit set in local best practice recommendations or law.

Vote AGAINST proposals to adopt unlimited capital authorizations.

Reduction of Capital

Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.

Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Preferred Stock

Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50% of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.

Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Debt Issuance Requests

Vote non-convertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.

Vote FOR the creation/issuance of convertible debt instruments as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.

Increase in Borrowing Powers

Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

Share Repurchase Plans

•	We will generally recommend FOR share repurchase programs taking into account whether:

•	The share repurchase program can be used as a takeover defense;

•	There is clear evidence of historical abuse;

•	There is no safeguard in the share repurchase program against selective buybacks;

•	Pricing provisions and safeguards in the share repurchase program are deemed to be unreasonable in light of market practice.

Reissuance of Repurchased Shares

Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.

Capitalization of Reserves for Bonus Issues/Increase in Par Value

Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis.

Related-Party Transactions

Vote related-party transactions on a CASE-BY-CASE basis, considering factors including, but not limited to, the following:

•	The parties on either side of the transaction;

•	The nature of the asset to be transferred/service to be provided;

•	The pricing of the transaction (and any associated professional valuation);

•	The views of independent directors (where provided);

•	The views of an independent financial adviser (where appointed);

•	Whether any entities party to the transaction (including advisers) is conflicted; and The stated rationale for the transaction, including discussions of timing

•	Common and Preferred Stock Authorization

•	Generally vote FOR proposals to increase the number of shares of common stock authorized for issuance.

•	Generally vote FOR proposals to increase the number of shares of preferred stock, as long as there is a commitment to not use the shares for anti-takeover purposes.

6.	Environmental and Social Issues

•	Overall Approach

Proposals considered under this category could include, among others, reports on:

1)	employee labor and safety policies;

2)	impact on the environment of the company’s production or manufacturing operations;

3)	societal impact of products manufactured;

4)	risks throughout the supply chain or operations including labor practices, animal treatment practices within food production and conflict minerals; and

5)	overall board structure, including diversity.

When evaluating environmental and social shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure, including if the company already discloses similar information through existing reports or policies;

•

If the company has implemented or formally committed to the implementation of a reporting program based on the Sustainability Accounting Standards Board’s (SASB) materiality standards, the Task Force on Climate-related Financial Disclosure’s (TCFD) recommendations, or a similar standard;

•	Whether adoption of the proposal is likely to enhance or protect shareholder value;

•	Whether the information requested concerns business issues that relate to a meaningful percentage of the company’s business;

•	The degree to which the company’s stated position on the issues raised in the proposal could affect its reputation or sales, or leave it vulnerable to a boycott or selective purchasing;

•	Whether the company has already responded in some appropriate manner to the request embodied in the proposal;

•	What other companies in the relevant industry have done in response to the issue addressed in the proposal;

•	Whether the proposal itself is well framed and the cost of preparing the report is reasonable;

•	Whether the subject of the proposal is best left to the discretion of the board;

•	Whether the company has material fines or violations in the area and if so, if appropriate actions have already been taken to remedy going forward;

•	Whether providing this information would reveal proprietary or confidential information that would place the company at a competitive disadvantage.

•	Environmental Issues

•	Climate Transition Plans

Generally vote CASE-BY-CASE on management proposed climate transition plans. When evaluating management proposed plans, the following factors are generally considered:

•	If the company has detailed disclosure of the governance, strategy, risk mitigation efforts, and metrics and targets based on the TCFD’s recommendations, or a similar standard;

•	If the company has detailed disclosure of their current emissions data based on the SASB materiality framework; and

•	If the company has detailed disclosure in line with Paris Agreement goals.

Generally vote CASE-BY-CASE on shareholder proposals requesting climate transition plans. When evaluating these shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

•	If the proposal asks for detailed disclosure according to the TCFD’s recommendations;

•	If the proposal asks for detailed disclosure of the company’s current emissions data based on the SASB materiality framework;

•	If the proposal asks for long-term targets, as well as short and medium term milestones;

•	If the proposal asks for targets to be aligned to a globally accepted framework, such as Paris Aligned or Net Zero;

•	If the proposal asks for targets to be approved by the Science Based Target Initiative (“SBTi”);

•	If the proposal seeks to add reasonable transparency and is not onerous or overly prescriptive; and

•	Whether the proposal is binding or non-binding.

Environmental Sustainability Reporting

Generally vote FOR shareholders proposals requesting the company to report on its policies, initiatives and oversight mechanisms related to environmental sustainability, including the impacts of climate change and biodiversity loss. The following factors will be considered:

The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

If the company has formally committed to the implementation of a reporting program based on the SASB materiality standards, the TCFD’s recommendations, or a similar standard within a specified time frame;

If the company’s current level of disclosure is comparable to that of its industry peers; and

If there are significant controversies, fines, penalties, or litigation associated with the company’s environmental performance.

Other Environmental Proposals

Vote CASE-BY-CASE on the following shareholder proposals if relevant to the company:

•

Seeking information on the financial, physical, or regulatory risks a company faces related to climate change on its operations and investment, or on how the company identifies, measures and manages such risks;

•	Calling for the reduction of Greenhouse Gas (GHG) emissions;

•	Seeking reports on responses to regulatory and public pressures surrounding climate change, and for disclosure of research that aided in setting company policies around climate change;

•	Requesting an action plan including science based targets and a commitment to net zero emissions by 2050 or earlier;

•	Requesting a report/disclosure of goals on GHG emissions from company operations and/or products;

•	Requesting a company report on its energy efficiency policies; and

•	Requesting reports on the feasibility of developing renewable energy resources.

•	Social Issues

Board and Workforce Demographics

A company should have a clear, public Equal Employment Opportunity (EEO) statement and/or diversity policy. Generally vote FOR proposals seeking to amend a company’s EEO statement or diversity policies to additionally prohibit discrimination based on sexual orientation and/or gender identity.

Generally vote FOR proposals requesting reports on a company’s efforts to diversify the board, unless:

•	The gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business; and

•	The board already reports on its nominating procedures and gender and racial minority initiatives on the board.

•	Gender Pay Gap

Generally vote CASE-BY-CASE on proposals requesting reports on a company’s pay data by gender, or a report on a company’s policies and goals to reduce any gender pay gap, taking into account:

•	The company’s current policies and disclosure related to both its diversity and inclusion policies and practices and its compensation philosophy and fair and equitable compensation practices;

•	Whether the company has been the subject of recent controversy, litigation or regulatory actions related to gender pay gap issues; and

•	Whether the company’s reporting regarding gender pay gap policies or initiatives is lagging its peers.

Labor, Human and Animal Rights Standards

Generally vote FOR proposals requesting a report on company or company supplier labor, human, and/or animal rights standards and policies, or on the impact of its operations on society, unless such information is already publicly disclosed considering:

•	The degree to which existing relevant policies and practices are disclosed;

•	Whether or not existing relevant policies are consistent with internationally recognized standards;

•	Whether company facilities and those of its suppliers are monitored and how;

•	Company participation in fair labor organizations or other internationally recognized human rights initiatives;

•	Scope and nature of business conducted in markets known to have higher risk of workplace labor/human rights abuse;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers;

•	The scope of the request; and

•	Deviation from industry sector peer company standards and practices.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports about a company’s use of mandatory arbitrations in employment claims, taking into account the company’s existing policies and disclosures of policies.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports on the actions taken by a company to prevent sexual and other forms of harassment or on the risks posed by the company’s failure to take such actions, taking into account the company’s existing policies and disclosures of policies.

•	Racial Equity Audit

•

Generally vote CASE-BY-CASE on shareholder proposals requesting the board oversee a racial equity audit. While we believe the decision to initiate an independent audit is best left to management judgment under the oversight of the board of directors, the following factors are generally considered:

•	The degree to which existing relevant policies and practices are disclosed;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers; and

•	Whether the gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business.

•	Political Contributions and Trade Association Spending/Lobbying Expenditures and Initiatives

We generally believe that it is the role of boards and management to determine the appropriate level of disclosure of all types of corporate political activity. When evaluating these proposals, we consider the prescriptive nature of the proposal and the overall benefit to shareholders along with a company’s current disclosure of policies, practices and oversight.

Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

•	There are no recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending; and

•	The company has procedures in place to ensure that employee contributions to company-sponsored political action committees (PACs) are strictly voluntary and prohibits coercion.

Generally vote AGAINST proposals requesting increased disclosure of a company’s policies with respect to political contributions, lobbying and trade association spending as long as:

•	There is no significant potential threat or actual harm to shareholders’ interests;

•	There are no recent significant controversies or litigation related to the company’s political contributions or governmental affairs; and

•	There is publicly available information to assess the company’s oversight related to such expenditures of corporate assets.

We generally will vote AGAINST proposals asking for detailed disclosure of political contributions or trade association or lobbying expenditures.

We generally will vote AGAINST proposals barring the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring political contributions can put the company at a competitive disadvantage.

Region: Europe, Middle East and Africa (EMEA) Proxy Items

The following section is a broad summary of the Guidelines, which form the basis of the Policy with respect to EMEA public equity investments of operating and/or holding companies. Applying these guidelines is subject to certain regional and country-specific exceptions and modifications and is not inclusive of all considerations in each market.

1.	Business Items

Financial Results/Director and Auditor Reports

Vote FOR approval of financial statements and director and auditor reports, unless:

•	There are serious concerns about the accounts presented, audit procedures used or audit opinion rendered; or

•	The company is not responsive to shareholder questions about specific items that should be publicly disclosed.

Appointment of Auditors and Auditor Fees

Vote FOR the re-election of auditors and proposals authorizing the board to fix auditor fees unless:

•	There are serious concerns about the accounts presented, audit procedures used or audit opinion rendered;

•	There is reason to believe that the auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position;

•	Name of the proposed auditor has not been published;

•	The auditors are being changed without explanation;

•	Non-audit-related fees are substantial, or are in excess of standard annual audit-related fees, or in excess of permitted local limits and guidelines; or

•	The appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Appointment of Internal Statutory Auditors

Vote FOR the appointment or re-election of statutory auditors, unless:

•	There are serious concerns about the statutory reports presented or the audit procedures used;

•	Questions exist concerning any of the statutory auditors being appointed; or

•	The auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis

Allocation of Income

Vote FOR approval of the allocation of income, unless:

•	The dividend payout ratio has been consistently low without adequate explanation; or

•	The payout is excessive given the company’s financial position.

Stock (Scrip) Dividend Alternative

Vote FOR most stock (scrip) dividend proposals.

Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

Amendments to Articles of Association

Vote amendments to the articles of association on a CASE-BY-CASE basis.

Change in Company Fiscal Term

Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its annual general meeting.

Lower Disclosure Threshold for Stock Ownership

Vote AGAINST resolutions to lower the stock ownership disclosure threshold below 5% unless specific reasons exist to implement a lower threshold.

Amend Quorum Requirements

Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.

Virtual Meetings

Generally vote FOR proposals allowing for the convening of hybrid* shareholder meetings if it is clear that it is not the intention to hold virtual-only AGMs. Generally vote AGAINST proposals allowing for the convening of virtual-only* shareholder meetings.

*

The phrase “virtual-only shareholder meeting” refers to a meeting of shareholders that is held exclusively through the use of online technology without a corresponding in-person meeting. The term “hybrid shareholder meeting” refers to an in-person, or physical, meeting in which shareholders are permitted to participate online.

Public Benefit Corporation Proposals

Generally vote FOR management proposals and CASE-BY-CASE on shareholder proposals related to the conversion of the company into a public benefit corporation.

Transact Other Business

Vote AGAINST other business when it appears as a voting item.

Administrative Requests

•	Generally vote FOR non-contentious administrative management requests.

2.	Board of Directors

The board of directors should promote the interests of shareholders by acting in an oversight and/or advisory role; should consist of a majority of independent directors and / or meet local best practice expectations; and should be held accountable for actions and results related to their responsibilities.

•	Voting on Director Nominees in Uncontested Elections

Vote on director nominees should be determined on a CASE-BY-CASE basis taking into consideration the following:

•	Adequate disclosure has not been provided in a timely manner; or

•	There are clear concerns over questionable finances or restatements; or

•	There have been questionable transactions or conflicts of interest; or

•	There are any records of abuses against minority shareholder interests; or

•	The board fails to meet minimum corporate governance standards; or

•	There are reservations about:

•	Director terms

•	Bundling of proposals to elect directors

•	Board independence

•	Disclosure of named nominees

•	Combined Chairman/CEO

•	Election of former CEO as Chairman of the board

•	Overboarded directors

•	Composition of committees

•	Director independence

•	Number of directors on the board

•	Lack of gender diversity on the board

•	Specific concerns about the individual or company, such as criminal wrongdoing or breach of fiduciary responsibilities; or

•

There are other considerations which may include sanction from government or authority, violations of laws and regulations, or other issues relate to improper business practice, failure to replace management, or egregious actions related to service on other boards.

•	Board Composition

We generally believe diverse teams have the potential to outperform and we expect the companies that we invest in to focus on the importance of diversity. When evaluating board composition, we believe a diversity of ethnicity, gender and experience is an important consideration. We encourage companies to disclose the composition of their board in the proxy statement and may vote against members of the board without disclosure. See below how we execute our vote at companies that do not meet our diversity expectations.

Vote AGAINST members of the Nominating Committee:

•	At companies if the board does not have at least 10% women directors, or does not meet the requirements of local listing rules or corporate governance codes or national targets;

•	At companies in the FTSE100 if the board does not have at least one director from an underrepresented minority ethnic background, in line with the Parker review guidelines.

Employee and /or Labor Representatives

Vote FOR employee and/or labor representatives if they sit on either the audit or compensation committee and are required by law to be on those committees.

Vote AGAINST employee and/or labor representatives if they sit on either the audit or compensation committee, if they are not required to be on those committees.

Director Independence

Classification of Directors

Executive Director

•	Employee or executive of the company;

•	Any director who is classified as a non-executive, but receives salary, fees, bonus, and/or other benefits that are in line with the highest-paid executives of the company.

Non-Independent Non-Executive Director (NED)

•	Any director who is attested by the board to be a non-independent NED;

•	Any director specifically designated as a representative of a significant shareholder of the company;

•	Any director who is also an employee or executive of a significant shareholder of the company;

•

Beneficial owner (direct or indirect) of at least 10% of the company’s stock, either in economic terms or in voting rights (this may be aggregated if voting power is distributed among more than one member of a defined group, e.g., family members who beneficially own less than 10% individually, but collectively own more than 10%), unless market best practice dictates a lower ownership and/or disclosure threshold (and in other special market-specific circumstances);

•	Government representative;

•

Currently provides (or a relative provides) professional services to the company, to an affiliate of the company, or to an individual officer of the company or of one of its affiliates in excess of $10,000 per year;

•	Represents customer, supplier, creditor, banker, or other entity with which company maintains transactional/commercial relationship (unless company discloses information to apply a materiality test);

•	Any director who has conflicting or cross-directorships with executive directors or the chairman of the company;

•	Relative of a current employee of the company or its affiliates;

•	Relative of a former executive of the company or its affiliates;

•	A new appointee elected other than by a formal process through the General Meeting (such as a contractual appointment by a substantial shareholder);

•	Founder/co-founder/member of founding family but not currently an employee;

•	Former executive (a cooling off period may be applied);

•	Years of service is generally not a determining factor unless it is recommended best practice in a market and/or in extreme circumstances, in which case it may be considered; and

•	Any additional relationship or principle considered to compromise independence under local corporate governance best practice guidance.

Independent NED

•	No material connection, either directly or indirectly, to the company other than a board seat.

Employee Representative

•	Represents employees or employee shareholders of the company (classified as “employee representative” but considered a non-independent NED).

Director Accountability

Vote AGAINST individual directors who attend less than 75% of the board and committee meetings without a disclosed valid excuse.

Generally, vote FOR the bundled election of management nominees, unless adequate disclosures of the nominees have not been provided in a timely manner or if one or more of the nominees does not meet the expectation of our policy.

Other items considered for an AGAINST vote include specific concerns about the individual or the company, such as criminal wrongdoing or breach of fiduciary responsibilities, sanctions from government or authority, violations of laws and regulations, the presence of inappropriate related party transactions, or other issues related to improper business practices

Vote AGAINST members of the full board or appropriate committee (or only the independent chairman or lead director as may be appropriate in situations such as where there is a classified board and members of the appropriate committee are not up for re-election or the appropriate committee is comprised of the entire board) for the below reasons. New nominees will be considered on a case-by-case basis. Extreme cases may warrant a vote against the entire board.

•

Material failures of governance, stewardship, or fiduciary responsibilities at the company, including but not limited to violations of the United Nations Global Compact principles and/or other significant global standards and failure to disclose material environmental, social and governance information;

•

Egregious actions related to the director(s)’ service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company;

•

The board failed to act on a shareholder proposal that received approval of the majority of shares cast for the previous two consecutive years (a management proposal with other than a FOR recommendation by management will not be considered as sufficient action taken); an adopted proposal that is substantially similar to the original shareholder proposal will be deemed sufficient; (vote against members of the committee of the board that is responsible for the issue under consideration). If we did not support the shareholder proposal in both years, we will still vote against the committee member(s).

•	The board failed to act on takeover offers where the majority of the shareholders tendered their shares;

•

The company does not disclose various components of current emissions, a proxy for a company’s dependency on fossil fuels and other sources of greenhouse gasses (Scope 1, Scope 2, Scope 3 emissions), material to the company’s business;

•	If in an extreme situation the board lacks accountability and oversight, coupled with sustained poor performance relative to peers.

Discharge of Directors

Generally vote FOR the discharge of directors, including members of the management board and/or supervisory board, unless there is reliable information about significant and compelling controversies that the board is not fulfilling its fiduciary duties warranted by:

•

A lack of oversight or actions by board members which invoke shareholder distrust related to malfeasance or poor supervision, such as operating in private or company interest rather than in shareholder interest; or

•

Any legal issues (e.g., civil/criminal) aiming to hold the board responsible for breach of trust in the past or related to currently alleged actions yet to be confirmed (and not only the fiscal year in question), such as price fixing, insider trading, bribery, fraud, and other illegal actions; or

•	Other egregious governance issues where shareholders may bring legal action against the company or its directors; or

•	Vote on a CASE-BY-CASE basis where a vote against other agenda items are deemed inappropriate.

Committee Responsibilities and Expectations

Companies should establish committees to oversee areas such as audit, executive and non-executive compensation, director nominations and ESG oversight. The responsibilities of the committees should be publicly disclosed.

•	Audit Committee

Vote AGAINST members of the Audit Committee if:

•	Non-audit-related fees are substantial, or are in excess of standard annual audit-related fees, or in excess of permitted local limits and guidelines.

•	The company receives an adverse opinion on the company’s financial statements from its auditor and there is not clear evidence that the situation has been remedied;

•	There is excessive pledging or hedging of stock by executives;

•

There is persuasive evidence that the Audit Committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm; or

•	No members of the Audit Committee hold sufficient financial expertise.

Vote CASE-BY-CASE on members of the Audit Committee and/or the full board if poor accounting practices, which rise to a level of serious concern are identified, such as fraud, misapplication of accounting principles and material weaknesses identified in audit-related disclosures.

Examine the severity, breadth, chronological sequence and duration, as well as the company’s efforts at remediation or corrective actions, in determining whether negative vote recommendations are warranted against the members of the Audit Committee who are responsible for the poor accounting practices, or the entire board.

•	Remuneration Committee

See section 3 on Remuneration for reasons to vote against members of the Remuneration Committee.

•	Nominating/Governance Committee

Vote AGAINST members of the Nominating/Governance Committee if:

•

At the previous board election, any director received more than 50% withhold/against votes of the shares cast and the company has failed to address the underlying issue(s) that caused the high withhold/against vote;

•	The board does not meet our diversity expectations;

•	The board amends the company’s bylaws or charter without shareholder approval in a manner that materially diminishes shareholders’ rights or could adversely impact shareholders

Voting on Director Nominees in Contested Elections

Vote on a CASE-BY-CASE basis in contested elections of directors, e.g., the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.

The analysis will generally be based on, but not limited to, the following major decision factors:

•	Company performance relative to its peers;

•	Strategy of the incumbents versus the dissidents;

•	Independence of board candidates;

•	Experience and skills of board candidates;

•	Governance profile of the company;

•	Evidence of management entrenchment;

•	Responsiveness to shareholders;

•	Whether a takeover offer has been rebuffed; and

•	Whether minority or majority representation is being sought.

Other Board Related Proposals (Management and Shareholder)

Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.

Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

Independent Board Chair (for applicable markets)

We will generally vote AGAINST shareholder proposals requiring that the chairman’s position be filled by an independent director, if the company satisfies 3 of the 4 following criteria:

•	Two-thirds independent board, or majority in countries where employee representation is common practice;

•	A designated, or a rotating, lead director, elected by and from the independent board members with clearly delineated and comprehensive duties;

•	Fully independent key committees; and/or

•	Established, publicly disclosed, governance guidelines and director biographies/profiles.

3.	Remuneration

Pay Practices

•

Good pay practices should align management’s interests with long-term shareholder value creation. Detailed disclosure of remuneration criteria is preferred; proof that companies follow the criteria should be evident and retroactive performance target changes without proper disclosure is not viewed favorably. Remuneration practices should allow a company to attract and retain proven talent. Some examples of poor pay practices include: abnormally large bonus payouts without justifiable performance linkage or proper disclosure, egregious employment contracts, excessive severance and/or change in control provisions, repricing or replacing of underwater stock options/stock appreciation rights without prior shareholder approval, and excessive perquisites. A company should also have an appropriate balance of short-term vs. long-term metrics and the metrics should be aligned with business goals and objectives.

•	If the company maintains problematic or poor pay practices, generally vote:

•	AGAINST Management Say on Pay (MSOP) Proposals, Remuneration Reports; or

•	AGAINST an equity-based incentive plan proposal if excessive non-performance-based equity awards are the major contributor to a pay-for-performance misalignment.

•	If no MSOP or equity-based incentive plan proposal item is on the ballot, vote AGAINST from Remuneration Committee members.

•	Remuneration Plans

Vote CASE-BY-CASE on management proposals for a vote on executive remuneration, considering the following factors in the context of each company’s specific circumstances and the board’s disclosed rationale for its practices.

Factors considered may include:

•	Pay for Performance Disconnect;

•

We will consider there to be a disconnect based on a quantitative assessment of the following: CEO pay vs. TSR (“Total Shareholder Return”) and peers, CEO pay as a percentage of the median peer group or CEO pay vs. shareholder return over time.

•	Long-term equity-based compensation is 100% time-based;

•	Board’s responsiveness if company received low shareholder support in the previous year’s MSOP or remuneration vote;

•	Abnormally large bonus payouts without justifiable performance linkage or proper disclosure;

•	Egregious employment contracts;

•	Excessive perquisites or excessive severance and/or change in control provisions;

•	Repricing or replacing of underwater stock options without prior shareholder approval;

•	Egregious pension/SERP (supplemental executive retirement plan) payouts;

•	Extraordinary relocation benefits;

•	Internal pay disparity; and

•	Lack of transparent disclosure of compensation philosophy and goals and targets, including details on short-term and long-term performance incentives.

Non-Executive Director Compensation

Vote FOR proposals to award cash fees to non-executive directors unless the amounts are excessive relative to other companies in the country or industry.

Vote non-executive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.

Vote proposals that bundle compensation for both non-executive and executive directors into a single resolution on a CASE-BY-CASE basis.

Vote AGAINST proposals to introduce retirement benefits for non-executive directors.

Director, Officer, and Auditor Indemnification and Liability Provisions

Vote proposals seeking indemnification and liability protection for directors and officers on a CASE-BY-CASE basis.

Vote AGAINST proposals to indemnify auditors.

Other Remuneration Related Proposals

Vote on other remuneration related proposals on a CASE-BY-CASE basis.

•	Remuneration Committee

When voting for members of the Remuneration Committee, factors considered may include:

•	We voted against the company’s MSOP in the previous year, the company’s previous MSOP received significant opposition of votes cast and we are voting against this year’s MSOP; and

•	The board implements a MSOP on a less frequent basis than the frequency that received the plurality of votes cast

•	Remuneration structure is widely inconsistent with local market best practices or regulations

4.	Shareholder Rights and Defences

Antitakeover Mechanisms

Generally vote AGAINST all antitakeover proposals, unless they are structured in such a way that they give shareholders the ultimate decision on any proposal or offer.

For the Netherlands, vote recommendations regarding management proposals to approve protective preference shares will be determined on a CASE-BY-CASE basis.

For French companies listed on a regulated market, generally VOTE AGAINST any general authorities impacting the share capital (i.e. authorities for share repurchase plans and any general share issuances with or without preemptive rights) if they can be used for antitakeover purposes without shareholders’ prior explicit approval.

5.	Strategic Transactions, Capital Structures and other Business Considerations

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Mergers and Acquisitions

Vote CASE-BY-CASE on mergers and acquisitions taking into account the following based on publicly available information:

•	Valuation;

•	Market reaction;

•	Strategic rationale;

•	Management’s track record of successful integration of historical acquisitions;

•	Presence of conflicts of interest; and

•	Governance profile of the combined company.

Dual Class Structures

Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.

Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional super voting shares.

Share Issuance Requests

General Issuances:

Vote FOR issuance requests with preemptive rights to a maximum of 100% over currently issued capital or any stricter limit set in local best practice recommendations or law.

Vote FOR issuance requests without preemptive rights to a maximum of 20% of currently issued capital or any stricter limit set in local best practice recommendations or law.

Specific Issuances:

Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital

Vote FOR non-specific proposals to increase authorized capital up to 100% over the current authorization unless the increase would leave the company with less than 30% of its new authorization outstanding, or any stricter limit set in local best practice recommendations or law.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

•	The specific purpose of the increase (such as a share-based acquisition or merger) does not meet guidelines for the purpose being proposed; or

•

The increase would leave the company with less than 30% of its new authorization outstanding after adjusting for all proposed issuances or any stricter limit set in local best practice recommendations or law.

Vote AGAINST proposals to adopt unlimited capital authorizations.

Reduction of Capital

Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.

Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Preferred Stock

Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50% of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.

Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Debt Issuance Requests

Vote non-convertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.

Vote FOR the creation/issuance of convertible debt instruments as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.

Increase in Borrowing Powers

Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

Share Repurchase Plans

•	We will generally recommend FOR share repurchase programs taking into account whether:

•	The share repurchase program can be used as a takeover defense;

•	There is clear evidence of historical abuse;

•	There is no safeguard in the share repurchase program against selective buybacks;

•	Pricing provisions and safeguards in the share repurchase program are deemed to be unreasonable in light of market practice.

Reissuance of Repurchased Shares

Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.

Capitalization of Reserves for Bonus Issues/Increase in Par Value

Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis.

Related-Party Transactions

Vote related-party transactions on a CASE-BY-CASE basis, considering factors including, but not limited to, the following:

•	The parties on either side of the transaction;

•	The nature of the asset to be transferred/service to be provided;

•	The pricing of the transaction (and any associated professional valuation);

•	The views of independent directors (where provided);

•	The views of an independent financial adviser (where appointed);

•	Whether any entities party to the transaction (including advisers) is conflicted; and

•	The stated rationale for the transaction, including discussions of timing

6.	Environmental and Social Issues

•	Overall Approach

Proposals considered under this category could include, among others, reports on:

1)	employee labor and safety policies;

2)	impact on the environment of the company’s production or manufacturing operations;

3)	societal impact of products manufactured;

4)	risks throughout the supply chain or operations including labor practices, animal treatment practices within food production and conflict minerals; and

5)	overall board structure, including diversity.

When evaluating environmental and social shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure, including if the company already discloses similar information through existing reports or policies;

•

If the company has implemented or formally committed to the implementation of a reporting program based on the Sustainability Accounting Standards Board’s (SASB) materiality standards, the Task Force on Climate-related Financial Disclosure’s (TCFD) recommendations, or a similar standard;

•	Whether adoption of the proposal is likely to enhance or protect shareholder value;

•	Whether the information requested concerns business issues that relate to a meaningful percentage of the company’s business;

•	The degree to which the company’s stated position on the issues raised in the proposal could affect its reputation or sales, or leave it vulnerable to a boycott or selective purchasing;

•	Whether the company has already responded in some appropriate manner to the request embodied in the proposal;

•	What other companies in the relevant industry have done in response to the issue addressed in the proposal;

•	Whether the proposal itself is well framed and the cost of preparing the report is reasonable;

•	Whether the subject of the proposal is best left to the discretion of the board;

•	Whether the company has material fines or violations in the area and if so, if appropriate actions have already been taken to remedy going forward;

•	Whether providing this information would reveal proprietary or confidential information that would place the company at a competitive disadvantage.

•	Environmental Issues

•	Climate Transition Plans

Generally vote CASE-BY-CASE on management proposed climate transition plans. When evaluating management proposed plans, the following factors are generally considered:

•	If the company has detailed disclosure of the governance, strategy, risk mitigation efforts, and metrics and targets based on the TCFD’s recommendations, or a similar standard;

•	If the company has detailed disclosure of their current emissions data based on the SASB materiality framework; and

•	If the company has detailed disclosure in line with Paris Agreement goals.

Generally vote CASE-BY-CASE on shareholder proposals requesting climate transition plans. When evaluating these shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

•	If the proposal asks for detailed disclosure according to the TCFD’s recommendations;

•	If the proposal asks for detailed disclosure of the company’s current emissions data based on the SASB materiality framework;

•	If the proposal asks for long-term targets, as well as short and medium term milestones;

•	If the proposal asks for targets to be aligned to a globally accepted framework, such as Paris Aligned or Net Zero;

•	If the proposal asks for targets to be approved by the Science Based Target Initiative (“SBTi”);

•	If the proposal seeks to add reasonable transparency and is not onerous or overly prescriptive; and

•	Whether the proposal is binding or non-binding.

Environmental Sustainability Reporting

Generally vote FOR shareholders proposals requesting the company to report on its policies, initiatives and oversight mechanisms related to environmental sustainability, including the impacts of climate change and biodiversity loss. The following factors will be considered:

•	The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

•

If the company has formally committed to the implementation of a reporting program based on the SASB materiality standards, the TCFD’s recommendations, or a similar standard within a specified time frame;

•	If the company’s current level of disclosure is comparable to that of its industry peers; and

•	If there are significant controversies, fines, penalties, or litigation associated with the company’s environmental performance.

Other Environmental Proposals

Vote CASE-BY-CASE on the following shareholder proposals if relevant to the company:

•

Seeking information on the financial, physical, or regulatory risks a company faces related to climate change on its operations and investment, or on how the company identifies, measures and manages such risks;

•	Calling for the reduction of Greenhouse Gas (GHG) emissions;

•	Seeking reports on responses to regulatory and public pressures surrounding climate change, and for disclosure of research that aided in setting company policies around climate change;

•	Requesting an action plan including science based targets and a commitment to net zero emissions by 2050 or earlier;

•	Requesting a report/disclosure of goals on GHG emissions from company operations and/or products;

•	Requesting a company report on its energy efficiency policies; and

•	Requesting reports on the feasibility of developing renewable energy resources.

•	Social Issues

Board and Workforce Demographics

A company should have a clear, public Equal Employment Opportunity (EEO) statement and/or diversity policy. Generally vote FOR proposals seeking to amend a company’s EEO statement or diversity policies to additionally prohibit discrimination based on sexual orientation and/or gender identity.

Generally vote FOR proposals requesting reports on a company’s efforts to diversify the board, unless:

•	The gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business; and

•	The board already reports on its nominating procedures and gender and racial minority initiatives on the board.

•	Gender Pay Gap

Generally vote CASE-BY-CASE on proposals requesting reports on a company’s pay data by gender, or a report on a company’s policies and goals to reduce any gender pay gap, taking into account:

•	The company’s current policies and disclosure related to both its diversity and inclusion policies and practices and its compensation philosophy and fair and equitable compensation practices;

•	Whether the company has been the subject of recent controversy, litigation or regulatory actions related to gender pay gap issues; and

•	Whether the company’s reporting regarding gender pay gap policies or initiatives is lagging its peers.

Labor, Human and Animal Rights Standards

Generally vote FOR proposals requesting a report on company or company supplier labor, human, and/or animal rights standards and policies, or on the impact of its operations on society, unless such information is already publicly disclosed considering:

•	The degree to which existing relevant policies and practices are disclosed;

•	Whether or not existing relevant policies are consistent with internationally recognized standards;

•	Whether company facilities and those of its suppliers are monitored and how;

•	Company participation in fair labor organizations or other internationally recognized human rights initiatives;

•	Scope and nature of business conducted in markets known to have higher risk of workplace labor/human rights abuse;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers;

•	The scope of the request; and

•	Deviation from industry sector peer company standards and practices.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports about a company’s use of mandatory arbitrations in employment claims, taking into account the company’s existing policies and disclosures of policies.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports on the actions taken by a company to prevent sexual and other forms of harassment or on the risks posed by the company’s failure to take such actions, taking into account the company’s existing policies and disclosures of policies.

•	Racial Equity Audit

•

Generally vote CASE-BY-CASE on shareholder proposals requesting the board oversee a racial equity audit. While we believe the decision to initiate an independent audit is best left to management judgment under the oversight of the board of directors, the following factors are generally considered:

•	The degree to which existing relevant policies and practices are disclosed;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers; and

•	Whether the gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business.

•	Political Contributions and Trade Association Spending/Lobbying Expenditures and Initiatives

We generally believe that it is the role of boards and management to determine the appropriate level of disclosure of all types of corporate political activity. When evaluating these proposals, we consider the prescriptive nature of the proposal and the overall benefit to shareholders along with a company’s current disclosure of policies, practices and oversight.

Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

•	There are no recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending; and

•	The company has procedures in place to ensure that employee contributions to company-sponsored political action committees (PACs) are strictly voluntary and prohibits coercion.

Generally vote AGAINST proposals requesting increased disclosure of a company’s policies with respect to political contributions, lobbying and trade association spending as long as:

•	There is no significant potential threat or actual harm to shareholders’ interests;

•	There are no recent significant controversies or litigation related to the company’s political contributions or governmental affairs; and

•	There is publicly available information to assess the company’s oversight related to such expenditures of corporate assets.

We generally will vote AGAINST proposals asking for detailed disclosure of political contributions or trade association or lobbying expenditures.

We generally will vote AGAINST proposals barring the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring political contributions can put the company at a competitive disadvantage.

Region: Asia Pacific (APAC) Proxy Items

The following section is a broad summary of the Guidelines, which form the basis of the Policy with respect to APAC public equity investments of operating and/or holding companies. Applying these guidelines is subject to certain regional and country-specific exceptions and modifications and is not inclusive of all considerations in each market. For Japan-specific policies, see Japan Proxy Items from page X.

1.	Business Items

Financial Results/Director and Auditor Reports

Vote FOR approval of financial statements and director and auditor reports, unless:

There are serious concerns about the accounts presented, audit procedures used or audit opinion rendered; or

The company is not responsive to shareholder questions about specific items that should be publicly disclosed.

Appointment of Auditors and Auditor Fees

Vote FOR the re-election of auditors and proposals authorizing the board to fix auditor fees unless:

There are serious concerns about the accounts presented, audit procedures used or audit opinion rendered;

There is reason to believe that the auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position;

Name of the proposed auditor has not been published;

The auditors are being changed without explanation;

Non-audit-related fees are substantial, or are in excess of standard annual audit-related fees, or in excess of permitted local limits and guidelines; or

The appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Appointment of Internal Statutory Auditors

Vote FOR the appointment or re-election of statutory auditors, unless:

There are serious concerns about the statutory reports presented or the audit procedures used;

Questions exist concerning any of the statutory auditors being appointed; or

The auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis.

Allocation of Income

Vote FOR approval of the allocation of income, unless:

The dividend payout ratio has been consistently low without adequate explanation; or

The payout is excessive given the company’s financial position.

Stock (Scrip) Dividend Alternative

Vote FOR most stock (scrip) dividend proposals.

Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

Amendments to Articles of Association

Vote amendments to the articles of association on a CASE-BY-CASE basis.

Change in Company Fiscal Term

Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its annual general meeting.

Lower Disclosure Threshold for Stock Ownership

Vote AGAINST resolutions to lower the stock ownership disclosure threshold below 5% unless specific reasons exist to implement a lower threshold.

Amend Quorum Requirements

Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.

Virtual Meetings

Generally vote FOR proposals allowing for the convening of hybrid* shareholder meetings if it is clear that it is not the intention to hold virtual-only AGMs. Generally vote AGAINST proposals allowing for the convening of virtual-only* shareholder meetings.

*

The phrase “virtual-only shareholder meeting” refers to a meeting of shareholders that is held exclusively through the use of online technology without a corresponding in-person meeting. The term “hybrid shareholder meeting” refers to an in-person, or physical, meeting in which shareholders are permitted to participate online.

Transact Other Business

Vote AGAINST other business when it appears as a voting item.

Administrative Requests

•	Generally vote FOR non-contentious administrative management requests.

2.	Board of Directors

The board of directors should promote the interests of shareholders by acting in an oversight and/or advisory role; should consist of a majority of independent directors and / or meet local best practice expectations; and should be held accountable for actions and results related to their responsibilities.

•	Voting on Director Nominees in Uncontested Elections

Vote on director nominees should be determined on a CASE-BY-CASE basis taking into consideration the following:

Adequate disclosure has not been provided in a timely manner; or

There are clear concerns over questionable finances or restatements; or

There have been questionable transactions or conflicts of interest; or

There are any records of abuses against minority shareholder interests; or

The board fails to meet minimum corporate governance standards; or

There are reservations about:

Director terms

Bundling of proposals to elect directors

Board independence

Disclosure of named nominees

Combined Chairman/CEO

Election of former CEO as Chairman of the board

Overboarded directors

Composition of committees

Director independence

Number of directors on the board

Lack of gender diversity on the board

Specific concerns about the individual or company, such as criminal wrongdoing or breach of fiduciary responsibilities; or

There are other considerations which may include sanction from government or authority, violations of laws and regulations, or other issues relate to improper business practice, failure to replace management, or egregious actions related to service on other boards.

•	Board Composition

We generally believe diverse teams have the potential to outperform and we expect the companies that we invest in to focus on the importance of diversity. When evaluating board composition, we believe a diversity of ethnicity, gender and experience is an important consideration. We encourage companies to disclose the composition of their board in the proxy statement and may vote against members of the board without disclosure. See below how we execute our vote at companies that do not meet our diversity expectations.

Vote AGAINST members of the Nominating Committee:

•	At companies if the board does not have at least 10% women directors, or does not meet the requirements of local listing rules or corporate governance codes or national targets;

Employee and /or Labor Representatives

Vote FOR employee and/or labor representatives if they sit on either the audit or compensation committee and are required by law to be on those committees.

Vote AGAINST employee and/or labor representatives if they sit on either the audit or compensation committee, if they are not required to be on those committees.

Director Independence

Classification of Directors

Executive Director

Employee or executive of the company;

Any director who is classified as a non-executive, but receives salary, fees, bonus, and/or other benefits that are in line with the highest-paid executives of the company.

Non-Independent Non-Executive Director (NED)

Any director who is attested by the board to be a non-independent NED;

Any director specifically designated as a representative of a significant shareholder of the company;

Any director who is also an employee or executive of a significant shareholder of the company;

Beneficial owner (direct or indirect) of at least 10% of the company’s stock, either in economic terms or in voting rights (this may be aggregated if voting power is distributed among more than one member of a defined group, e.g., family members who beneficially own less than 10% individually, but collectively own more than 10%), unless market best practice dictates a lower ownership and/or disclosure threshold (and in other special market-specific circumstances);

Government representative;

Currently provides (or a relative provides) professional services to the company, to an affiliate of the company, or to an individual officer of the company or of one of its affiliates in excess of $10,000 per year;

Represents customer, supplier, creditor, banker, or other entity with which company maintains transactional/commercial relationship (unless company discloses information to apply a materiality test);

Any director who has conflicting or cross-directorships with executive directors or the chairman of the company;

Relative of a current employee of the company or its affiliates;

Relative of a former executive of the company or its affiliates;

A new appointee elected other than by a formal process through the General Meeting (such as a contractual appointment by a substantial shareholder);

Founder/co-founder/member of founding family but not currently an employee;

Former executive (a cooling off period may be applied);

Years of service is generally not a determining factor unless it is recommended best practice in a market and/or in extreme circumstances, in which case it may be considered; and

Any additional relationship or principle considered to compromise independence under local corporate governance best practice guidance.

Independent NED

No material connection, either directly or indirectly, to the company other than a board seat.

Employee Representative

Represents employees or employee shareholders of the company (classified as “employee representative” but considered a non-independent NED).

Director Accountability

Vote AGAINST individual directors who attend less than 75% of the board and committee meetings without a disclosed valid excuse.

Generally, vote FOR the bundled election of management nominees, unless adequate disclosures of the nominees have not been provided in a timely manner or if one or more of the nominees does not meet the expectation of our policy.

Other items considered for an AGAINST vote include specific concerns about the individual or the company, such as criminal wrongdoing or breach of fiduciary responsibilities, sanctions from government or authority, violations of laws and regulations, the presence of inappropriate related party transactions, or other issues related to improper business practices

Vote AGAINST members of the full board or appropriate committee (or only the independent chairman or lead director as may be appropriate in situations such as where there is a classified board and members of the appropriate committee are not up for re-election or the appropriate committee is comprised of the entire board) for the below reasons. New nominees will be considered on a case-by-case basis. Extreme cases may warrant a vote against the entire board.

•

Material failures of governance, stewardship, or fiduciary responsibilities at the company, including but not limited to violations of the United Nations Global Compact principles and/or other significant global standards and failure to disclose material environmental, social and governance information;

•

Egregious actions related to the director(s)’ service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company;

•

The board failed to act on a shareholder proposal that received approval of the majority of shares cast for the previous two consecutive years (a management proposal with other than a FOR recommendation by management will not be considered as sufficient action taken); an adopted proposal that is substantially similar to the original shareholder proposal will be deemed sufficient; (vote against members of the committee of the board that is responsible for the issue under consideration). If we did not support the shareholder proposal in both years, we will still vote against the committee member(s).

•	The board failed to act on takeover offers where the majority of the shareholders tendered their shares;

•

The company does not disclose various components of current emissions, a proxy for a company’s dependency on fossil fuels and other sources of greenhouse gasses (Scope 1, Scope 2, Scope 3 emissions), material to the company’s business;

•	If in an extreme situation the board lacks accountability and oversight, coupled with sustained poor performance relative to peers.

Discharge of Directors

Generally vote FOR the discharge of directors, including members of the management board and/or supervisory board, unless there is reliable information about significant and compelling controversies that the board is not fulfilling its fiduciary duties warranted by:

A lack of oversight or actions by board members which invoke shareholder distrust related to malfeasance or poor supervision, such as operating in private or company interest rather than in shareholder interest; or

Any legal issues (e.g., civil/criminal) aiming to hold the board responsible for breach of trust in the past or related to currently alleged actions yet to be confirmed (and not only the fiscal year in question), such as price fixing, insider trading, bribery, fraud, and other illegal actions; or

Other egregious governance issues where shareholders may bring legal action against the company or its directors; or

Vote on a CASE-BY-CASE basis where a vote against other agenda items are deemed inappropriate.

Committee Responsibilities and Expectations

Companies should establish committees to oversee areas such as audit, executive and non-executive compensation, director nominations and ESG oversight. The responsibilities of the committees should be publicly disclosed.

•	Audit Committee

Vote AGAINST members of the Audit Committee if:

•	Non-audit-related fees are substantial, or are in excess of standard annual audit-related fees, or in excess of permitted local limits and guidelines.

•	The company receives an adverse opinion on the company’s financial statements from its auditor and there is not clear evidence that the situation has been remedied;

•	There is excessive pledging or hedging of stock by executives;

•

There is persuasive evidence that the Audit Committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm; or

•	No members of the Audit Committee hold sufficient financial expertise.

Vote CASE-BY-CASE on members of the Audit Committee and/or the full board if poor accounting practices, which rise to a level of serious concern are identified, such as fraud, misapplication of accounting principles and material weaknesses identified in audit-related disclosures.

Examine the severity, breadth, chronological sequence and duration, as well as the company’s efforts at remediation or corrective actions, in determining whether negative vote recommendations are warranted against the members of the Audit Committee who are responsible for the poor accounting practices, or the entire board.

•	Remuneration Committee

See section 3 on Remuneration for reasons to vote against members of the Remuneration Committee.

•	Nominating/Governance Committee

Vote AGAINST members of the Nominating/Governance Committee if:

•

At the previous board election, any director received more than 50% withhold/against votes of the shares cast and the company has failed to address the underlying issue(s) that caused the high withhold/against vote;

•	The board does not meet our diversity expectations;

•	The board amends the company’s bylaws or charter without shareholder approval in a manner that materially diminishes shareholders’ rights or could adversely impact shareholders

Voting on Director Nominees in Contested Elections

Vote on a CASE-BY-CASE basis in contested elections of directors, e.g., the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.

The analysis will generally be based on, but not limited to, the following major decision factors:

Company performance relative to its peers;

Strategy of the incumbents versus the dissidents;

Independence of board candidates;

Experience and skills of board candidates;

Governance profile of the company;

Evidence of management entrenchment;

Responsiveness to shareholders;

Whether a takeover offer has been rebuffed; and

Whether minority or majority representation is being sought.

Other Board Related Proposals (Management and Shareholder)

Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.

Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

Independent Board Chair (for applicable markets)

We will generally vote AGAINST shareholder proposals requiring that the chairman’s position be filled by an independent director, if the company satisfies 3 of the 4 following criteria:

Two-thirds independent board, or majority in countries where employee representation is common practice;

A designated, or a rotating, lead director, elected by and from the independent board members with clearly delineated and comprehensive duties;

Fully independent key committees; and/or

Established, publicly disclosed, governance guidelines and director biographies/profiles.

3.	Remuneration

Pay Practices

•

Good pay practices should align management’s interests with long-term shareholder value creation. Detailed disclosure of remuneration criteria is preferred; proof that companies follow the criteria should be evident and retroactive performance target changes without proper disclosure is not viewed favorably. Remuneration practices should allow a company to attract and retain proven talent. Some examples of poor pay practices include: abnormally large bonus payouts without justifiable performance linkage or proper disclosure, egregious employment contracts, excessive severance and/or change in control provisions, repricing or replacing of underwater stock options/stock appreciation rights without prior shareholder approval, and excessive perquisites. A company should also have an appropriate balance of short-term vs. long-term metrics and the metrics should be aligned with business goals and objectives.

•	If the company maintains problematic or poor pay practices, generally vote:

•	AGAINST Management Say on Pay (MSOP) Proposals, Remuneration Reports; or

•	AGAINST an equity-based incentive plan proposal if excessive non-performance-based equity awards are the major contributor to a pay-for-performance misalignment.

•	If no MSOP or equity-based incentive plan proposal item is on the ballot, vote AGAINST from Remuneration Committee members.

•	Remuneration Plans

Vote CASE-BY-CASE on management proposals for a vote on executive remuneration, considering the following factors in the context of each company’s specific circumstances and the board’s disclosed rationale for its practices.

Factors considered may include:

•	Pay for Performance Disconnect;

•

We will consider there to be a disconnect based on a quantitative assessment of the following: CEO pay vs. TSR (“Total Shareholder Return”) and peers, CEO pay as a percentage of the median peer group or CEO pay vs. shareholder return over time.

•	Long-term equity-based compensation is 100% time-based;

•	Board’s responsiveness if company received low shareholder support in the previous year’s MSOP or remuneration vote;

•	Abnormally large bonus payouts without justifiable performance linkage or proper disclosure;

•	Egregious employment contracts;

•	Excessive perquisites or excessive severance and/or change in control provisions;

•	Repricing or replacing of underwater stock options without prior shareholder approval;

•	Egregious pension/SERP (supplemental executive retirement plan) payouts;

•	Extraordinary relocation benefits;

•	Internal pay disparity; and

•	Lack of transparent disclosure of compensation philosophy and goals and targets, including details on short-term and long-term performance incentives.

Non-Executive Director Compensation

Vote FOR proposals to award cash fees to non-executive directors unless the amounts are excessive relative to other companies in the country or industry.

Vote non-executive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.

Vote proposals that bundle compensation for both non-executive and executive directors into a single resolution on a CASE-BY-CASE basis.

Vote AGAINST proposals to introduce retirement benefits for non-executive directors.

Director, Officer, and Auditor Indemnification and Liability Provisions

Vote proposals seeking indemnification and liability protection for directors and officers on a CASE-BY-CASE basis.

Vote AGAINST proposals to indemnify auditors.

Other Remuneration Related Proposals

Vote on other remuneration related proposals on a CASE-BY-CASE basis.

•	Remuneration Committee

When voting for members of the Remuneration Committee, factors considered may include:

•	We voted against the company’s MSOP in the previous year, the company’s previous MSOP received significant opposition of votes cast and we are voting against this year’s MSOP; and

•	The board implements a MSOP on a less frequent basis than the frequency that received the plurality of votes cast

•	Remuneration structure is widely inconsistent with local market best practices or regulations

4.	Shareholder Rights and Defences

Antitakeover Mechanisms

Generally vote AGAINST all antitakeover proposals, unless they are structured in such a way that they give shareholders the ultimate decision on any proposal or offer.

5.	Strategic Transactions, Capital Structures and other Business Considerations

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Mergers and Acquisitions

Vote CASE-BY-CASE on mergers and acquisitions taking into account the following based on publicly available information:

Valuation;

Market reaction;

Strategic rationale;

Management’s track record of successful integration of historical acquisitions;

Presence of conflicts of interest; and

Governance profile of the combined company.

Dual Class Structures

Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.

Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional super voting shares.

Share Issuance Requests

General Issuances:

Vote FOR issuance requests with preemptive rights to a maximum of 100% over currently issued capital or any stricter limit set in local best practice recommendations or law.

Vote FOR issuance requests without preemptive rights to a maximum of 20% of currently issued capital or any stricter limit set in local best practice recommendations or law. At companies in India, vote FOR issuance requests without preemptive rights to a maximum of 25% of currently issued capital.

Specific Issuances:

Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital

Vote FOR non-specific proposals to increase authorized capital up to 100% over the current authorization unless the increase would leave the company with less than 30% of its new authorization outstanding, or any stricter limit set in local best practice recommendations or law.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

The specific purpose of the increase (such as a share-based acquisition or merger) does not meet guidelines for the purpose being proposed; or

The increase would leave the company with less than 30% of its new authorization outstanding after adjusting for all proposed issuances, or any stricter limit set in local best practice recommendations or law

Vote AGAINST proposals to adopt unlimited capital authorizations.

Reduction of Capital

Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.

Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Preferred Stock

Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50% of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.

Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Debt Issuance Requests

Vote non-convertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.

Vote FOR the creation/issuance of convertible debt instruments as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.

Increase in Borrowing Powers

Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

Share Repurchase Plans

•	We will generally recommend FOR share repurchase programs taking into account whether:

•	The share repurchase program can be used as a takeover defense;

•	There is clear evidence of historical abuse;

•	There is no safeguard in the share repurchase program against selective buybacks;

•	Pricing provisions and safeguards in the share repurchase program are deemed to be unreasonable in light of market practice.

Reissuance of Repurchased Shares

Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.

Capitalization of Reserves for Bonus Issues/Increase in Par Value

Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis.

Related-Party Transactions

Vote related-party transactions on a CASE-BY-CASE basis, considering factors including, but not limited to, the following:

•	The parties on either side of the transaction;

•	The nature of the asset to be transferred/service to be provided;

•	The pricing of the transaction (and any associated professional valuation);

•	The views of independent directors (where provided);

•	The views of an independent financial adviser (where appointed);

•	Whether any entities party to the transaction (including advisers) is conflicted; and The stated rationale for the transaction, including discussions of timing

6.	Environmental and Social Issues

•	Overall Approach

Proposals considered under this category could include, among others, reports on:

1)	employee labor and safety policies;

2)	impact on the environment of the company’s production or manufacturing operations;

3)	societal impact of products manufactured;

4)	risks throughout the supply chain or operations including labor practices, animal treatment practices within food production and conflict minerals; and

5)	overall board structure, including diversity.

When evaluating environmental and social shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure, including if the company already discloses similar information through existing reports or policies;

•

If the company has implemented or formally committed to the implementation of a reporting program based on the Sustainability Accounting Standards Board’s (SASB) materiality standards, the Task Force on Climate-related Financial Disclosure’s (TCFD) recommendations, or a similar standard;

•	Whether adoption of the proposal is likely to enhance or protect shareholder value;

•	Whether the information requested concerns business issues that relate to a meaningful percentage of the company’s business;

•	The degree to which the company’s stated position on the issues raised in the proposal could affect its reputation or sales, or leave it vulnerable to a boycott or selective purchasing;

•	Whether the company has already responded in some appropriate manner to the request embodied in the proposal;

•	What other companies in the relevant industry have done in response to the issue addressed in the proposal;

•	Whether the proposal itself is well framed and the cost of preparing the report is reasonable;

•	Whether the subject of the proposal is best left to the discretion of the board;

•	Whether the company has material fines or violations in the area and if so, if appropriate actions have already been taken to remedy going forward;

•	Whether providing this information would reveal proprietary or confidential information that would place the company at a competitive disadvantage.

•	Environmental Issues

•	Climate Transition Plans

Generally vote CASE-BY-CASE on management proposed climate transition plans. When evaluating management proposed plans, the following factors are generally considered:

•	If the company has detailed disclosure of the governance, strategy, risk mitigation efforts, and metrics and targets based on the TCFD’s recommendations, or a similar standard;

•	If the company has detailed disclosure of their current emissions data based on the SASB materiality framework; and

•	If the company has detailed disclosure in line with Paris Agreement goals.

Generally vote CASE-BY-CASE on shareholder proposals requesting climate transition plans. When evaluating these shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

•	If the proposal asks for detailed disclosure according to the TCFD’s recommendations;

•	If the proposal asks for detailed disclosure of the company’s current emissions data based on the SASB materiality framework;

•	If the proposal asks for long-term targets, as well as short and medium term milestones;

•	If the proposal asks for targets to be aligned to a globally accepted framework, such as Paris Aligned or Net Zero;

•	If the proposal asks for targets to be approved by the Science Based Target Initiative (“SBTi”);

•	If the proposal seeks to add reasonable transparency and is not onerous or overly prescriptive; and

•	Whether the proposal is binding or non-binding.

Environmental Sustainability Reporting

Generally vote FOR shareholders proposals requesting the company to report on its policies, initiatives and oversight mechanisms related to environmental sustainability, including the impacts of climate change and biodiversity loss. The following factors will be considered:

•	The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

•

If the company has formally committed to the implementation of a reporting program based on the SASB materiality standards, the TCFD’s recommendations, or a similar standard within a specified time frame;

•	If the company’s current level of disclosure is comparable to that of its industry peers; and

•	If there are significant controversies, fines, penalties, or litigation associated with the company’s environmental performance.

Other Environmental Proposals

Vote CASE-BY-CASE on the following shareholder proposals if relevant to the company:

•

Seeking information on the financial, physical, or regulatory risks a company faces related to climate change on its operations and investment, or on how the company identifies, measures and manages such risks;

•	Calling for the reduction of Greenhouse Gas (GHG) emissions;

•	Seeking reports on responses to regulatory and public pressures surrounding climate change, and for disclosure of research that aided in setting company policies around climate change;

•	Requesting an action plan including science based targets and a commitment to net zero emissions by 2050 or earlier;

•	Requesting a report/disclosure of goals on GHG emissions from company operations and/or products;

•	Requesting a company report on its energy efficiency policies; and

•	Requesting reports on the feasibility of developing renewable energy resources.

•	Social Issues

Board and Workforce Demographics

A company should have a clear, public Equal Employment Opportunity (EEO) statement and/or diversity policy. Generally vote FOR proposals seeking to amend a company’s EEO statement or diversity policies to additionally prohibit discrimination based on sexual orientation and/or gender identity.

Generally vote FOR proposals requesting reports on a company’s efforts to diversify the board, unless:

•	The gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business; and

•	The board already reports on its nominating procedures and gender and racial minority initiatives on the board.

•	Gender Pay Gap

Generally vote CASE-BY-CASE on proposals requesting reports on a company’s pay data by gender, or a report on a company’s policies and goals to reduce any gender pay gap, taking into account:

•	The company’s current policies and disclosure related to both its diversity and inclusion policies and practices and its compensation philosophy and fair and equitable compensation practices;

•	Whether the company has been the subject of recent controversy, litigation or regulatory actions related to gender pay gap issues; and

•	Whether the company’s reporting regarding gender pay gap policies or initiatives is lagging its peers.

Labor, Human and Animal Rights Standards

Generally vote FOR proposals requesting a report on company or company supplier labor, human, and/or animal rights standards and policies, or on the impact of its operations on society, unless such information is already publicly disclosed considering:

•	The degree to which existing relevant policies and practices are disclosed;

•	Whether or not existing relevant policies are consistent with internationally recognized standards;

•	Whether company facilities and those of its suppliers are monitored and how;

•	Company participation in fair labor organizations or other internationally recognized human rights initiatives;

•	Scope and nature of business conducted in markets known to have higher risk of workplace labor/human rights abuse;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers;

•	The scope of the request; and

•	Deviation from industry sector peer company standards and practices.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports about a company’s use of mandatory arbitrations in employment claims, taking into account the company’s existing policies and disclosures of policies.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports on the actions taken by a company to prevent sexual and other forms of harassment or on the risks posed by the company’s failure to take such actions, taking into account the company’s existing policies and disclosures of policies.

•	Racial Equity Audit

•

Generally vote CASE-BY-CASE on shareholder proposals requesting the board oversee a racial equity audit. While we believe the decision to initiate an independent audit is best left to management judgment under the oversight of the board of directors, the following factors are generally considered:

•	The degree to which existing relevant policies and practices are disclosed;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers; and

•	Whether the gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business.

•	Political Contributions and Trade Association Spending/Lobbying Expenditures and Initiatives

We generally believe that it is the role of boards and management to determine the appropriate level of disclosure of all types of corporate political activity. When evaluating these proposals, we consider the prescriptive nature of the proposal and the overall benefit to shareholders along with a company’s current disclosure of policies, practices and oversight.

Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

•	There are no recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending; and

•	The company has procedures in place to ensure that employee contributions to company-sponsored political action committees (PACs) are strictly voluntary and prohibits coercion.

Generally vote AGAINST proposals requesting increased disclosure of a company’s policies with respect to political contributions, lobbying and trade association spending as long as:

•	There is no significant potential threat or actual harm to shareholders’ interests;

•	There are no recent significant controversies or litigation related to the company’s political contributions or governmental affairs; and

•	There is publicly available information to assess the company’s oversight related to such expenditures of corporate assets.

We generally will vote AGAINST proposals asking for detailed disclosure of political contributions or trade association or lobbying expenditures.

We generally will vote AGAINST proposals barring the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring political contributions can put the company at a competitive disadvantage.

Region: Japan Proxy Items

The following section is a broad summary of the Guidelines, which form the basis of the Policy with respect to Japanese public equity investments of operating and/or holding companies. Applying these guidelines is not inclusive of all considerations in the Japanese market.

1.	Operational Items

Financial Results/Director and Auditor Reports

Vote FOR approval of financial statements and director and auditor reports, unless:

There are concerns about the accounts presented or audit procedures used; or

The company is not responsive to shareholder questions about specific items that should be publicly disclosed.

Appointment of Auditors and Auditor Fees

Vote FOR the re-election of auditors and proposals authorizing the board to fix auditor fees, unless:

There are serious concerns about the accounts presented, audit procedures used or audit opinion rendered;

There is reason to believe that the auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position;

Name of the proposed auditor has not been published;

The auditors are being changed without explanation;

Non-audit-related fees are substantial or are in excess of standard annual audit-related fees; or

The appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis.

Allocation of Income

Vote FOR approval of the allocation of income, unless:

The dividend payout ratio is less than 20%, and is not appropriate or sufficient when considering the company’s financial position; or

The company proposes the payments even though the company posted a net loss for the year under review, and the payout is excessive given the company’s financial position;

Amendments to Articles of Association

Vote amendments to the articles of association on a CASE-BY-CASE basis.

Change in Company Fiscal Term

Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its annual general meeting.

Amend Quorum Requirements

Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.

Virtual Meetings

Generally vote AGAINST proposals allowing for the convening of virtual-only* shareholder meetings.

*

The phrase “virtual-only shareholder meeting” refers to a meeting of shareholders that is held exclusively through the use of online technology without a corresponding in-person meeting. The term “hybrid shareholder meeting” refers to an in-person, or physical, meeting in which shareholders are permitted to participate online.

2.	Board of Directors and Statutory Auditors

The board of directors should promote the interests of shareholders by acting in an oversight and/or advisory role; should have independent oversight of management; and should be held accountable for actions and results related to their responsibilities.

Voting on Director Nominees in Uncontested Elections

Vote on director nominees should be determined on a CASE-BY-CASE basis taking into consideration the following:.

The company’s committee structure: statutory auditor board structure, U.S.-type three committee structure, or audit committee structure; or

Adequate disclosure has not been provided in a timely manner; or

There are clear concerns over questionable finances or restatements; or

There have been questionable transactions or conflicts of interest; or

There are any records of abuses against minority shareholder interests; or

The board fails to meet minimum corporate governance standards; or

There are reservations about:

•	Director terms

•	Bundling of proposals to elect directors

•	Board independence

•	Disclosure of named nominees

•	Combined Chairman/CEO

•	Election of former CEO as Chairman of the board

•	Overboarded directors

•	Composition of committees

•	Director independence

•	Number of directors on the board

•	Lack of gender diversity on the board

Specific concerns about the individual or company, such as criminal wrongdoing or breach of fiduciary responsibilities; or

There are other considerations which may include sanctions from government or authority, violations of laws and regulations, or other issues related to improper business practice, failure to replace management, or egregious actions related to service on other boards.

Vote AGAINST top executives when the company has an excessive amount of strategic shareholdings.

Vote AGAINST top executives when the company has posted average return on equity (ROE) of less than five percent over the last five fiscal years.

Vote AGAINST top executives when the company does not disclose various components of current emissions, a proxy for a company’s dependency on fossil fuels and other sources of greenhouse gasses (such as Scope 1, Scope 2, Scope 3 emissions), material to the company’s business. For companies with 3-committee structure boards, vote AGAINST the Audit Committee Chair.

Board Composition

We generally believe diverse teams have the potential to outperform and we expect the companies that we invest in to focus on the importance of diversity. When evaluating board composition, we believe a diversity of ethnicity, gender and experience is an important consideration. We encourage companies to disclose the composition of their board in the proxy statement and may vote against members of the board without disclosure. See below how we execute our vote at companies that do not meet our diversity expectations.

Vote AGAINST members of the Nominating Committee if the Board does not have at least 10% women directors. For Japanese boards with statutory auditors or audit committee structure, vote AGAINST top executives.

Director Independence

Classification of Directors

Inside Director

Employee or executive of the company;

Any director who is not classified as an outside director of the company.

Non-Independent Non-Executive Director (affiliated outsider)

Any director specifically designated as a representative of a significant shareholder of the company;

Any director who is/was also an employee or executive of a significant shareholder of the company;

Beneficial owner (direct or indirect) of at least 10% of the company’s stock, or one of the top 10 shareholders, either in economic terms or in voting rights (this may be aggregated if voting power is distributed among more than one member of a defined group, e.g., family members who beneficially own less than 10% individually, but collectively own more than 10%)

Government representative;

Currently provides or previously provided professional services to the company or to an affiliate of the company;

Represents customer, supplier, creditor, banker, or other entity with which company maintains transactional/commercial relationship (unless company discloses information to apply a materiality test);

Any director who worked at the company’s external audit firm (auditor).

Any director who has conflicting or cross-directorships with executive directors or the chairman of the company;

Relative of a current employee of the company or its affiliates;

Any director who works or has worked at a company whose shares are held by the company in question as strategic shareholdings (i.e. “cross-shareholdings”)

Former executive;

Any director who has served at a company as an outside director for 12 years or more;

Any additional relationship or principle considered to compromise independence under local corporate governance best practice guidance.

“Cooling off period” for former employees or executives’ representation of significant shareholders and other stakeholders, as well as professional services is considered based on the market best practices and liquidity of executive labor market.

Independent Non-Executive Directors (independent outsider)

No material connection, either directly or indirectly, to the company other than a board seat.

At companies adopting a board with a statutory auditor committee structure or an audit committee structure, vote AGAINST top executives when the board consists of fewer than two outside directors or less than 1/3 of the board consists of outside directors.

At companies adopting an audit committee structure, vote AGAINST affiliated outside directors who are audit committee members.

At companies adopting a U.S.-type three committee structure, vote AGAINST members of Nominating Committee when the board consists of fewer than two outside directors or less than 1/3 of the board consists of outside directors.

At companies adopting a U.S.-type three committee structure, vote AGAINST affiliated outside directors when less than a majority of the board consists of independent outside directors.

At controlled companies adopting board with a statutory auditor structure or an audit committee structure, vote AGAINST top executives if the board does not consist of majority independent outside directors.

Director Accountability

Vote AGAINST individual outside directors who attend less than 75% of the board and/or committee meetings without a disclosed valid excuse.

Other items considered for an AGAINST vote include specific concerns about the individual or the company, such as criminal wrongdoing or breach of fiduciary responsibilities, sanctions from government or authority, violations of laws and regulations, the presence of inappropriate related party transactions, or other issues related to improper business practices

Vote AGAINST members of the full board or appropriate committee (or only the independent chairman or lead director as may be appropriate in situations such as where there is a classified board and members of the appropriate committee are not up for re-election or the appropriate committee is comprised of the entire board) for the below reasons. New nominees will be considered on a case-by-case basis. Extreme cases may warrant a vote against the entire board.

•

Material failures of governance, stewardship, or fiduciary responsibilities at the company, including but not limited to violations of the United Nations Global Compact principles and/or other significant global standards and failure to disclose material environmental, social and governance information;

•

Egregious actions related to the director(s)’ service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company;

•

The board adopts or renews a poison pill without shareholder approval, does not commit to putting it to shareholder vote within 12 months of adoption (or in the case of a newly public company, does not commit to put the pill to a shareholder vote within 12 months following the IPO), or reneges on a commitment to put the pill to a vote, and has not yet received a withhold/against recommendation for this issue;

•	The board failed to act on takeover offers where the majority of the shareholders tendered their shares;

•	If in an extreme situation the board lacks accountability and oversight, coupled with sustained poor performance relative to peers.

Voting on Director Nominees in Contested Elections

Vote on a CASE-BY-CASE basis in contested elections of directors, e.g., the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.

The analysis will generally be based on, but not limited to, the following major decision factors:

•	Company performance relative to its peers;

•	Strategy of the incumbents versus the dissidents;

•	Independence of board candidates;

•	Experience and skills of board candidates;

•	Governance profile of the company;

•	Evidence of management entrenchment;

•	Responsiveness to shareholders;

•	Whether a takeover offer has been rebuffed;

•	Whether minority or majority representation is being sought.

Other Board Related Proposals (Management and Shareholder)

Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.

Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

Independent Board Chair

We will generally vote AGAINST shareholder proposals requiring that the chairman’s position be filled by an independent director, if the company satisfies 3 of the 4 following criteria:

•	Two-thirds independent board;

•	A designated, or a rotating, lead director, elected by and from the independent board members with clearly delineated and comprehensive duties;

•	Fully independent key committees; and/or

•	Established, publicly disclosed, governance guidelines and director biographies/profiles.

Statutory Auditor Elections

Statutory Auditor Independence

Vote AGAINST affiliated outside statutory auditors.

For definition of affiliated outsiders, see “Classification of Directors”

Statutory Auditor Appointment

Vote FOR management nominees taking into consideration the following:

Adequate disclosure has not been provided in a timely manner; or

There are clear concerns over questionable finances or restatements; or

There have been questionable transactions or conflicts of interest; or

There are any records of abuses against minority shareholder interests; or

The board fails to meet minimum corporate governance standards; or

Specific concerns about the individual or company, such as criminal wrongdoing or breach of fiduciary responsibilities; or

Outside statutory auditor’s attendance at less than 75% of the board and statutory auditor meetings without a disclosed valid excuse; or

Unless there are other considerations which may include sanctions from government or authority, violations of laws and regulations, or other issues related to improper business practice, failure to replace management, or egregious actions related to service on other boards.

3.	Compensation

Director Compensation

Vote FOR proposals to award cash fees to non-executive directors unless the amounts are excessive relative to other companies in the country or industry.

Vote non-executive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.

Vote proposals that bundle compensation for both non-executive and executive directors into a single resolution on a CASE-BY-CASE basis.

Vote AGAINST proposals to introduce retirement bonuses for outside directors and/or outside statutory auditors, unless the amounts are disclosed and are not excessive relative to other companies in the country or industry.

Compensation Plans

Vote compensation plans on a CASE-BY-CASE basis.

Director, Officer, and Auditor Indemnification and Liability Provisions

Vote proposals seeking indemnification and liability protection for directors and statutory auditors on a CASE-BY-CASE basis.

Vote AGAINST proposals to indemnify auditors.

4.	Shareholder Rights and Defenses

Antitakeover Mechanisms

Generally vote AGAINST all antitakeover proposals, unless certain conditions are met to ensure the proposal is intended to enhance shareholder value, including consideration of the company’s governance structure, the anti-takeover defense duration, the trigger mechanism and governance, and the intended purpose of the antitakeover defense.

5.	Strategic Transactions and Capital Structures

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Mergers and Acquisitions

Vote CASE-BY-CASE on mergers and acquisitions taking into account the following based on publicly available information:

Valuation;

Market reaction;

Strategic rationale;

Management’s track record of successful integration of historical acquisitions;

Presence of conflicts of interest; and

Governance profile of the combined company.

Dual Class Structures

Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.

Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional super voting shares.

Share Issuance Requests

General Issuances:

Vote FOR issuance requests with preemptive rights to a maximum of 100% over currently issued capital.

Vote FOR issuance requests without preemptive rights to a maximum of 20% of currently issued capital.

Specific Issuances:

Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital

Vote FOR non-specific proposals to increase authorized capital up to 100% over the current authorization unless the increase would leave the company with less than 30% of its new authorization outstanding.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

•	The specific purpose of the increase (such as a share-based acquisition or merger) does not meet guidelines for the purpose being proposed.

Vote AGAINST proposals to adopt unlimited capital authorizations.

Reduction of Capital

Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.

Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Preferred Stock

Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50% of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.

Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Share Repurchase Plans

•	We will generally recommend FOR share repurchase programs taking into account whether:

•	The share repurchase program can be used as a takeover defense;

•	There is clear evidence of historical abuse;

•	There is no safeguard in the share repurchase program against selective buybacks;

•	Pricing provisions and safeguards in the share repurchase program are deemed to be unreasonable in light of market practice.

Related-Party Transactions

Vote related-party transactions on a CASE-BY-CASE basis, considering factors including, but not limited to, the following:

•	The parties on either side of the transaction;

•	The nature of the asset to be transferred/service to be provided;

•	The pricing of the transaction (and any associated professional valuation);

•	The views of independent directors (where provided);

•	The views of an independent financial adviser (where appointed);

•	Whether any entities party to the transaction (including advisers) is conflicted; and

•	The stated rationale for the transaction, including discussions of timing.

6.	Environmental and Social Issues

•	Overall Approach

Proposals considered under this category could include, among others, reports on:

1)	employee labor and safety policies;

2)	impact on the environment of the company’s production or manufacturing operations;

3)	societal impact of products manufactured;

4)	risks throughout the supply chain or operations including labor practices, animal treatment practices within food production and conflict minerals; and

5)	overall board structure, including diversity.

When evaluating environmental and social shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure, including if the company already discloses similar information through existing reports or policies;

•

If the company has implemented or formally committed to the implementation of a reporting program based on the Sustainability Accounting Standards Board’s (SASB) materiality standards, the Task Force on Climate-related Financial Disclosure’s (TCFD) recommendations, or a similar standard;

•	Whether adoption of the proposal is likely to enhance or protect shareholder value;

•	Whether the information requested concerns business issues that relate to a meaningful percentage of the company’s business;

•	The degree to which the company’s stated position on the issues raised in the proposal could affect its reputation or sales, or leave it vulnerable to a boycott or selective purchasing;

•	Whether the company has already responded in some appropriate manner to the request embodied in the proposal;

•	What other companies in the relevant industry have done in response to the issue addressed in the proposal;

•	Whether the proposal itself is well framed and the cost of preparing the report is reasonable;

•	Whether the subject of the proposal is best left to the discretion of the board;

•	Whether the company has material fines or violations in the area and if so, if appropriate actions have already been taken to remedy going forward;

•	Whether providing this information would reveal proprietary or confidential information that would place the company at a competitive disadvantage.

•	Environmental Issues

•	Climate Transition Plans

Generally vote CASE-BY-CASE on management proposed climate transition plans. When evaluating management proposed plans, the following factors are generally considered:

•	If the company has detailed disclosure of the governance, strategy, risk mitigation efforts, and metrics and targets based on the TCFD’s recommendations, or a similar standard;

•	If the company has detailed disclosure of their current emissions data based on the SASB materiality framework; and

•	If the company has detailed disclosure in line with Paris Agreement goals.

Generally vote CASE-BY-CASE on shareholder proposals requesting climate transition plans. When evaluating these shareholder proposals, the following factors are generally considered:

•	The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

•	If the proposal asks for detailed disclosure according to the TCFD’s recommendations;

•	If the proposal asks for detailed disclosure of the company’s current emissions data based on the SASB materiality framework;

•	If the proposal asks for long-term targets, as well as short and medium term milestones;

•	If the proposal asks for targets to be aligned to a globally accepted framework, such as Paris Aligned or Net Zero;

•	If the proposal asks for targets to be approved by the Science Based Target Initiative (“SBTi”);

•	If the proposal seeks to add reasonable transparency and is not onerous or overly prescriptive; and

•	Whether the proposal is binding or non-binding.

Environmental Sustainability Reporting

Generally vote FOR shareholders proposals requesting the company to report on its policies, initiatives and oversight mechanisms related to environmental sustainability, including the impacts of climate change and biodiversity loss. The following factors will be considered:

The company’s current level of publicly available disclosure including if the company already discloses similar information through existing reports or policies;

If the company has formally committed to the implementation of a reporting program based on the SASB materiality standards, the TCFD’s recommendations, or a similar standard within a specified time frame;

If the company’s current level of disclosure is comparable to that of its industry peers; and

If there are significant controversies, fines, penalties, or litigation associated with the company’s environmental performance.

Other Environmental Proposals

Vote CASE-BY-CASE on the following shareholder proposals if relevant to the company:

•

Seeking information on the financial, physical, or regulatory risks a company faces related to climate change on its operations and investment, or on how the company identifies, measures and manages such risks;

•	Calling for the reduction of Greenhouse Gas (GHG) emissions;

•	Seeking reports on responses to regulatory and public pressures surrounding climate change, and for disclosure of research that aided in setting company policies around climate change;

•	Requesting an action plan including science based targets and a commitment to net zero emissions by 2050 or earlier;

•	Requesting a report/disclosure of goals on GHG emissions from company operations and/or products;

•	Requesting a company report on its energy efficiency policies; and

•	Requesting reports on the feasibility of developing renewable energy resources.

•	Social Issues

Board and Workforce Demographics

A company should have a clear, public Equal Employment Opportunity (EEO) statement and/or diversity policy. Generally vote FOR proposals seeking to amend a company’s EEO statement or diversity policies to additionally prohibit discrimination based on sexual orientation and/or gender identity.

Generally vote FOR proposals requesting reports on a company’s efforts to diversify the board, unless:

•	The gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business; and

•	The board already reports on its nominating procedures and gender and racial minority initiatives on the board.

•	Gender Pay Gap

Generally vote CASE-BY-CASE on proposals requesting reports on a company’s pay data by gender, or a report on a company’s policies and goals to reduce any gender pay gap, taking into account:

•	The company’s current policies and disclosure related to both its diversity and inclusion policies and practices and its compensation philosophy and fair and equitable compensation practices;

•	Whether the company has been the subject of recent controversy, litigation or regulatory actions related to gender pay gap issues; and

•	Whether the company’s reporting regarding gender pay gap policies or initiatives is lagging its peers.

Labor, Human and Animal Rights Standards

Generally vote FOR proposals requesting a report on company or company supplier labor, human, and/or animal rights standards and policies, or on the impact of its operations on society, unless such information is already publicly disclosed considering:

•	The degree to which existing relevant policies and practices are disclosed;

•	Whether or not existing relevant policies are consistent with internationally recognized standards;

•	Whether company facilities and those of its suppliers are monitored and how;

•	Company participation in fair labor organizations or other internationally recognized human rights initiatives;

•	Scope and nature of business conducted in markets known to have higher risk of workplace labor/human rights abuse;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers;

•	The scope of the request; and

•	Deviation from industry sector peer company standards and practices.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports about a company’s use of mandatory arbitrations in employment claims, taking into account the company’s existing policies and disclosures of policies.

Generally vote CASE-BY-CASE on shareholder proposals requesting reports on the actions taken by a company to prevent sexual and other forms of harassment or on the risks posed by the company’s failure to take such actions, taking into account the company’s existing policies and disclosures of policies.

•	Racial Equity Audit

•

Generally vote CASE-BY-CASE on shareholder proposals requesting the board oversee a racial equity audit. While we believe the decision to initiate an independent audit is best left to management judgment under the oversight of the board of directors, the following factors are generally considered:

•	The degree to which existing relevant policies and practices are disclosed;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers; and

Whether the gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business.

•	Political Contributions and Trade Association Spending/Lobbying Expenditures and Initiatives

We generally believe that it is the role of boards and management to determine the appropriate level of disclosure of all types of corporate political activity. When evaluating these proposals, we consider the prescriptive nature of the proposal and the overall benefit to shareholders along with a company’s current disclosure of policies, practices and oversight.

Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

•	There are no recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending; and

•	The company has procedures in place to ensure that employee contributions to company-sponsored political action committees (PACs) are strictly voluntary and prohibits coercion.

Generally vote AGAINST proposals requesting increased disclosure of a company’s policies with respect to political contributions, lobbying and trade association spending as long as:

•	There is no significant potential threat or actual harm to shareholders’ interests;

•	There are no recent significant controversies or litigation related to the company’s political contributions or governmental affairs; and

•	There is publicly available information to assess the company’s oversight related to such expenditures of corporate assets.

We generally will vote AGAINST proposals asking for detailed disclosure of political contributions or trade association or lobbying expenditures.

We generally will vote AGAINST proposals barring the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring political contributions can put the company at a competitive disadvantage.